Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-264604

To the Stockholders of Healthcare Trust of America, Inc. and Healthcare Realty Trust Incorporated:

The board of directors of Healthcare Trust of America, Inc., which we refer to as the Company, and the board of directors of Healthcare Realty Trust Incorporated, which we refer to as HR, have each unanimously approved an Agreement and Plan of Merger, dated as of February 28, 2022, as it may be amended from time to time, which we refer to as the Merger Agreement, among the Company, HR, Healthcare Trust of America Holdings, LP, a Delaware limited partnership, which we refer to as the Company OP, and HR Acquisition 2, LLC, a subsidiary of the Company, which we refer to as Merger Sub. Pursuant to the Merger Agreement, the Company will enter into a combination with HR through a merger of Merger Sub with and into HR, with HR surviving the merger as the surviving entity, which we refer to as the Merger. The combined company after the Merger, which we refer to as the Combined Company, will be named “Healthcare Realty Trust Incorporated” and will trade on the New York Stock Exchange under the symbol “HR.” Todd J. Meredith will serve as the President and Chief Executive Officer of the Combined Company and John Knox Singleton, the current independent chair of the HR board of directors, will be the chair of the board of directors of the Combined Company. W. Bradley Blair II, the current chair of the Company board of directors, will be the vice chair of the board of directors of the Combined Company. The obligations of the Company and HR to effect the Merger are subject to the satisfaction or waiver of certain customary conditions set forth in the Merger Agreement (including the applicable approvals of each company’s stockholders).

If the Merger is completed pursuant to the Merger Agreement, each share of common stock, $0.01 par value per share, of HR, which we refer to as HR Common Stock, outstanding immediately prior to the effective time of the Merger will convert into the right to receive 1.00 newly-issued share of class A common stock, $0.01 par value per share, of the Company, which we refer to as Company Common Stock. As of May 31, 2022, there were 151,632,308 issued and outstanding shares of HR Common Stock. Contingent on the closing of the Merger, the holders of shares of Company Common Stock issued and outstanding on the last business day prior to the closing date of the Merger will receive a special distribution in the amount of $4.82 in cash per share of Company Common Stock held on such date, which we refer to as the Special Distribution. As of May 31, 2022, there were 229,073,594 issued and outstanding shares of Company Common Stock.

If the Merger is completed pursuant to the Merger Agreement, each HR stock option that is outstanding immediately prior to the effective time of the Merger, which we refer to as an HR Stock Option, whether or not then vested or exercisable, will, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by the Combined Company. Each HR Stock Option so assumed will continue to have, and be subject to, the same terms and conditions of such HR Stock Option immediately prior to the effective time of the Merger (including, without limitation, any vesting provisions and provisions regarding the acceleration of vesting), except that each HR Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Company Common Stock equal to the product of: (a) the number of shares of HR Common Stock subject to such HR Stock Option; and (b) 1.00.

If the Merger is completed pursuant to the Merger Agreement, each share of HR restricted stock, which we refer to as HR Restricted Stock, and each right of any kind, contingent or accrued, to receive shares of HR Common Stock or benefits measured in whole or in part by the value of a number of shares of HR Common Stock granted by HR outstanding immediately prior to the effective time of the Merger (including restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than HR Stock Options (each, other than HR Stock Options, we refer to as an HR Stock-Based Award), will, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by the Combined Company, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such HR Stock-Based Award immediately prior to the effective time of the Merger, with respect to the number of shares of Company Common Stock that is equal to the number of shares of HR Common Stock subject to the HR Stock-Based Award immediately prior to the effective time of the Merger multiplied by 1.00.

In connection with the Merger, we anticipate that the Company will issue or reserve a total of approximately 152,051,954 shares of Company Common Stock, including (a) 149,690,599 shares of Company Common Stock in exchange for shares of HR Common Stock in the Merger, (b) 419,646 shares of Company Common Stock in order to issue shares of Company Common Stock upon the subsequent exercise of HR Stock Options, and (c) 1,941,709 shares of Company Common Stock in exchange for HR Restricted Stock Awards. Upon completion of the Merger and after giving effect to the issuance of shares of Company Common Stock in connection therewith, we estimate that the continuing Company stockholders will own approximately 60.0% of the issued and outstanding shares of the Combined Company (on a fully diluted basis), and former HR stockholders will own approximately 40.0% of the issued and outstanding shares of the Combined Company (on a fully diluted basis).

In connection with the proposed Merger, the Company and HR will each hold a special meeting of their respective stockholders. At the Company special meeting, which we refer to as the Company Special Meeting, the Company stockholders will be asked to consider and vote on (a) a proposal to approve the issuance of shares of Company Common Stock in connection with the Merger, which we refer to as the Company Issuance Proposal, (b) a proposal to approve, in a non-binding advisory vote, the “golden parachute” compensation that may become vested and payable to the Company’s named executive officers in connection with the Merger as disclosed on the Golden Parachute Compensation table on page 78 of this joint proxy statement/prospectus, which we refer to as the Company Golden Parachute Proposal, and (c) a proposal to approve one or more adjournments of the Company Special Meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the issuance of shares of Company Common Stock in connection with the Merger, which we refer to as the Company Adjournment Proposal. At the HR special meeting, which we refer to as the HR Special Meeting, HR stockholders will be asked to consider and vote on (a) a proposal to approve the Merger and the transactions contemplated by the Merger Agreement, which we refer to as the HR Merger Proposal, and (b) a proposal to approve one or more adjournments of the HR Special Meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement, which we refer to as the HR Adjournment Proposal.

The record date for determining stockholders entitled to receive notice of, and to vote at, the Company Special Meeting and the HR Special Meeting is June 10, 2022. The Merger cannot be completed unless, among other matters, (a) the Company stockholders approve the Company Issuance Proposal by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the proposal, and (b) HR stockholders approve the HR Merger Proposal by the affirmative vote of the holders of at least two-thirds of the outstanding shares of HR Common Stock entitled to vote on the proposal.

The board of directors of the Company, which we refer to as the Company Board, has unanimously (a) determined that the Merger Agreement and the Merger, including the issuance of shares of Company Common Stock in connection with the Merger, are advisable and in the best interests of the Company, (b) authorized and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of shares of Company Common Stock in connection with the Merger, upon the terms and subject to the conditions set forth therein, and (c) subject to the terms of the Merger Agreement, resolved to recommend approval of the issuance of shares of Company Common Stock in connection with the Merger by the Company stockholders and that such approval be submitted for consideration at the Company Special Meeting. The Company Board unanimously recommends that the Company stockholders vote “FOR” the Company Issuance Proposal, “FOR” the Company Golden Parachute Proposal and “FOR” the Company Adjournment Proposal.

The board of directors of HR, which we refer to as the HR Board, has unanimously (a) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of HR, (b) authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein, and (c) subject to the terms of the Merger Agreement, resolved to recommend approval of the Merger by HR stockholders and that such approval be submitted for consideration at the HR Special Meeting. The HR Board unanimously recommends that HR stockholders vote “FOR” the HR Merger Proposal and “FOR” the HR Adjournment Proposal.

This joint proxy statement/prospectus contains important information about the Company, HR, the Merger, the Merger Agreement, and the special meetings. This document is also a prospectus for the shares of Company Common Stock that will be issued to HR stockholders pursuant to the Merger Agreement. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 16.

Your vote is very important, regardless of the number of shares of Company Common Stock or HR Common Stock you own. Whether or not you plan to attend the Company Special Meeting and/or the HR Special Meeting, as applicable, please submit a proxy to vote your shares as promptly as possible to make sure that your shares of Company Common Stock and/or HR Common Stock, as applicable, are represented at the applicable special meeting. Please review this joint proxy statement/prospectus for more complete information regarding the Merger and the Company Special Meeting and the HR Special Meeting, as applicable.

Sincerely,

/s/ W. Bradley Blair II	/s/ John Knox Singleton

W. Bradley Blair II Chairman of the Board of Directors Healthcare Trust of America, Inc.	John Knox Singleton Chairman of the Board of Directors Healthcare Realty Trust Incorporated

Neither the Securities and Exchange Commission, nor any state securities regulatory authority, has approved or disapproved of the Merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated June 10, 2022, and is first being mailed to the Company and HR stockholders on or about June 15, 2022.

HEALTHCARE TRUST OF AMERICA, INC.

16435 N. Scottsdale Road, Suite 320

Scottsdale, AZ 85254

(480) 998-3478

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 15, 2022

To the Stockholders of Healthcare Trust of America, Inc.:

A special meeting of the stockholders, which we refer to as the Company Special Meeting, of Healthcare Trust of America, Inc., a Maryland corporation, which we refer to as the Company, will be held in a virtual-only format on July 15, 2022 at 10:00 a.m., Pacific Time. You will be able to attend the Company Special Meeting, vote your Company shares electronically, and submit your questions during the live webcast of the meeting by visiting http://www.virtualshareholdermeeting.com/HTA2022SM and entering your control number included in the notice containing instructions on how to access special meeting materials or your proxy card. The Company Special Meeting will be held to consider and vote upon the following matters:

1.

a proposal to approve the issuance of the Company’s shares of class A common stock, $0.01 par value per share, which we refer to as Company Common Stock, in connection with the merger, which we refer to as the Merger, pursuant to the Agreement and Plan of Merger, dated as of February 28, 2022, as it may be amended from time to time, which we refer to as the Merger Agreement, among Healthcare Trust of America, Inc., Healthcare Trust of America Holdings, LP, Healthcare Realty Trust Incorporated, and HR Acquisition 2, LLC (a copy of the Merger Agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), which we refer to as the Company Issuance Proposal;

2.

a proposal to approve, in a non-binding advisory vote, the “golden parachute” compensation that may become vested and payable to the Company’s named executive officers in connection with the Merger, which we refer to as the Company Golden Parachute Proposal; and

3.

a proposal to approve one or more adjournments of the Company Special Meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the issuance of shares of Company Common Stock in connection with the Merger, which we refer to as the Company Adjournment Proposal.

The Company does not expect to transact any other business at the Company Special Meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Company Special Meeting. The board of directors of the Company, which we refer to as the Company Board, has fixed the close of business on June 10, 2022 as the record date for determination of the Company stockholders entitled to receive notice of, and to vote at, the Company Special Meeting and any adjournments of the Company Special Meeting. Only holders of record of shares of Company Common Stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Company Special Meeting. In considering the recommendation of the Company Board, you should be aware that certain directors and executive officers of the Company will have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. See the section entitled “The Merger—Interests of the Company Directors and Executive Officers in the Merger” in the accompanying joint proxy statement/prospectus.

The Company Issuance Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the proposal. If you abstain from voting on the Company Issuance Proposal, this will have the same effect as a vote against the approval of such proposal but will have no effect on the Company Golden Parachute Proposal or the Company Adjournment Proposal. The Merger cannot be completed without the approval of the Company stockholders of the Company Issuance Proposal.

The Company Golden Parachute Proposal and the Company Adjournment Proposal require the vote of a majority of the votes cast by the holders of shares of Company Common Stock represented at the Company Special Meeting, assuming the presence of a quorum. The presence in person (which includes presence by means of remote communication at a virtual meeting) or by proxy of the Company stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting constitutes a quorum. If a quorum is not present, the chair of the Company Special Meeting may adjourn the meeting.

The Company Board has unanimously (a) determined that the Merger Agreement and the Merger, including the issuance of shares of Company Common Stock in connection with the Merger, are advisable and in the best interests of the Company, (b) authorized and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of shares of Company Common Stock in connection with the Merger, upon the terms and subject to the conditions set forth therein, and (c) subject to the terms of the Merger Agreement, resolved to recommend approval of the issuance of shares of Company Common Stock in connection with the Merger by the Company stockholders and that such approval be submitted for consideration at the Company Special Meeting. The Company Board unanimously recommends that the Company stockholders vote “FOR” the Company Issuance Proposal, “FOR” the Company Golden Parachute Proposal and “FOR” the Company Adjournment Proposal.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Company Special Meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the Company Special Meeting. If the Company stockholders of record return properly executed proxies but do not indicate how their shares of Company Common Stock should be voted on a proposal, shares of Company Common Stock represented by their properly executed proxy will be voted as the Company Board recommends and therefore “FOR” the Company Issuance Proposal, “FOR” the Company Golden Parachute Proposal, and “FOR” the Company Adjournment Proposal.

Regardless of whether you plan to attend the Company Special Meeting, we urge you to submit your proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) completing, signing, dating, and returning the enclosed proxy card in the accompanying postage-paid envelope prior to the Company Special Meeting to ensure that your shares will be represented and voted at the Company Special Meeting.

To submit a proxy, use the Internet as described in the instructions on the enclosed proxy card, call the toll-free telephone number listed on your proxy card, or complete, sign, date, and mail your proxy card in the preaddressed postage-paid envelope provided. Submitting a proxy will ensure that your vote is counted at the Company Special Meeting if you do not attend in person (which includes presence by means of remote communication at a virtual meeting). If your shares of Company Common Stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of Company Common Stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of Company Common Stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the Merger and the Company Special Meeting.

This notice and the enclosed joint proxy statement/prospectus are first being mailed to the Company stockholders on or about June 15, 2022.

By Order of the Board of Directors of Healthcare Trust of America, Inc.

/s/ W. Bradley Blair II

W. Bradley Blair II
Chairman of the Board of Directors

Scottsdale, Arizona

June 15, 2022

3310 West End Avenue, Suite 700

Nashville, Tennessee 37203

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

You are cordially invited to attend a special meeting of stockholders, which we refer to as the HR Special Meeting, of Healthcare Realty Trust Incorporated, a Maryland corporation, which we refer to as HR, to be held on July 15, 2022, at 12:00 p.m., Central Time, at our executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, for the following purposes:

(1) a proposal to approve the merger of HR Acquisition 2, LLC, a Maryland limited liability company and a direct, wholly-owned subsidiary of Healthcare Trust of America, Inc., a Maryland corporation, which we refer to as the Company, with and into HR, with HR continuing as the surviving entity and a direct, wholly-owned subsidiary of the Company, pursuant to which each outstanding share of HR common stock will be exchanged for one newly-issued share of the Company’s class A common stock, which we refer to as the Merger (HR Proposal 1); and

(2) a proposal to approve the adjournment of the HR Special Meeting, if necessary or appropriate, including to solicit additional proxies in favor of HR Proposal 1 if there are insufficient votes at the time of such adjournment to approve HR Proposal 1 (HR Proposal 2).

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the HR Special Meeting. HR will transact no other business at the HR Special Meeting. Holders of record of HR common stock at the close of business on June 10, 2022 are entitled to notice of, and to vote at, the HR Special Meeting and any adjournments or postponements of the HR Special Meeting. The proposal to approve the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of HR common stock. The proposal to adjourn the HR Special Meeting requires the vote of a majority of the votes cast by the holders of shares of HR common stock represented at the HR Special Meeting, assuming the presence of a quorum. The presence in person or by proxy of HR stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting constitutes a quorum. If a quorum is not present, the chair of the HR Special Meeting may adjourn the meeting.

HR’s board of directors unanimously recommends that the HR stockholders vote FOR the approval of the Merger (HR Proposal 1) and FOR the approval of the adjournment of the HR Special Meeting, if necessary or appropriate, including to solicit additional proxies in favor of HR Proposal 1 (HR Proposal 2). In considering the recommendation of the board of directors of HR, you should be aware that certain directors and executive officers of HR will have interests in the Merger that may be different from, or in addition to, the interests of HR stockholders generally. See the section entitled “The Merger—Interests of HR Directors and Executive Officers in the Merger” in the accompanying joint proxy statement/prospectus.

Your vote is important. Whether or not you expect to attend the HR Special Meeting in person, we urge you to authorize a proxy to vote your shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the HR Special Meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

By order of the Board of Directors,

/s/ Andrew E. Loope

Andrew E. Loope

Senior Vice President, Corporate Counsel and Secretary

Dated: June 15, 2022

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about the Company and HR from other documents that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 183.

Documents incorporated by reference are also available to the Company stockholders and HR stockholders without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the applicable company at the following addresses and telephone numbers.

Healthcare Trust of America, Inc.	Healthcare Realty Trust Incorporated
16435 N. Scottsdale Road	3310 West End Avenue
Suite 320	Suite 700
Scottsdale, AZ 85254	Nashville, TN 37203
Attention: Investor Relations	Attention: Investor Relations
P: (480) 998-3478 F: (480) 991-0755	P: (615) 269-8175 F: (615) 269-8461
Email: info@htareit.com	Email: communications@healthcarerealty.com

To receive timely delivery of the requested documents in advance of the applicable special meeting, you should make your request no later than July 8, 2022.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by the Company (File No. 333-264604) with the Securities and Exchange Commission, which we refer to as the SEC, constitutes a prospectus of the Company for purposes of the Securities Act of 1933, as amended, with respect to shares of Company Common Stock to be issued in connection with the Merger pursuant to the Merger Agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of the Company and HR for purposes of the Securities Exchange Act of 1934, as amended. In addition, it constitutes a notice of meeting with respect to the Company Special Meeting and a notice of meeting with respect to the HR Special Meeting.

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated June 10, 2022, and you should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus. Neither our mailing of this joint proxy statement/prospectus to the Company stockholders and/or HR stockholders nor the issuance by the Company of its shares of Company Common Stock in connection with the Merger pursuant to the Merger Agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding the Company has been provided by the Company and information contained in this joint proxy statement/prospectus regarding HR has been provided by HR.

Certain Definitions

Unless stated otherwise, all references in this joint proxy statement/prospectus to:

•	the “Code” are to the Internal Revenue Code of 1986, as amended;

•	the “Combined Company” are to the Company and its consolidated subsidiaries after the closing of the Merger, including the Surviving Entity;

•	“Combined Company Common Stock” are to shares of class A common stock, $0.01 par value per share, of the Combined Company, after the closing of the Merger;

•	the “Company” are to Healthcare Trust of America, Inc., a Maryland corporation;

•	the “Company Board” are to the board of directors of the Company;

•	the “Company Bylaws” are to the Fourth Amended and Restated Bylaws of Healthcare Trust of America, Inc., as amended;

•	the “Company Common Stock” are to shares of class A common stock, $0.01 par value per share, of the Company;

•

the “Company Charter” are to the Fifth Articles of Amendment and Restatement of Articles of Incorporation of Healthcare Trust of America, Inc., as amended, corrected, restated and supplemented, as filed with the State Department of Assessments and Taxation of Maryland;

•	the “Company OP” are to Healthcare Trust of America Holdings, LP, a Delaware limited partnership, of which the Company is the sole general partner;

•

“Company Restricted Shares” or shares of “Company Restricted Stock” are to shares of Company Common Stock subject to forfeiture conditions outstanding immediately prior to the effective time of the Merger;

•	“Company Restricted Stock Award” are to each outstanding unvested restricted stock award issued pursuant to the Company’s incentive plan;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“HR” are to Healthcare Realty Trust Incorporated, a Maryland corporation;

•	the “HR Board” are to the board of directors of HR;

•	“HR Bylaws” are to the Fourth Amended and Restated Bylaws of Healthcare Realty Trust Incorporated, as amended;

•

“HR Charter” are to the Second Articles of Amendment and Restatement of Healthcare Realty Trust Incorporated, as amended, corrected, restated and supplemented, as filed with the State Department of Assessments and Taxation of Maryland;

•	“HR Common Stock” are to shares of common stock, $0.01 par value per share, of HR;

•	“HR Stock Option” are to each outstanding option to purchase shares of HR Common Stock granted under an HR equity plan, whether vested or unvested;

•	the “Merger” are to the merger of Merger Sub with and into HR, with HR surviving the Merger, and the other transactions contemplated in the Merger Agreement;

•

the “Merger Agreement” are to the Agreement and Plan of Merger, dated as of February 28, 2022, among the Company, the Company OP, HR and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference;

•	“Merger Sub” are to HR Acquisition 2, LLC, a Maryland limited liability company and a wholly-owned subsidiary of the Company;

•	the “NYSE” are to the New York Stock Exchange;

•	the “Outside Date” are to August 28, 2022;

•	the “SEC” are to the U.S. Securities and Exchange Commission;

•	the “Securities Act” are to the Securities Act of 1933, as amended; and

•	the “Surviving Entity” are to HR, a subsidiary of the Combined Company, after the effective time of the Merger.

i

QUESTIONS AND ANSWERS

The following are summary responses to questions that you, as a stockholder of the Company or HR, may have regarding the proposed transactions between the Company and HR and the matters being considered at the Company Special Meeting and the HR Special Meeting. The Company and HR urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the Company Special Meeting and the HR Special Meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

Q:	What is the proposed transaction?

A:

The Company and HR have entered into a Merger Agreement pursuant to which the Company will enter into a business combination with HR in an all-stock transaction. Pursuant to, and subject to the terms and conditions of, the Merger Agreement, Merger Sub, a wholly-owned subsidiary of the Company, will merge with and into HR, with HR surviving the Merger as a subsidiary of the Company.

Q:	What will HR stockholders receive in the proposed Merger?

A:

At the effective time of the Merger, each issued and outstanding share of HR Common Stock will be converted automatically into the right to receive 1.00 newly-issued share of Company Common Stock, which we refer to as the Merger consideration. See “The Merger Agreement—Merger Consideration; Special Distribution; Effects of the Merger” beginning on page 97 for detailed descriptions of the Merger consideration and treatment of securities.

Q:	What will the Company stockholders receive in the proposed Merger?

A:

Contingent on the closing of the Merger, the holders of shares of Company Common Stock issued and outstanding on the last business day prior to the closing date of the Merger will receive a special distribution in the amount of $4.82 in cash per share of Company Common Stock held on such date. We refer to such distribution as the Special Distribution.

Q:	What will holders of HR equity awards receive in the proposed Merger?

A:

At the effective time of the Merger, each HR Stock Option that is outstanding immediately prior to the effective time of the Merger, whether or not then vested or exercisable, will, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by the Combined Company. Each HR Stock Option so assumed will continue to have, and be subject to, the same terms and conditions of such HR Stock Option immediately prior to the effective time of the Merger (including, without limitation, any vesting provisions and provisions regarding the acceleration of vesting), except that each HR Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Company Common Stock equal to the product of: (a) the number of shares of HR Common Stock subject to such HR Stock Option; and (b) 1.00.

At the effective time of the Merger, each share of HR Restricted Stock, and each right of any kind, contingent or accrued, to receive shares of HR Common Stock or benefits measured in whole or in part by the value of a number of shares of HR Common Stock granted by HR outstanding immediately prior to the effective time of the Merger (including restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than HR Stock Options (each, other than HR Stock Options, we refer to as an HR Stock-Based Award), will, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by the Combined Company, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such HR Stock-Based Award immediately prior to the effective time of the Merger, with respect to the number of shares of Company

Common Stock that is equal to the number of shares of HR Common Stock subject to the HR Stock-Based Award immediately prior to the effective time of the Merger multiplied by 1.00.

See “The Merger—Interests of HR Directors and Executive Officers in the Merger—Treatment of HR Stock Options and Other Equity-Based Awards” beginning on page 81 for more information regarding the treatment of HR equity awards.

Q:	Will the Combined Company pay dividends or distributions following the closing of the Merger?

A:

Following closing of the Merger, HR and the Company currently expect that the Combined Company will pay a quarterly common dividend consistent with HR’s current dividend policy. However, the board of directors of the Combined Company will ultimately determine the timing and amount of any dividends following the closing of the Merger.

Q:	How will the Company stockholders be affected by the Merger and the issuance of shares of Company Common Stock in connection with the Merger?

A:

Upon completion of the Merger and after giving effect to the issuance of shares of Company Common Stock in connection therewith, the Company estimates that the continuing Company stockholders will own approximately 60.0% of the issued and outstanding shares of the Combined Company (on a fully diluted basis), and former HR stockholders will own approximately 40.0% of the issued and outstanding shares of the Combined Company (on a fully diluted basis).

Q:	What happens if the market price of Company Common Stock or HR Common Stock changes before the closing of the Merger?

A:

No change will be made to the exchange ratio of 1.00 to 1.00 if the market price of shares of Company Common Stock or HR Common Stock changes before the closing of the Merger. As a result, the value of the consideration to be received by HR stockholders at the closing of the Merger will increase or decrease depending on the market price of shares of Company Common Stock at the effective time of the Merger.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

The Company Board and the HR Board are using this joint proxy statement/prospectus to solicit proxies of the Company stockholders and HR stockholders in connection with the Merger Agreement and the Merger. In addition, the Company is using this joint proxy statement/prospectus as a prospectus for HR stockholders because the Company is offering Company Common Stock to be issued in connection with the Merger.

The Merger cannot be completed unless:

•

the Company stockholders approve the issuance of shares of Company Common Stock in connection with the Merger by the affirmative vote of at least a majority of the issued and outstanding shares of Company Common Stock entitled to vote on the proposal, which we refer to as the Company Issuance Proposal; and

•

HR stockholders approve the Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote of at least two-thirds of the issued and outstanding shares of HR Common Stock entitled to vote on the proposal, which we refer to as the HR Merger Proposal.

Each of the Company and HR will hold separate meetings of their respective stockholders to obtain these approvals and to consider other proposals related to the proposed transaction as described elsewhere in this joint proxy statement/prospectus.

This joint proxy statement/prospectus contains important information about the Merger and the other proposals being voted on at the special meetings of stockholders and you should read it carefully. The enclosed voting materials allow you to vote your shares of Company Common Stock and/or HR Common Stock, as applicable, without attending the applicable special meeting.

v

Your vote is important. You are encouraged to submit your proxy as promptly as possible.

Q:	Are stockholders of the Company or HR being asked to vote on any other proposals at the special meetings in addition to the Company Issuance Proposal or the HR Merger Proposal, respectively?

A:	The Company. At the Company Special Meeting, the Company stockholders will be asked to consider and vote upon the following additional proposals:

•

To approve, in a non-binding advisory vote, the “golden parachute” compensation that may become vested and payable to our named executive officers in connection with the Merger as disclosed on the Golden Parachute Compensation table on page 78 of this joint proxy statement/prospectus, which we refer to as the Company Golden Parachute Proposal; and

•

To approve one or more adjournments of the Company Special Meeting to another date, time, place, or format if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the issuance of shares of Company Common Stock in connection with the Merger, which we refer to as the Company Adjournment Proposal.

HR. At the HR Special Meeting, HR stockholders will be asked to consider and vote upon the following additional proposal:

•

To authorize the HR Board to approve one or more adjournments of the HR Special Meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement if there are not sufficient votes at the time of the HR Special Meeting to approve the Merger and the other transactions contemplated by the Merger Agreement, which we refer to as the HR Adjournment Proposal.

Q:	Why are the Company and HR proposing the Merger?

A:

The Merger would create the largest, pure-play medical office building REIT in the United States, with 733 properties totaling 44.0 million square feet – nearly double the square footage of the next largest medical office building portfolio. The Combined Company is expected to have a pro forma equity market capitalization of approximately $11.6 billion, based on the closing price of shares of HR Common Stock on February 24, 2022, the trading date prior to The Wall Street Journal reporting that the Company and HR were in advanced talks to combine, of $30.26 per share, or approximately $11.2 billion, based on the closing price of shares of HR Common Stock on May 31, 2022, the latest practicable trading day before the date of this joint proxy statement/prospectus, of $29.07 per share.

The combination positions the Combined Company to create long-term stockholder value with the majority of the combined portfolio located in coastal and sunbelt markets, broadening relationships with 57 of the top 100 health systems in the U.S., and providing an embedded development pipeline in excess of $2.0 billion, concentrated in high growth markets. In addition to the estimated annual run rate cost synergies of $33.0 million to $36.0 million, the Merger also is expected to result in significant operational and financial benefits to stockholders, including enhanced leasing volumes to drive occupancy and rent growth across the portfolio, substantial synergies from property level cost savings, elimination of duplicative corporate costs, and improved access to multiple forms of capital.

To review the reasons of the Company Board and the HR Board for the Merger in greater detail, see “The Merger—The Company’s Reasons for the Merger; Recommendation of the Company Board” beginning on page 50 and “The Merger—HR’s Reasons for the Merger; Recommendation of the HR Board” beginning on page 55.

Q:	Who will be the members of the board of directors and management of the Combined Company?

A:

Following completion of the Merger, the board of directors of the Combined Company will be increased from eight to thirteen members, consisting of (a) all nine members of the HR Board serving immediately prior to the effective time of the Merger, and (b) W. Bradley Blair II, Vicki U Booth, Jay P. Leupp and Constance B. Moore, who have been designated by the Company Board to serve on the board of directors of the Combined Company in accordance with the terms of the Merger Agreement, to serve until the next annual meeting of stockholders of the Combined Company (and until their successors qualify and are duly elected). John Knox Singleton, currently the independent chair of the HR Board, will be the chair of the board of directors of the Combined Company and W. Bradley Blair II, currently chair of the Company Board, will be the vice chair of the board of directors of the Combined Company.

Todd J. Meredith will serve as President and Chief Executive Officer and J. Christopher Douglas will serve as Executive Vice President and Chief Financial Officer of the Combined Company. The other current executive officers of HR will serve as executive officers of the Combined Company in the same capacities.

The current executive officers of the Company will not be employed by, or serve in their same capacities with the Combined Company or at all in the case of the Company’s President and Chief Executive Officer and Chief Financial Officer.

See “The Merger Agreement—Directors and Officers of the Combined Company” on page 97 for more information.

Q:	Will the Combined Company experience any cost savings in connection with the Merger?

A:

The Company currently expects the Combined Company to realize, after a transition period following the closing of the Merger, an estimated annual run rate cost savings of $33.0 million to $36.0 million from the elimination of duplicative corporate and public company costs and synergies expected to result from additional scale and the implementation of best practices across the combined portfolio.

Q:	When and where are the special meetings of the Company and HR stockholders?

A:

The Company Special Meeting is scheduled to be held on July 15, 2022 at 10:00 a.m., Pacific Time, in a virtual-only format. The HR Special Meeting is scheduled to be held on July 15, 2022, at 12:00 p.m., Central Time, at the executive offices of HR at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.

Q:	Who can vote at the special meeting?

A:

The Company. All holders of Company Common Stock of record as of the close of business on June 10, 2022, the record date for determining stockholders entitled to notice of and to vote at the Company Special Meeting, are entitled to receive notice of and to vote at the Company Special Meeting. As of May 31, 2022, there were 229,073,594 shares of Company Common Stock outstanding, held by approximately 1,878 holders of record. Each share of Company Common Stock is entitled to one vote on each proposal presented at the Company Special Meeting. The Company is commencing solicitation of proxies on or about June 10, 2022, which is the record date for the Company Special Meeting. The Company will continue to solicit proxies until July 15, 2022, the date of the Company Special Meeting. The Company stockholders of record on the record date who have not received this joint proxy statement/prospectus prior to that date will receive a joint proxy statement/prospectus and have the opportunity to vote on the matters described in the joint proxy statement/prospectus.

HR. All holders of HR Common Stock of record as of the close of business on June 10, 2022, the record date for determining stockholders entitled to notice of and to vote at the HR Special Meeting, are entitled to receive notice of and to vote at the HR Special Meeting. As of May 31, 2022, there were 151,632,308 shares of HR Common Stock outstanding, held by approximately 664 holders of record. Each share of HR Common Stock is entitled to one vote on each proposal presented at the HR Special Meeting. HR is commencing solicitation of proxies on or about June 10, 2022, which is the record date for the HR Special Meeting. HR will continue to solicit proxies until July 15, 2022, the date of the HR Special Meeting. HR stockholders of record on the record date who have not received this joint proxy statement/prospectus prior to that date will receive a joint proxy statement/prospectus and have the opportunity to vote on the matters described in the joint proxy statement/prospectus.

Q:	Can I deliver my proxy prior to the record date?

A:

Proxies delivered prior to the record date will be valid and effective so long as the stockholder providing the proxy is a stockholder of the Company or HR, as applicable, on the record date. If you are not a holder of record of the Company or HR, as applicable, on the record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy or the number of shares you own as of the date of the special meeting. Proxies received from persons who are not holders of record on the record date will not be effective.

Q:	What constitutes a quorum?

A:

The Company. The Company Bylaws provide that the presence in person (which includes presence by means of remote communication at a virtual meeting) or by proxy of Company stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting constitutes a quorum. Shares that are voted and shares abstaining from voting are treated as being present at the Company Special Meeting for purposes of determining whether a quorum is present.

HR. The HR Bylaws provide that the presence in person or by proxy of HR stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting constitutes a quorum. Shares that are voted and shares abstaining from voting are treated as being present at the HR Special Meeting for purposes of determining whether a quorum is present.

Q:	What vote is required to approve the proposals?

A:	The Company.

•

Approval of the Company Issuance Proposal requires the affirmative vote of holders of at least a majority of the issued and outstanding shares of Company Common Stock entitled to vote on such proposal.

•	Approval of the Company Golden Parachute Proposal requires, assuming a quorum is present, the vote of at least a majority of all votes cast on such proposal.

•	Approval of the Company Adjournment Proposal requires, assuming a quorum is present, the vote of at least a majority of all votes cast on such proposal.

HR.

•	Approval of the HR Merger Proposal requires the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of HR Common Stock entitled to vote on such proposal.

•	Approval of the HR Adjournment Proposal requires, assuming a quorum is present, the vote of at least a majority of all votes cast on such proposal.

Q:	How does the Company Board recommend that the Company stockholders vote on the proposals?

A:

After careful consideration, the Company Board has unanimously (a) determined that the Merger Agreement and the Merger, including the issuance of shares of Company Common Stock in connection with the Merger, are advisable and in the best interests of the Company, (b) authorized and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of shares of Company Common Stock in connection with the Merger, upon the terms and subject to the conditions set forth therein, and (c) subject to the terms of the Merger Agreement, resolved to recommend approval of the issuance of shares of Company Common Stock in connection with the Merger by the Company stockholders and that such approval be submitted for consideration at the Company Special Meeting. The Company Board unanimously recommends that the Company stockholders vote “FOR” the Company Issuance Proposal, “FOR” the Company Golden Parachute Proposal and “FOR” the Company Adjournment Proposal.

For a more complete description of the recommendation of the Company Board, see “The Merger—The Company’s Reasons for the Merger; Recommendation of the Company Board” beginning on page 50 of this joint proxy statement/prospectus.

Q:	How does the HR Board recommend that HR stockholders vote on the proposals?

A:

After careful consideration, the HR Board has unanimously (a) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of HR, (b) authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein, and (c) subject to the terms of the Merger Agreement, resolved to recommend approval of the Merger by HR stockholders and that such approval be submitted for consideration at the HR Special Meeting. The HR Board unanimously recommends that HR stockholders vote FOR the HR Merger Proposal and FOR the HR Adjournment Proposal.

For a more complete description of the recommendation of the HR Board, see “The Merger—HR’s Reasons for the Merger; Recommendation of the HR Board” beginning on page 55 of this joint proxy statement/prospectus.

Q:	Do any of HR’s executive officers or directors have interests in the Merger that may differ from those of HR stockholders?

A:

HR’s executive officers and directors have interests in the Merger that are different from, or in addition to, their interests as HR stockholders. The members of the HR Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending that HR stockholders vote FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement. For a description of these interests, see the section entitled “The Merger—Interests of HR Directors and Executive Officers in the Merger” beginning on page 78 of this joint proxy statement/prospectus.

Q:	Do any of the Company’s executive officers or directors have interests in the Merger that may differ from those of the Company stockholders?

A:

The Company’s executive officers and directors have interests in the Merger that are different from, or in addition to, their interests as stockholders of the Company. The members of the Company Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending that the Company stockholders vote FOR the issuance of shares of Company Common Stock in connection with the Merger. For a description of these interests, see the section entitled “The Merger—Interests of the Company Directors and Executive Officers in the Merger” beginning on page 75 of this joint proxy statement/prospectus.

Q:	Are there any conditions to closing of the Merger that must be satisfied for the Merger to be completed?

A:

In addition to the approval of the Company Issuance Proposal and the HR Merger Proposal, there are a number of customary conditions that must be satisfied or waived for the Merger to be consummated. For a description of all of the conditions to the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 110 of this joint proxy statement/prospectus.

Q:	Are there risks associated with the Merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the Merger that are discussed in this joint proxy statement/prospectus described in the section entitled “Risk Factors” beginning on page 16.

Q:

If my shares of Company Common Stock or HR Common Stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of Company Common Stock or HR Common Stock for me?

A:

If you hold your shares of Company Common Stock or HR Common Stock in a stock brokerage account or if your shares are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or nominee. In order for any shares held in street name to be represented at the applicable special meeting, you must provide your broker or other nominee with instructions on how to vote your shares. Brokers who hold shares of Company Common Stock and/or HR Common Stock on behalf of their customers may not give a proxy to the Company or HR, as applicable, to vote those shares without specific instructions from their customers.

Q:	What will happen if I fail to vote or fail to instruct my broker, bank, or nominee how to vote?

A:

The Company. If you are a Company stockholder and you do not instruct your broker, bank or nominee on how to vote your shares of Company Common Stock, your broker, bank or nominee may not vote your shares on the Company Issuance Proposal, the Company Golden Parachute Proposal or the Company Adjournment Proposal and your shares will not be deemed to be represented at the virtual Company Special Meeting. This will have the same effect as a vote against the Company Issuance Proposal, but it will have no effect on the Company Golden Parachute Proposal or the Company Adjournment Proposal.

HR. If you are an HR stockholder and you do not instruct your broker, bank or nominee on how to vote your shares of HR Common Stock, your broker, bank or nominee may not vote your shares on the HR Merger Proposal or the HR Adjournment Proposal and your shares will not be deemed to be represented at the HR Special Meeting. This will have the same effect as a vote against the HR Merger Proposal, but it will have no effect on the HR Adjournment Proposal.

Q:	What will happen if I abstain from voting?

A:

The Company. If you are a Company stockholder and abstain from voting, it will have the same effect as a vote against the Company Issuance Proposal, but it will have no effect on the Company Golden Parachute Proposal or the Company Adjournment Proposal.

HR. If you are an HR stockholder and abstain from voting, it will have the same effect as a vote against the HR Merger Proposal, but it will have no effect on the HR Adjournment Proposal.

Q:	Will my rights as a stockholder of the Company or HR change as a result of the Merger?

A:

The rights of the Company stockholders will be unchanged as a result of the Merger. HR stockholders will have different rights following the effective time of the Merger due to the differences between the governing documents of the Company and HR. For more information regarding the differences in stockholders’ rights, see “Comparison of Rights of the Company Stockholders and HR Stockholders” beginning on page 171 of this joint proxy statement/prospectus.

Q:	When is the Merger expected to be completed?

A:	The Company and HR expect to complete the Merger as soon as reasonably practicable following satisfaction of all of the required conditions. If the Company stockholders approve the Company Issuance

x

Proposal, if HR stockholders approve the HR Merger Proposal, and if the other conditions to closing the Merger are satisfied or waived, it is currently expected that the Merger will be completed in the third quarter of 2022. However, there is no guarantee that the conditions to the Merger will be satisfied or that the Merger will close on this timing, or at all.

Q:	If I am an HR stockholder do I need to do anything with my stock certificates now?

A:

No. You should not submit your stock certificates at this time. After the Merger is completed, if you held shares of HR Common Stock, the exchange agent for the Company will send you a letter of transmittal and instructions for exchanging your shares of HR Common Stock for shares of Company Common Stock pursuant to the terms of the Merger Agreement. Upon surrender of a certificate or book-entry share for cancellation along with the executed letter of transmittal and other required documents described in the instructions, an HR stockholder will receive shares of Company Common Stock pursuant to the terms of the Merger Agreement.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed Merger?

A:

The Company and HR intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of the Company and HR of a written opinion from its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization, HR stockholders are generally not expected to recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of Company Common Stock in exchange for shares of HR Common Stock in connection with the Merger, except with respect to cash received in lieu of fractional shares of Company Common Stock. HR stockholders should read the discussion under the heading “Material U.S. Federal Income Tax Consequences” beginning on page 115 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any applicable state, local or non-U.S. income and other tax laws) of the Merger.

Q:	Are HR stockholders entitled to appraisal rights?

A:

No. HR stockholders are not entitled to exercise appraisal rights in connection with the Merger. See “The Merger Agreement—Merger Consideration; Special Distribution; Effects of the Merger—Appraisal Rights” beginning on page 98 of this joint proxy statement/prospectus for more information.

Q:	What do I need to do now?

A:

After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing, and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of Company Common Stock and/or HR Common Stock will be represented and voted at the Company Special Meeting or the HR Special Meeting, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at the Company Special Meeting or the HR Special Meeting, as applicable, if you later decide to attend the special meeting in person (which, with respect to the Company Special Meeting, consists of presence at a virtual meeting).

Q:	How will my proxy be voted?

A:

The Company. All shares of Company Common Stock entitled to vote and represented by properly completed proxies received prior to the Company Special Meeting, and not revoked, will be voted at the Company Special Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Company Common Stock should be voted on a matter, shares of Company Common Stock represented by your proxy will be voted as the Company Board recommends and therefore “FOR” the Company Issuance Proposal, “FOR” the Company Golden Parachute Proposal and “FOR” the Company Adjournment Proposal. If you do not provide voting instructions to your broker or other nominee, your shares of Company Common Stock will NOT be represented at the Company Special Meeting and will be considered broker non-votes.

HR. All shares of HR Common Stock entitled to vote and represented by properly completed proxies received prior to the HR Special Meeting, and not revoked, will be voted at the HR Special Meeting as instructed on the proxies. If you are an HR stockholder and properly sign, date and return a proxy card, but do not indicate how your shares of HR Common Stock should be voted on a matter, the shares of HR Common Stock represented by your proxy will be voted as the HR Board recommends and therefore “FOR” the HR Merger Proposal and “FOR” the HR Adjournment Proposal. If you do not provide voting instructions to your broker, bank or other nominee, your shares of HR Common Stock will NOT be represented at the HR Special Meeting and will be considered broker non-votes.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:

Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the Company Special Meeting or the HR Special Meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•

by sending a written notice to the corporate secretary of the Company or the corporate secretary of HR, as applicable, in time to be received before the Company Special Meeting or the HR Special Meeting, as applicable, stating that you would like to revoke your proxy;

•

by completing, signing and dating another proxy card and returning it by mail in time to be received before the Company Special Meeting or the HR Special Meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•

by attending the virtual Company Special Meeting or the HR Special Meeting, as applicable, and voting at the meeting. Simply attending the virtual Company Special Meeting or the HR Special Meeting, as applicable, without voting will not revoke your proxy or change your vote.

If your shares of Company Common Stock or HR Common Stock are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:	What does it mean if I receive more than one set of voting materials for the Company Special Meeting or the HR Special Meeting?

A:

You may receive more than one set of voting materials for the Company Special Meeting and/or the HR Special Meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Company Common Stock or HR Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares of Company Common Stock or HR Common Stock. If you are a holder of record and your shares of Company Common Stock or HR Common Stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	What happens if I am a stockholder of both the Company and HR?

A:

You will receive separate proxy cards for each entity and must complete, sign and date each proxy card and return each proxy card in the appropriate pre-addressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each entity.

Q:	Will a proxy solicitor be used?

A:

Yes. The Company has engaged Okapi Partners LLC, which we refer to as Okapi, to assist in the solicitation of proxies for the Company Special Meeting. The Company estimates it will pay Okapi a fee of approximately $50,000 plus $15,000 upon successful conclusion of the solicitation. The Company has also agreed to reimburse Okapi for costs and expenses incurred in connection with the proxy solicitation and to indemnify Okapi against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation material, the Company’s directors, officers, and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to the Company’s directors, officers, or employees for such services.

HR has engaged Innisfree M&A Incorporated, which we refer to as Innisfree, to assist in the solicitation of proxies for the HR Special Meeting and HR estimates it will pay Innisfree a fee of approximately $60,000. HR has also agreed to reimburse Innisfree for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Innisfree against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation material, HR’s directors, officers, and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to HR’s directors, officers, or employees for such services.

Q:	Who can answer my questions?

A:

If you have any questions about the Merger or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a Company stockholder:	If you are an HR stockholder:

Healthcare Trust of America, Inc.	Healthcare Realty Trust Incorporated
Attention: Investor Relations	Attention: Investor Relations
16435 N. Scottsdale Road, Suite 320	3310 West End Avenue, Suite 700
Scottsdale, AZ 85254	Nashville, TN 37203
P: (480) 998-3478 F: (480) 991-0755	P: (615) 269-8175 F: (615) 269-8461
Email: info@htareit.com	Email: communications@healthcarerealty.com

Proxy Solicitor:	Proxy Solicitor:

Okapi Partners LLC	Innisfree M&A Incorporated
1212 Avenue of the Americas, 24th Floor	501 Madison Avenue, 20th floor
New York, New York 10036	New York, New York 10022
Call Toll-Free: (855) 305-0857	Stockholders may call toll free: (800) 422-8620
Call Collect: (212) 297-0720	Banks and Brokers may call collect: (212) 750-5833

SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Company and HR encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you because this summary section does not provide all of the information that might be important to you with respect to the Merger and the applicable special meeting. See also the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 183. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Healthcare Trust of America, Inc. (See page 29)

c/o Healthcare Trust of America, Inc.

Suite 320

16435 N. Scottsdale Road

Scottsdale, AZ 85254

(480) 998-3478

Healthcare Trust of America, Inc, a Maryland corporation, which we refer to as the Company, qualifies as a REIT under the Code, and derives its income from its partnership interest in Healthcare Trust of America Holdings, LP, a Delaware limited partnership, which we refer to as the Company OP. The Company is the sole general partner of the Company OP and operates as an umbrella partnership REIT structure in which the Company OP and its subsidiaries hold substantially all of the assets. The Company’s only material asset is its ownership of partnership interests of the Company OP. As a result, the Company does not conduct business itself, other than acting as the sole general partner of the Company OP, issuing public equity from time to time and guaranteeing certain debts of the Company OP. As of March 31, 2022, the Company owned a 98.3% partnership interest in the Company OP.

Healthcare Trust of America Holdings, LP

c/o Healthcare Trust of America, Inc.

Suite 320

16435 N. Scottsdale Road

Scottsdale, AZ 85254

(480) 998-3478

Healthcare Trust of America Holdings, LP, a Delaware limited partnership, which we refer to as the Company OP, derives its income primarily from owning and leasing medical office buildings. The Company OP’s investment focus is to own and operate medical office buildings that serve the future of healthcare delivery and are located on health system campuses, near university medical centers, or in community core outpatient locations. As of March 31, 2022, the Company OP’s portfolio consisted of approximately 26.0 million leasable square feet, including 452 medical office buildings and 18 other healthcare facilities.

HR Acquisition 2, LLC (See page 35)

c/o Healthcare Trust of America, Inc.

Suite 320

16435 N. Scottsdale Road

Scottsdale, AZ 85254

(480) 998-3478

HR Acquisition 2, LLC, a Maryland limited liability company, which we refer to as Merger Sub, is a direct, wholly-owned subsidiary of the Company created for the purpose of effectuating the Merger.

Healthcare Realty Trust Incorporated (See page 35)

c/o Healthcare Realty Trust Incorporated

Suite 700

3310 West End Avenue

Nashville, TN 37203

(615) 269-8175

Healthcare Realty Trust Incorporated, a Maryland corporation, which we refer to as HR, qualifies as a REIT under the Code, and is a self-managed and self-administered corporation that owns, leases, manages, acquires, finances, develops and redevelops income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. HR was incorporated in Maryland in 1992 and listed on the NYSE in 1993. As of March 31, 2022, HR’s portfolio consisted of approximately $5.2 billion invested in 242 real estate properties, construction in progress, redevelopments, financing receivables, financing lease right-of-use assets, land held for development and corporate property. In addition, HR formed an unconsolidated joint venture in 2020 with Teachers Insurance and Annuity Association (TIAA), which is referred to as the TIAA Joint Venture. HR is the managing member of the TIAA Joint Venture, which owned 21 buildings as of March 31, 2022. HR also provided property management services for 213 properties nationwide, totaling approximately 14.8 million square feet as of March 31, 2022.

The Combined Company (See page 36)

References to the Combined Company are to the Company and its consolidated subsidiaries after the effective time of the Merger, including the Surviving Entity. The Combined Company will be named “Healthcare Realty Trust Incorporated” and will be a Maryland corporation. The table below sets forth the expected pro forma equity market capitalization and total market capitalization of the Combined Company after completion of the Merger (based on the closing price of shares of HR Common Stock on February 24, 2022, the trading date prior to The Wall Street Journal reporting that the Company and HR were in advanced talks to combine, of $30.26 per share, the last full trading day before the public announcement of the execution of the Merger Agreement by the Company and HR, and the closing price of shares of HR Common Stock on May 31, 2022, of $29.07 per share, the latest practicable trading day before the date of this joint proxy statement/prospectus).

	Pro Forma Equity Market Capitalization	Pro Forma Total Market Capitalization(1)
February 24, 2022	$11.6 billion	$17.6 billion
May 31, 2022	$11.2 billion	$17.3 billion

(1)	Pro Forma Total Market Capitalization is calculated as the Pro Forma Equity Market Capitalization plus total debt.

The Combined Company’s portfolio at the time of the completion of the Merger is expected to consist of 733 properties with a total of 44.0 million leasable square feet, including 687 medical office buildings and 21 buildings owned by a joint venture that the Combined Company will manage, and 25 other properties totaling 2.0 million square feet.

The shares of common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “HR.”

The Combined Company’s principal executive offices will be located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, with additional corporate offices in Scottsdale, Arizona and Charleston, South Carolina.

The Merger

The Merger Agreement (See page 96)

The Company, the Company OP, Merger Sub and HR have entered into the Merger Agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. The Company and HR encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.

The Merger Agreement provides that the closing of the Merger will take place at 10:00 a.m., Eastern Time, at the offices of McDermott Will & Emery LLP, One Vanderbilt Avenue, New York, New York 10017 or remotely by exchange of documents and signatures (or their electronic counterparts) on the third business day following the date on which the last of the conditions to closing of the Merger (described below under “—Conditions to Completion of the Merger”) have been satisfied or waived (other than those conditions that by their nature are to be satisfied (or validly waived) at the closing, but subject to the satisfaction or valid waiver of those conditions at such time), unless another time, date or place is agreed to by HR and the Company in writing.

The Merger (See page 37)

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, Merger Sub, a wholly-owned subsidiary of the Company, will merge with and into HR, with HR surviving the Merger as the Surviving Entity.

Merger Consideration; Special Distribution; Effects of Merger (See page 97)

At the effective time of the Merger and by virtue of the Merger, each share of HR Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.00 validly issued, fully paid and nonassessable share of Company Common Stock, subject to adjustments and, as applicable, withholding tax. Contingent on the closing of the Merger, the holders of shares of Company Common Stock issued and outstanding on the last business day prior to the closing date of the Merger will receive a special distribution in the amount of $4.82 in cash per share of Company Common Stock held on such date. We refer to such distribution as the Special Distribution.

Recommendation of the Company Board of Directors (See page 136)

On February 27, 2022, after careful consideration, the Company Board unanimously (a) determined that the Merger Agreement and the Merger, including the issuance of shares of Company Common Stock in connection with the Merger, are advisable and in the best interests of the Company, (b) authorized and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of shares of Company Common Stock in connection with the Merger, upon the terms and subject to the conditions set forth therein, and (c) subject to the terms of the Merger Agreement, resolved to recommend approval of the issuance of shares of Company Common Stock in connection with the Merger by the Company stockholders and that such approval be submitted for consideration at the Company Special Meeting. Certain factors considered by the Company Board in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Merger—The Company’s Reasons for the Merger; Recommendation of the Company Board” beginning on page 50.

The Company Board unanimously recommends that the Company stockholders vote “FOR” the Company Issuance Proposal, “FOR” the Company Golden Parachute Proposal and “FOR” the proposal to approve one or more adjournments of the Company Special Meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the issuance of shares of Company Common Stock in connection with the Merger.

Recommendation of the HR Board of Directors (See page 142)

On February 27, 2022, after careful consideration, the HR Board unanimously (a) determined that the Merger and the other transactions contemplated by the Merger Agreement are in the best interests of HR, (b) approved the Merger Agreement and declared that the transactions contemplated thereby, including the Merger, are advisable, (c) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted to the holders of HR Common Stock for consideration at the HR Special Meeting, and (d) subject to the terms of the Merger Agreement, resolved to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by HR stockholders and to include such recommendation in this joint proxy statement/prospectus.

The HR Board unanimously recommends that HR stockholders vote “FOR” the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement, and “FOR” the proposal to authorize the HR Board to approve one or more adjournments of the HR Special Meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement.

Summary of Risks Related to the Merger

You should consider carefully the risk factors described below together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the Merger and the other transactions contemplated by the Merger Agreement are described under the section “Risk Factors—Risks Factors Relating to the Merger.”

•	The exchange ratio will not be adjusted to address changes in the market prices of either Company Common Stock or HR Common Stock.

•

The Merger will dilute the ownership position of the Company stockholders and result in Company stockholders having an ownership stake in the Combined Company that is smaller than their current stake in the Company.

•	The Merger will result in HR stockholders having an ownership stake in the Combined Company that is smaller than their current stake in HR.

•	Completion of the Merger is subject to specified conditions and if any of these conditions are not satisfied or waived, the Merger will not be completed.

•

The Company or HR may be required to reimburse the other party for its expenses of $25.0 million plus out of pocket expenses of up to $5.0 million if the Merger Agreement is terminated because its stockholders do not approve the transactions contemplated by the Merger Agreement but the stockholders of the other party do.

•	Failure to complete the Merger could negatively affect the share prices and future business and financial results of both the Company and HR.

•

During the pendency of the Merger, tenants or vendors of each of the Company and HR may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of the Company and HR, regardless of whether the Merger is completed.

•	If the Merger is not consummated by August 28, 2022, either the Company or HR may terminate the Merger Agreement.

•	The directors and executive officers of HR have interests in the Merger that are different from, or in addition to, those of the other HR stockholders.

The Company Special Meeting (See page 136)

The special meeting of the Company stockholders, which we refer to as the Company Special Meeting, will be held in a virtual-only format on July 15, 2022, commencing at 10:00 a.m., Pacific Time.

At the Company Special Meeting, the Company stockholders will be asked to consider and vote upon the following matters:

1.	The Company Issuance Proposal;

2.	The Company Golden Parachute Proposal; and

3.

A proposal to approve one or more adjournments of the Company Special Meeting, to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the issuance of shares of Company Common Stock in the Merger.

The Company Issuance Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the proposal.

The Company Golden Parachute Proposal and the Company Adjournment Proposal require the vote of a majority of the votes cast by the holders of shares of Company Common Stock represented at the Company Special Meeting, assuming the presence of a quorum.

The presence in person (which includes presence by means of remote communication at a virtual meeting) or by proxy of Company stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting constitutes a quorum. If a quorum is not present at the Company Special Meeting, the chair of the Company Special Meeting may adjourn the meeting.

As of May 31, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, directors and named executive officers of the Company and their affiliates were entitled to vote 670,681 shares of Company Common Stock, or approximately 0.3% of shares of Company Common Stock issued and outstanding on that date. The Company currently expects that all the Company directors and executive officers will vote their shares of Company Common Stock in favor of the Company Issuance Proposal, although none of them is contractually obligated to do so.

Your vote as a Company stockholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Company Special Meeting.

The HR Special Meeting (See page 142)

The special meeting of HR stockholders, which we refer to as the HR Special Meeting, will be held at HR’s corporate office at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 on July 15, 2022, commencing at 12:00 p.m., Central Time.

At the HR Special Meeting, HR stockholders will be asked to consider and vote upon the following matters:

1.	the HR Merger Proposal; and

2.	the HR Adjournment Proposal.

The HR Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of HR Common Stock entitled to vote on the proposal.

The HR Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter by the holders of shares of HR Common Stock represented, in person or by proxy, at the HR Special Meeting, assuming a quorum is present.

Stockholders who hold a majority of the shares of HR Common Stock issued and outstanding on the record date must be present or represented by proxy to constitute a quorum at the HR Special Meeting. All shares of HR Common Stock represented at the HR Special Meeting, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum at the HR Special Meeting.

As of May 31, 2022, approximately 1.0% of the outstanding shares of HR Common Stock were held by HR directors and executive officers and their respective affiliates. HR currently expects that the directors and executive officers of HR will vote their shares in favor of the HR Merger Proposal, although none has entered into any agreements obligating them to do so.

Opinions of Financial Advisors

The Company Financial Advisor (See page 58)

The Company retained J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, as its financial advisor in connection with the proposed Merger.

At the meeting of the Company Board on February 27, 2022, J.P. Morgan rendered its oral opinion to the Company Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the issuance of shares of Company Common Stock by the Company in the proposed Merger was fair, from a financial point of view, to the Company. J.P. Morgan has confirmed its February 27, 2022 oral opinion by delivering its written opinion, dated as of February 27, 2022, to the Company Board, that, as of such date, the consideration to be paid by the Company in the proposed Merger was fair, from a financial point of view, to the Company.

The full text of the written opinion of J.P. Morgan dated as of February 27, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The Company stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Company Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid in the proposed Merger and did not address any other aspect of the proposed Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger or any other matter.

For additional information, see the section entitled “The Merger—Opinion of the Company Financial Advisor” beginning on page 58 and the full text of the written opinion of J.P. Morgan attached as Annex B to this joint proxy statement/prospectus.

HR Financial Advisors (See page 65)

HR engaged Citigroup Global Markets Inc., which we refer to as Citi, and Scotia Capital USA Inc., which we refer as Scotiabank, as its financial advisors in connection with the proposed Merger. In connection with its engagement, Citi delivered a written opinion, dated February 27, 2022, to the HR Board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of shares of HR Common Stock of the exchange ratio provided in the Merger pursuant to the Merger Agreement. The full text of Citi’s written opinion, dated February 27, 2022, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex C to this joint proxy statement/prospectus. The description of Citi’s opinion set forth herein is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the HR Board (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of HR to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for HR or the effect of any other transaction in which HR might engage. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the HR Board or any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

For additional information, see the section entitled “The Merger—Opinion of HR Financial Advisor” beginning on page 65 and the full text of the written opinion of Citi attached as Annex C to this joint proxy statement/prospectus.

Treatment of HR Stock Options and Other Equity-Based Awards (See page 81)

Each HR Stock Option that is outstanding immediately prior to the effective time of the Merger will by virtue of the Merger be assumed by the Combined Company with the same terms and conditions of such HR Stock Options immediately prior to the effective time of the Merger, except that each HR Stock Option will be exercisable (or will become exercisable in accordance with its terms) for the same number of shares of Company Common Stock. At the effective time of the Merger, each HR Stock-Based Award will by virtue of the Merger be assumed by the Combined Company on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such HR Stock-Based Award immediately prior to the effective time of the Merger, with respect to the number of shares of Company Common Stock that is equal to the number of shares of HR Common Stock subject to the HR Stock-Based Award immediately prior to the effective time of the Merger multiplied by 1.00.

Each share of Company Common Stock subject to forfeiture conditions, which we refer to as Company Restricted Shares, outstanding immediately prior to the effective time of the Merger will vest in full as of immediately prior to the effective time of the Merger. Any Company Restricted Shares that were granted subject to performance-based vesting conditions will be treated assuming attainment of the target level of performance. Each Company Restricted Share will be entitled to receive the Special Distribution and any other accrued but unpaid dividends with respect to each Company Restricted Share.

For more information regarding the treatment and valuation of HR equity awards, see “The Merger—Interests of HR Directors and Executive Officers in the Merger—Treatment of HR Stock Options and Other Equity-Based Awards” beginning on page 81 and “The Merger Agreement—Merger Consideration; Special Distribution; Effects of the Merger” beginning on page 97.

Directors and Officers of the Combined Company After the Merger (See page 97)

Upon the consummation of the Merger, the board of directors of the Combined Company will have thirteen members, expected to consist of all nine current HR Board members (John V. Abbott; Nancy H. Agee; Edward

H. Braman; Ajay Gupta; James J. Kilroy; Peter F. Lyle, Sr.; Todd J. Meredith; John Knox Singleton and Christann M. Vasquez) and four current Company Board members (W. Bradley Blair II; Vicki U. Booth; Jay P. Leupp, and Constance Moore). Mr. Singleton, the current independent chair of the HR Board, will be the chair of the board of directors of the Combined Company. Mr. Blair, the current chair of the Company Board, will be the vice chair of the board of directors of the Combined Company.

Pursuant to the Merger Agreement, the board of directors of the Combined Company is required to nominate the Company designated directors to stand for reelection at the 2023, 2024 and 2025 annual meetings of stockholders of the Combined Company, subject to certain conditions. It also is anticipated that the Company designated directors would be reelected to the board of directors of the Combined Company at each of the 2023, 2024 and 2025 annual meetings of stockholders of the Combined Company, to serve for one year terms and until their respective successors are duly elected and qualify.

Upon the consummation of the Merger, Todd J. Meredith will serve as President and Chief Executive Officer and J. Christopher Douglas will serve as Executive Vice President and Chief Financial Officer of the Combined Company. The other current executive officers of HR will serve the Combined Company in the same capacities. The current executive officers of the Company will not serve in their same roles with the Combined Company. See “The Merger Agreement—Directors and Officers of the Combined Company” on page 97 for more information.

Interests of the Company Directors and Executive Officers in the Merger (See page 75)

In considering the recommendation of the Company Board with respect to the Merger Agreement, the Company stockholders should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. The Company Board was aware of these interests and considered them, among other matters, in reaching the determination that the terms and conditions of the Merger and the Merger Agreement were advisable and in the best interests of the Company and that the terms of the Merger were fair to the Company and the Company stockholders and in making their recommendation regarding the issuance of shares of Common Stock in connection with the Merger. For more information regarding these interests, please see “The Merger—Interests of the Company Directors and Executive Officers in the Merger” beginning on page 75.

Interests of HR Directors and Executive Officers in the Merger (See page 78)

In considering the recommendation of the HR Board to approve the Merger and the other transactions contemplated by the Merger Agreement, HR stockholders should be aware that directors and executive officers of HR have certain interests in the Merger that may be different from, or in addition to, the interests of HR stockholders generally, including the continued employment of HR executive officers following the closing of the Merger, the right to continued D&O indemnification and insurance coverage and, for all HR directors, service as directors of the Combined Company. The executive officers of HR each have employment agreements with HR that will be assumed by the Company pursuant to the Merger Agreement, providing for continued employment in their respective roles by the Combined Company. The HR Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and in making its recommendation that HR stockholders vote to approve the Merger and the other transactions contemplated by the Merger Agreement. For more information regarding these interests, please see “The Merger—Interests of HR Directors and Executive Officers in the Merger” beginning on page 78.

Listing of Company Common Stock; Delisting and Deregistration of HR Common Stock (See page 94)

It is a condition to each party’s obligation to complete the Merger that the shares of Company Common Stock to be issued in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance. The Company has agreed to use its commercially reasonable efforts to have the application for the listing of the shares of Company Common Stock accepted by the NYSE prior to the effective time of the Merger. After the Merger is completed, the shares of HR Common Stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Stockholder Appraisal Rights in the Merger (See page 98)

Under Section 3-202 of the Maryland General Corporation Law, which we refer to as the MGCL, holders of shares of HR Common Stock do not have the right to receive the appraised value of their shares in connection with the Merger because shares of HR Common Stock are listed on the NYSE. See “The Merger Agreement—Merger Consideration; Special Distribution; Effects of the Merger—Appraisal Rights” beginning on page 98 of this joint proxy statement/prospectus for more information.

Conditions to Completion of the Merger (See page 110)

A number of conditions must be satisfied or waived before the Merger can be consummated. These conditions include, among others:

•

the Company stockholders approve the issuance of the shares of Company Common Stock to be issued in connection with the Merger by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the proposal;

•

HR stockholders approve the Merger and the Merger Agreement by the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of HR Common Stock entitled to vote on such proposal;

•	approval from the NYSE for the listing of the shares of Company Common Stock to be issued in the Merger;

•

the absence of any law in effect or any temporary restraining order, preliminary or permanent injunction or other order issued by any governmental entity of competent jurisdiction in effect, having the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger;

•

the accuracy of each party’s representations and warranties, subject in most cases to material adverse effect qualifications, and receipt by each party of a certificate to such effect from an officer of the other party;

•	material compliance by each party with its covenants and agreements;

•	the absence of any material adverse effect with respect to either the Company or HR since February 28, 2022;

•

receipt by the Company and by HR of a legal opinion to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of Code and of an opinion as to the qualification of HR and the Company, respectively, as a REIT under the Code; and

•	effectiveness under the Securities Act of the Registration Statement on Form S-4, of which this joint prospectus/proxy statement forms a part.

Neither the Company nor HR can give any assurance as to when or if all of the conditions to the consummation of the Merger will be satisfied or waived or that the Merger will occur.

See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 110 for more information.

Regulatory Approvals Required for the Merger (See page 83)

Neither the Company nor HR are aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement, other than the requirement that the Registration Statement on Form S-4, of which this joint proxy statement/prospectus forms a part, be declared effective by the SEC.

Notwithstanding the foregoing, under the Hart Scott Rodino Antitrust Improvements Act, as amended, which we refer to as the HSR Act, any stockholder who acquires shares of Company Common Stock in the Merger and, as a result of that acquisition, will hold shares of Company Common Stock valued in excess of $101.0 million may have to file a premerger notification and report form, and observe a statutory waiting period prior to obtaining beneficial ownership of shares of Company Common Stock through the Merger, unless the stockholder’s investment qualifies for an exemption. Any such stockholder should evaluate its holdings of the Company and determine whether the acquisition of shares of Company Common Stock qualifies for an exemption or if a filing will be required by that stockholder. If a filing is required, the stockholder should make that filing promptly so it does not acquire shares through the Merger before filing and observing the waiting period in violation of the HSR Act.

No Solicitation and Recommendation Withdrawal (See page 103)

In the Merger Agreement, each of the Company and HR agreed that it will, and will cause its subsidiaries and its and their respective directors, officers and employees of the parties and the parties’ subsidiaries to, and will direct and use its commercially reasonable efforts to cause its other representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal (as defined below). Each party also agrees that it will, within five (5) Business Days after the date of this Agreement, (a) request each person that has executed a confidentiality agreement in connection with any Takeover Proposal or its consideration of any Takeover Proposal (and for which such a request has not previously been made) to return or destroy all confidential information furnished to such person by or on behalf of it or any of its subsidiaries and (b) terminate any data room or other diligence access of such person.

Each party will not, with exception, and will cause each of the subsidiaries of HR and its and their respective directors, officers and employees not to, and will direct and use its commercially reasonable efforts to cause its other representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage, or knowingly facilitate, any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Takeover Proposal, or (b) enter into, engage in, continue or otherwise participate in any discussions (except, in response to an inquiry from any person, solely to notify such person of the existence of the provisions of the applicable section of the Merger Agreement or negotiations regarding, or furnish to any person any non-public material information in connection with, any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Takeover Proposal.

Notwithstanding anything to the contrary contained herein, the Company or HR will be permitted to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any person if (a) the Company Board or the HR Board, as applicable, determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its directors’ duties under applicable law. Prior to the approval of the Merger and the other transactions contemplated by the Merger Agreement, the Company or HR may, under certain specified circumstances, engage in discussions or negotiations with and provide non-public information regarding itself to a third party making an unsolicited, written Takeover Proposal. Under the Merger Agreement, the Company and HR are required to notify the other party promptly if it receives any Takeover Proposal (as defined below), and thereafter to keep the other party reasonably informed on a current basis of the status of any such Takeover Proposal.

See “The Merger Agreement—Covenants and Agreements” beginning on page 101 for more information.

Termination of the Merger Agreement (See page 112)

The Merger Agreement may be terminated at any time by the mutual written consent of the Company and HR, either before or after approval by the Company stockholders or HR stockholders.

In addition, the Merger Agreement may also be terminated prior to the effective time of the Merger by either the Company or HR under the following conditions, each subject to certain exceptions:

•	the Merger is not consummated on or before August 28, 2022, which we refer to as the Outside Date;

•

any governmental entity of competent jurisdiction issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action will have become final and non-appealable, or if there will have been adopted prior to the effective time of the Merger any law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

•	upon a failure of either party to obtain approval of its stockholders;

•	upon a material, uncured breach by the other party that would cause the closing conditions not to be satisfied, subject to a 30-day cure period (if reasonably capable of being cured);

•	if the other party’s board makes an adverse recommendation change with respect to the transaction;

•

in the case prior to obtaining approval of its stockholders, and upon payment of the applicable termination fee, in order to enter into a definitive agreement with a third party with respect to a superior acquisition; or

•

prior to the other party’s stockholders having voted upon approval of the Merger and the other transactions contemplated by the Merger Agreement at its special meeting, (a) the other party’s Board resolves to or effects a Recommendation Withdrawal (as defined below); (b) a tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal is commenced by a person who is not a party or an affiliate of a party to the Merger and the other party’s Board does not publicly announce, within ten business days after the commencement of such tender or exchange offer, that it recommends rejection of such tender or exchange offer; or (c) it materially breaches its obligations or agreements with respect to its special meeting or non-solicitation.

The Merger Agreement may also be terminated by the Company prior to the effective time of the Merger if:

•

on the business day immediately prior to the Outside Date if the proceeds of contemplated asset sales and financing available to the Company pursuant to the Commitment Letter (as described below) or, if applicable, any alternative financing are insufficient to pay the aggregate Special Distribution and any unpaid cash payment obligations of HR under the Merger Agreement on or before the business day immediately prior to the Outside Date.

Termination Fees and Expense Reimbursement (See page 113)

If the Merger Agreement is terminated because (a) a party’s board changes its recommendation in favor of the transactions contemplated by the Merger Agreement, (b) a party terminates the Merger Agreement to enter into a definitive agreement with a third party with respect to a superior acquisition proposal, or (c) a party consummates or enters into an agreement for an alternative transaction within 12 months following termination under certain circumstances, such party must pay a termination fee to the other party. The termination fee payable by HR to the Company in such circumstances is $163.0 million. The termination fee payable by the Company in such circumstances is $291.0 million. In addition, HR must pay the Company the termination fee of $163.0 million (plus reimburse the Company for its actual transaction expenses up to $5.0 million) if, on the business day immediately prior to the Outside Date, the proceeds of the contemplated asset sales and financing available to the Company pursuant to the Commitment Letter (as described below) or, if applicable, any alternative financing are insufficient to pay the aggregate Special Distribution and any unpaid cash payment obligations of HR under the Merger Agreement (so long as such termination is not the result of a material breach by the Company of the financing, financing cooperation and sales activity provisions of the Merger Agreement). The actual amount of each termination fee described above is subject to an escrow and adjustment mechanism for REIT compliance purposes to provide for a lesser amount if necessary to be paid to the receiving party without causing such party to fail to meet its REIT requirements for such year.

See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 112 for more information.

Material U.S. Federal Income Tax Consequences of the Merger (See page 115)

The Company and HR intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of the Company and HR of a written opinion from its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization, HR stockholders are generally not expected to recognize gain or loss as a result of the Merger (except with respect to the receipt of cash in lieu of fractional shares of Company Common Stock).

For further discussion of certain U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences” beginning on page 115.

HR stockholders should consult their tax advisors to determine the tax consequences to them (including the application and effect of any applicable state, local or non-U.S. income and other tax laws) of the Merger and the ownership and disposition of shares of Combined Company Common Stock.

Accounting Treatment of the Merger (See page 82)

It is anticipated that the Merger will be accounted for as a business combination and will be considered a reverse acquisition in accordance with Accounting Standards Codification Topic 805, Business Combinations, which we refer to as ASC 805. Accordingly, HR will be considered the accounting acquirer even though the Company will be the issuer of the equity interests in connection with the Merger. HR was determined to be the accounting acquirer after consideration of the terms of the Merger and other factors more fully described in the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” included in this joint proxy statement/prospectus. In addition, HR will be treated as the predecessor for financial reporting purposes after the Merger.

As a result, upon consummation of the Merger, (1) the historical financial statements of HR will become the historical financial statements of the Combined Company, and (2) the acquisition method of accounting will be utilized to recognize the identifiable assets acquired (including identifiable intangible assets) and liabilities assumed (including executory contracts and other commitments) of the Company at fair value at the date of the Merger. Goodwill will be recognized for the difference between the purchase price and the aggregate fair value of the identifiable assets acquired less liabilities assumed.

Comparison of Rights of the Company Stockholders and HR Stockholders (See page 171)

The rights of HR stockholders are currently governed by and subject to the provisions of the Maryland General Corporation Law, which we refer to as the MGCL, and the charter and bylaws of HR. Upon consummation of the Merger, the rights of former HR stockholders after they receive shares of Company Common Stock in the Merger will be subject to the charter and bylaws of the Company and remain governed by the MGCL.

In particular, as is typical for REITs to protect their status as a REIT under the Code, the Company Charter provides that, with limited exceptions, no person may beneficially own, or be deemed to beneficially own by virtue of the attribution provisions of the Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of Company Common Stock. The HR Charter currently contains a similar limitation.

For a summary of certain differences between the rights of the Company stockholders and HR stockholders, see “Comparison of Rights of the Company Stockholders and HR Stockholders” beginning on page 171.

Comparative Market Price and Dividend Information

The Company Market Price Data

Shares of Company Common Stock are listed on the NYSE under the symbol “HTA.” This table sets forth, for the periods indicated, high and low closing prices per share of Company Common Stock, as reported by the NYSE, and distributions declared per share of Company Common Stock.

	Price Per Common Share		Distributions Declared Per Share
	High	Low
Year Ended December 31, 2019
First Quarter	$28.88	$24.73	$0.310
Second Quarter	$29.20	$26.84	$0.310
Third Quarter	$29.57	$26.69	$0.315
Fourth Quarter	$31.14	$28.77	$0.315
Year Ended December 31, 2020
First Quarter	$34.14	$20.89	$0.315
Second Quarter	$28.87	$21.89	$0.315
Third Quarter	$27.81	$24.69	$0.320
Fourth Quarter	$28.18	$23.71	$0.320
Year Ended December 31, 2021
First Quarter	$29.09	$26.20	$0.320
Second Quarter	$29.52	$26.70	$0.320
Third Quarter	$31.28	$26.87	$0.325
Fourth Quarter	$34.72	$29.95	$0.325

HR Market Price Data

Shares of HR Common Stock are listed on the NYSE under the symbol “HR.” This table sets forth, for the periods indicated, high and low closing prices per share of HR Common Stock, as reported by the NYSE, and distributions declared per share of HR Common Stock.

	Price Per Share of Common Stock		Distributions Declared Per Share
	High	Low
Year Ended December 31, 2019
First Quarter	$32.80	$27.69	$0.300
Second Quarter	$33.17	$29.96	$0.300
Third Quarter	$33.81	$31.29	$0.300
Fourth Quarter	$34.77	$31.81	$0.300
Year Ended December 31, 2020
First Quarter	$37.92	$24.72	$0.300
Second Quarter	$33.32	$25.27	$0.300
Third Quarter	$30.12	$27.11	$0.300
Fourth Quarter	$32.26	$27.69	$0.300
Year Ended December 31, 2021
First Quarter	$31.30	$28.15	$0.303
Second Quarter	$32.64	$29.97	$0.303
Third Quarter	$31.88	$29.58	$0.303
Fourth Quarter	$33.70	$30.47	$0.303

Recent Closing Prices

The table below sets forth the closing prices for shares of Company Common Stock and HR Common Stock as reported by the NYSE on February 25, 2022, the last full trading day before the public announcement of the execution of the Merger Agreement, and on May 31, 2022, the latest practicable trading day before the date of this joint proxy statement/prospectus. The HR pro forma equivalent closing share price is equal to the closing price of a share of Company Common Stock on each such date given that the exchange ratio is 1.00 for 1.00. Because the market price of shares of Company Common Stock is subject to fluctuation, the market value of shares of Company Common Stock that will be issued in connection with the Merger may increase or decrease.

	Company Common Shares	HR Common Shares	HR Pro Forma Equivalent
February 25, 2022	$31.04	$29.35	$31.04
May 31, 2022	$30.05	$29.07	$30.05

As of May 31, 2022, the Company had approximately 1,878 holders of record of shares of Company Common Stock, and HR had approximately 664 holders of record of shares of HR Common Stock. For more information with respect to the Company, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 180 of this joint proxy statement/prospectus. For more information with respect to HR, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in HR’s Annual Report on Form 10-K for the year ended December 31, 2021.

EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

The following tables set forth, for the three months ended March 31, 2022 and the year ended December 31, 2021, selected per share information for HR Common Stock on a historical and pro forma consolidated basis and for Company Common Stock on a historical basis. You should read the tables below together with the historical consolidated financial statements and related notes of the Company and HR contained in their respective Quarterly Report on Form 10-Q for the three months ended March 31, 2022, and Annual Reports on Form 10-K and Form 10-K/A, as the case may be, for the year ended December 31, 2021, all of which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference.”

The pro forma consolidated per share amounts were calculated using the methodology as described below under the heading “Unaudited Pro Forma Condensed Consolidated Financial Information,” and are subject to all the assumptions, adjustments and limitations described thereunder. The pro forma financial information described below is presented as if the Merger occurred on January 1, 2021 for the results of operations and March 31, 2022 for financial position. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the Combined Company that actually would have occurred had the Merger been completed as of the dates indicated above nor is it necessarily indicative of the future operating results or financial position of the Combined Company.

	Three Months Ended March 31, 2022
	The Company	HR	Pro Forma
Basic earnings (loss) per share	$0.08	$0.28	$(0.02)
Diluted earnings (loss) per share	$0.08	$0.28	$(0.02)
Dividends declared per common share	$0.33	$0.31	$0.30 (1)
Book value per common share	$14.02	$14.60	$23.02

	Year Ended December 31, 2021
	The Company	HR	Pro Forma
Basic earnings (loss) per share	$0.45	$0.45	$(0.74)
Diluted earnings (loss) per share	$0.44	$0.45	$(0.74)
Dividends declared per common share	$1.29	$1.21	$1.21 (1)

(1)

Dividends are declared and paid at the discretion of the HR Board. The HR Board may change HR’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of the Company and HR because these risks will also affect the Combined Company. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2021 of the Company and HR, each of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference.”

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in the share prices of either the Company or HR.

Upon the closing of the Merger, each share of HR Common Stock will be converted into the right to receive one share of Company Common Stock. The exchange ratio was fixed in the Merger Agreement, and while it will be adjusted in the event of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into common stock), recapitalization, subdivision, reclassification, combination, exchange of shares or any similar transaction involving the Company or HR, the exchange ratio will not be adjusted for changes in the market price of either HR Common Stock or Company Common Stock. Changes in the price of Company Common Stock prior to the Merger will affect the market value of the Merger consideration that HR stockholders will receive on the closing date of the Merger. Share price changes may result from a variety of factors (many of which are beyond our control), including the following factors:

•	changes in the respective businesses, operations, assets, liabilities and prospects of the Company and HR;

•	changes in market assessments of the business, operations, financial position and prospects of either company or the Combined Company;

•	market assessments of the likelihood that the Merger will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the price of HR Common Stock and Company Common Stock;

•	the continuation or worsening of the COVID-19 pandemic; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which the Company and HR operate.

The price of Company Common Stock at the closing of the Merger may vary from the price on the date the Merger Agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the Company Special Meeting and the HR Special Meeting. As a result, the market value of the Merger consideration represented by the exchange ratio will also vary. For example, based on the range of trading prices of shares of HR Common Stock during the period after February 24, 2022, the last trading day before published reports regarding a potential transaction involving the Company, through May 31, 2022, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 1.00 : 1.00 represented a market value ranging from a low of $3.9 billion to a high of $4.8 billion.

Because the Merger will be completed after the date of the Company Special Meeting and the HR Special Meeting, at the time of your special meeting, you will not know the exact market value of shares of Company Common Stock that HR stockholders will receive upon completion of the Merger. Therefore, while the number of shares of Company Common Stock to be issued per share of HR Common Stock is fixed, HR stockholders cannot be sure of the market value of the consideration they will receive upon completion of the Merger.

Failure to complete the Merger could negatively affect the share prices and the future business and financial results of the Company and HR.

If the Merger is not completed, the ongoing businesses of the Company and/or HR may be adversely affected and the Company and HR will be subject to numerous risks associated with the failure to complete the Merger, including the following:

•

the Company being required, under certain circumstances, to pay HR a termination fee of $291.0 million or an expense reimbursement base amount fee of $25.0 million plus up to $5.0 million of actual expenses in connection with the Merger;

•

HR being required, under certain circumstances, to pay the Company a termination fee of $163.0 million, an expense reimbursement base amount fee of $25.0 million plus up to $5.0 million of actual expenses or a termination fee of $163.0 million plus up to $5.0 million of actual expenses in connection with the Merger;

•	each of the Company and HR having to pay certain costs relating to the proposed Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;

•

the management of each of the Company and HR focusing on the Merger instead of on pursuing other opportunities that could be beneficial to the companies, in each case, without realizing any of the benefits of the Merger having been completed; and

•

the failure of each company to retain key employees during the pendency of the Merger, including, with respect to the Company, its Interim Chief Executive Officer whose employment agreement expires upon the closing of the Merger.

If the Merger is not completed, the Company and HR cannot assure their stockholders that these risks will not materialize and will not materially affect the business, financial results and share prices of the Company or HR. For a description of the circumstances under which the termination fees are payable by the Company or HR, see “The Merger Agreement—Termination of the Merger Agreement—Termination Fees and Expense Reimbursement.”

The Merger Agreement contains provisions that could discourage a potential acquirer of either the Company or HR or could result in any acquisition proposal being at a lower price than it might otherwise be.

The Merger Agreement contains provisions that, subject to limited exceptions, restrict the ability of each of the Company and HR to solicit, encourage, facilitate or discuss third-party proposals to acquire all or a significant part of the Company or HR. Further, even if the Company Board or the HR Board withdraws or modifies its recommendation of the Merger, respectively, they will still be required to submit the matter to a vote of their respective stockholders at their respective special meetings. In addition, either the Company or HR generally has an opportunity to offer to modify the terms of the proposed Merger Agreement in response to any acquisition proposal that may be made to the other party before their respective board of directors may withdraw or modify its recommendation in response to such acquisition proposal. In certain circumstances, on termination of the Merger Agreement, one of the parties may be required to pay a substantial termination fee to the other party. See “The Merger Agreement—Termination of the Merger Agreement—Termination Fees and Expense Reimbursement.”

These provisions could discourage a potential acquirer that might have an interest in acquiring all or a significant part of the Company or HR from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the Merger, or might result in a potential acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Merger Agreement.

If the Merger is not consummated by August 28, 2022, either the Company or HR may terminate the Merger Agreement.

Either the Company or HR may terminate the Merger Agreement if the Merger has not been consummated by August 28, 2022. However, the right to terminate the Merger Agreement will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of, or resulted in, the failure to consummate the Merger prior to August 28, 2022. See “The Merger Agreement—Termination of the Merger Agreement.”

The pendency of the Merger could adversely affect the business and operations of the Company and HR.

In connection with the pending Merger, some tenants or vendors of each of the Company and HR may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of the Company and HR, regardless of whether the Merger is completed. Similarly, current and prospective employees of the Company and HR may experience uncertainty about their future roles with the Combined Company following the Merger, which may materially adversely affect the ability of each of the Company and HR to attract or retain key personnel during the pendency of the Merger. In addition, due to operating covenants in the Merger Agreement, each of the Company and HR may be unable, during the pendency of the Merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue certain other actions, even if such actions would prove beneficial.

Approval of the Merger requires a supermajority vote by HR stockholders, which could have the effect of increasing the difficulty of consummating the Merger.

The HR Charter, as well as provisions of Maryland law applicable to the HR Charter, require that the Merger be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of HR Common Stock. If an HR stockholder does not vote or instruct his, her or its broker, bank, or nominee on how to vote shares of HR Common Stock held in his, her or its name, such abstentions and broker non-votes will have the same effect as a vote against the HR Merger Proposal, making it more difficult for the requisite vote requirement for the Merger to be satisfied.

The opinions of the financial advisors of the Company and HR will not reflect changes in circumstances between the date of such opinions and completion of the Merger.

The Company and HR have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus and do not expect to receive updated opinions prior to completion of the Merger. Changes in the operations and prospects of the Company or HR, general market and economic conditions and other factors that may be beyond the control of the Company or HR, and on which the opinions of the financial advisors to the Company and HR were based, may significantly alter the value of the Company or HR or the prices of shares of HR Common Stock or Company Common Stock by the time the Merger is completed. The opinions do not speak as of the time the Merger will be completed or as of any date other than the date of such opinions. Because the financial advisors of the Company and HR will not be updating their opinions, the opinions will not address the fairness of the Merger consideration or the exchange ratio, as the case may be, from a financial point of view at the time the Merger is completed. The Company Board’s recommendation that the Company stockholders vote “FOR” the proposals being submitted to the Company stockholders and the HR Board’s recommendation that HR stockholders vote “FOR” the proposals being submitted to HR stockholders, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that the Company and HR received from their respective financial advisors, see “The Merger—Opinion of the Company Financial Advisor” and “The Merger—Opinion of HR Financial Advisor.”

The directors and executive officers of the Company and directors and executive officers of HR have interests in the Merger that are different from, or in addition to, those of the Company stockholders and HR stockholders.

The directors and executive officers of the Company and directors and executive officers of HR have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the Company stockholders or HR stockholders, including, among other things, the continued service as director or executive officer of the Combined Company. These interests, among other things, may influence or may have influenced the directors and executive officers of the Company and directors and executive officers of HR to support or approve the Merger. See “The Merger—Interests of HR Directors and Executive Officers in the Merger” and “The Merger—Interests of the Company Directors and Executive Officers in the Merger.”

The Company and/or HR have been named in five lawsuits with respect to the Merger and may be or become the target of additional lawsuits, including stockholder direct and derivative lawsuits, that could result in substantial costs and may delay or prevent the Merger from being completed.

Stockholder direct and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Five lawsuits, which we refer to as the Lawsuits, have been filed by purported stockholders of HR or the Company with respect to the Merger. Three lawsuits have been filed against HR and the members of the HR Board in the United States District Court for the Eastern District of New York and two lawsuits have been filed against the Company and certain members of the Company Board in the United States District Court for the Southern District of New York. The Lawsuits allege that the Registration Statement on Form S-4 filed on May 2, 2022, in connection with the Merger omitted certain material information in violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and further that the members of the HR Board and the Company Board, respectively, are liable for those omissions under Section 20(a) of the Exchange Act. The Lawsuits each seek a preliminary and permanent injunction to prevent the completion of the Merger, rescission of the Merger or rescissory damages, costs and attorneys’ fees. There can be no assurances as to the outcome of such lawsuits, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Merger on the agreed-upon terms, such an injunction may delay or prevent the Merger from being completed, which may adversely affect each of the Company’s and HR’s respective business, results of operations and financial position.

The Company stockholders and HR stockholders will be diluted by the Merger.

The Merger will dilute the ownership position of the Company stockholders and result in HR stockholders having an ownership stake in the Combined Company that is smaller than their current stake in HR. Upon completion of the Merger, we estimate that continuing the Company stockholders will own approximately 60.0% of the shares of common stock of the Combined Company, and former HR stockholders will own approximately 40.0% of shares of common stock of the Combined Company. Consequently, the Company stockholders and HR stockholders, as a general matter, will have less influence over the management and policies of the Combined Company after the effective time of the Merger than each currently may exercise over the management and policies of the Company and HR, respectively.

In addition, in the Merger, each HR Stock Option to purchase HR Common Stock will be converted into an option exercisable for one share of Company Common Stock, subject to the same economic terms and conditions as were applicable to the corresponding HR Stock Option immediately prior to the Merger. Similarly, each HR Stock-Based Award will be assumed by the Combined Company with respect to the number of shares of Company Common Stock that is equal to the number of shares of HR Common Stock subject to the HR Stock-Based Award immediately prior to the effective time of the Merger multiplied by 1.00. The exercise of HR Stock Options and the vesting of HR Stock-Based Awards will further dilute the ownership positions of the Company stockholders and HR stockholders.

Risk Factors Relating to the Combined Company

Operational Risks

The Combined Company expects to incur substantial expenses related to the Merger.

The Combined Company expects to incur substantial expenses in connection with completing the Merger and integrating the business, operations, networks, systems, technologies, policies and procedures of the two companies, including severance costs. In addition, there are a large number of systems that must be integrated, including billing, management information, asset management, accounting and finance, payroll and benefits, lease administration and regulatory compliance. Although the Company and HR have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger. As a result, both the Company and HR expect to incur expenses against their earnings before the completion of the Merger, and the Combined Company expects to incur expenses and charges after the completion of the Merger.

HR and the Company have properties subject to purchase options that expose the Combined Company to reinvestment risk and reduction in expected investment returns.

HR and the Company have, in the aggregate, approximately $54.9 million of real estate property investments that were subject to purchase options held by lessees that were exercisable as of March 31, 2022. Other properties have purchase options that will become exercisable after March 31, 2022. The exercise of these purchase options exposes the Combined Company to reinvestment risk and a reduction in investment return. Certain properties subject to purchase options may be purchased at rates of return above the rates of return the Combined Company expects to achieve with new investments. If the Combined Company is unable to reinvest the sale proceeds at rates of return equal to the return received on the properties that are sold, it may experience a decline in lease revenues and profitability and a corresponding material adverse effect on the Combined Company’s financial condition and results of operations.

Many of HR’s and the Company’s properties are held under ground leases. These ground leases contain provisions that provide the ground lessor with purchase options or rights of first refusal that may be triggered by the Merger. In addition, ground leases may limit the Combined Company’s ability to lease, sell, or finance these properties in the future.

As of March 31, 2022, HR and the Company had, in the aggregate, 249 properties that were held under ground leases, representing an aggregate gross investment of approximately $5.4 billion. These ground lease agreements typically contain restrictions that limit building occupancy to physicians on the medical staff of an affiliated hospital and prohibit tenants from providing services that compete with the services provided by the affiliated hospital. Ground leases may also contain consent requirements or other restrictions on sale or assignment of the leasehold interest, including purchase options and rights of first refusal in favor of the lessor that may become exercisable as a result of the Merger. HR and the Company estimate that purchase options or rights of first refusal on ground leased properties having a gross investment of approximately $1.0 billion may be exercisable as a result of the Merger. Even if not currently exercisable, these ground lease provisions may limit the Combined Company’s ability to lease, sell, or obtain mortgage financing secured by such properties which, in turn, could adversely affect the income from operations or the proceeds received from a sale. As a ground lessee, the Combined Company is also exposed to the risk of reversion of the property upon expiration of the ground lease term, or an earlier breach by the Combined Company of the ground lease, which may have a material adverse effect on the Combined Company’s consolidated financial condition and results of operations.

Following the Merger, the Combined Company may be unable to integrate the businesses of the Company and HR successfully and realize the anticipated synergies and related benefits of the Merger or do so within the anticipated timeframe.

The Merger involves the combination of two companies that currently operate as independent public companies. The Combined Company will be required to devote significant management attention and resources to integrating the business practices and operations of the Company and HR. Potential difficulties the Combined Company may encounter in the integration process include the following:

•

the inability to successfully combine the businesses of the Company and HR in a manner that permits the Combined Company to achieve the cost savings anticipated to result from the Merger, which would result in the anticipated benefits of the Merger not being realized in the timeframe currently anticipated or at all;

•	certain tenants of either company may decide not to do business with the Combined Company;

•	the complexities associated with managing the combined businesses out of different locations and integrating personnel from the two companies;

•	the additional complexities of combining two companies with different histories, cultures, markets and tenant bases;

•	the failure to retain key employees of either company;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Company’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in the Combined Company’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Company to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the Combined Company.

Following the Merger, the Combined Company may be unable to retain key employees.

The success of the Combined Company after the Merger will depend in part upon its ability to retain key employees. Key employees may depart either before or after the Merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Combined Company following the Merger. Accordingly, no assurance can be given that the Company, HR or, following the Merger, the Combined Company will be able to retain key employees.

The employment agreement of Peter N. Foss, the Company’s current Interim Chief Executive Officer, expires upon the closing of the Merger.

Robert A. Milligan, the Company’s current Chief Financial Officer, is expected to terminate his employment with the Company for good reason immediately following the Merger as he will not be assuming the position of chief financial officer of the Combined Company.

Amanda L. Houghton, the Company’s current Executive Vice President — Asset Management, has generally obligated herself to continue her employment with the Combined Company for ninety days after the Merger, but is expected to terminate her employment at that time.

The Merger will result in changes to the board of directors and management of the Combined Company that may affect the strategy of the Combined Company as compared to that of the Company and HR.

If the parties complete the Merger, the composition of the board of directors of the Combined Company and management team will change from the current boards and management teams of the Company and HR. For example, the board of directors of the Combined Company will have thirteen members, expected to consist of all nine current HR Board members and four current Company Board members. The four Company directors who will continue on the board of directors of the Combined Company are W. Bradley Blair II, Vicki U. Booth, Jay P. Leupp and Constance Moore. The management team of the Combined Company will be comprised entirely of the current management team of HR, with no current members of the Company’s management team serving the Combined Company in their current roles. This new composition of the board of directors, together with the management team, of the Combined Company may affect the business strategy and operating decisions of the Combined Company upon the completion of the Merger. For more information about the management and directors of the Combined Company following the Merger, see “The Merger—Directors and Management Following the Merger.”

The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded operations following the Merger.

Following the Merger, the Combined Company may continue to expand its operations through additional acquisitions and other strategic transactions, some of which involve complex challenges. The future success of the Combined Company will depend, in part, upon the ability of the Combined Company to manage its expansion opportunities, which pose substantial challenges for the Combined Company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. The Combined Company cannot assure you that its expansion or acquisition opportunities will be successful, or that the Combined Company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The trading price of shares of common stock of the Combined Company may be affected by factors different from those affecting the price of shares of HR Common Stock or Company Common Stock before the Merger.

If the Merger is completed, the Company stockholders will become holders of approximately 60.0%, and HR stockholders will hold approximately 40.0%, of the outstanding shares of common stock of the Combined Company. The results of operations of the Combined Company, as well as the trading price of the shares of common stock of the Combined Company after the Merger, may be affected by factors different from those currently affecting the Company’s or HR’s results of operations and the trading prices of shares of HR Common Stock and Company Common Stock. These factors include:

•	a greater number of shares of common stock of the Combined Company outstanding as compared to the number of currently outstanding shares of Company Common Stock;

•	different stockholders;

•	different businesses; and

•	different assets and capitalizations.

In addition, the Combined Company may take actions in the future—such as a share split, reverse share split, or reclassification—that could affect the trading price of its shares of common stock.

Accordingly, the historical trading prices and financial results of the Company and HR may not be indicative of these matters for the Combined Company after the Merger. For a discussion of the business of the Company and HR and of certain factors to consider in connection with that business, see the documents incorporated by reference by the Company or HR into this joint proxy statement/prospectus referred to under “Where You Can Find More Information and Incorporation by Reference.”

The Combined Company cannot assure you that it will be able to continue paying dividends at or above the rate currently paid by the Company and HR.

The stockholders of the Combined Company may not receive dividends at the same rate they received dividends as stockholders of the Company and stockholders of HR following the Merger for various reasons, including the following:

•	the Combined Company may not have enough cash to pay such dividends due to changes in the Combined Company’s cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the board of directors of the Combined Company, which reserves the right to change the Company’s current dividend practices at any time and for any reason;

•	the Combined Company may desire to retain cash to maintain or improve its credit ratings; and

•

the amount of dividends that the Combined Company’s subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators, and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of the Combined Company will have no contractual or other legal right to dividends that have not been authorized by the board of directors of the Combined Company.

Regulatory and Legal Risks

Counterparties to certain agreements with the Company or HR may exercise contractual rights under such agreements in connection with the Merger.

The Company and HR are each party to certain agreements that give the counterparties certain rights in connection with a qualifying change in control, including in some cases the right to terminate the agreement. The Merger may constitute a change in control under some of these agreements, and therefore the counterparties could exercise any rights they may have regarding termination, recourse against the Combined Company for obligations of its subsidiaries, acceleration of payment obligations or otherwise. In addition, counterparties may seek modifications of the terms of agreements as a condition to granting a waiver or consent. If such counterparties exercise any such contractual rights, this may adversely impact the Combined Company.

Joint venture investments, including those resulting from the anticipated contribution of certain of the Company properties into one or more joint ventures prior to the consummation of the Merger, could be adversely affected by the Combined Company’s lack of sole decision-making authority, its reliance on its joint venture partners’ financial condition or disputes between any joint venture partner and the Combined Company.

Both the Company and HR currently have joint venture investments that will constitute a portion of the Combined Company’s assets upon consummation of the Merger. In addition, it is anticipated that certain to-be-identified assets of the Company will be contributed to one or more joint ventures to be formed immediately prior to the consummation of the Merger; provided, however, that any such contribution is contingent upon the exchange of irrevocable certifications by HR and the Company that all closing conditions set forth in the Merger Agreement have been irrevocably satisfied or waived. The Combined Company is expected to continue to have such arrangements, and may enter into additional joint ventures, following the completion of the Merger. The Company and HR are not, and the Combined Company will not be, in a position to exercise sole decision-making authority regarding these partnerships, joint ventures or other entities. Investments in partnerships, joint ventures and other entities may, under certain circumstances, involve risks not present were a third-party not involved. For example, joint venture partners may have economic or other business interests or goals that are inconsistent with the business interests or goals of HR, the Company or the Combined Company, they could be in a position to take actions contrary to the policies or objectives of HR, the Company or the Combined Company, and they may have competing interests that could create conflict of interest issues. Such investments may also have the potential risk of impasses with respect to decisions because neither HR, the Company, the Combined Company nor the joint venture partner would have full control over the partnership or joint venture. In addition, joint venture partners of HR or the Company may have consent rights, rights to buy or sell joint venture interests, or other rights under certain agreements, which may be implicated as a result of the Merger. Disputes between HR, the Company or the Combined Company and joint venture partners may result in litigation or arbitration. In addition, if joint venture partners fail to fund their share of required capital contributions due to insolvency or for other reasons, the joint venture investments, including properties owned by the joint ventures, could be subject to additional risk.

REIT Risks

The Combined Company would succeed to, and may incur, adverse tax consequences if the Company or HR has failed or fails to qualify as a REIT.

Each of the Company and HR believes that it has been organized and has operated in a manner that enables it to qualify as a REIT and each company intends to operate so as to qualify as a REIT through the closing date, and in the case of the Combined Company, following the closing date of the Merger. None of the Company or HR has requested or plans to request a ruling from the IRS that it qualifies as a REIT. If either the Company or HR has failed or fails to qualify as a REIT and the Merger is completed, the Combined Company generally would succeed to and may incur significant tax liabilities, and the Combined Company could possibly fail to qualify as a REIT.

REITs are subject to a range of complex organizational and operational requirements.

Qualification as a REIT requires each company to satisfy numerous technical and highly complex requirements established under the Code, for which in many cases there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within each company’s control. The complexity of these provisions and of applicable regulations promulgated under the Code, which we refer to as the Treasury Regulations, is greater in the case of REITs that, like the Company, HR and the Combined Company, hold or intend to hold some or all of their assets through partnerships. In order to qualify as a REIT, each of the Company and HR must satisfy a number of requirements regarding the composition of the assets and the sources of its gross income. The ability to satisfy the asset tests depends on each company’s analysis of the characterization and fair market value of its assets, some of which are not susceptible to precise determination, and for which it will not obtain independent valuations. Also, each of the Company and HR must make distributions to its stockholders aggregating annually at least 90% of its net taxable income (which does not equal net income, as calculated in accordance with GAAP), without regard to the deduction for dividends paid and excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect, possibly retroactively, the Company’s (or, following the Merger, the Combined Company’s) and HR’s ability to qualify as REITs.

For any taxable year that the Company (or, following the Merger, the Combined Company) or HR fails to qualify as a REIT, each of the Company (or, following the Merger, the Combined Company) or HR will not be allowed a deduction for dividends paid to its stockholders in computing taxable income and thus would become subject to U.S. federal and state income tax as if it were a regular taxable corporation. In such an event, the Company (or, following the Merger, the Combined Company) or HR, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, the Company (or, following the Merger, the Combined Company) or HR, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification, and dispositions of assets within five years after requalifying as a REIT could give rise to gains that would be subject to corporate income tax. If the Company or HR failed to qualify as a REIT, the market price of the shares of common stock of the Combined Company may decline and the Combined Company may need to reduce substantially the amount of distributions to its stockholders because of its increased tax liability.

Other Risks

In connection with the Merger, HR, the Company and the Combined Company are planning to finance all or a significant portion of the Special Distribution with the sale of Company assets and/or through the contribution of Company assets into one or more joint ventures, and cannot guarantee that they will succeed in obtaining the necessary funds through one or more of these contemplated sales or joint ventures, which would require the Combined Company to assume additional indebtedness.

The parties expect that the Special Distribution will be funded with a combination of proceeds from the sale of Company assets to third parties and/or capital contributed by one or more newly-formed joint ventures in exchange for Company assets. We refer to these contemplated transactions as the Asset Transfers. The Company and HR are in discussions with multiple potential joint venture partners and asset purchasers and, in the case of joint ventures, expect to contribute certain properties of the Company into one or more joint ventures, which we refer to as Joint Ventures, immediately prior to the closing of the Merger. Any such Company asset sales and/or contributions of Company assets into one or more joint ventures is contingent upon the exchange of irrevocable certifications by HR and the Company that all closing conditions set forth in the Merger Agreement have been irrevocably satisfied or waived.

To the extent that the parties determine not to pursue Asset Transfers or Joint Ventures because of unfavorable terms or for other reasons or proceeds from the Asset Transfers and Joint Ventures are not sufficient, or not available at the time of the closing of the Merger, to fund the Special Distribution, then the Company will need to finance the payment of all or a portion of the Special Distribution, as the case may be. On May 13, 2022, the Company and the Company OP entered into a new term loan agreement with J.P. Morgan Chase Bank, N.A., as administrative agent, and a syndicate of other lenders named therein, whom we refer to collectively as the Lenders, pursuant to which the Lenders committed to fund a term loan facility in an aggregate principal amount not to exceed $1.125 billion, which we refer to as the Term Loan.

It is expected that the Term Loan would only be drawn by the Company to the extent that proceeds from the Asset Transfers and Joint Ventures are not sufficient, or not available at the time of the closing of the Merger, to fund the Special Distribution. The Term Loan, if needed, would be sufficient to finance the aggregate Special Distribution to the Company stockholders.

The Combined Company will have a substantial amount of indebtedness and may need to incur more in the future.

The Combined Company will have substantial indebtedness, and in connection with executing the Combined Company’s business strategies following the Merger, the Combined Company expects to continue to evaluate the possibility of acquiring additional properties and making strategic investments, and the Combined Company may elect to finance these endeavors by incurring additional indebtedness. Its substantial indebtedness could have material adverse consequences for the Combined Company, including (a) reducing the Combined Company’s credit ratings and thereby raising its borrowing costs, including credit rating downgrades from the credit agencies, which would adversely modify the Combined Company’s financing costs, (b) hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions, (c) limiting the Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses, (d) limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses, (e) making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases, and (f) placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.

Additionally, the Combined Company expects that the agreements that will govern the terms of its indebtedness will contain a number of restrictive covenants (including, without limitation, financial maintenance covenants) that impose significant operating and financial restrictions on the Combined Company and may limit its ability to engage in acts that may be in its long-term best interest. Moreover, the Combined Company’s ability to satisfy any financial maintenance covenants may be affected by events beyond its control and, as a result, it cannot provide assurance that it will be able to satisfy any such covenants.

A breach of the covenants under the agreements that govern the terms of any of the Combined Company’s indebtedness could result in an event of default under the applicable indebtedness. Such a default may allow the applicable creditors to accelerate the related debt and/or terminate any related commitments to extend further credit and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event debtholders accelerate the repayment of the Combined Company’s indebtedness, the Combined Company may not have sufficient resources to repay such indebtedness.

Moreover, to respond to competitive challenges, the Combined Company may be required to raise substantial additional capital to execute its business strategy. The Combined Company’s ability to arrange additional financing will depend on, among other factors, the Combined Company’s financial position and performance, as well as prevailing market conditions and other factors beyond the Combined Company’s control. If the Combined Company is able to obtain additional financing, the Combined Company’s credit ratings could be further adversely affected, which could further raise the Combined Company’s borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

The unaudited pro forma condensed consolidated financial information included elsewhere in, or incorporated by reference into, this joint proxy statement/prospectus may not be representative of the Combined Company’s results after the Merger, and, accordingly, you have limited financial information on which to evaluate the Combined Company.

The unaudited pro forma condensed consolidated financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company. The unaudited pro forma condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to the Company’s assets and liabilities. The purchase price allocation reflected in the unaudited pro forma condensed consolidated financial information included elsewhere in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of the Company as of the date of the completion of the Merger. The unaudited pro forma condensed consolidated financial information does not reflect future events that may occur after the Merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the Merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma condensed consolidated financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the Merger that the Company and HR believe are reasonable under the circumstances. The Company and HR cannot assure you that the assumptions will prove to be accurate over time.

Pandemics and other health concerns, including the currently ongoing COVID-19 pandemic, and the measures intended to prevent their spread, could have a material adverse effect on the Combined Company’s business, results of operations, cash flows and financial condition.

Pandemics, including the ongoing COVID-19 pandemic and those caused by possible new strains or mutations of the SARS-CoV-2 virus, as well as both future widespread and localized outbreaks of infectious diseases and other health concerns, and the measures taken to prevent the spread or lessen the impact, could cause a material disruption to the Combined Company’s industry or deteriorate the economy as a whole. The impacts of such events could be severe and far-reaching, and may impact the Combined Company’s operations in several ways. Such operational impacts include, but are not limited to, the following: (a) tenants could experience deteriorating financial conditions and be unable or unwilling to pay rent on time and in full; (b) the Combined Company may have to restructure tenants’ obligations and may not be able to do so on terms that are favorable to it; (c) inquiries and tours at the Combined Company’s properties could decrease; (d) move-ins and new tenanting efforts, and re-letting efforts could slow or stop altogether; (e) move-outs and potential early termination of leases thereunder could increase; (f) operating expenses, including the costs of certain essential services or supplies, including payments to third-party contractors, service providers, and employees essential to ensure continuity in the Combined Company’s building operations may increase; and (g) costs of development, including expenditures for materials utilized in construction and labor essential to complete existing developments in progress may increase substantively.

Further, disruption in the real estate markets may restrict the Combined Company’s ability to deploy capital for new investments, or limit its ability to make new investments on terms that are favorable to the Combined Company.

Additionally, these types of events could cause severe economic, market and other disruptions worldwide which could stretch to bank lending, capital and other financial markets. If these markets are affected, future access to capital and other sources of funding could be constrained which could adversely affect the availability and terms of the Combined Company’s future borrowings, its ability to refinance existing debt, its ability to draw on its revolving credit facility, and its ability to raise equity financing on terms that are favorable to the Combined Company.

The Company and HR face other risks.

The risks listed above are not exhaustive, and you should be aware that, following the Merger, the Combined Company will face various other risks, including those discussed in reports filed by the Company and HR with the SEC. See “Where You Can Find More Information and Incorporation by Reference.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which the Company and HR operate and beliefs of and assumptions made by the Company management and the HR management, involve uncertainties that could significantly affect the financial results of the Company or HR or the Combined Company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may,” “projects,” “could,” “estimates” or variations of such words and other similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature, but not all forward-looking statements include such identifying words. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that any expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under “Risk Factors” as well as the following:

•

HR’s and the Company’s ability to complete the Merger on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder approvals and satisfaction of other closing conditions to consummate the Merger;

•	the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger;

•	changes in financial markets, interest rates and foreign currency exchange rates;

•	the nature and extent of future competition;

•	risks associated with acquisitions;

•	maintenance of REIT status;

•	availability of financing and capital;

•	changes in demand for developed properties;

•	risks associated with achieving expected revenue synergies or cost savings;

•	national, international, regional and local economic climates;

•	events beyond the control of the Company and HR, such as acts of terrorism, global conflicts, and the continuation or worsening of the COVID-19 pandemic and changes in applicable law; and

•

those additional risks and factors discussed in reports filed with the SEC by the Company and HR from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q.

You are cautioned not to place undue reliance on these forward-looking statements. Neither the Company nor HR undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made, except as required by law.

INFORMATION ABOUT THE COMPANIES

Healthcare Trust of America, Inc.

The Company and the Company OP were incorporated or formed, as applicable, on April 20, 2006. As used in this section, the terms “we,” “our” and “us” refer to the Company and, as required by context, to the Company OP and its subsidiaries.

The Company is a publicly-traded REIT and is the largest dedicated owner and operator of medical office buildings, which we refer to as MOBs, in the United States, which we refer to as the U.S. We focus on owning and operating MOBs that serve the future of healthcare delivery and are located on health system campuses, near university medical centers, or in community core outpatient locations. We also focus on key markets that have attractive demographics and macro-economic trends and where we can utilize our institutional full-service operating platform to generate strong tenant and health system relationships and operating cost efficiencies. Our primary objective is to enhance the value of our real estate assets through our dedicated asset management and leasing platform, which generates consistent revenue streams and manageable expenses. As a result of our core business strategy, we seek to generate stockholder value through consistent and growing dividends, which are attainable through sustainable cash flows.

We invest in MOBs that we believe are critical to the delivery of healthcare in a changing environment. Healthcare is one of the fastest growing segments of the U.S. economy, with an expected average growth rate of approximately 6% annually through 2028. Overall U.S. spending is expected to increase to approximately 20% of gross domestic product, which we refer to as GDP, by 2028 according to the U.S. Centers for Medicare & Medicaid Services. In addition, healthcare is experiencing the fastest employment growth in the U.S., a trend that is expected to continue over the next decade. These high levels of demand are primarily driven by an aging U.S. population and the long-term impact of an increasing number of insured individuals nationwide. This increase in demand, combined with advances in less invasive medical procedures, is driving many healthcare services to lower costs and to more convenient outpatient settings that are less reliant on hospital campuses. As a result, the Company believes that well-located MOBs should provide stable cash flows with relatively low vacancy risk, resulting in consistent long-term growth.

Since inception, the Company has invested $7.8 billion primarily in MOBs, development projects, land and other healthcare real estate assets that are primarily located in 20 to 25 high quality markets that possess above average economic and socioeconomic drivers. Our portfolio consists of approximately 26.0 million square feet of gross leasable area, which we refer to as GLA, throughout the U.S. As of March 31, 2022, approximately 67% of our portfolio was located on the campuses of, or adjacent to, nationally and regionally recognized healthcare systems. We believe these key locations and affiliations create significant demand from healthcare related tenants for our properties. Further, our portfolio is primarily concentrated within major U.S. metropolitan statistical areas, which we refer to as MSAs, that we believe will provide above-average economic growth and socioeconomic benefits over the coming years. As of March 31, 2022, we had approximately 1.0 million square feet of GLA in ten of our top 20 key markets and approximately 95% of our portfolio, based on GLA, is located in the top 75 MSAs, with Dallas, Houston, Boston, Tampa and Miami being our largest markets by investment.

Our principal executive office is located at 16435 North Scottsdale Road, Suite 320, Scottsdale, AZ 85254, and our telephone number is (480) 998-3478. We maintain a website at www.htareit.com where additional information about us can be accessed. The contents of our website are not incorporated by reference in, or otherwise a part of this filing. We make our periodic and current reports, as well as any amendments to such reports, available free of charge at www.htareit.com as soon as reasonably practicable after such materials are electronically filed with the SEC. These reports are also available in hard copy to any stockholder upon request by contacting our investor relations staff at the number above or via email at info@htareit.com.

Dispositions

While our strategy is to acquire and hold well-located and well-designed MOBs and other facilities that serve the healthcare industry on a long-term basis, we may from time to time dispose of properties, subject to REIT qualification and prohibited transaction rules, if, based upon management’s periodic review of our portfolio, the Company Board determines such action would be in the best interests of the Company stockholders.

Financing Policies

Debt Financing. We expect to employ leverage in our capital structure in amounts determined from time to time by the Company Board. Although the Company Board has not adopted a formal policy that limits the total amount of indebtedness that we may incur or limits the amount of such indebtedness that will either be fixed or variable, we intend to maintain a conservative leverage profile and target a leverage ratio between 30% to 40%. The Company Charter and the Company Bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form in which our indebtedness will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). We are, however, subject to certain debt limitations pursuant to the restrictive covenants of our outstanding indebtedness, including our existing credit facilities and the indenture governing our $300.0 million of aggregate principal amount of 3.70% senior notes due 2023, issued by the Company OP and guaranteed by the Company, which we refer to as the Exchange Notes. Our existing credit facilities and the indenture governing the Exchange Notes contain restrictions that limit our flexibility in operating our business. The Company Board may from time to time modify our debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of shares of Company Common Stock, growth and acquisition opportunities and other factors.

Equity Financing. We may, without Company stockholder approval, issue debt or equity securities, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods. Subject to applicable law and the requirements for listed companies on the NYSE, the Company Board has the authority, without further Company stockholder approval, to amend the Company Charter to increase or decrease the aggregate number of shares of stock the Company is authorized to issue or the number of authorized shares of any class or series. We may offer common stock, preferred stock, options to purchase stock or other securities in exchange for property, and repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and the Company may engage in such activities in the future.

Conflict of Interest Policies

In order to reduce or eliminate certain potential conflicts of interest, the Company Charter contains restrictions and conflict resolutions relating to transactions we enter into with the Company’s directors or officers or their respective affiliates. We also have adopted certain policies designed to eliminate or minimize certain potential conflicts of interest. Specifically, we adopted a Code of Ethics that generally prohibits conflicts of interest between our officers, employees and directors, on the one hand, and the Company, on the other hand. Our Code of Ethics will also generally limit our employees, officers and directors from competing with the Company or taking for themselves opportunities that are discovered through the use of property or information of or position with the Company. Waivers, if any, of our Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer and controller and the Company’s directors are at the sole and absolute discretion of the Company’s Audit Committee. In addition, certain provisions of Maryland law are also designed to minimize conflicts. However, we cannot assure you these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all Company stockholders.

In addition, conflicts of interest could arise in the future as a result of the relationship between us and our affiliates, on the one hand, and the Company OP or any partner thereof, on the other hand. The Company’s directors and our officers have duties to the Company under applicable Maryland law in connection with their management of the Company. At the same time, the Company, as the general partner of the Company OP, has fiduciary duties and obligations to the Company OP and its other partners under Delaware law and the Company OP’s existing agreement of limited partnership in connection with the management of the Company OP. The Company’s fiduciary duties and obligations, as the general partner of the Company OP, may come into conflict with the duties of the Company’s directors and officers to the Company.

Policies with Respect to Other Activities

Share Repurchases. In September 2020, the Company Board approved a stock repurchase plan authorizing the Company to purchase up to $300.0 million of shares of Company Common Stock from time to time prior to the expiration thereof on September 22, 2023. As of March 31, 2022, the remaining amount of Company Common Stock available for repurchase under the stock repurchase plan was $300.0 million. The Company Board has no present intention of causing the Company to repurchase any shares of Company Common Stock, although the Company may do so in the future. The Company has not engaged in trading, underwriting or agency distribution or the sale of securities of other issuers and does not intend to do so.

REIT Qualification. At all times, the Company intends to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the Treasury Regulations the Company Board determines that it is no longer in the best interests of the Company to qualify as a REIT.

Loans to Third Parties. The Company may make loans to third parties, including, without limitation, to joint ventures in which the Company participates.

1940 Act Compliance. The Company intends to make investments in such a way that it will not be required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Reporting Policies

The Company intends to make available to Company stockholders annual reports, including audited financial statements. The Company is subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, the Company is required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Directors and Executive Officers

The following individuals were directors or executive officers of the Company at any time since the beginning of the last fiscal year:

Directors (1)(2)	Executive Officers (2)
W. Bradley Blair II	Peter N. Foss
Reshma Block (3)	Amanda L. Houghton
Vicki U. Booth	Robert A. Milligan
H. Lee Cooper
Warren D. Fix
Peter N. Foss
Jay P. Leupp
Constance B. Moore (3)

(1)	Mr. Gary T. Wescombe was an independent director of the Company until the 2021 annual meeting of stockholders of the Company held on July 7, 2021, at which time Mr. Wescombe retired.
(2)	Mr. Scott D. Peters was the Chairman, Chief Executive Officer and President of the Company until his resignation on July 29, 2021, effective August 2, 2021.
(3)	Mses. Block and Moore were appointed as independent members of the Company Board on March 11, 2022.

Investment Policies

Investment in Real Estate or Interests in Real Estate. The Company conducts substantially all of its investment activities through the Company OP, the Company’s operating partnership, and its subsidiaries. The Company seeks to leverage its significant experience in investing and managing healthcare real estate primarily by acquiring quality MOBs and other facilities that serve the healthcare industry that generate sustainable long-term growth in operating cash flow. As such, the Company is focused on fostering strategic relationships with key healthcare systems. The Company’s investment objectives are to acquire properties that generate sustainable growth in cash flow from operations, to preserve, protect and return investors capital contributions and to realize growth in the value of the Company’s investments.

The Company currently focuses primarily on acquiring, owning and operating high quality MOBs that are predominantly located on or aligned with campuses of nationally or regionally recognized healthcare systems. The Company may also invest, to a lesser extent, in other facilities that serve the healthcare industry and other real estate related assets. Future investment activities will not be limited to any geographic area although the Company expects to target geographic areas that are experiencing economic growth and favorable demographic trends and are otherwise business friendly.

While the Company may diversify in terms of property locations, size and market or submarket, the Company does not have any limit on the amount or percentage of its assets that may be invested in any one property or any one geographic area. The Company intends to engage in investment activities in a manner that is consistent with its qualification as a REIT for U.S. federal income tax purposes. The Company is not required as specific policy to acquire assets primarily for capital gain or primarily for income. In addition, the Company may purchase or lease income-producing MOBs and other types of healthcare-related properties for long-term investment, expand and improve the properties it presently owns or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

The Company may participate with third parties in property ownership, through joint ventures or other types of co-ownership, and the Company may engage in such activities in the future if it determines that doing so would be the most effective means of owning or acquiring properties. The Company does not expect, however, to enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet its investment policies. The Company also may acquire real estate or interests in real estate in exchange for the issuance of common stock, preferred stock, limited partnership units or options to purchase stock.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Principal and interest on the Company’s debt will have a priority over any dividends with respect to common stock of the Company. Investments are also subject to the Company’s policy not to be required to register as an investment company under the 1940 Act.

Investments in Real Estate Mortgages. Although the Company expects the significant majority of its investments will continue to be equity interests, the Company may, at the discretion of the Company Board, elect to invest in debt securities, such as commercial mortgages, mortgage loan participations, mezzanine debt, and debt securities issued by other real estate companies, provided, in each case, that such investment is consistent with the Company’s qualification as a REIT. If the Company chooses to invest in mortgages, it expects to primarily invest in mortgages and mezzanine debt secured by healthcare-related real estate assets. There is no restriction, however, on the proportion of the Company’s assets that may be invested in a type of mortgage or any single mortgage or type of mortgage loan.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the asset tests and gross income tests necessary for REIT qualification, the Company may invest in securities issued by other public or private real estate companies (including other public REITs). The Company does not currently have any policy limiting the types of entities in which the Company may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, preferred stock, convertible preferred securities, limited liability or partnership interests, interests in another REIT or entry into a joint venture.

Investment in Other Securities. Other than as described above, the Company does not intend to invest in any additional securities such as bonds, preferred stock or common stock.

Portfolio of Properties

As of March 31, 2022, the Company’s portfolio consisted of approximately 26.0 million square feet of gross leasable area, or GLA, with 89% leased (includes leases which have been executed, but which have not yet commenced). Approximately 67% of the Company’s portfolio was located on the campuses of, or adjacent to, nationally and regionally recognized healthcare systems. The Company’s portfolio is diversified geographically across 32 states, with no state having more than 21% of the total GLA as of March 31, 2022. All but two of the Company’s properties are 100% owned.

As of March 31, 2022, the Company owned fee simple interests in properties representing 63% of its total GLA. The Company holds long-term leasehold interests in the remaining properties in its portfolio, representing 37% of the Company’s total GLA. As of March 31, 2022, these leasehold interests had an average remaining term of 46.5 years, excluding available extension options.

The following information generally applies to the Company’s properties:

•	the Company believes all of its properties are adequately covered by insurance and are suitable for their intended purposes;

•	the Company’s properties are located in markets where the Company is subject to competition in attracting new tenants and retaining current tenants; and

•	depreciation is provided on a straight-line basis over the estimated useful lives of the buildings, up to 39 years, and over the shorter of the lease term or useful lives of the tenant improvements.

When the Company acquires a property, it prepares a capital plan that contemplates the estimated capital needs of that investment. In addition to operating expenses, capital needs may also include costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan for each investment will be adjusted through ongoing, regular reviews of the Company’s portfolio or as necessary to respond to unanticipated additional capital needs. As of March 31, 2022, the Company estimates that its expenditures for capital improvements, including lease commissions for 2022, will range from $115.0 million to $135.0 million depending on leasing activity. In addition, the Company has approximately $110.0 million, inclusive of costs, to complete on active development projects and incremental tenant improvements as part of its recently completed development projects. Although the Company cannot provide assurance that it will not exceed these estimated expenditure levels, the Company believes its liquidity of $1.0 billion would allow it the flexibility to fund such capital expenditures.

Tenant Lease Expirations

The following table presents the sensitivity of the Company’s annualized base rent due to tenant lease expirations for existing leases for the next ten years:

Year	Number of Leases Expiring	ABR under Expiring Leases	% of Total ABR Represented by Expiring Leases	Total Square Footage of Expiring Leases	% of Area
MTM	116	6,057	1.0%	221	1.0%
2022	480	44,285	7.6%	1,582	6.8%
2023	629	63,465	10.9%	2,623	11.3%
2024	583	71,739	12.3%	2,761	11.9%
2025	454	57,354	9.8%	2,287	9.9%
2026	474	52,478	9.0%	2,396	10.3%
2027	364	71,545	12.2%	2,659	11.5%
2028	183	36,333	6.2%	1,440	6.2%
2029	258	46,593	8.0%	1,886	8.1%
2030	110	31,000	5.3%	1,186	5.1%
2031	72	23,802	4.1%	1,120	4.8%
Thereafter	297	79,461	13.6%	3,052	13.1%

Total	4,020	584,112	100.0%	23,213	100.0%

(1)	Leases scheduled to expire on December 31 of a given year are included within that year in the table.
(2)	Amounts presented in thousands.
(3)	Annualized base rent is calculated by multiplying contractual base rent as of the end of the year by 12 (excluding the impact of abatements, concessions, and straight-line rent).

Geographic Diversification/Concentration Table

The following table lists the states in which the Company’s properties are located and provides certain information regarding its portfolio’s geographic diversification/concentration as of March 31, 2022:

State	GLA	% of GLA	ABR	% of Rent
Texas	5,315	20.4%	119,705	20.5%
Florida	3,136	12.1%	78,545	13.4%
North Carolina	1,814	7.0%	38,753	6.6%
Massachusetts	965	3.7%	36,495	6.2%
Indiana	1,811	7.0%	35,247	6.0%
New York	1,390	5.3%	29,235	5.0%
Arizona	1,531	5.9%	28,905	4.9%
Pennsylvania	1,454	5.6%	28,166	4.8%
Georgia	1,158	4.5%	27,476	4.7%
Connecticut	1,186	4.6%	25,025	4.3%
California	993	3.8%	23,109	4.0%
Ohio	932	3.6%	16,962	2.9%
Colorado	708	2.7%	14,803	2.5%
Illinois	455	1.8%	13,827	2.4%
Missouri	355	1.4%	9,718	1.7%
South Carolina	377	1.5%	8,782	1.5%
Wisconsin	368	1.4%	7,209	1.2%
Alabama	329	1.3%	6,239	1.1%

State	GLA	% of GLA	ABR	% of Rent
Michigan	203	0.8%	4,912	0.8%
Maryland	181	0.7%	4,732	0.8%
Tennessee	176	0.7%	4,588	0.8%
Hawaii	142	0.5%	4,059	0.7%
Virginia	158	0.6%	3,107	0.5%
Utah	159	0.6%	3,042	0.5%
New Mexico	142	0.5%	2,407	0.4%
Oklahoma	186	0.7%	2,392	0.4%
New Jersey	57	0.2%	1,862	0.3%
Mississippi	80	0.3%	1,591	0.3%
Nevada	73	0.3%	1,493	0.3%
Idaho	83	0.3%	1,184	0.2%
Oregon	21	0.1%	320	0.1%
Minnesota	50	0.2%	222	0.0%

Total	25,988	100.0%	584,112	100.0%

(1)	Amounts presented in thousands.
(2)	Annualized base rent is calculated by multiplying contractual base rent as of the end of the year by 12 (excluding the impact of abatements, concessions, and straight-line rent).

Healthcare Realty Trust Incorporated

HR is a self-managed and self-administered REIT that owns, leases, manages, acquires, finances, develops and redevelops income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. HR was incorporated in Maryland in 1992 and listed on the NYSE in 1993.

HR operates so as to qualify as a REIT for U.S. federal income tax purposes. As a REIT, HR is not subject to U.S. federal corporate income tax with respect to taxable income distributed to its stockholders.

As of March 31, 2022, HR’s portfolio consisted of approximately $5.2 billion invested in 242 real estate properties, construction in progress, redevelopments, financing receivables, financing lease right-of-use assets, land held for development and corporate property as of March 31, 2022. The 242 owned real estate properties are located in 23 states and total approximately 16.9 million square feet. In addition, HR formed the TIAA Joint Venture in 2020. HR is the managing member of the TIAA Joint Venture, which owned 21 buildings as of March 31, 2022. In addition to the TIAA Joint Venture, HR also has a 55% and 27% ownership interest, respectively, in two limited liability companies that each own a parking garage in Atlanta, Georgia. As of March 31, 2022, HR’s investments in unconsolidated joint ventures totaled $211.2 million. HR provided property management services to approximately 14.8 million square feet nationwide, as of March 31, 2022.

The principal offices of HR are located at 3310 West End Avenue, Suite 700, Nashville, TN 37203 and its telephone number is (615) 269-8175. HR Common Stock is listed on the NYSE, trading under the symbol “HR.”

Additional information about HR and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference.”

HR Acquisition 2, LLC / Merger Sub

16435 N. Scottsdale Road, Suite 320

Scottsdale, AZ 85254

(480) 998-3478

HR Acquisition 2, LLC, a Maryland limited liability company, is a wholly-owned subsidiary of the Company that was recently formed solely for purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. In the Merger Agreement, Merger Sub will merge with and into HR, with HR surviving the Merger as the Company’s wholly-owned subsidiary, and Merger Sub will cease to exist.

The Combined Company

References to the “Combined Company” in this document are to the Company and its consolidated subsidiaries after the effective time of the Merger, including the Surviving Entity. The Combined Company will be renamed “Healthcare Realty Trust Incorporated.” The Combined Company will be a Maryland corporation that is a self-administered and self-managed REIT.

The Combined Company is expected to be the preeminent, pure-play medical office building REIT, with a combined pro forma equity market capitalization of approximately $11.6 billion and a total enterprise value of $17.6 billion based on the implied values at market close on February 24, 2022. The Combined Company is expected to have 733 properties, totaling 44.0 million square feet, amounting to nearly double the square footage of the next largest medical office building portfolio.

Upon completion of the Merger, the Combined Company’s principal executive offices will be based at 3310 West End Avenue, Suite 700, Nashville, TN 37203, with additional corporate offices in Scottsdale, Arizona and Charleston, South Carolina. The Combined Company’s shares of common stock will be listed on the NYSE and trade under the symbol “HR.”

THE MERGER

The following is a discussion of the Merger, the material terms of the Merger Agreement and related matters. You are urged to read the Merger Agreement carefully and in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

Background of the Merger

The board of directors of the Company, which we refer to as the Company Board, and members of the Company’s senior management team regularly review and assess the Company’s business, operations and financial performance, including potential opportunities to maximize stockholder value through business combinations and other strategic and financial transactions. From time to time, representatives of the Company have had formal and informal conversations with financial sponsors, real estate investment trusts, non-traded REITs, sovereign wealth funds, pension funds, real estate managers, and other financial and strategic investors about potential strategic transactions and ways to enhance stockholder value.

Beginning in the spring of 2021, Party A, one of the world’s largest alternative asset managers with broad access to capital, had a series of discussions with management of the Company and indicated that it was generally focused on the medical office real estate sector and had a high regard for the Company’s portfolio and management team. At that time, an intermediary of Party A preliminarily mentioned to the Company’s management team that, based on publicly available information, it could envision a purchase price for the Company in the low-to-mid-$30s per share range if the Company was interested in exploring a potential strategic transaction with Party A. The discussions did not develop further at that time. However, conversations with Party A did transition into exploring a potential real estate joint venture with the Company with respect to certain of its assets. The Company and Party A continued to spend the next few months exploring the possibility of a potential joint venture, including the development of a detailed draft term sheet. Ultimately, the Company elected not to pursue a joint venture transaction with Party A at that time.

Additionally, during the same time period as above, Party B, a sovereign wealth fund, had discussions with the Company’s management with respect to a potential joint venture with the Company with respect to certain of its assets. The Company and Party B then developed a detailed draft term sheet. Ultimately, the Company elected not to pursue a joint venture with Party B at that time.

The Company reported in a Form 8-K filed on August 3, 2021, that Scott D. Peters had resigned as a director and Chairman of the Board, President and Chief Executive Officer of the Company on July 29, 2021, effective August 2, 2021. The Company reported in the same Form 8-K that (i) on July 30, 2021, the Company Board had named one of its directors, Peter N. Foss, as Interim President and Chief Executive Officer of the Company, and (ii) effective August 2, 2021, the Lead Independent Director of the Company Board, W. Bradley Blair II, had been elected as the Chairman of the Company Board. The Company’s stock price on August 2, 2021, the day prior to the announcement of Mr. Peters’s resignation, closed at $28.42 per share.

Additionally, in the same Form 8-K filed on August 3, 2021, the Company reported that it, with the assistance of outside legal counsel, and the Audit Committee of the Company Board, with the assistance of independent legal counsel, were conducting an internal investigation into circumstances relating to reports received pursuant to the Company’s whistleblower policy with respect to its recently resigned President and Chief Executive Officer.

In early August 2021, the Chairman of Party C, a publicly traded healthcare REIT, reached out to Mr. Blair of the Company to discuss the prospect of a merger between the two companies. Thereafter, on August 9, 2021, the parties briefly discussed the subject, and Mr. Blair indicated that the Company was not in a position to discuss the subject at that time.

On August 17, 2021, the Company Board met with its financial advisor, J.P. Morgan to review the market’s reaction to its second quarter 2021 earnings and its recent Form 8-K filings, and to develop a detailed action and communication plan to ensure transparency in the marketplace. At the same meeting, the Company Board determined that it would be in the best interests of the Company to be prepared to consider potential strategic alternatives, including, without limitation, a potential sale or merger of the Company, a stand-alone strategy with a new Chief Executive Officer, asset sales, and/or joint venture arrangements. Thereafter, to better enable the Company Board to undertake that internal review, the Company Board decided to form a strategic review committee, which we refer to as the Company Strategic Committee, that could assist the Company Board to more effectively manage and oversee the day-to-day review process and make recommendations to the Company Board. The Company Board appointed two independent directors of the Company Board, W. Bradley Blair II and Jay P. Leupp, and thereafter appointed a third independent director, Vicki U. Booth, to serve on the Company Strategic Committee.

On August 20, 2021, Todd Meredith, Chief Executive Officer of Healthcare Realty Trust Incorporated, which we refer to as HR, contacted Mr. Blair indicating that he would like to visit with him in the coming weeks. On August 21, 2021, Mr. Blair responded to Mr. Meredith’s email advising him that he would contact Mr. Meredith after Labor Day.

On August 27, 2021, the Company engaged Joele Frank, a financial communications and investor relations firm, to assist the Company with communications matters related to various topics, including the Company’s recent change in senior management and stockholder communications generally.

On September 2, 2021, the Chief Executive Officer of Party C submitted an unsolicited proposal to Mr. Blair regarding a potential at-market, merger-of-equals transaction. Party C also included a presentation outlining why Party C believed the combination would be attractive to their respective stockholders. After submitting the proposal, the Chairman of Party C contacted Mr. Blair to discuss its proposal. The Company Board determined that Party C’s proposed transaction was not at a value that the Company would be willing to consider and otherwise not be in the best interests of the Company or the Company stockholders and declined to further explore this proposal.

During this time Mr. Blair and Mr. Foss of the Company received inbound contacts from various parties, including the Chief Executive Officer of Party D, a large diversified public healthcare REIT, and the Chairman and Chief Executive Officer of Party E, a leading private investment firm with broad access to capital, indicating their respective interests in participating in a potential Company sale process, should the Company undertake one.

On September 3, 2021, the Company Board approved the engagement of Spencer Stuart, a global executive search and leadership consulting firm, which we refer to as Spencer Stuart, to assist the Company in its search for a new President and Chief Executive Officer. The Nominating and Corporate Governance Committee of the Company Board also determined that it would continue its search for new independent members for the Company Board.

On September 8, 2021, the Company executed an engagement letter with Spencer Stuart to assist in the search for potential Chief Executive Officer candidates for the Company.

On September 9, 2021, the Company Board formed an Independent Search Committee to manage the search for a new Chief Executive Officer of the Company. This Committee was comprised of independent directors, Mr. Blair, Ms. Booth and Mr. Leupp.

Later in September 2021, a representative of Elliott Investment Management L.P., which we refer to as Elliott, reached out to Mr. Foss to schedule a meeting to discuss Elliott’s perspectives on the Company.

On September 13, 2021, Messrs. Foss and Milligan of the Company met with a representative of Elliott in its offices to listen to Elliott’s input. At that time, Elliott presented its thesis for the advisability of the sale of the Company.

Also on September 13, 2021, Messrs. Foss and Milligan met with Party A to further discuss a prospective joint venture with respect to certain of the Company’s identified assets. The Company was concurrently engaged in the negotiation of a joint venture term sheet with Party B. The Company did not execute a term sheet with either Party A or Party B.

Representatives from the Company and Elliott conferred on September 24, 2021, and at this meeting Elliott urged the Company to pursue a publicly announced strategic alternatives process, advising the Company that it was confident that highly credible purchasers would be interested in acquiring the Company and that it believed non-traded REITs could pay approximately $37.00 per share and strategic buyers could pay approximately $40.00 per share. Mr. Blair responded that the Company Board and the management team were focused on seeking to maximize value in the most prudent manner for the Company and all Company stockholders. The Company’s stock price closed at $29.95 per share on that day.

On September 27, 2021, Mr. Blair of the Company and the Company’s legal counsel joined a call with Party A to discuss a potential purchase of the Company in a going private transaction. Party A referred to its track record of successfully closing transactions quickly on an all cash basis and believed it could move quickly in this case as well if the parties could reach an agreement on price.

On September 27, 2021, J.P. Morgan reviewed with the Company Board a number of items, including the current market backdrop, valuation and trading perspectives, analysis of the various strategic alternatives that might be available to the Company, including the Company’s continued operation as an independent public company, and stockholder engagement in light of recent outreach from Elliott.

On September 27, 2021, Elliott sent a letter to the Company Board seeking to clarify why Elliott believed a public announcement of the Company’s strategic review was important and also included a presentation outlining why Elliott believed the Company should pursue a sale.

On September 29, 2021, the Company Strategic Committee reviewed with J.P. Morgan a draft list of potential counterparties, including financial sponsors, real estate investment trusts, non-traded REITs, sovereign wealth funds, pension funds, real estate managers and other financial and strategic investors that J.P. Morgan believed could potentially have an interest in a transaction with the Company and likely would have the capability to consummate such a transaction.

On September 30, 2021, a telephone meeting between representatives of the Company and Elliott took place during which Elliott again pressed for a public announcement that the Company was undertaking a review of strategic alternatives.

On October 1, 2021, the Company executed engagement letters with J.P. Morgan to act as its financial advisor in connection with the Company’s consideration of strategic alternatives, including providing assistance with potential stockholder activism. The Company decided to engage J.P. Morgan based on J.P. Morgan’s substantial experience in the REIT industry and long-standing relationship with the Company.

On October 1, 2021, Elliott sent a letter to the Company pressing the Company to undertake a public, strategic review process.

In early October 2021, at the direction of the Company Strategic Committee, J.P. Morgan began contacting 24 potential counterparties as part of a strategic alternatives review process, which included those names that were discussed during the September 29, 2021 meeting and additional names that were subsequently approved by the Company Strategic Committee.

Throughout October 2021, the Company and its advisors negotiated and executed non-disclosure and standstill agreements, which we refer to individually as a Non-Disclosure and Standstill Agreement and collectively as the Non-Disclosure and Standstill Agreements, with nine potential counterparties that were contacted as part of the strategic alternatives review process, including HR on October 28, 2021. Several of the parties contacted, including Party D and Party E, did not express an interest in entering into a Non-Disclosure and Standstill Agreement or participating in the process. Elliott was also invited to participate in the process, but declined to do so and declined to execute a Non-Disclosure and Standstill Agreement.

Elliott’s October 1, 2021 letter was followed on October 5, 2021, with a telephone conversation between Mr. Blair of the Company and a representative of Elliott. Among other things, Elliott pressed the Company for (i) an agreement to collaborate between the Company and Elliott, (ii) access to direct communications with the Company Board, and (iii) access to the details of the Company’s strategic process. The Company advised Elliott that it did not believe its objectives and process approach were aligned with Elliott, that it was already working with a financial advisor, and that it would not share any non-public information with Elliott in the absence of a Non-Disclosure and Standstill Agreement. Elliott again declined to execute a Non-Disclosure and Standstill Agreement.

On October 6, 2021, Bloomberg News published an article regarding Elliott’s ownership position in the Company and Elliott’s push for the Company to launch a strategic review to include the potential sale of the Company. The Company’s stock price immediately prior to the publication of this article closed at $30.47 per share.

On October 11, 2021, Elliott sent another letter and a presentation to the Company Board and simultaneously issued a corresponding press release. Elliott’s letter expressed several views held by Elliott, including that the Company should undertake a public strategic review process, including a potential sale of the Company. Elliott further reported that it was confident that highly credible buyers would present compelling offers to acquire the Company at a substantial premium to both the current trading price and the trading price prior to Mr. Peter’s resignation from the Company. The presentation, dated October 11, 2021, entitled “Elliott”s Perspective on Healthcare Trust of America,” addressed, among other matters, Elliott’s view of the Company’s performance, its perspective that the status quo plan was untenable (including that the Company stockholders did not want the Company to hire a new Chief Executive Officer), and Elliott’s recommendation of its view of a logical path forward. On the same day, the Company issued a press release in response to Elliott’s letter confirming the Company Board’s commitment to act in the best interests of the Company and the Company stockholders and that the Company Board regularly reviews the Company’s strategic plan, priorities and opportunities to enhance the Company stockholder value.

On October 19, 2021, J.P. Morgan made a presentation to the Company Strategic Committee on a number of topics, including an update on potential buyer outreach, the status of executed Non-Disclosure and Standstill Agreements with contacted parties, and data room preparation.

On October 21, 2021, Elliott delivered another letter to the Company Board advising the Company that it is one of the Company’s largest investors and that it required more clarity regarding the Company Board’s process for evaluating strategic alternatives. Elliott also advised the Company that other significant Company stockholders were reportedly aligned with Elliott and believed the best course of action for the Company would be to immediately announce a formal, public strategic review, including a potential sale. At or about this time, the Company received inbound input from a few other hedge fund investors with similar views.

In October 2021, HR engaged Citi and Scotiabank as its financial advisors. Engagement letters with both firms were subsequently executed.

On November 1 and 2, 2021, at a regularly scheduled meeting, HR’s management reviewed with the HR Board certain preliminary financial information and analyses relating to a potential business combination between HR and the Company that had been reviewed with HR’s management by Citi and Scotiabank.

On November 2, 2021, Elliott sent another letter to the Company Board, and issued a corresponding press release on November 5, 2021, citing broad Company stockholder and analyst support for a sale process and calling for the Company to address questions relating to a review of strategic alternatives on its third quarter 2021 earnings call. Elliott’s letter to the Company Board included the same presentation previously provided to the Company and dated October 11, 2021, entitled “Elliott’s Perspective on Healthcare Trust of America.”

On November 5, 2021, the Company’s third quarter 2021 earnings release disclosed that the Company Board regularly reviews its strategic plan and has been actively engaged in a strategic review process with the support of its financial advisor, J.P. Morgan, and that, as part of this review, the Company Board was evaluating a wide range of options, including, among others, a corporate sale or merger, joint ventures and partnerships, asset sales, and continued operation as an independent public company.

On November 5, 2021, Elliott issued another press release in response to the Company’s announcement ahead of its third quarter 2021 earnings call reporting that it supported the Company’s decision to conduct a strategic review and that Elliott remained committed to ensuring that the process was thorough and comprehensive.

On November 8, 2021, on behalf of the Company, J.P. Morgan distributed to the counterparties who had executed Non-Disclosure and Standstill Agreements, including HR, a first-round process letter requesting initial proposals to acquire the Company by November 23, 2021. The process letter provided a framework for proposals that included, among other things, purchase price, assumptions underlying the assessment of each bidder’s valuation of the Company, and each bidder’s funding sources, due diligence requirements, and approval process.

Throughout November 2021, a number of parties continued to conduct diligence on the Company. One such party, a large public REIT, Party F, informed the Company that after conducting extensive diligence it would not be interested in pursuing an acquisition of the Company given that the MOB sector’s growth rate may be dilutive to its expected stand-alone growth rate primarily driven by its non-MOB sectors that were rebounding from significant declines as a result of the COVID-19 pandemic. However, at Party F’s request, the Company Board permitted it to participate as either a capital source or asset manager for Party G, an alternative investment manager and a large private owner of MOBs.

On November 21, 2021, a meeting of the HR Board was held during which its legal counsel made a presentation to the HR Board regarding director duties in connection with strategic combinations. HR management discussed a presentation concerning the strategic rationale for a combination of HR and the Company, noting potential benefits from the increased scale; expected synergies from a potential combination; and accretion modeling. The members of the HR Board discussed the rationale and expected benefits of a potential combination. Following discussion, the HR Board approved the submission of a bid proposal to the Company, including an all-stock proposal for the Company.

On November 23, 2021, the Company received three preliminary, non-binding proposals, including proposals from each of HR, Party C and Party G. The proposal submitted by HR indicated that HR would acquire 100% of the outstanding shares of Company Common Stock through an all-stock merger valued at $36.20 per share of Company Common Stock, based on a to-be determined fixed exchange ratio. The proposal submitted by Party C contemplated an all-stock proposal for an implied value of $26.85 per share of Company Common Stock and the proposal submitted by Party G contemplated an all-cash proposal of $32.25 per share of Company Common Stock. Prior to this date, Party A indicated that it would not be submitting a proposal due to its inability to reach a value at or exceeding the Company’s then current share price. On November 23, 2021, the Company’s stock closed at a price of $34.39 per share.

On November 28 and 29, 2021, J.P. Morgan met with the Company Board and the Company Strategic Committee to provide a market update, to review the status of the sale process and the proposals received, and to discuss potential next steps.

On November 29, 2021, after considering the proposals received by the three bidders, at the direction of the Company Board, representatives of J.P. Morgan spoke with representatives of HR and Party G and asked that they submit revised proposals by December 1, 2021. Party C was not invited to resubmit its proposal because its proposal was not at a value that the Company would be willing to explore a transaction.

Also on November 29, 2021, Mr. Meredith and members of the HR management team met with representatives of Citi, Scotiabank and HR’s legal counsel to discuss the request for a revised proposal, including further financial information.

On November 30, 2021, a meeting of the HR Board was held during which HR management described feedback received by Citi and Scotiabank from J.P. Morgan regarding the initial, submitted bid proposal. A number of negotiation points were discussed, including the per share price, the Company’s request for seats on the Combined Company’s board, and discussions around the Company’s employees. Additional discussion ensued regarding the expected strategic benefits of a potential combination of HR and the Company, exchange ratio considerations and continuing with an all-stock proposal. Following these discussions, the HR Board approved the submission of a revised bid proposal with an all-stock price of $36.55 per share of Company Common Stock based on a 30-day volume-weighted average price of shares of HR Common Stock prior to the signing of definitive agreements regarding a combination between the Company and HR, which was presumed to be later in December 2021.

On December 1, 2021, Party G submitted a revised all-cash proposal of $32.50 per share of Company Common Stock. Party G’s proposal noted that it intended to fund the transaction through equity committed from its fund and its operating partner, with debt financing from Party F and Party G’s existing group of institutional lenders.

On December 1, 2021, HR submitted a revised bid proposal. The revised bid proposal, among other terms, increased HR’s offered purchase price from $36.20 per share to $36.55 per share, set the exchange ratio based on a 30-day volume-weighted average price of shares of HR Common Stock through December 17, 2021, which was subsequently determined to be $31.94 per share, which we sometimes refer to as the HR Reference Share Price, and offered three seats on the initial board of directors of the Combined Company to current Company directors with each to serve on at least one board committee. The revised bid proposal also addressed HR’s assumptions around potential synergies.

On various dates during the month of December 2021, J.P. Morgan met with the Company Strategic Committee to discuss the current status of negotiations with HR and Party G, as well as to present a preliminary financial overview regarding the potential transactions with each of HR and Party G. At those meetings, the Company Strategic Committee concluded that J.P. Morgan should continue to engage with HR regarding a potential transaction, but that Party G would not be invited to participate in the next stage of the strategic alternatives process because the per share price offered was deemed insufficient by the Company Strategic Committee.

On December 7, 2021, a meeting of the HR Board was held during which the HR Board discussed the bid process, discussions held between the financial advisors of both companies, and discussions between Mr. Meredith and Mr. Blair. It was reported that the parties were organizing a meeting in Scottsdale, Arizona to discuss key business terms in the negotiation. The HR Board discussed the prospect of creating a joint venture with respect to a portion of the Company’s assets with one or more financial partners, which was expected to provide capital at an attractive cost and provide price validation to the market for the value of the Company’s assets. The HR Board also discussed the integration of HR and the Company in the event the terms of a combination were agreed upon.

Also on December 7, 2021, the Company Board also met with a potential Chief Executive Officer candidate in furtherance of the Company’s desire to be optimally positioned in the best interests of the Company and the Company stockholders in the event that a stand-alone strategic alternative was determined to be the best alternative.

In early December 2021, Mr. Meredith and other representatives of HR met with Mr. Blair and other Company representatives. Following a regularly scheduled meeting of the Company Board on December 9, 2021,

Mr. Meredith, together with the entire senior HR executive management team and its non-executive Chairman, Knox Singleton, met in person with the independent directors of the Company Board and the Company’s legal counsel. The HR team made a presentation to the independent directors of the Company Board explaining why HR believed a combination between the Company and HR would be in the best interests of both companies and their respective stockholders. The discussion focused on the benefits of the proposed combination, including how the Combined Company would be the largest, pure-play MOB REIT in the U.S. with relationships with 57 of the top 100 health systems and that the proposed combination would enhance the Combined Company’s competitive position by allowing it to improve leasing volumes, drive occupancy and accelerate rent growth across the portfolio.

On December 14, 2021, Mr. Blair of the Company and Mr. Singleton of HR discussed the potential transaction, including HR’s view of the strength of HR’s Chief Executive Officer and its senior management team, the qualifications of the persons on the HR Board, and HR’s view of the benefits of a potential combination of the Company and HR.

On December 15, 2021, the Company Board met with J.P. Morgan to review the proposal by HR. J.P. Morgan provided a preliminary financial overview of such a potential business combination. The Company Board discussed the financial and strategic benefits of a potential transaction, as well as several open issues, including the number of seats on the Combined Company board for Company directors, that would need to be addressed to the satisfaction of the Company Board.

On December 16, 2021, Mr. Blair of the Company sent an email to Mr. Singleton of HR to arrange a call on December 17, 2021 to discuss various issues with respect to a proposed combination of the Company and HR, including the Company’s current thinking with respect to HR’s recent input to the Company.

On December 16 and 17, 2021, meetings of the HR Board were held to discuss the status of negotiations with the Company and the December 9, 2021, meeting in Scottsdale with the Company. Mr. Singleton reported on a call he had with Mr. Blair to discuss potential transaction terms, including the number of board seats to be offered to the Company Board members. A discussion ensued regarding the bid price history in negotiations to date. Mr. Meredith reported to the HR Board that, in response to HR’s last bid of $36.55 per share of Company Common Stock, Mr. Blair had conveyed the Company’s view that it was seeking a price per share in the $38.00 to $41.00 range. Mr. Singleton reported on his December 17, 2021 telephone conversation with Mr. Blair. Mr. Meredith reported that the parties were planning another in-person meeting in Dallas, Texas on December 20, 2021. Discussions continued regarding the Company’s request for five seats on the initial board of directors of the Combined Company for Company directors. Mr. Meredith discussed with the HR Board current Company office locations and preliminary planning on the integration of the respective businesses. Additional discussion was had regarding a potential joint venture involving the Company’s assets. The HR Board discussed certain employees of the Company and a potential consulting role for Mr. Milligan to aid in transition matters for the Combined Company.

As a result of the discussions on December 17, 2021, the Company and HR agreed to meet in Dallas at the offices of J.P. Morgan. Prior to the meeting in Dallas, Mr. Blair advised Mr. Singleton that the Company was still evaluating its strategic alternatives, but indicated a willingness to focus more attention on HR’s proposal. Mr. Blair further indicated that the financial and governance terms of HR’s proposal would need to be improved before the Company Board would consider HR’s offer to be in the best interests of the Company and its stockholders. The objective of the December 20, 2021 meeting would be to discuss threshold issues, including financial and governance terms related to a potential combination of the Company and HR.

The parties met for approximately a half day in Dallas on December 20, 2021. Attendees at the meeting in Dallas from the Company included the Company Strategic Committee, the Company’s legal counsel and representatives from J.P. Morgan. Attendees from HR included select members of HR’s executive management team, and representatives from Citi and Scotiabank, HR’s financial advisors. The parties discussed various transaction terms, including HR’s financial projections of the Company in support of the Company’s valuation and proposal. The Company agreed to provide HR with additional diligence information for HR’s financial projections.

On December 22, 2021, Mr. Meredith of HR indicated to Mr. Blair of the Company that HR would require additional diligence information to potentially enhance the value and terms of HR’s proposal. On December 24, 2021, the Company sent a letter to HR agreeing to provide the additional diligence information requested by HR, but also indicated that HR’s current proposal of $36.55 per share was not acceptable to the Company.

On December 29, 2021, the Company received a diligence request list from HR. Thereafter, each of the Company and HR began uploading diligence information to their respective virtual data sites for review by the other party.

On January 2, 2022, Mr. Blair of the Company and Mr. Meredith of HR met to discuss the potential transaction, including various structuring options and financial terms, including the possibility of including cash in the HR proposal, adjusting the exchange ratio to reflect the cash consideration, and various governance terms, including the number of board seats the Company would hold on the board of directors of the Combined Company and for what period of time. Although no agreement on transaction terms was reached, HR discussed its preference for a transaction announcement on or before HR’s fourth quarter earnings release.

On January 3, 2022, a meeting of the HR Board was held to discuss submitting a revised bid proposal to the Company and various transaction terms. Following discussion, the HR Board approved an increased offer as described below.

On January 3, 2022, the Company received a revised bid proposal from HR reflecting an exchange ratio of 1.1510, which implied a pro forma Company ownership in the Combined Company of 64.3% and an implied price of $36.76 per share of Company Common Stock based on the HR Reference Share Price of $31.94, and up to four board seats for the Company directors on the initial board of directors of the Combined Company.

On January 4 and 5, 2022, the Company Strategic Committee met with J.P. Morgan to discuss HR’s revised bid proposal, potential terms of a transaction, and an updated preliminary financial overview of such a potential business combination.

On January 4, 2022, the Company received a letter from Manchester Securities Corp., a securities brokerage firm, on behalf of Elliott demanding inspection of the books and records of the Company. On January 5, 2022, the Company’s legal counsel sent a letter to Elliott’s legal counsel advising it that the Company had no obligation to comply with Elliott’s demand because Elliott was not willing to execute a confidentiality agreement with the Company. The Company’s legal counsel also advised Elliott’s legal counsel of the conditions and limitations pursuant to which the Company would comply with the demand. One such condition was Elliott’s execution of a confidentiality agreement to protect the privacy of the Company stockholders. Elliott never executed the confidentiality agreement or indicated any agreement to comply with the other conditions.

On January 7, 2022, Mr. Meredith and Mr. Blair had a telephone call to discuss HR’s January 3, 2022 bid proposal. Mr. Blair indicated that the Company was preparing a non-binding term sheet in response to HR’s January 3, 2022 bid proposal to address a number of transaction terms, including a cash component to the merger consideration and certain governance rights. Following the call, Mr. Meredith distributed a memorandum to the HR Board to report on his call with Mr. Blair.

On January 9, 2022, the Company sent a draft term sheet to HR, which, among other things, proposed an exchange ratio of 1.1510 plus $2.00 per share in cash, for an implied value of $38.76 per share of Company Common Stock, five board seats for Company directors on the initial board of directors of the Combined Company with renomination rights for a period of time thereafter, and Mr. Blair to serve as a non-executive vice chair of the board of directors of the Combined Company.

On January 11, 2022, Messrs. Blair, Meredith and Singleton had a telephone conversation to discuss the draft term sheet the Company previously shared with HR. The parties also discussed, among other things, various roles and governance considerations related to the Combined Company. No agreements were reached between the parties, but they agreed to continue to discuss these subjects with a target date of attempting to resolve open issues before HR’s earnings call in February 2022.

On January 12, 2022, a meeting of the HR Board was held to discuss the proposed term sheet from the Company and HR’s response. A cash component to the merger consideration of $6.50 per share was discussed along with a corresponding adjustment to the exchange ratio and a counteroffer of four board seats for Company directors. Additionally, Mr. Blair would be offered the role of vice chair of the board of directors of the Combined Company. The HR Board then discussed integration of the companies’ businesses, potential board committee assignments for the continuing Company directors, the development of a plan for integration of the two boards in the Combined Company, and a potential bridge loan to fund payment of the cash component of the merger consideration.

On January 12, 2022, the Company received a revised draft term sheet from HR in response to the Company’s January 9, 2022 term sheet, offering an exchange ratio of 0.9474, which implied a pro forma Company ownership of 60%, plus cash consideration of $6.50 per share, for an implied price of $36.76 per share of Company Common Stock based on the HR Reference Share Price of $31.94, and four board seats for the Company directors on the initial board of directors of the Combined Company with renomination rights through the 2023 annual meeting of stockholders of the Combined Company.

On January 13, 2022, the Company Strategic Committee met with J.P. Morgan to discuss the revised proposal, potential terms of a transaction, and an updated preliminary financial overview of such a potential business combination.

On January 18, 2022, Mr. Blair spoke with Mr. Meredith and discussed the advisability of a potential joint venture with a third party to demonstrate capitalization rates applicable to the Company. Later that evening, Mr. Blair distributed to HR a revised draft term sheet responding to HR’s January 12, 2022 draft term sheet which included, among other things, an exchange ratio of 0.9474 shares of HR Common Stock, plus $6.50 per share in cash and a penny warrant for a five-year term with a strike price of $40.00 per share. Additionally, each holder of shares of Company Common Stock would have the right to elect whether to receive their consideration in stock or cash, provided that the aggregate cash consideration would not exceed $1.5 billion. Furthermore, the Company requested five seats on the initial board of directors of the Combined Company with renomination rights through 2024 and that each board committee of the Combined Company would include at least one former Company director. The draft term sheet also contemplated that Citi and Scotiabank (or their respective affiliates) would provide HR with a backstop financing commitment in the amount of the aggregate cash portion of the merger consideration in order to assure the Company that HR could satisfy its cash obligations at closing.

On January 19, 2022, the Company Board conferred with J.P. Morgan to review, among other things, the current market backdrop and the Company’s trading performance relative to its peers, the status of the merger negotiations and due diligence, and a revised valuation analysis.

Between January 20 and 24, 2022, HR, the Company and their respective advisors had a number of conversations regarding the proposed terms of the transaction. Topics discussed included the concept and value of the proposed warrants, the amount of the cash consideration to be included in the transaction, a potential joint venture with a third party, the potential inclusion of a price collar around the exchange ratio, and potential board representation on the Combined Company. Also, during this time, the Company Strategic Committee met numerous times with J.P. Morgan to discuss the terms of the potential transaction. Likewise, the HR Board was kept apprised of the discussions around the proposed terms.

On January 24, 2022, the Company and HR preliminarily agreed to economic terms of a proposed transaction whereby the Company stockholders would receive 0.9317 shares of HR Common Stock plus $7.00 per share in cash, for an implied price of $36.76 per share of Company Common Stock based on the HR Reference Share Price of $31.94, subject to a stock/cash election mechanism and aggregate cash consideration of $1.7 billion for the Company stockholders.

On January 25, 2022, a meeting of the HR Board was held to discuss unresolved matters in the negotiations between the parties, including the number of board seats on the initial board of directors of the Combined Company to be provided to Company directors and the cash component of the merger consideration.

On January 27, 2022, on behalf of the Company, the Company’s legal counsel distributed a draft Merger Agreement to HR’s legal counsel and others. Among other points, the draft Merger Agreement contemplated that HR would survive as the ultimate parent entity and that it would enter into a bridge financing commitment sufficient to assure the Company that the full amount of the cash component of the merger consideration would be available at closing. Thereafter, legal counsel for the Company and HR discussed various matters with respect to the draft Merger Agreement, including, among other things, the legal structure of the merger, the inclusion of a pre-closing joint venture of Company assets that would be used to pay all or a portion of the cash component of the merger consideration, contingent upon the closing of the proposed combination, and various tax considerations.

On January 31, 2022, a meeting of the HR Board was held to discuss the draft Merger Agreement and the proposed structure for the transaction. The HR Board approved the engagement of an advisor for a potential joint venture to which Company assets would be contributed pre-merger, but which contribution would be contingent upon the closing of the proposed combination, to fund the cash component of the merger consideration.

On February 3, 2022, Messrs. Blair and Meredith discussed their respective views on the Company’s request for five rather than four seats on the initial board of directors of the Combined Company, and HR’s retention of a joint venture advisor to assist with the process of identifying, negotiating and selecting the preferred joint venture partner.

In early February 2022, the Company’s and HR’s respective legal counsel discussed alternate legal structures for the merger to address various governance, tax, and corporate law matters. On February 7, 2022, HR’s legal counsel distributed a revised draft Merger Agreement reflecting a proposed two-step structure: (i) a forward merger in which HR would merge into a newly-formed holding company subsidiary, which we refer to as New HoldCo, with a new charter and bylaws, with New Holdco being the surviving entity in the first merger; and (ii) a forward merger of the Company into a newly-formed merger subsidiary of New HoldCo, with the merger subsidiary being the surviving entity in the second merger. As a result, the Company successor entity would become a subsidiary of New Holdco/the HR successor entity.

On February 7, 2022, a meeting of the HR Board was held to discuss integration planning, including engaging an integration consultant. The HR Board discussed the status of the negotiations with respect to the Merger Agreement, focusing on the structural changes being proposed by HR to the Company’s draft Merger Agreement.

Between February 10 and 13, 2022, representatives of the Company and HR, and their respective legal counsel, participated in several conference calls to discuss open issues, including, without limitation, the cash consideration component being paid as a special distribution to the Company stockholders and the other tax implications of the transaction; the timing and structure of a joint venture of Company assets immediately prior to the merger closing that would provide funding for the special distribution and be contingent upon the closing of the proposed combination; bridge financing for any shortfall of the cash merger consideration; financing and other covenants in the Merger Agreement; the number of board seats to be held by Company directors on the board of directors of the Combined Company (the Company’s preference for five rather than four board seats); potential board committee assignments; a potential new standing committee responsible for reviewing and approving investments; the operation of the respective businesses pending closing of the merger; communication plans for internal and external use; plans for integrating the respective companies into a combined enterprise; revised employment agreements for Mr. Milligan and Ms. Houghton of the Company; Mr. Blair’s potential role as the vice chair of the board of directors of the Combined Company; the legal structure of the merger; termination fees under the draft Merger Agreement; reciprocal representations and warranties under the draft Merger Agreement; the executive officers of HR remaining in their respective positions post-merger; and timing and next steps.

On February 12, 2022, the Company, HR, and their respective legal counsel and financial advisors participated in a telephone call in response to a further draft of the Merger Agreement distributed by the Company’s legal counsel. The parties discussed, among other things, certain of the same issues discussed on February 10, 2022, including (without limitation) the following: various transaction terms; post-merger governance; a potential cash/stock election for the benefit of the Company stockholders; termination fees in the draft Merger Agreement, including termination fees in the case of a failed HR stockholder vote; and the cash consideration to the Company stockholders pursuant to a special distribution. The meeting was temporarily adjourned for internal discussions and then reconvened. At the time of the reconvened call, the parties discussed a number of issues, including termination fees in the event of a failed HR stockholder vote and HR’s failure to finance the aggregate cash portion of the merger consideration.

On February 13, 2022, the Company, HR, and their respective legal counsel and financial advisors had another call. In the course of this call, many of the same issues discussed on February 10 and 12, 2022 were reviewed by the parties, including (without limitation) the legal structure of the merger; the composition of the board of directors of the Combined Company (the Company indicated a willingness to withdraw its requirement for five Company directors on the board of directors of the Combined Company if all other issues could be resolved between the Company and HR); the cash component of the merger consideration (including withdrawing the Company cash/stock election in favor of a special distribution to all Company stockholders); the reciprocity of representations and warranties and pre-closing covenants; expense reimbursement provisions related to termination fees in certain circumstances; and timing and next steps, including the timing of final approval by the boards of directors of the Company and HR.

On February 14, 2022, the Company’s legal counsel distributed another draft of the Merger Agreement in contemplation of the respective parties’ upcoming board meetings.

On February 14, 2022, and thereafter, Messrs. Blair and Singleton coordinated calls regarding the Company’s potential continuing director candidates.

On February 15, 2022, Messrs. Blair and Meredith discussed further issues regarding governance, the structure of the merger, the application of the requisite vote requirements in the HR Charter, the consequences to the Company of a failed HR stockholder vote on the merger, transition matters with respect to the Company’s Chief Financial Officer and Executive Vice President — Asset Management, and certain integration matters. The Company and HR preliminarily agreed on a special cash distribution to the Company stockholders of $4.82 per share and a 1:1 exchange ratio, which implied pro forma Company ownership of the Combined Company of 60.7%. On the same call, the Company and HR discussed various other open items related to, among other things, governance and structure.

On February 16, 2022, the HR Board met to discuss the current draft of the Merger Agreement and open business items. Representatives of Citi, Scotiabank, and HR’s legal counsel were present. HR’s legal counsel addressed the duties and standard of care for directors of Maryland corporations in the merger context. Citi then reviewed preliminary analyses and financial information relating to a proposed transaction.

On February 18, 2022, the Company’s legal counsel reviewed with the Company Board (i) the statutory standard of conduct of directors of a Maryland corporation generally and in the context of acquisitions, (ii) the status of the transaction structure and terms, including, among other matters, contemplated asset transfers, governance matters (including the number and identity of Company Board members to become directors of the Combined Company, the duration of their renomination through 2025, and contemplated committee appointments), (iii) the operating partnership structure, (iv) employee matters, (v) termination fees and expenses, (vi) the application of the requisite vote requirements in the HR Charter, (vii) the amendment approval requirements in the HR Bylaws, (viii) transaction structure considerations, including the application of the doctrine of independent legal significance, (ix) alternative transaction structures, and (x) risk considerations, among other matters. In addition, on February 18, 2022, Mr. Blair received correspondence from Mr. Meredith proposing that Mr. Blair serve as vice chair of the board of directors of the Combined Company.

On February 19, 2022, after a special meeting of the Company Board that was convened to review the status of the draft Merger Agreement, the open issues between the Company and HR with respect thereto (including, among other things, the Company’s concerns about the risks of the structure of the proposed merger under Maryland law, the inadequacy of the termination fees in the event of a no vote by HR stockholders or a failed HR financing, and the business consequences to the Company of a failed vote by HR stockholders on the merger), Mr. Blair advised Mr. Meredith that the Company Board had determined that the Company and HR were too far apart on material issues to proceed with further merger negotiations. Mr. Meredith requested that Mr. Blair agree to a meeting later that evening between Mr. Blair and Mr. Healy, on behalf of the Company, and Mr. Meredith and John M. Bryant, Jr. on behalf of HR, to determine if it was possible to resolve open issues. Mr. Blair agreed to that meeting.

The Company proposed a new merger structure where HR would become a wholly owned subsidiary of the Company. Pursuant to this structure, the Company advised HR that the other governance matters would not change, including the HR management team, and the name of the Combined Company (i.e., Healthcare Realty Trust Incorporated). Mr. Blair explained that the Company Board preferred a reverse triangular merger to preserve its own, more standard, governing documents and to ensure that the proposed combination would be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of HR Common Stock. The proposed structure would result in a subsidiary of the Company merging with and into HR, with HR surviving the merger as a subsidiary of the Company. In addition, the reverse structure allowed greater flexibility with respect to the timing of the proposed joint venture and asset sales and the allocation of capital gains through the Special Distribution. HR agreed to consider the proposed change in structure.

On February 20, 2022, the HR Board met to discuss open transaction terms, including the proposed change in structure to a reverse triangular merger in which HR would survive as a subsidiary of the Company.

Between February 19 and 24, 2022, the Company, HR and their respective representatives had a number of discussions regarding open points related to the draft Merger Agreement, including termination fees and the legal structure of the merger. Under the new structure, the Company would become the borrower under the bridge financing and the Company stockholders would receive a special cash distribution in place of the cash component of the merger consideration in the previous structure.

On February 24, 2022, the Company’s legal counsel presented to the Company Board the proposed new structure and the steps related thereto.

After market close on February 24, 2022, The Wall Street Journal reported that the Company and HR were in advanced talks to combine.

On February 25, 2022, the HR Board met to discuss the current draft of the Merger Agreement and the reverse triangular merger structure. The HR Board also discussed integration planning, onboarding of Company directors, communications with the public and employees regarding the merger, and the effect on both companies’ stock prices following the publication of The Wall Street Journal article on February 24, 2021, among other matters.

Also on February 25, 2022, the Company executed an amendment to its engagement letter with J.P. Morgan to reflect the revisions to the structure of the merger transaction.

On February 26, 2022, the Company’s legal counsel made a presentation to the Company Board concerning various matters regarding duties of directors under Maryland law, and the status of the proposed transaction and transaction terms.

Also on February 26, 2022, Mr. Blair and Ms. Booth of the Company, and Mr. Singleton and Mr. Meredith of HR, discussed a number of issues, including (i) governance matters (including the number of directors and the mix of skills and diversity anticipated on the board of directors of the Combined Company), and (ii) an appropriate termination fee in the event of a no vote by HR stockholders with respect to the merger. No issues were resolved on this call.

At 2:30 p.m., Eastern Time, on February 27, 2022, a special meeting of the Company Board was convened to consider approval of the merger. In addition to all members of the Company Board, in attendance at the meeting were representatives of the Company’s legal counsel and J.P. Morgan. Members of the Company Board received a presentation of the updated structure and terms of the proposed merger with HR and a presentation of its duties as directors of a Maryland corporation from the Company’s legal counsel. Extensive discussion ensued and the members of the Company Board made numerous inquiries as to the status of several terms of the merger. J.P. Morgan also made a presentation reviewing its financial analysis of the terms of the merger and updating the Company Board on various issues. At or about 5:30 p.m., Eastern Time, the meeting was adjourned so that Mr. Blair and the Company’s legal counsel could engage in a discussion with Mr. Meredith concerning issues raised by the Company Board, including, in particular, termination fees in the event of a no vote by HR stockholders or HR’s inability to fund the aggregate cash portion of the merger consideration and the inclusion of an equitable and meaningful transition planning team and process.

At 9:45 p.m., Eastern Time, on February 27, 2022, the special meeting of the Company Board was reconvened. Mr. Blair and the Company’s legal counsel described the recent conversations with Mr. Meredith and Mr. Bryant, including resolution of the details about which the Company Board had raised concerns, and responded to inquiries from the Company Board. Following extensive discussion, the Company Board requested that J.P. Morgan deliver its fairness opinion. J.P. Morgan then delivered its oral opinion to the Company Board, confirmed later that evening by delivery of a written opinion dated February 27, 2022, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid by the Company in the proposed merger was fair, from a financial point of view, to the Company. The Company Strategic Committee then presented its recommendation that the final proposal and draft Merger Agreement be approved by the Company Board, subject to finalizing documentation. Mr. Blair reviewed authorizing resolutions approving the combination with the Company Board and the Company Board unanimously approved the Company Strategic Committee’s recommendation.

Also on February 27, 2022, a meeting of the HR Board was held. In addition to members of HR’s management team, HR’s legal counsel and Citi were present for the meeting. HR’s legal counsel summarized recent changes to the draft Merger Agreement and summarized the duties of directors under Maryland law. The HR Board discussed the Merger Agreement, noting that there were a few items left to resolve, including the number of seats on the initial board of directors of the Combined Company for Company directors and certain other integration matters. As a part of these discussions, the HR Board considered a board nominee proposed by the Company, Constance B. Moore, to serve on the initial board of directors of the Combined Company, together with certain current Company directors. Mr. Singleton and Christann Vasquez, Chair of HR’s Nominating and Corporate Governance Committee, interviewed Ms. Moore (with Ms. Booth in attendance) in advance of the HR Board meeting and advised the HR Board that she was well-qualified for service on the board of directors of the Combined Company. Authorizing resolutions approving the merger had been distributed in advance of the meeting and the HR Board discussed the content thereof. Also at the meeting, Citi reviewed with the HR Board Citi’s financial analyses regarding the exchange ratio and rendered an oral opinion, confirmed by delivery of a written opinion dated February 27, 2022, to the HR Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the exchange ratio provided in the merger pursuant to the Merger Agreement was fair, from a financial point of view, to holders of shares of HR Common Stock. Following discussion, the HR Board unanimously approved the merger and directed HR’s management team to finalize the Merger Agreement with the Company.

The Company’s and HR’s respective legal counsels worked throughout the evening to document the final agreed-upon terms in the Merger Agreement. Early in the morning of February 28, 2022, the Company and HR entered into the final Merger Agreement and issued a joint press release regarding the execution of the Merger Agreement.

The Company reported in a Form 8-K filed on March 14, 2022, that, following the recommendation of the Nominating and Governance Committee of the Company Board and approval by the Company Board on March 11, 2022, two new independent members had been appointed to the Company Board, Reshma Block and Constance B. Moore.

On March 28, 2022, HR received a phone call followed by a letter from the Chief Executive Officer of Party F, outlining an unsolicited proposal to acquire all of the fully diluted outstanding shares of HR Common Stock for an all-cash purchase price of $31.75 per share. Party F’s letter stated expressly that the proposal was not a binding offer or agreement, or an agreement to make a binding offer or agreement. The proposal was subject to completion of confirmatory due diligence and the execution of definitive documentation. Financing for the proposed transaction was to be provided by Party F’s near-term available liquidity and a bridge loan commitment from an investment bank subsidiary. Party F acknowledged its willingness to pay the $163,000,000 termination fee that would be payable to the Company under the Merger Agreement upon HR’s termination of the transaction with the Company. The proposal was further conditioned on HR not proceeding with the merger with the Company. HR subsequently notified the Company of the receipt of the unsolicited proposal consistent with the terms of the Merger Agreement.

On March 30, 2022, the HR Board met with HR’s management to discuss the unsolicited proposal from Party F. The HR Board met again on April 3, 2022 with HR’s management, and representatives of Citi and HR’s legal counsel, to discuss HR’s response to the proposal, including HR’s obligations under the Merger Agreement and the HR Board’s duties as directors under Maryland law. The HR Board unanimously determined that Party F’s proposal was not in the best interests of the HR stockholders and did not constitute an HR Superior Proposal, as such term is defined in the Merger Agreement. Mr. Singleton subsequently informed Party F of the HR Board’s decision in writing.

On April 4, 2022, the Company’s legal counsel sent a letter advising Party F to cease and desist in its efforts to acquire HR based on the Company’s view that such course of action by Party F is inconsistent with a prior standstill agreement between the parties.

On May 11, 2022, Welltower Inc., which we refer to as Welltower, held its earnings call for the first quarter of 2022. During that call, Welltower’s chief executive officer, Shankh Mitra, identified Welltower as Party F referred to in this joint proxy statement/prospectus. On the earnings call, Mr. Mitra stated that he had no intention of going hostile in pursuit of Welltower’s proposal and, given that HR remained committed to the merger, there was nothing left to do with respect to the proposal. Neither HR nor the Company has received any further communications from Welltower since this earnings call.

As of May 31, 2022, HR and the Company have received letters of intent from, and are in negotiations with, several potential joint venture partners and asset purchasers. These transactions may occur in separate tranches, with the initial transactions targeted to close around or after the closing date of the merger. These transactions are subject to execution of definitive documentation and customary closing conditions. As such, these are by nature non-binding, are not considered probable and, as a result, are not reflected in the pro-forma financial statements presented elsewhere in this joint proxy statement/prospectus.

The Company’s Reasons for the Merger; Recommendation of the Company Board

In reaching its decision to approve and declare advisable the Merger and the Merger Agreement and resolving to recommend that the Company stockholders approve the issuance of shares of Company Common Stock in connection with the Merger, the Company Board, as described above in the section entitled “The Merger—Background of the Merger” of this joint proxy statement/prospectus, held a number of meetings, consulted with the Company’s senior management and its legal and financial advisors at McDermott Will & Emery LLP and J.P. Morgan, and considered a number of factors. The various factors the Company Board considered that weighed positively in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement included, among others and not necessarily in order of relative importance, the following:

•

Strategic and Financial Considerations. The Company Board believes that the Merger will provide a number of strategic and financial benefits that have the potential to create additional value for the Company stockholders over time, including the following:

•

The combination is expected to create the largest, pure-play medical office building, or MOB, REIT in the U.S., with 733 properties totaling 44.0 million square feet and nearly double the square footage of the next largest MOB portfolio;

•

The Combined Company is expected to have an estimated pro forma equity market capitalization of approximately $11.6 billion and a total enterprise value of $17.6 billion based on the implied values at market close on February 24, 2022, which will result in enhanced liquidity and scale for the Company stockholders;

•	The Merger is expected to broaden relationships with 57 of the top 100 health systems in the U.S. on or adjacent to 231 hospital campuses which will potentially drive future growth opportunities;

•

The Combined Company will own the largest portfolio of on or adjacent to hospital campus properties expected to comprise 28.2 million square feet, with 94% of the portfolio’s square feet being in the top 100 major U.S. metropolitan statistical areas, or MSAs;

•	The combined portfolio will be focused in high density markets with 75% of the estimated net operating income, or NOI, located in coastal and sunbelt markets;

•	The combined portfolio will have a diversified customer base, with the top ten tenants representing 22.6% of the portfolio’s square feet and no single tenant representing more than 5.2%;

•

The Combined Company is expected to realize annual run rate cost synergies of $33.0 to 36.0 million within twelve months of the closing of the Merger from the elimination of duplicative corporate and public company costs;

•	The Combined Company is expected to have an embedded development pipeline in excess of $2.0 billion, concentrated in high growth markets such as Seattle, Houston, Denver, Dallas and Raleigh;

•	The Combined Company is expected to benefit from enhanced leasing volumes to drive occupancy and rent growth across the combined portfolio as well as property level cost savings;

•

The Combined Company will have greater access to capital and intends to maintain a flexible, investment grade-rated balance sheet with a well staggered debt maturity profile, which may result in greater liquidity, higher index weightings and reduced borrowing costs over time; and

•

The businesses of the Company and HR are highly complementary and the integration of the two companies will be completed in a timely and efficient manner with minimal disruption to tenants and employees.

•

Continued Operation as a Stand-Alone Company. The Company evaluated, as an alternative to the Merger, the potential rewards and risks associated with the continued execution of the Company’s strategic plan as an independent company. The Company Board reviewed the Company’s historical and possible future performance in light of the risks affecting its business, operations and financial condition, including the risks discussed in this joint proxy statement/prospectus under “Risk Factors—Risks Relating to the Merger.” The Company Board also considered, among other factors, the ongoing search for a new Chief Executive Officer, current market and industry trends, and the risks affecting the Company’s ability to compete effectively against other competitors in the industry.

•	Premium Over Share Trading Price. The Merger consideration, combined with the Special Distribution of $4.82 in cash per share, had an implied value per share of Company Common Stock of $35.08,

which represented a premium of approximately 18.2% to the Company’s stock price, based on closing prices on February 24, 2022, the last trading day prior to news reports that the Company and HR were in advanced discussions to combine.

•

Ownership in the Combined Company. The Company stockholders will own approximately 60.0% of the Combined Company (on a fully diluted basis) and, as a result, the combination will allow the Company stockholders an opportunity to participate in the future growth and value creation of the Combined Company and to share pro rata in the benefits of the expected synergies.

•

Fixed Exchange Ratio. The combination uses a fixed exchange ratio and will not fluctuate as a result of changes in the market prices of shares of Company Common Stock or HR Common Stock, which provides certainty as to the respective pro forma percentage ownership of the Combined Company.

•

Governance. The board of directors of the Combined Company will consist of thirteen directors, four of whom will be designated by representatives from the Company Board (collectively, “Company Designees”), including W. Bradley Blair II, currently the chair of the Company Board, who is expected to be the vice chair of the board of directors of the Combined Company. Additionally, until the 2026 annual meeting of stockholders of the Combined Company, at least one Company Designee will serve on each committee of the board of directors of the Combined Company, with the exception of the Nominating and Corporate Governance Committee on which at least two Company Designees will serve. Finally, the board of directors of the Combined Company is required to nominate the Company Designees to stand for reelection at the 2023, 2024 and 2025 annual meetings of stockholders of the Combined Company, subject to certain conditions.

•

HR Management Depth and Experience. The existing HR senior management team has over 20 years of experience in real estate operations and a proven track record of successfully executing HR’s business plan. Under their leadership, the Combined Company will benefit from an enhanced level of management depth and experience which will more rapidly advance a number of priorities already underway at the Company.

•

Knowledge of Business. Its knowledge of the Company’s business, operations, financial condition, earnings and prospects and of HR’s business, operations, financial condition, earnings and prospects, taking into account the results of the Company’s due diligence review of HR, as well as its knowledge of the current and prospective environment in which the Company and HR operate, including economic and market conditions.

•

Robust Strategic Alternatives Process: The decision to engage in the Merger was made following the completion of an extensive review of strategic alternatives, which involved outreach to approximately 24 potential interested parties, including financial sponsors, real estate investment trusts, sovereign wealth funds, pension funds, real estate managers and other financial and strategic investors, and as a result of that process, only two other parties – a financial sponsor and a public REIT that proposed a no premium merger – submitted an initial indication of interest.

•

Opinion and Analysis of J.P. Morgan. The financial analyses and presentations of J.P. Morgan, the Company’s financial advisor, including the February 27, 2022 oral opinion of J.P. Morgan delivered to the Company Board, which was confirmed by delivery of a written opinion, dated as of February 27, 2022, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid by the Company in the proposed Merger was fair, from a financial point of view, to the Company, as more fully described below in the section entitled “The Merger—Opinion of the Company Financial Advisor” beginning on page 58 of this joint proxy statement/prospectus. The full text of the written opinion of J.P. Morgan, dated as of February 27, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference.

•	Terms and Conditions of the Merger Agreement. The Company Board considered the terms and conditions of the Merger Agreement, including:

•

The Company could, under certain circumstances, enter into discussions with third parties regarding alternate transaction proposals and, subject to compliance with the Merger Agreement and payment of a termination fee as described under “The Merger Agreement—Termination of the Merger Agreement—Termination Fees and Expense Reimbursement,” change its recommendation to stockholders;

•

reciprocal obligations of the two parties, including substantially identical representations, warranties and covenants, reciprocal provisions regarding the ability of each party to respond to competing proposals and corresponding obligations regarding the payment of termination fees and expense reimbursement under certain circumstances;

•	provisions limiting the ability of the Company to take certain actions outside the ordinary course of business;

•

provisions which provide the Company with operating flexibility between the signing of the Merger Agreement and the completion of the Merger to conduct its business in the ordinary course of business consistent with past practice; and

•

the terms and conditions of the Merger Agreement were the product of arm’s length negotiations between the parties and provide reasonable assurance that the Merger will ultimately be consummated on a timely basis.

•

Likelihood of Consummation. The Company Board deems it likely that the Merger will be completed in a timely manner given the likelihood the approvals of HR stockholders and the Company stockholders would be obtained, and the commitment of both parties to complete the Merger pursuant to their respective obligations under the Merger Agreement.

The Company Board also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•

the fact that the Company stockholders will not have the opportunity to continue participating in the Company’s potential upside as a standalone company, but rather will participate in the Company’s potential upside as a part of the Combined Company;

•

the exchange ratio is fixed and will not fluctuate as a result of changes in the price of shares of Company Common Stock or HR Common Stock prior to the effective time of the Merger, which means that the implied value of the Merger consideration could decrease prior to the effective time of the Merger if the trading price of shares of HR Common Stock decreases;

•

the business disruption to the Company if the Merger is not completed, or completion of the Merger is delayed, for reasons beyond the control of the Company or HR, including the failure of the Company stockholders or HR stockholders to approve the Merger, or the failure of the Company or HR to satisfy other requirements that are conditions to closing the Merger;

•	the potential impact on the Company if the Merger is not completed or materially delayed including:

•	the trading price of shares of Company Common Stock;

•	the Company’s operating results, particularly in light of the costs incurred in connection with the Merger; and

•	the Company’s ability to attract and retain key personnel, commercial tenants, suppliers and customers;

•

that, if the Merger is not consummated, the Company’s employees will have expended extensive time and efforts to attempt to complete the Merger and will have experienced significant distractions from their work during the pendency of the Merger;

•

the Combined Company may not realize any or all of the synergies, costs savings or other benefits that the parties expect from the combination, many of which are difficult to quantify and may only be realized, if at all, over time, including as a result of possible changes in the real estate market or the medical office building industry affecting the markets in which the Combined Company will operate or as a result of potential difficulties integrating the two companies and their respective operations;

•

the substantial costs to be incurred in connection with the transactions, including the transaction expenses arising from the combination and the costs of integrating the businesses of the Company and HR;

•

the Merger Agreement includes restrictions on the conduct of the Company’s business between the date of the Merger Agreement and the date of the consummation of the Merger, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Merger;

•

the Merger Agreement’s provisions imposing restrictions on the Company from soliciting alternative transactions, the requirement that the Company Board submit the issuance of shares of Company Common Stock in connection with the Merger to the Company stockholders for their approval notwithstanding any change in the Company Board’s recommendation, and the requirement that the Company pay a termination fee of $291.0 million or an expense reimbursement base amount fee of $25.0 million plus up to $5.0 million of actual expenses if the Merger Agreement is terminated under certain circumstances, in each case could limit the willingness of a third-party to propose a competing business combination transaction with the Company; and

•	various other risks associated with the Merger and the business of the Company, HR and the Combined Company described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the Company Board considered the fact that the Company’s directors and executive officers have other interests in the Merger that are different from, or in addition to, the interests of the Company stockholders, as discussed under “The Merger—Interests of the Company Directors and Executive Officers in the Merger.”

The Company Board concluded that the potentially negative factors associated with the Merger were outweighed by the potential benefits that it expected the Company stockholders would achieve as a result of the Merger. Accordingly, the Company Board determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of Company Common Stock in connection therewith, are advisable, fair to, and in the best interests of the Company.

The above discussion of the factors considered by the Company Board is not intended to be exhaustive, but includes the material factors considered by the Company Board. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Company Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Company Board considered these factors taken together as a whole, including discussions with, and questioning of, the Company management and the Company’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing description of the consideration by the Company Board of the factors supporting the Merger Agreement and the transactions contemplated by the Merger Agreement is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Statements Regarding Forward-Looking Disclosures” of this joint proxy statement/prospectus.

For the reasons set forth above, the Company Board unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated thereby, including the issuance of shares of Company Common Stock in connection therewith, are advisable and in the best interests of the Company, and unanimously approved the Merger and the Merger Agreement. The Company Board unanimously recommends that the Company stockholders vote “FOR” the issuance of shares of Company Common Stock in connection with the Merger.

HR’s Reasons for the Merger; Recommendation of the HR Board

In reaching its decision to approve and declare advisable the Merger and the Merger Agreement and resolving to recommend that HR stockholders approve the Merger, the HR Board, as described above in the section entitled “The Merger—Background of the Merger” of this joint proxy statement/prospectus, held a number of meetings, consulted with HR’s senior management and its legal and financial advisors at Hunton Andrews Kurth LLP (“Hunton”), Citi, and Scotiabank, and considered a number of factors. The various factors the HR Board considered that weighed positively in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement included, among others and not necessarily in order of relative importance, the following:

•

the Combined Company’s increased size and scale, with approximately 733 properties and 44.0 million square feet focused in major markets throughout the U.S., and the increased financial and operational flexibility this is expected to afford the Combined Company;

•

the scale of the Combined Company is expected to drive operational efficiencies for tenants and incremental leasing volumes, with over 1.0 million square feet in each of 14 distinct markets and nearly 80% of the portfolio’s square footage in markets with over 500,000 square feet;

•

the combined portfolio is expected to include properties associated with 57 of the top 100 health systems in the U.S. on or adjacent to 231 hospital campuses, with the top 10 tenants in the portfolio representing 22.6% of the portfolio’s square feet and no single tenant representing more than 5.2%;

•	the Combined Company is expected to have an embedded development pipeline in excess of $2.0 billion, concentrated in high growth markets such as Seattle, Houston, Denver, Dallas, and Raleigh;

•

the Combined Company is expected to realize $33.0 million to $36.0 million in run-rate annual cost synergies within 12 months of closing from the elimination of duplicative corporate and public company costs;

•

the Merger is expected to be accretive to HR’s per share results assuming full realization of the synergies and HR management expects the Combined Company to benefit from enhanced leasing volumes to drive occupancy and rent growth across the combined portfolio as well as property level cost savings;

•

its view that the size of the Combined Company will allow it to be more competitive and, in particular, have a strategic advantage over many of its competitors in pursuing medical office building acquisition opportunities in key markets associated with leading health systems;

•	its expectation that the combination will result in greater liquidity, higher index weightings and reduced borrowing costs over time;

•	the strong track record established by HR’s management team and the fact that this team is expected to continue to lead the Combined Company after the closing of the Merger;

•	the Combined Company will continue to use the “Healthcare Realty” name after the closing of the Merger;

•	its expectation that HR’s asset management team has the expertise and qualifications to add value to the portfolio of the Combined Company;

•

the exchange ratio is fixed, and while it will be adjusted in the event of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transactions involving the Company or HR, the exchange ratio will not be adjusted to reflect changes in the market price of either Company Common Stock or HR Common Stock prior to the closing, and this provides certainty to HR stockholders as to their pro forma percentage ownership of the Combined Company;

•	the fact that the stock consideration in the Merger will allow HR stockholders to participate in potential further value appreciation of the Combined Company after the Merger;

•	the expectation that the Merger will generally qualify as a tax-free transaction to HR stockholders for U.S. federal income tax purposes;

•

the expectation that the governance arrangements provided by the Merger Agreement will facilitate an effective and timely integration of the two companies’ operations with continuity of management, including as a result of the following:

•	the board of directors of the Combined Company will be composed of all nine current HR directors and four current Company directors;

•	Mr. Meredith is expected to continue to serve as the President and Chief Executive Officer of the Combined Company;

•

Mr. Singleton, the current independent chair of the HR Board, will be the chair of the board of directors of the Combined Company and Mr. Blair, the current chair of the Company Board, will be the vice chair of the board of directors of the Combined Company;

•

the committees of the board of directors of the Combined Company will each include at least one Company director, with the exception of the Nominating and Corporate Governance Committee, which will initially be comprised of two HR directors and two Company directors; and

•	The chairs of each committee of the board of directors of the Combined Company will be HR directors;

•

the financial analyses and opinion of Citi, dated February 27, 2022, to the HR Board as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, as more fully described in the section entitled “The Merger—Opinion of HR Financial Advisor” of this joint proxy statement/prospectus;

•

its knowledge of HR’s business, operations, financial condition, earnings and prospects and of the Company’s business, operations, financial condition, earnings and prospects, taking into account the results of HR’s due diligence review of the Company, as well as its knowledge of the current and prospective environment in which HR and the Company operate, including economic and market conditions;

•	the fact that the Merger is subject to the approval of HR stockholders, who will be free to approve or reject the Merger;

•	the provisions of the Merger Agreement that will promote certainty of closing, including the following:

•

limitations on the ability of the Company Board to withdraw or modify its recommendation that the Company stockholders approve the issuance of shares of Company Common Stock in connection with the Merger;

•

limitations on the ability of the Company to terminate the Merger Agreement to accept an unsolicited takeover proposal, and the Company’s obligation to submit the issuance of shares of Company Common Stock in connection with the Merger to its stockholders for approval even if the Company Board withdraws or modifies its recommendation with respect to the issuance of shares of Company Common Stock in connection with the Merger;

•

the requirement that the Company pay to HR a termination fee of $291.0 million or an expense reimbursement base amount fee of $25.0 million plus up to $5.0 million of actual expenses in the event the Merger is not consummated under certain specified circumstances, as more fully described in the section entitled “The Merger Agreement—Termination of the Merger—Termination Fees and Expense Reimbursement” of this joint proxy statement/prospectus;

•

the provisions of the Merger Agreement that are intended to preserve the value of the Combined Company through limitations on the ability of the Company to take certain actions outside the ordinary course of business; and

•

the fact that the terms and conditions of the Merger Agreement were the product of arm’s-length negotiations between the parties and provide reasonable assurances that the Merger will ultimately be consummated on a timely basis.

The HR Board also considered a variety of risks and other potentially negative factors concerning the Merger, including the following, which are not necessarily listed in order of relative importance:

•

the operations, technologies and personnel of the two companies may not be successfully integrated, and the Combined Company may experience operational interruptions or the loss of key employees or tenants;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger;

•

the Combined Company may not realize any or all of the synergies, cost savings or other benefits that the parties expect from the combination, many of which are difficult to quantify and may only be realized, if at all, over time;

•

HR and the Company are expected to incur significant one-time costs in connection with the Merger and the other transactions contemplated by the Merger Agreement, which may include costs related to the integration of the companies, such as lease termination costs for duplicative offices and costs associated with eliminating duplicative lines of credit and instruments of indebtedness, and costs incurred in connection with any litigation that may result from the announcement or pendency of the Merger;

•

completion of the Merger and the other transactions contemplated by the Merger Agreement could trigger mandatory prepayments (including penalties in some cases) under HR’s and the Company’s existing debt unless appropriate lender consents or waivers are received;

•

the risk that, because the exchange ratio under the Merger Agreement will not be adjusted for changes in the market price of shares of HR Common Stock or Company Common Stock, the value of the per share Merger consideration to be paid upon the consummation of the Merger could be significantly less than the value of the per share Merger consideration immediately prior to the announcement of the proposed Merger;

•	the Merger Agreement includes restrictions on the conduct of HR’s business between the date of the Merger Agreement and the date of the consummation of the Merger;

•	the possibility that the Merger may not be completed, or completion may be delayed, for reasons beyond the control of HR or the Company;

•

the risks and costs to HR if the Merger is not completed, including uncertainty about the effect of the Merger on HR’s employees, tenants and other parties, which may impair HR’s ability to attract, retain and motivate key personnel and could cause tenants and others to seek to change or not enter into business relationships with HR, and the risk that the trading price of shares of HR Common Stock could be materially adversely affected;

•	certain provisions of the Merger Agreement that could have the effect of discouraging third-party offers for HR and that impose restrictions on HR’s ability to solicit alternative transactions;

•

the possibility that HR may be required to pay the Company a termination fee of $163.0 million, an expense reimbursement base amount fee of $25.0 million plus up to $5.0 million of actual expenses or a termination fee of $163.0 million plus up to $5.0 million of actual expenses in the event the Merger is not consummated under certain specified circumstances, as more fully described in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination Fees and Expenses” of this joint proxy statement/prospectus; and

•	various other risks associated with the Merger and the business of HR, the Company and the Combined Company described in the section entitled “Risk Factors.”

In addition, the HR Board considered the fact that HR’s directors and executive officers have other interests that are different from, or in addition to, the interests of HR stockholders, as discussed under “The Merger—Interests of HR Directors and Executive Officers in the Merger.”

The above discussion of the factors considered by the HR Board is not intended to be exhaustive, but includes the material factors considered by the HR Board. In reaching its decision to approve the Merger Agreement and the Merger, the HR Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The HR Board considered these factors taken together as a whole, including discussions with, and questioning of, HR management and HR’s financial and legal advisors, and recommended the Merger Agreement and the Merger based on the totality of the information it considered.

The foregoing description of the consideration by the HR Board of the factors supporting the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Statement Regarding Forward-Looking Disclosures” of this joint proxy statement/prospectus.

For the reasons set forth above, the HR Board unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated thereby are advisable and in the best interests of HR, and unanimously approved the Merger and the Merger Agreement. The HR Board unanimously recommends that HR stockholders vote “FOR” the Merger.

Opinion of the Company Financial Advisor

Pursuant to an engagement letter, the Company retained J.P. Morgan as its financial advisor in connection with the proposed Merger.

At the meeting of the Company Board on February 27, 2022, J.P. Morgan rendered its oral opinion to the Company Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid by the Company in the proposed Merger was fair, from a financial point of view, to the Company. J.P. Morgan has confirmed its February 27, 2022 oral opinion by delivering its written opinion, dated as of February 27, 2022, to the Company Board, that, as of such date, the consideration to be paid by the Company in the proposed Merger was fair, from a financial point of view, to the Company.

The full text of the written opinion of J.P. Morgan dated February 27, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The Company stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Company Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid in the proposed Merger and did not address any other aspect of the proposed Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated February 26, 2022 of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and HR and the industries in which they operate;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of the Company and HR with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Company Common Stock and HR Common Stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and HR relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed Merger (the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company and HR with respect to certain aspects of the proposed Merger, and the past and current business operations of the Company and HR, the financial condition and future prospects and operations of the Company and HR, the effects of the proposed Merger on the financial condition and future prospects of the Company and HR, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company and HR or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or HR under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and HR to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed Merger and the other transactions contemplated by the Merger Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company and HR in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Merger will be obtained without any adverse effect on the Company or HR or on the contemplated benefits of the proposed Merger.

The projections furnished to J.P. Morgan were prepared by the managements of the Company and HR as discussed more fully under the section entitled “Certain Unaudited Prospective Financial Information” beginning on page 71 of this joint proxy statement/prospectus. The Company and HR do not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the managements of the Company and HR, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28 of this joint proxy statement/prospectus.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by the Company in the proposed Merger and J.P. Morgan has expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Merger, or any class of such persons relative to the consideration to be paid by the Company in the proposed Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Company Common Stock will trade at any future time.

The terms of the Merger Agreement, including the consideration, were determined through arm’s length negotiations between the Company and HR, and the decision to enter into the Merger Agreement was solely that of the Company Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Company Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Company Board or the Company’s management with respect to the proposed Merger or the consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Company Board on February 27, 2022 and in the financial analysis presented to the Company Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Company Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of the Company and HR with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by the Company and HR.

The companies selected by J.P. Morgan were as follows:

•	Healthcare Trust of America, Inc.

•	Healthcare Realty Trust Incorporated

•	Physicians Realty Trust

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company and HR. However, certain of these companies may have characteristics that are materially different from those of the Company and HR. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company and HR.

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratios of (a) the company’s price per share of common stock to the consensus equity research analyst estimates for the company’s funds from operations (“FFO”) per share of common stock for the year ending December 31, 2022 (the “P/2022E FFO”) and (b) consensus equity research analyst estimates for the company’s same store net operating income for the year ending December 31, 2022 to consensus equity research analyst estimates for the company’s implied real estate value (the “Implied Capitalization Rate”).

Based on the results of this analysis, J.P. Morgan selected multiple reference ranges of 15.1x-16.6x and 5.5% – 5.8% for P/2022E FFO and the Implied Capitalization Rate, respectively. After applying such ranges to the projected FFO for the Company and HR for the year ending December 31, 2022, and the projected same store net operating income for the Company and HR for the year ending December 31, 2022, respectively, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for Company Common Stock and HR Common Stock:

	Implied Per Share Equity Value
	Low	High
HTA P/2022E FFO	$27.25	$29.75
HTA Implied Capitalization Rate	$28.25	$30.50
HR P/2022E FFO	$27.25	$30.00
HR Implied Capitalization Rate	$30.00	$32.25

The ranges of implied per share equity value for Company Common Stock were compared to (i) the closing price of Company Common Stock of $28.30 as of August 3, 2021, the trading day immediately preceding the date of the public announcement of the resignation of the Company’s chief executive officer, and (ii) the closing price of Company Common Stock of $29.69 as of February 24, 2022, the trading day immediately preceding the date of The Wall Street Journal article regarding the potential Merger. The ranges of implied per share equity value for HR Common Stock were compared to the closing price of HR Common Stock of $30.26 as of February 24, 2022, the trading day immediately preceding the date of The Wall Street Journal article regarding the potential Merger.

Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be sufficiently analogous to the Company’s business (or aspects thereof):

Announcement Date	Target	Acquiror
October 2021	Landmark (MOB Portfolio)	Physicians Realty Trust
November 2019	Hammes Partners (MOB Portfolio)	Welltower
January 2019	CNL (MOB Portfolio)	Welltower
May 2017	Duke Realty (MOB Portfolio)	Healthcare Trust of America

None of the selected transactions reviewed was identical to the proposed Merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed Merger. This analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed Merger.

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the ratio of the target portfolio’s net operating income for the forward twelve month period to the implied real estate value of the target portfolio (the “Implied Acquisition Capitalization Rate”).

Based on the results of this analysis, J.P. Morgan selected an Implied Acquisition Capitalization Rate reference range for the Company of 4.9% – 5.6%. After applying such range to the Company’s projected same store net operating income, the analysis indicated the following range of implied per share equity value (rounded to the nearest $0.25) for Company Common Stock:

	Implied Per Share Equity Value
	Low	High
HTA Implied Acquisition Capitalization Rate	$29.75	$35.50

The range of implied per share equity value for Company Common Stock was compared to (i) the closing price of Company Common Stock of $28.30 as of August 3, 2021, the trading day immediately preceding the date of the public announcement of the resignation of the Company’s chief executive officer, and (ii) the closing price of Company Common Stock of $29.69 as of February 24, 2022, the trading day immediately preceding the date of The Wall Street Journal article regarding the potential Merger.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for both Company Common Stock and HR Common Stock. J.P. Morgan calculated the unlevered free cash flows that each of the Company and HR expected to generate during fiscal years 2022E through 2026E (as set forth in the section entitled “Certain Unaudited Prospective Financial Information,” which was discussed with, and approved by, the Company’s management for use by J.P. Morgan in connection with its financial analysis). J.P. Morgan also calculated a range of terminal values for each of the Company and HR at the end of this period by applying perpetual growth rates ranging from 2.25% to 2.75% based on guidance provided by the Company’s management and HR’s management, to estimates of the unlevered terminal free cash flows for each of the Company and HR at the end of fiscal-year 2026E, as provided in the Company and HR management projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2021 using discount rates ranging from 6.65% to 7.15%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company and HR, respectively. For each of the Company and HR, the present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting net debt and other adjustments for each company as of December 31, 2021.

Based on the foregoing, this analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for Company Common Stock and HR Common Stock:

	Implied Per Share Equity Value
	Low	High
HTA Discounted Cash Flow	$24.25	$34.25
HR Discounted Cash Flow	$22.25	$34.75

The range of implied per share equity values for Company Common Stock was compared to (i) the closing price of Company Common Stock of $28.30 as of August 3, 2021, the trading day immediately preceding the date of the public announcement of the resignation of the Company’s chief executive officer, and (ii) the closing price of Company Common Stock of $29.69 as of February 24, 2022, the trading day immediately preceding the date of The Wall Street Journal article regarding the potential Merger. The range of implied per share equity values for HR Common Stock was compared to the closing price of HR Common Stock of $30.26 as of February 24, 2022, the trading day immediately preceding the date of The Wall Street Journal article regarding the potential Merger.

Implied Relative Value Analysis. J.P. Morgan compared the results for the Company to the results for HR with respect to the public trading multiples and discounted cash flow analyses described above. J.P. Morgan compared the lowest equity value per share for the Company (adjusted to reflect the Special Distribution) to the highest equity value per share for HR to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared the highest equity value per share for the Company (adjusted to reflect the Special Distribution) to the lowest equity value per share for HR to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis were:

Implied Exchange Ratios
	Low	High
P/2022E FFO	1.093x	1.337x
Implied Capitalization Rate	1.168x	1.376x
Discounted Cash Flow	0.756x	1.788x

The ranges of implied exchange ratios resulting from the foregoing analysis were compared to (i) the implied exchange ratio of 1.289x at close on August 3, 2021, the trading day immediately preceding the date of the public announcement of the resignation of the Company’s chief executive officer, with respect to Company Common Stock, and at close on February 24, 2022, the trading day immediately preceding the date of The Wall Street Journal article regarding the potential Merger, with respect to HR Common Stock; (ii) the implied exchange ratio of 1.217x at close on February 24, 2022, the trading day immediately preceding the date of The Wall Street Journal article regarding the potential Merger; and (iii) the exchange ratio of 1.000x, as contemplated in the Merger Agreement.

Discounted Cash Flow-Based Value Creation Analysis. J.P. Morgan conducted an analysis of theoretical value creation to the existing holders of Company Common Stock that compared the estimated implied equity value of Company Common Stock on a standalone basis, based on the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, to the estimated implied equity value of former holders of HR Common Stock ownership in the Combined Company, pro forma for the proposed Merger.

J.P. Morgan calculated the pro forma implied equity value of Company Common Stock by (1) adding the sum of (a) the implied equity value of HR on a stand-alone basis of approximately $4,195.0 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of HR described above, (b) the implied equity value of the Company on a stand-alone basis of approximately $6,686.0 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of the Company described above and (c) the estimated net present value of the Synergies, as reflected in estimates the Company’s management provided to J.P. Morgan for use in connection with its analysis, in the aggregate amount of approximately $890.0 million, (2) subtracting the Special Distribution to holders of Company Common Stock in the aggregate amount of approximately $1,124.0 million, (3) subtracting the estimated transaction expenses, in an aggregate amount of approximately $150.0 million, and (4) multiplying such result by the pro forma equity ownership of the Combined Company by the existing holders of Company Common Stock of 60.7%. This analysis indicated that the proposed Merger implied pro forma equity value for such holders of $6,368.0 million, which represents accretion in value of approximately $806.0 million, or 12.1% compared to the estimated standalone equity value of the Company. There can be no assurance, however, that the implied Synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by the Company’s management and described above.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company or HR. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary are identical to the Company or HR. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company and HR. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and HR.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the proposed Merger and deliver an opinion to the Company Board with respect to the proposed Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company, HR and the industries in which they operate.

The Company has agreed to pay J.P. Morgan an estimated fee of $48.1 million, $3.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the proposed Merger. In addition, the Company has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company and HR for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner and joint lead arranger on the Company’s syndicated credit facility in October 2021; joint bookrunner on the Company’s debt securities offering in September 2020; sales agent on the Company’s equity securities offering in November 2021; joint bookrunner on HR’s debt securities offering in September 2020; sales agent on HR’s equity securities offering in November 2021; and financial advisor to the Company in connection with the activist campaign by Elliott Management Corporation, which concluded in November 2021. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. J.P. Morgan anticipates that it and its affiliates will arrange and/or provide financing to the Company in connection with the proposed Merger for customary compensation. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and HR. During the two year period preceding delivery of its opinion ending on February 27, 2022, the aggregate fees recognized by J.P. Morgan from the Company were approximately $3.5 million and from HR were approximately $1.0 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or HR for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Opinion of HR Financial Advisor

Citigroup Global Markets Inc.

HR engaged Citi as its financial advisor in connection with the proposed Merger. In connection with Citi’s engagement, the HR Board requested that Citi evaluate the fairness, from a financial point of view, to the holders of shares of HR Common Stock of the exchange ratio provided in the Merger pursuant to the Merger Agreement. On February 27, 2022, at a meeting of the HR Board held to evaluate the proposed Merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated February 27, 2022, to the HR Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the exchange ratio provided in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of HR Common Stock.

The full text of Citi’s written opinion, dated February 27, 2022, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex C to this joint proxy statement/prospectus. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the HR Board (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of HR to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for HR or the effect of any other transaction in which HR might engage. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the HR Board or any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed a draft, dated February 27, 2022, of the Merger Agreement;

•

held discussions with certain senior officers, directors and other representatives and advisors of HR and certain senior officers and other representatives of the Company concerning the businesses, operations and prospects of HR and the Company;

•

reviewed certain publicly available business and financial information relating to HR and the Company as well as certain financial forecasts and other information and other data relating to HR and the Company which were provided to or discussed with Citi by the respective managements of HR and the Company, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of HR to result from the Merger;

•

reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of shares of HR Common Stock and Company Common Stock, the historical and projected financial and other operating data of HR and the Company, and the capitalization and financial condition of HR and the Company;

•

considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of HR and the Company;

•	evaluated certain potential pro forma financial effects of the Merger on HR; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of HR that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to HR and the Company provided to or otherwise reviewed by or discussed with Citi, Citi was advised, and Citi assumed, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of HR and the Company as to the future financial performance of HR and the Company, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and Citi assumed, with HR’s consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data would be realized in the amounts and at the times projected. At HR’s direction, Citi relied upon the financial forecasts and other information and data relating to HR and the Company provided to or otherwise reviewed by or discussed with Citi, and Citi expressed no view or opinion with respect to any such financial forecasts or other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based).

Citi assumed, with HR’s consent, that the Merger would be consummated in accordance with its terms, and in compliance with all applicable laws, organizational documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on HR, the Company or the contemplated benefits of the Merger. Representatives of HR advised Citi that under the Second Amended and Restated Agreement of Limited Partnership of the Company OP to be made effective immediately after the closing of the Merger (the “New Limited Partnership Agreement”), holders of outstanding partnership units of the Company OP (the “Partnership Units”), other than the Company, will generally have the right to require the Company OP to redeem its Partnership Units for, at the election of the Company and subject to adjustment, an equal number of shares of Company Common Stock or cash based on the fair market value of Company Common Stock as determined in accordance with the New Limited Partnership Agreement (plus additional amounts in shares of Company Common Stock or cash to account for unpaid distributions attributable to such Partnership Units), and, consequently, for purposes of its analyses and opinion, at HR’s direction, Citi treated a Partnership Unit not held by the Company as equivalent in value and identical in all respects to a share of Company Common Stock. With HR’s consent, Citi’s opinion did not address or otherwise account for any joint venture or asset sales arrangements involving, or any other transfer, sale or other disposition of, any assets of HR or the Company that may be entered into or effected in connection with or in contemplation of the Merger. Representatives of HR advised Citi, and Citi assumed, that the final terms of the Merger Agreement would not vary in any respect material to its analyses from those set forth in the draft reviewed by it.

Citi assumed, with HR’s consent, that the Merger would qualify for the intended tax treatment contemplated by the Merger Agreement. Citi did not express any opinion as to what the value of shares of Company Common Stock actually would be when issued pursuant to the Merger or the prices at which shares of HR Common Stock or Company Common Stock may trade at any time. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of HR or the Company, nor did Citi conduct any physical inspection of the properties or assets of HR or the Company. Citi’s opinion does not address the underlying business decision of HR to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for HR or the effect of any other transaction in which HR might engage. Citi did not express any opinion with respect to any accounting, tax, regulatory, legal or similar matters and Citi relied, with HR’s consent, upon the assessments of representatives of HR as to such matters. Citi’s opinion did not address any other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any alternative transaction method or structure for effecting the Merger. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the exchange ratio or otherwise. Citi’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date thereof. Although developments occurring or coming to Citi’s attention after the date of its opinion could affect its opinion, Citi had no obligation to update, revise or reaffirm its opinion. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole and the relative values of HR and the Company, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of HR and the Company. No company or business reviewed is identical or directly comparable to HR or the Company and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or businesses reviewed or the results from any particular analysis.

The estimates contained in Citi’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between HR and the Company and the decision of HR to enter into the Merger Agreement was solely that of the HR Board. Citi’s opinion was only one of many factors considered by the HR Board in its evaluation of the Merger and should not be viewed as determinative of the views of the HR Board or management of HR with respect to the Merger or the exchange ratio. Citi was not requested to, and Citi did not, solicit other third party indications of interest in the acquisition of all or a part of HR.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses reviewed with the HR Board and performed by Citi in connection with Citi’s opinion, dated February 27, 2022. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material.

For purposes of the financial analyses described below, (i) the term “FFO” refers to funds from operations generally calculated as earnings before depreciation and amortization and gain (or loss) on property sales and similar matters, but burdened for stock-based compensation, and (ii) the term “FAD” refers to funds available for distribution generally calculated as FFO adjusted for certain non-cash items, among other things adding back stock-based compensation, and burdened by maintenance capital expenditures, including second generation tenant improvements, capital expenditures and leasing commissions paid. Except as otherwise noted, financial data utilized for HR and the Company in the financial analyses described below were based on certain financial forecasts and other information and data relating to HR and the Company provided to or discussed with Citi by the management of HR and the Company (and approved for Citi’s use by HR in connection with Citi’s opinion), referred to in this section as the “HR Forecasts” and the “Company Forecasts,” respectively.

In calculating implied exchange ratio reference ranges as reflected in the summaries of the financial analyses described below, Citi divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for HR from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for the Company (adjusted to account for payment of the Special Distribution) from such analyses in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges.

Selected Public Companies Analyses. Citi performed separate selected public companies analyses of HR and the Company in which Citi reviewed certain financial and stock market information relating to the following selected publicly traded companies which have operations similar to HR and the Company in one or more respects:

•	Welltower Inc.

•	Alexandria Real Estate Equities, Inc.

•	Ventas, Inc.

•	Healthpeak Properties Inc.

•	Physicians Realty Trust

•	Global Medical REIT Inc.

•	Community Healthcare Trust Inc.

For each selected company, Citi reviewed, among other information, (i) share prices based on closing stock prices on February 25, 2022, as a multiple of calendar year 2022 estimated FFO per share, (ii) share prices based on closing stock prices on February 25, 2022 as a multiple of calendar year 2022 estimated FAD per share, and (iii) calendar year 2022 estimated net operating income (“NOI”) as a percentage of the value of the operating real estate (calculated as implied equity values based on closing stock prices on February 25, 2022 plus total debt and non-controlling interests (as applicable) and less cash, cash equivalents and investments in unconsolidated affiliates and further adjusted for net other tangible assets and liabilities) (“implied cap rate”). Financial data of the selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information.

The low to high, mean and median of calendar year estimated multiples and, in the case of implied cap rates, percentages observed for the selected companies were as follows:

•	calendar year 2022 estimated FFO per share multiples: low of 15.3x to high of 23.6x (with a mean of 18.7x and a median of 18.0x);

•	calendar year 2022 estimated FAD per share multiples: low of 14.8x to high of 28.1x (with a mean of 20.8x and a median of 21.2x); and

•	implied cap rates: low of 4.1% to high of 6.2% (with a mean of 5.0% and a median of 4.9%).

Citi then applied selected ranges of calendar year 2022 estimated FFO per share multiples, calendar year 2022 estimated FAD per share multiples and implied cap rates of 15.3x to 23.6x, 14.8x to 28.1x, and 4.1% to 6.2%, respectively, to corresponding data of the Company based on the Company Forecasts and to corresponding data of HR based on the HR Forecasts. This analysis indicated approximate implied per share equity value reference ranges for the Company of $27.45 to $42.47 (based on estimated 2022E FFO per share), $22.01 to $41.79 (based on estimated 2022E FAD per share), and $24.59 to $42.72 (based on estimated 2022E implied cap rates). This analysis indicated approximate implied per share equity value reference ranges for HR of $27.64 to $42.76 (based on estimated 2022E FFO per share), $20.93 to $39.75 (based on estimated 2022E FAD per share), and $26.98 to $45.58 (based on estimated 2022E implied cap rates).

After adjusting implied values for the Company to account for the Special Distribution, Citi utilized the implied per share equity value reference ranges derived for HR and the Company to derive the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio provided in the Merger pursuant to the Merger Agreement:

Financial Metric	Implied Exchange Ratio Reference Range	Exchange Ratio
2022E FFO per share	0.734x – 1.890x	1.0000x
2022E FAD per /share	0.566x – 2.313x
2022E Implied Cap Rate	0.712x – 2.306x

Discounted Cash Flow Analyses. Citi performed separate discounted cash flow analyses of HR and the Company as described below.

HR. Citi performed a discounted cash flow analysis of HR by calculating the estimated present value (as of December 31, 2021) of the standalone unlevered free cash flows that HR was forecasted to generate during the fiscal years ending December 31, 2022 through December 31, 2026 based on the HR Forecasts. For purposes of this analysis, stock-based compensation was treated as a cash expense. Citi calculated implied terminal values for HR by applying exit cap rates ranging from 4.75% to 5.50% to an estimated NOI (as approved by HR management) for HR’s terminal year (derived by applying a 3.0% growth rate to 2026E NOI as reflected in the HR Forecasts and accounting for certain assumptions attributable to acquisitions, dispositions and developments). The present values (as of December 31, 2021) of the cash flows and terminal values were then calculated using a selected range of discount rates of 7.21% to 8.02%. This analysis indicated an approximate implied per share equity value reference range for HR of $27.86 to $37.63.

The Company. Citi performed a discounted cash flow analysis of the Company by calculating the estimated present value (as of December 31, 2021) of the standalone unlevered free cash flows that the Company was forecasted to generate during the fiscal years ending December 31, 2022 through December 31, 2026 based on the Company Forecasts. For purposes of this analysis, stock-based compensation was treated as a cash expense. Citi calculated implied terminal values for the Company by applying exit cap rates ranging from 4.75% to 5.50%

to an estimated NOI (as approved by HR management) for the Company’s terminal year (derived by applying a 3.0% growth rate to 2026E NOI as reflected in the Company Forecasts and accounting for certain assumptions attributable to acquisitions, dispositions and developments). The present values (as of December 31, 2021) of the cash flows and terminal values were then calculated using a selected range of discount rates of 7.00% to 7.78%. This analysis indicated an approximate implied per share equity value reference range for the Company of $28.51 to $36.49.

After adjusting implied values for the Company to account for the Special Distribution, Citi utilized the implied per share equity value reference ranges derived for HR and the Company to derive the following approximate implied exchange ratio reference range, as compared to the exchange ratio provided in the Merger pursuant to the Merger Agreement:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.880x – 1.589x	1.0000x

Certain Additional Information

Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

•

historical closing prices of HR Common Stock and Company Common Stock during the 52-week period ended February 25, 2022, which (a) reflected a closing sale price of HR Common Stock on February 24, 2022 (the last trading day prior to public media speculation about a potential transaction) of $30.26 and indicated low and high closing prices during such period of HR Common Stock of $28.52 per share and $33.77 per share, respectively, and (b) reflected a closing sale price of Company Common Stock on February 24, 2022 of $29.69 and indicated low and high closing prices during such period of Company Common Stock of $26.11 per share and $34.83 per share, respectively;

•

price targets of publicly available Wall Street research analysts for HR Common Stock and Company Common Stock, which indicated (a) a low to high target stock price range for HR Common Stock of $30.28 to $38.00 per share (with a median of $34.00 per share) and (b) a low to high target stock price range for Company Common Stock of $31.86 to $38.00 per share (with a median of $36.00 per share);

•

net asset value per share estimates of publicly available Wall Street research analysts for HR Common Stock and Company Common Stock, which indicated (a) a low to high net asset value per share estimate for HR Common Stock of $31.81 to $38.03 per share (with a median of $34.13 per share) and (b) a low to high net asset value per share estimate for Company Common Stock of $30.26 to $37.47 per share (with a median of $33.02 per share);

•

the relative contributions of HR and the Company based on the HR Forecasts and the Company Forecasts, respectively, to, among other things, various financial metrics of the Combined Company for calendar years 2022 and 2023, which indicated implied exchange ratios ranging from 1.0075x to 1.2834x; and

•

the illustrative discounted cash flow analysis of the pro forma Combined Company, based on the HR Forecasts and the Company Forecasts (adjusted to take into account certain potential pro forma implications of the Merger as directed by the management of HR, including among other things certain cost savings and the contemplated joint venture and/or disposal of certain properties), with respect to the unlevered free cash flows that the Combined Company was expected to generate during the fiscal years ending December 31, 2022 through December 31, 2026. Utilizing a selected range of exit capitalization rates of 4.75% to 5.50% and a selected range of discount rates of 7.21% to 8.02%, this analysis indicated a range of implied values per share for the Combined Company as of December 31, 2021 (after giving effect to the exchange ratio of 1.000x and accounting for the Special Distribution), of $25.69 to $33.73 as compared to a standalone value of HR Common Stock under the discounted cash flow analysis described above of $27.86 to $37.63. Citi further illustrated the potential impact of a reduction in the discount rate range to 6.81% to 7.62% as well as a reduction in the assumed exit capitalization rate range to 4.50% to 5.25%, and noted that, assuming both changes were to materialize, the analysis would indicate an implied value per share of Combined Company Common Stock of $28.37 to $37.34.

Miscellaneous

HR has agreed to pay Citi for its services in connection with the proposed Merger an aggregate fee of $20.0 million, of which $2.0 million was payable upon delivery of Citi’s opinion and the balance is payable contingent upon consummation of the Merger. In addition, HR agreed to reimburse Citi for Citi’s expenses, including fees and expenses of counsel and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

At the request of HR, Citi or one of its affiliates may provide or participate in financings undertaken by prospective counterparties relating to joint ventures or sales of assets of HR and/or the Company entered into in contemplation of the Merger, for which services Citi or such affiliate would expect to receive compensation. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of HR and the Company for its and their own accounts or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with HR, the Company and their respective affiliates.

HR selected Citi to act as financial advisor in connection with the proposed Merger based on Citi’s reputation, experience and familiarity with HR, the Company and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Scotia Capital (USA) Inc. (“Scotiabank”)

Scotiabank has also acted as financial advisor to HR in connection with the proposed Merger and will receive a fee of $7.0 million which is contingent upon the consummation of the Merger. In addition, HR has agreed to reimburse Scotiabank’s expenses and to indemnify Scotiabank and its affiliates against certain liabilities arising out of its engagement. At the request of HR, Scotiabank or one of its affiliates may provide or participate in financings undertaken by counterparties relating to joint ventures or sales of assets of HR or the Company entered into in contemplation of the Merger, for which services Scotiabank or such entity would expect to receive compensation. In the ordinary course of business, Scotiabank and its affiliates may actively trade or hold the securities of HR and the Company for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Scotiabank and its affiliates may maintain relationships with HR, the Company and their respective affiliates.

Certain Unaudited Prospective Financial Information

The Company and HR do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results because of, among other reasons, the inherent uncertainty of the underlying assumptions and estimates other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials. However, in connection with the Merger, (i) the Company’s management prepared certain unaudited prospective financial information with respect to the Company for calendar years 2022 through 2026 on a stand-alone basis and without giving effect to the Merger, which was provided by the Company’s management to the Company Board and to the Company’s financial advisor, J.P. Morgan, for its use and reliance in performing its financial analysis in connection with its fairness opinion, as described in this joint proxy statement/prospectus under “—Opinion of the Company Financial Advisor,” and to the HR Board and to HR’s financial advisor, Citi, and approved by the HR Board for Citi’s use and reliance in connection with its financial analysis and fairness opinion, as described in this joint proxy statement/prospectus under “—Opinion of HR Financial Advisor,” and (ii) HR’s management prepared certain unaudited prospective financial information with respect to HR for calendar years 2022 through 2026 on a stand-alone basis and without giving effect to the Merger, which was provided by HR’s management to the HR Board and to HR’s financial advisor, Citi, for its use and reliance in performing its financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus under “—Opinion of HR Financial Advisor,” and to the Company Board and to the Company’s financial advisor, J.P. Morgan, for its use and reliance in performing its financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus under “—Opinion of the Company Financial Advisor.” We refer to this information collectively as the “prospective financial information.” A summary of the prospective financial information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of shares of Company Common Stock and holders of shares of HR Common Stock access to certain nonpublic information made available to the Company Board and the HR Board and their respective financial advisors.

Neither the Company, HR nor any of their respective advisors or other representatives endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity and prepared on a reasonable basis, the prospective financial information reflects numerous estimates and assumptions made by the Company’s senior management or HR’s senior management, as applicable, at the time such prospective financial information was approved for use by the financial advisors and represents the Company’s senior management’s or HR’s senior management’s respective evaluation of the Company’s and HR’s expected future financial performance on a stand-alone basis, without reference to the Merger. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by management of the Company and HR as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks as described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and in the reports that the Company and HR file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of the Company and HR and will be beyond the control of the Combined Company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially, and in adverse ways, from those reflected in the prospective financial information, whether or not the Merger is completed. Further, these assumptions do not include all potential actions that the senior management of the Company or HR could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that the Company, the Company Board, HR, the HR Board or their respective advisors considered, or now consider, this prospective financial information to be material to any holders of the Company Common Stock or holders of HR Common Stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and, thus, is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and readers of this joint proxy statement/prospectus should not place undue reliance on the prospective financial information as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement or the possible financial and other effects on the Company or HR of the Merger, and does not attempt to predict or suggest actual future results of the Combined Company or give effect to the Merger, including the effect of negotiating or executing the Merger Agreement, the costs that may be incurred in connection with consummating the Merger, the potential synergies that may be achieved by the Combined Company as a result of the Merger, the effect on the Company or HR of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the prospective financial information does not take into account the effect of any possible failure of the Merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. Accordingly, neither the Company nor HR intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company nor HR do not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information and should not be relied upon as being necessarily indicative of future results but, in the view of the Company’s and HR’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of both the Company’s and HR’s management’s knowledge and belief, the expected course of action and the expected future financial performance of the Combined Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither the Company’s independent auditors, Deloitte & Touche LLP, nor HR’s independent auditors, BDO USA LLP, nor any other independent accountants, have complied, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The Company Prospective Financial Information

The following table summarizes certain prospective financial information with respect to the Company on a stand-alone basis (amounts may reflect rounding):

Summary of the Prospective Financial Information—the Company Stand-Alone

($ in millions, other than per share data)	Year Ended December 31,
	2022E	2023E	2024E	2025E	2026E
Net Operating Income(1)	$542	$592	$642	$671	$699
EBITDA(2)	530	580	628	653	681
Funds from Operations(3)	428	469	512	534	559
Funds Available for Distribution(4)	354	390	426	443	465
FFO / Share	1.80	1.90	2.02	2.08	2.15
FAD / Share	1.49	1.58	1.68	1.73	1.79
Unlevered Free Cash Flow(5) (6)	(158)	(71)	289	235	358

(1)

Net Operating Income, or NOI, is a non-GAAP financial performance measure that represents cash income from real estate operations less property operating expenses (before interest expense and depreciation and amortization).

(2)

EBITDA is a non-GAAP financial performance measure that represents consolidated earnings before interest, taxes, depreciation and amortization (not burdened by non-cash stock-based compensation expense, asset impairment and valuation allowances).

(3)

Funds from Operations, or FFO, is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, impairment, and after adjustments for unconsolidated partnerships and joint ventures and further adjustments for acquisition-related costs, acceleration of debt issuance costs, debt extinguishment costs and other Company-defined normalizing items to evaluate operational performance.

(4)

Funds Available for Distribution, or FAD, is presented by adding to FFO non-real estate depreciation and amortization, deferred financing fees amortization, stock-based compensation expense and provision for bad debts, net; and subtracting straight-line rent income, net of expense, and maintenance capital expenditures, including second generation tenant improvements, capital expenditures and leasing commissions paid.

(5)

Unlevered Free Cash Flow is a non-GAAP financial performance measure that adjusts NOI by subtracting general and administrative and corporate expenses, tenant improvements, broker fees and recurring capital expenditures, adjusting for the impact of acquisitions, dispositions, redevelopment and development, and incorporating changes in working capital and other adjustments.

(6)

For the purposes of Citi’s financial analysis and opinion, HR directed Citi to use an estimate of Unlevered Free Cash Flow for 2026E of $258.0 million, reflecting the impact of an incremental $100.0 million development spending.

HR Prospective Financial Information

The following table summarizes certain prospective financial information with respect to HR on a stand-alone basis (amounts may reflect rounding):

Summary of the Prospective Financial Information—HR Stand-Alone

($ in millions, other than per share data)	Year Ended December 31,
	2022E	2023E	2024E	2025E	2026E
Net Operating Income(1)	$371	$413	$459	$513	$567
EBITDA(2)	361	401	447	502	556
Funds from Operations(3)	277	297	331	375	418
Funds Available for Distribution(4)	217	230	258	292	325
FFO / Share	1.81	1.87	1.96	2.09	2.25
FAD / Share	1.42	1.45	1.52	1.63	1.75
Unlevered Free Cash Flow(5)	(367)	(391)	(441)	(317)	(199)

(1)

Net Operating Income, or NOI, is a non-GAAP financial performance measure that represents cash income from real estate operations less property operating expenses (before interest expense and depreciation and amortization).

(2)

EBITDA is a non-GAAP financial performance measure that represents consolidated earnings before interest, taxes, depreciation and amortization (not burdened by non-cash stock-based compensation expense, asset impairment and valuation allowances).

(3)

Funds from Operations, or FFO, is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, impairment, and after adjustments for unconsolidated partnerships and joint ventures and further adjustments for acquisition-related costs, acceleration of debt issuance costs, debt extinguishment costs and other Company-defined normalizing items to evaluate operational performance.

(4)

Funds Available for Distribution, or FAD, is presented by adding to FFO non-real estate depreciation and amortization, deferred financing fees amortization, stock-based compensation expense and provision for bad debts, net; and subtracting straight-line rent income, net of expense, and maintenance capital expenditures, including second generation tenant improvements, capital expenditures and leasing commissions paid.

(5)

Unlevered Free Cash Flow is a non-GAAP financial performance measure that adjusts NOI by subtracting general and administrative and corporate expenses, tenant improvements, broker fees and recurring capital expenditures, adjusting for the impact of acquisitions, dispositions, redevelopment and development, and incorporating changes in working capital and other adjustments.

General

The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the Combined Company will achieve if the Merger is completed and is not intended to represent forecasted financial information for the Combined Company if the Merger is completed. Furthermore, the Company and HR may calculate certain non-GAAP financial metrics including NOI, FFO, FAD, EBITDA, and Unlevered Cash Flow using different methodologies.

By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither the Company nor HR nor any of their respective advisors or other representatives has made or makes any representation to any person regarding the ultimate performance of the Company or HR compared to the information contained in the prospective financial information. Neither the Company, HR nor, after completion of the Merger, the Combined Company undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of the Company, HR or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder of the Company or HR or other person regarding the Company’s or HR’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by the Company and the Company Board, HR and the HR Board and their respective financial advisors in connection with the Merger.

In light of the foregoing, and considering that the Company Special Meeting and the HR Special Meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, the Company stockholders and HR stockholders are cautioned not to place unwarranted reliance on such information, and are urged to review the Company’s and HR’s most recent SEC filings for a description of their reported financial results and the financial statements of the Company and HR incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information and Incorporation by Reference.” The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of shares of Company Common Stock to vote in favor of the Company Issuance Proposal or any of the other proposals to be voted on at the Company Special Meeting or to induce any holder of shares of HR Common Stock to vote in favor of the HR Merger Proposal or any of the other proposals to be voted on at the HR Special Meeting.

Interests of the Company Directors and Executive Officers in the Merger

In considering the recommendation of the Company Board with respect to the Merger Agreement, the Company stockholders should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally, as more fully described below. Following the consummation of the Merger, the board of directors of the Combined Company will have thirteen members, including four current Company Board members, each of whom will have the right to continued director indemnification and insurance coverage. Certain executive officers of the Company also will receive severance payments. The Company Board was aware of these interests and considered them, among other matters, in reaching the determination that the terms and conditions of the Merger and the Merger Agreement were advisable and in the best interests of the Company and that the terms of the Merger were fair to the Company and the Company stockholders and in making their recommendation regarding the issuance of shares of Company Common Stock in connection with the Merger.

Interests with Respect to Equity Awards

Each share of Company Common Stock subject to forfeiture conditions, which we refer to as Company Restricted Shares, outstanding immediately prior to the effective time of the Merger will vest in full as of immediately prior to the effective time of the Merger. Each Company Restricted Share will be entitled to receive the Special Distribution and any other accrued but unpaid dividends with respect to each Company Restricted Share.

Security Holdings of Certain Persons

As of May 31, 2022, the latest practicable date before the printing of this joint proxy statement/prospectus, the directors and executive officers of the Company beneficially owned 0.4% of the outstanding shares of Company Common Stock. The following table sets forth, as of May 31, 2022, for each person who has served as a director or executive officer of the Company since the beginning of the Company’s last fiscal year:

•	the aggregate number of outstanding and vested shares of Company Common Stock held directly and indirectly;

•

the pre-tax value of such outstanding shares of Company Common Stock, calculated as of the Company’s May 31, 2022 closing stock price of $30.05 (but not including the Special Distribution of $4.82 in cash per share);

•	the aggregate number of Company Restricted Shares outstanding that are unvested as of May 31, 2022;

•

the pre-tax value of Company Restricted Shares for all unvested shares of Company Common Stock, calculated as of the Company’s May 31, 2022 closing stock price of $30.05 (but not including the Special Distribution of $4.82 in cash per share); and

•	the aggregate pre-tax value of such vested shares of Company Common Stock and unvested Company Restricted Shares as of May 31, 2022 (which is the sum of the third and fifth columns below).

The following table sets forth information as of May 31, 2022, and the amounts shown do not attempt to forecast any grants, deferrals or forfeitures following the date of the filing of this joint proxy statement/prospectus. It does not include any Special Distribution provided for in the Merger Agreement or any other dividend to the disclosed stock values, which stock values are based solely on the May 31, 2022 closing price of shares of Company Common Stock. Depending upon when the closing of the Merger occurs, certain of the equity-based awards in the table may vest in accordance with their existing terms as further disclosed below regarding golden parachute compensation. The following table does not capture vesting that would occur between May 31, 2022, and the closing of the Merger. The following table also assumes that the equity-based awards that are not vested as of the closing of the Merger will become fully vested pursuant to the terms of the Merger Agreement:

Director or Officer	Number of Shares of Company Common Stock*	Value of Shares of Company Common Stock	Number of Company Restricted Shares**	Value of Company Restricted Shares	Aggregate Value***
Peter N. Foss	19,630	$589,882	112,959	$3,394,418	$3,984,299
Robert A. Milligan	140,911	$4,234,376	74,485	$2,238,274	$6,472,650
Amanda L. Houghton	161,408	$4,850,310	55,293	$1,661,555	$6,511,865
W. Bradley Blair II	135,296	$4,065,645	24,893	$748,035	$4,813,679
Reshma Block	327	$9,826	1,306	$39,245	$49,072
Vicki U. Booth	12,377	$371,929	7,301	$219,395	$591,324
H. Lee Cooper	3,350	$100,668	5,738	$172,427	$273,094
Warren D. Fix	137,386	$4,128,449	7,300	$219,365	$4,347,814
Jay P. Leupp	3,350	$100,668	5,738	$172,427	$273,094
Constance B. Moore	327	$9,826	1,306	$39,245	$49,072

*	Includes Company Restricted Shares that vested prior to July 1, 2022.
**

A portion of Company Restricted Shares granted to directors are scheduled to vest on July 7, 2022. As the assumed effective date of the Merger is July 1, 2022, these shares are reported as Company Restricted Shares in this column and will vest on the closing of the Merger.

***	Calculated as the product of the number of shares and the Company’s May 31, 2022 closing stock price of $30.05, and excluding the Special Distribution of $4.82 in cash per share.

Employment Arrangements; Compensatory Arrangements Relating to the Merger

The Company’s named executive officers are entitled to specified severance benefits upon termination of their employment under certain circumstances in connection with the Merger as set forth below:

The Company entered into an employment agreement with Peter N. Foss, who was appointed as the Company’s interim President and Chief Executive Officer on August, 2, 2021. Mr. Foss’s employment agreement provides for an annual base salary of $835,000 and that he will be eligible to receive a target bonus equal to $1,237,000 and a maximum bonus equal to $1,875,000 with respect to the period from September 1, 2021 to August 30, 2022, with one-third of the bonus allocable to the period from September 1, 2021 to December 31, 2021, and the remaining two-thirds of the bonus allocable to the period from January 1, 2022 to August 30, 2022. Mr. Foss’s employment agreement also provides for a Company Restricted Stock Award with respect to 105,660 shares of Company Common Stock, which will become vested upon the closing of the Merger. The term of Mr. Foss’s employment agreement expires upon the closing of the Merger, at which time Mr. Foss is eligible for a severance benefit equal to a full year of salary (less salary payments previously made to him) and the maximum bonus (less any previous bonus installments previously made to him).

The Company has an employment agreement with Robert A. Milligan, the Company’s Chief Financial Officer. Mr. Milligan will have good reason immediately following the Merger to terminate his employment and will be eligible for severance because he will not continue as the chief financial officer of the Combined Company upon completion of the Merger. Mr. Milligan’s employment agreement provides for (a) a cash severance payable in a lump sum equal to two times the sum of Mr. Milligan’s base salary and target bonus, (b) COBRA premiums paid by the Company for up to 18 months, and (c) payment of 60% of the sum of Mr. Milligan’s base salary and the bonus paid for the last fiscal year as compensation for a one-year non-competition covenant that begins on the closing of the Merger. These payments are subject to the signing of a release in favor of the Company by Mr. Milligan.

The Company has an employment agreement with Amanda L. Houghton, the Company’s Executive Vice President – Asset Management. In the event that the Merger closes, Ms. Houghton’s employment agreement provides for the Company to pay (a) a cash severance payable in a lump sum equal to two times the sum of Ms. Houghton’s base salary and target bonus, (b) COBRA premiums paid by the Company for six months, and (c) a payment of $540,000 for a noncompete if either the Company terminates Ms. Houghton’s employment without cause or Ms. Houghton resigns for good reason after the Merger and during the remainder of the term of her employment, which is scheduled to expire on March 13, 2023. These payments are subject to the signing of a release in favor of the Company by Ms. Houghton, and Ms. Houghton has generally obligated herself to continue her employment for ninety days following the Merger.

Please see the section of this joint proxy statement/prospectus entitled “The Merger—Interests of the Company Directors and Executive Officers in the Merger” beginning on page 75 for an estimate of the value of the amounts that would be payable to each of the Company’s named executive officers pursuant to the arrangements listed above.

Commitments have been made under the Merger Agreement as to the level of compensation and benefits for certain employees of the Company for a one year period following the closing of the Merger. For a more detailed description of these provisions of the Merger Agreement, please see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Employee Matters” on page 107.

The Merger Agreement provides indemnification and insurance protections for directors and officer. For a detailed description of these provisions of the Merger Agreement, please see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” on page 107.

Golden Parachute Compensation

The table below presents the estimated amounts of compensation for each “named executive officer” of the Company that may be paid or become payable to them in connection with the Merger. The plans or arrangements pursuant to which such payments would be made are the Company’s employment agreements with each of the named executive officers, the Company’s stock plans and the Merger Agreement.

The potential payments in the table below are based on the following assumptions:

•	The “effective time” of the Merger is July 1, 2022, which is the assumed date of the closing solely for purposes of this Merger-related compensation disclosure;

•	immediately following the effective time of the Merger, Mr. Foss and Mr. Milligan terminate their employment and are eligible for severance benefits under their employment agreements; and

•	within 15 days following the effective time of the Merger, Ms. Houghton receives the transaction bonuses as set forth in her employment agreement.

The table below describes the estimated potential payments to each of the Company’s named executive officers under the terms of their respective employment agreements as they may have been amended from time to time, together with the value of the unvested Company Restricted Shares that would be accelerated in accordance with the terms of the Merger Agreement and the corresponding Special Distribution. The amounts shown in the table do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the effective time of the Merger or the value of payments or benefits that are not based on or otherwise related to the Merger. All estimated payment amounts set forth in the table have not been reduced for any applicable withholding taxes.

The amounts shown in the table are estimates only and are based on assumptions and information available to date. The actual amounts that may be paid upon an individual’s termination of employment can only be determined at the actual time of such termination.

Name	Cash ($) (1) (2)	Equity (3)	Perquisites/ Benefits (4)	Total ($) (5)
Peter N. Foss	1,638,114	3,693,759	0	5,331,873
Robert A. Milligan	3,114,419	2,435,660	32,625	5,582,704
Amanda L. Houghton	2,790,000	1,808,081	14,991	4,613,072

(1)	Includes cash severance payments of $1,638,114 and $2,400,000 to Mr. Foss and Mr. Milligan, respectively, and a cash transaction bonus in lieu of severance equal to $2,240,000 to Ms. Houghton.
(2)	Includes payments of $714,420 to Mr. Milligan and $540,000 to Ms. Houghton for their respective post-termination noncompete agreement.
(3)

Reflects an estimated value of accelerated vesting on equity awards upon closing of the Merger based on the closing price of HR as of April 25, 2022 plus the payment of the Special Distribution of $4.82 per share.

(4)	Reflects cost of COBRA subsidy.
(5)	Reflects sum of cash, equity and perquisites/benefits columns.

Interests of HR Directors and Executive Officers in the Merger

In considering the recommendation of the HR Board with respect to the Merger Agreement, HR stockholders should be aware that HR’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of HR stockholders generally, as more fully described below. Following the consummation of the Merger, the board of directors of the Combined Company will have thirteen members, including all nine current HR Board members, each of whom will have the right to continued director indemnification and insurance coverage. The executive officers of HR each have employment agreements with HR that will be assumed by the Company through the Merger, providing for continued employment in their respective roles by the Combined Company. The HR Board was aware of these interests and considered them, among other matters, in reaching the determination that the terms and conditions of the Merger and the Merger Agreement were advisable and in the best interests of the HR and that the terms of the Merger were fair to HR and HR stockholders and in making their recommendation regarding the Merger.

Each HR Stock Option will continue to have the same terms and conditions of such options immediately prior to the effective time of the Merger, including vesting provisions and provisions regarding the acceleration of vesting, except that each HR Stock Option will be exercisable for shares of Company Common Stock. Each share of HR Restricted Stock and each right of any kind, contingent or accrued, to receive shares of HR Common Stock or benefits measured in whole or in part by the value of a number of shares of HR Common Stock granted by HR outstanding immediately prior to the effective time, other than HR Stock Options (each, other than HR Stock Options, we refer to as an HR Stock-Based Award), will be assumed by the Combined Company, on the same terms and conditions, including applicable vesting requirements and deferral provisions, with respect to the number of shares of Company Common Stock that is equal to the number of shares of HR Common Stock subject to the HR Stock-Based Award immediately prior to the effective time of the Merger multiplied by 1.0. In this respect, the interests of HR directors and executive officers in the Merger are identical to the interests of other HR stockholders in that HR Stock Options and HR Restricted Stock will not vest on an accelerated basis on the effective time of the Merger.

Directors and Management Following the Merger

Following the consummation of the Merger, the board of directors of the Combined Company will have thirteen members, expected to consist of all nine current HR Board members (John V. Abbott; Nancy H. Agee; Edward H. Braman; Ajay Gupta; James J. Kilroy; Peter F. Lyle, Sr.; Todd J. Meredith; John Knox Singleton and Christann M. Vasquez) and four designated current Company Board members (W. Bradley Blair II; Vicki U. Booth; Jay P. Leupp and Constance B. Moore). Mr. Singleton, the current independent chair of the HR Board, will be the chair of the board of directors of the Combined Company. Mr. Blair, the current chair of the Company Board, will be the vice chair of the board of directors of the Combined Company.

Pursuant to the Merger Agreement, the board of directors of the Combined Company is required to nominate the Company designated directors to stand for reelection at the 2023, 2024 and 2025 annual meetings of stockholders of the Combined Company, subject to certain conditions. It also is anticipated that the Company designated directors would be reelected to the board of directors of the Combined Company at each of the 2023, 2024 and 2025 annual meetings of stockholders of the Combined Company, to serve for one year terms and until their respective successors are duly elected and qualify.

Upon the consummation of the Merger, Todd J. Meredith will serve as President and Chief Executive Officer and J. Christopher Douglas will serve as Executive Vice President and Chief Financial Officer of the Combined Company. The other current executive officers of HR will serve the Combined Company in the same capacities. The current executive officers of the Company will not serve in their same roles with the Combined Company.

Committees of the Board of Directors of the Combined Company

Audit Committee

Upon the closing of the Merger, the Combined Company will have an Audit Committee which is expected to consist of Edward Braman (Chair), Nancy Agee, James Kilroy and Jay P. Leupp. The primary responsibility of the Audit Committee is to oversee the Combined Company’s financial reporting process on behalf of the board of directors of the Combined Board and report the result of its activities to the board of directors of the Combined Board. Such responsibilities include, but are not limited to, the selection and, if necessary, the replacement of independent auditors and review and discussion with such independent auditors of (a) the overall scope and plans for the audit, (b) the adequacy and effectiveness of the accounting and financial controls, including a system to monitor and manage business risks, and legal and ethical programs, and (c) the results of the annual audit, including the financial statements to be included in the Combined Company’s Annual Report on Form 10-K.

Each member of the Audit Committee will be “independent” as that term is defined under the applicable rules of the SEC and the applicable rules of the NYSE. Each Audit Committee member will have sufficient knowledge in financial and auditing matters to serve on the Audit Committee. At least one member of the Audit Committee will be an “audit committee financial expert,” as defined under the applicable rules of the SEC and the applicable rules of NYSE. The Company currently expects that Ms. Agee, Mr. Braman, Mr. Kilroy and Mr. Leupp will be the financial experts on the Audit Committee.

Compensation Committee

Upon the closing of the Merger, the Combined Company will have a Compensation Committee, which is expected to consist of John Knox Singleton (Chair), Peter Lyle, Sr., John Abbott and W. Bradley Blair II. The responsibilities of the Compensation Committee include overseeing the evaluation of executive officers (including the Chief Executive Officer) of the Combined Company, determining the compensation of executive officers of the Combined Company, and overseeing the management of risks associated therewith. The Compensation Committee will determine and approve the Chief Executive Officer’s compensation. The Compensation Committee will also administer the Combined Company’s equity-based plans and make recommendations to the board of directors of the Combined Company with respect to actions that are subject to approval of the board of directors of the Combined Company regarding such plans. The Compensation Committee will also review and make recommendations to the board of directors of the Combined Company with respect to the compensation of directors. The Compensation Committee monitors the risks associated with the Combined Company’s compensation policies and practices as contemplated by Item 402(s) of Regulation S-K.

Each member of the Compensation Committee will be “independent” as that term is defined under the applicable rules of the SEC and the applicable rules of the NYSE.

Nominating and Governance Committee

Upon the closing of the Merger, the Combined Company will have a Nominating and Governance Committee which is expected to consist of Christann Vasquez (Chair), Edward Braman, Ajay Gupta, Vicki U. Booth and Constance B. Moore. The responsibilities of the Nominating and Governance Committee include overseeing and assisting the board of directors of the Combined Board in reviewing and recommending nominees for election as directors, assessing the performance of the members of the board of directors of the Combined Company, and establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to the board of directors of the Combined Company a set of corporate governance guidelines applicable to the Combined Company.

Code of Ethics

Upon the closing of the Merger, the Combined Company will have a Code of Business Conduct and Ethics that applies to its directors, officers and employees. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to provide guidance to the Combined Company’s directors, officers and employees to help them recognize and deal with ethical issues, to provide mechanisms to report unethical or illegal conduct and to contribute positively to the Combined Company’s culture of honesty and accountability. The Code of Business

Conduct and Ethics will be publicly available on the Combined Company’s website. If the Combined Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver, including any implicit waiver from a provision of the Code of Business Conduct and Ethics to its directors or executive officers, it will disclose the nature of such amendments or waiver on its website or in a Current Report on Form 8-K.

Director Independence

The Company Board has determined, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Company Board had knowledge, between or among the directors and the Company or its management, that each of John Abbott, Nancy Agee, W. Bradley Blair II, Vicki U. Booth, Edward Braman, Ajay Gupta, James Kilroy, Jay P. Leupp, Peter Lyle, Constance B. Moore, John Knox Singleton, and Christann Vasquez has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” as defined in the NYSE listing standards and the applicable SEC rules. No director participated in the final determination of his or her own independence.

Compliance with Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires each director, officer, and individual beneficially owning more than 10% of a registered security of the Company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish the Company with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to the Company during and with respect to the year ended December 31, 2021 or written representations that no additional forms were required, to the best of the Company’s knowledge, all required Section  16(a) filings were timely and correctly made by reporting persons during 2021.

Treatment of the Company Restricted Shares

Each share of Company Common Stock subject to forfeiture conditions, which we refer to as Company Restricted Shares, outstanding immediately prior to the effective time of the Merger will vest in full as of immediately prior to the effective time of the Merger. Any Company Restricted Shares that were granted subject to performance-based vesting conditions will be treated assuming attainment of the target level of performance. Each Company Restricted Share will be entitled to receive the Special Distribution and any other accrued but unpaid dividends with respect to each Company Restricted Share.

Treatment of HR Stock Options and Other Equity-Based Awards

If the Merger is completed pursuant to the Merger Agreement, each HR Stock Option that is outstanding immediately prior to the effective time of the Merger, whether or not then vested or exercisable, will, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by the Combined Company. Each HR Stock Option so assumed and converted by the Combined Company pursuant to the Merger Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the effective time of the Merger (including, without limitation, any vesting provisions and provisions regarding the acceleration of vesting), except that each HR Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Company Common Stock equal to the product of: (a) the number of shares of HR Common Stock subject to such HR Stock Option; and (b) 1.00, at an exercise price per share of Company Common Stock equal to the quotient obtained by dividing the exercise price per share of HR Common Stock of such HR Stock Option by 1.00 consistent with applicable tax rules.

Each share of HR Restricted Stock and each right of any kind, contingent or accrued, to receive shares of HR Common Stock or benefits measured in whole or in part by the value of a number of shares of HR Common Stock granted by HR outstanding immediately prior to the effective time of the Merger (including restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than HR Stock Options (each, other than HR Stock Options, an “HR Stock-Based Award”), will, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by the Combined Company, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such HR Stock-Based Award immediately prior to the effective time of the Merger, with respect to the number of shares of Company Common Stock that is equal to the number of shares of HR Common Stock subject to the HR Stock-Based Award immediately prior to the effective time of the Merger multiplied by the exchange ratio.

Accounting Treatment

It is anticipated that the Merger will be accounted for as a business combination and will be considered a reverse acquisition by HR in accordance with ASC 805. Accordingly, HR will be considered the accounting acquirer even though the Company will be the issuer of equity interests in connection with the Merger. HR was identified as the accounting acquirer after consideration of various indicators outlined in the guidance and summarized below as they apply to the specific facts and circumstances of the Merger. Through application of the screen test outlined in ASC 805, it was concluded that substantially all of the fair value of the assets acquired is not concentrated in a single identifiable asset or group of similar identifiable assets. As a result, the Merger will be accounted for as a business combination and HR will recognize and measure, at fair value, the assets acquired and liabilities assumed of the Company. Goodwill will be recognized for the difference between the purchase price and the aggregate fair value of the identifiable assets acquired less the liabilities assumed. The following indicators support HR as the accounting acquirer:

•

Composition of senior management. The executive team of the Combined Company will be comprised of current HR senior management, and none of the current Company executives are expected to retain their current positions after the Merger.

•

Board composition of the Combined Company. The thirteen member board of directors of the Combined Company will be comprised of all nine members of the HR Board serving immediately prior to the effective time of the Merger, including HR’s Chairman of the Board who will become the Chairman of the board of directors of the Combined Company, and four members selected by the Company.

•

Premium to the Company stockholders. Terms of the exchange include a premium over the pre-combination fair value of the equity interests as the Company stockholders will realize an 18.2% premium as of February 24, 2022. This implied premium consists primarily of the Special Distribution.

•

Transfer of cash. Only the Company stockholders are expected to receive cash in the Merger through the payment of the Special Distribution immediately prior to the Merger. This transfer of cash is expected to be funded through the proceeds of the sale of certain of the Company’s assets to one or more joint ventures prior to the effective time of the Merger, with the assets (if any) being selected by HR, and the proceeds of a fully underwritten financing commitment with J.P. Morgan, pursuant to which J.P. Morgan has committed to provide up to $1.7 billion in a bridge financing facility as a backstop to ensure the availability of funds necessary to pay the aggregate cash amount of the Special Distribution to the Company stockholders. For more information regarding the funding of the Special Distribution, please see “The Merger—Asset Transfers and Joint Ventures” and “—Backstop Financing” beginning on page 84.

•

Other considerations. The Combined Company’s name, ticker symbol and principal executive offices location will be those of HR. In addition, each Company Restricted Share subject to forfeiture conditions will vest in full in connection with and immediately prior to the Merger, which is generally consistent with the treatment of acquiree awards in a business combination.

The factors supporting the Company were also considered. Specifically, the relative size of the parties pre-Merger, the Company as the issuer of equity interests in connection with the Merger, and the relative voting rights of continuing Company and HR stockholders post-Merger support the Company as the accounting acquirer. However, the impact of the relative voting rights on the accounting acquirer determination is mitigated by the significant overlap in existing stockholders of both the Company and HR. Overall, it was ultimately determined after consideration of the various indicators outlined in the guidance as they apply to the specific facts and circumstances of the Merger that the facts support the conclusion that HR is the accounting acquirer in the Merger.

Regulatory Approvals Required for the Merger

Except as may be required below, HR and the Company are not required to make notifications under the Hart Scott Rodino Antitrust Improvements Act, as amended, or the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission.

At any time before or after the combination, the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission, or a U.S. state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the combination or seeking divestiture of assets of HR or the Company or their respective subsidiaries.

Private parties may also bring legal actions under the antitrust laws under certain circumstances. While HR and the Company do not expect any such action to be taken, they can give no assurance that a challenge to the combination will not be made or, if made, would be unsuccessful.

Notwithstanding the foregoing, under the HSR Act, any stockholder who acquires shares of Company Common Stock in the Merger and, as a result of that acquisition, will hold Company Common Stock valued in excess of $101.0 million may have to file a premerger notification and report form, and observe a statutory waiting period prior to obtaining beneficial ownership of Company Common Stock through the Merger, unless the stockholder’s investment qualifies for an exemption. Any such stockholder should evaluate its holdings of the Company and determine whether the acquisition of Company Common Stock qualifies for an exemption or if a filing will be required by that stockholder. If a filing is required, the stockholder should make that filing promptly so it does not acquire shares through the Merger before filing and observing the waiting period in violation of the HSR Act.

Merger Consideration

Treatment of HR Common Stock

At the effective time of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, each outstanding share of HR Common Stock will be converted into the right to receive 1.00 newly-issued share of Company Common Stock. From and after the effective time of the Merger, all such shares of HR Common Stock will be automatically cancelled and each holder will cease to have any rights, except the right to receive the Merger consideration and any dividends or distributions that remain unpaid at the effective time of the Merger.

Exchange of Shares in the Merger

The Company or Merger Sub will appoint an exchange agent who is reasonably acceptable to HR to handle the exchange of shares of HR Common Stock for shares of Company Common Stock. Promptly after the effective time of the Merger, but in no event more than two business days after the closing date, the exchange agent will send to (a) each holder of record of a certificate or certificates which immediately prior to the effective time of the Merger represented outstanding shares of HR Common Stock, or (b) holders of non-certificated shares of HR Common Stock represented by book-entry, a letter of transmittal and instructions for effecting the exchange of such certificates or book-entry shares for the Merger consideration the holder is entitled to receive under the Merger Agreement.

Upon surrender of stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, each holder of shares of HR Common Stock will receive the Merger consideration of 1.00 share of Company Common Stock for each share of HR Common Stock, including cash in lieu of fractional shares of Company Common Stock (as may be adjusted in accordance with the terms of the Merger Agreement).

If you are a Company stockholder, you are not required to take any action with respect to your shares of Company Common Stock.

Special Distribution

Subject to the closing of the Merger and the other transactions contemplated therein, the holders of shares of Company Common Stock issued and outstanding on the last business day prior to the closing date of the Merger will receive a special distribution in the amount of $4.82 in cash per share of Company Common Stock held on such date. We refer to such distribution as the Special Distribution.

Asset Transfers and Joint Ventures

The parties expect that the Special Distribution will be funded with a combination of capital from the proceeds of asset sales and/or contributed by one or more newly formed joint ventures, which we refer to as the Asset Transfers. The Company and HR are in discussions with multiple potential joint venture partners and asset purchasers and, in the case of joint ventures, expect to contribute certain properties of the Company into one or more joint ventures, which we refer to as Joint Ventures.

As of May 31, 2022, HR and the Company have received letters of intent from, and are in negotiations with, several potential joint venture partners and asset purchasers. The Asset Transfers may occur in separate tranches, with the initial transactions targeted to close around or after the closing date of the Merger. The Asset Transfers are subject to execution of definitive documentation and customary closing conditions. As such, these are by nature non- binding, are not considered probable and, as a result, are not reflected in the pro-forma financial statements presented elsewhere in this joint proxy statement/prospectus.

Backstop Financing

On May 13, 2022, the Company and the Company OP entered into a new term loan agreement, which we refer to as the Term Loan Agreement, with J.P. Morgan Chase Bank, N.A., as administrative agent, and a syndicate of other lenders named therein, whom we refer to collectively as the Lenders, pursuant to which the Lenders committed to fund a term loan facility in an aggregate principal amount not to exceed $1.125 billion, which we refer to as the Term Loan. It is expected that the Term Loan would only be drawn by the Company to the extent that proceeds from the Asset Transfers and Joint Ventures are not sufficient, or not available at the time of the closing of the Merger, to fund the Special Distribution. The Term Loan, if needed, would be sufficient to finance the aggregate Special Distribution to the Company stockholders. In connection with the effectiveness of the Term Loan Agreement and the escrow arrangements relating to the Credit Facility (defined below in the section entitled “—Treatment of Debt—Treatment of Debt for the Combined Company”), the Company terminated the commitments with respect to the $1.7 billion bridge financing facility contemplated under the Merger Agreement.

Treatment of Debt

The Company Debt

The Company’s debt consisted of the following as of March 31, 2022, December 31, 2021 and 2020, respectively:

	December 31,		March 31,
Dollar in thousands	2021	2020	2022
Unsecured revolving credit facility	$—	$—	$25,000
Unsecured term loans	500,000	500,000	500,000
Unsecured senior notes	2,550,000	2,550,000	2,550,000
Fixed rate mortgages	—	—	—

	3,050,000	3,050,000	3,075,000
Deferred financing costs, net	(17,975)	(19,157)	(17,199)
Net premium (discount)	(3,903)	(3,844)	(3,917)

Total	$3,028,122	$3,026,999	$3,053,884

Unsecured Revolving Credit Facility due 2025

On October 6, 2021, the Company entered into a third amended and restated revolving credit and term loan agreement, or the Company Credit Agreement, which includes an unsecured revolving credit facility in an aggregate maximum principal amount of $1.0 billion, or the Company Revolver, and a term loan facility in an aggregate maximum principal amount of $300.0 million. The Company Credit Agreement extended the maturities of the unsecured revolving credit facility and the unsecured term loan to October 31, 2025. The maximum principal amount of the Company Credit Agreement may be increased by up to $750.0 million, subject to certain conditions, for a total principal amount of $2.05 billion. Borrowings under the Company Revolver bear interest at a per annum rate equal to LIBOR plus a margin ranging from 0.725% to 1.40% based on our credit rating. The Company is also required to pay a facility fee on the aggregate commitments under the Company Revolver at a per annum rate ranging from 0.125% to 0.30% based on our credit rating. The Company incurred financing costs of $6.2 million in relation to the credit facility, which are being amortized through the maturity date. As of March 31, 2022, the Company had $25.0 million outstanding under this unsecured revolving credit facility. The margin associated with the Company’s borrowings was 0.85% per annum and the facility fee was 0.20% per annum.

$300.0 Million Unsecured Term Loan due 2025

Under the Company Credit Agreement as noted above, the Company has a $300.0 million unsecured term loan, guaranteed by the Company, with a maturity date of October 31, 2025. Borrowings under this unsecured term loan bear interest at a per annum rate equal to LIBOR, plus a margin ranging from 0.80% to 1.60% per annum based on our credit rating. The margin associated with our borrowings as of March 31, 2022 was 0.95% per annum. The Company incurred financing costs of $1.8 million in relation to the unsecured term loan, which are being amortized through the maturity date. The Company has interest rate swaps hedging the floating interest rate, which resulted in a fixed rate of 2.37% per annum, based on our current credit rating. The current hedging arrangement matures on February 1, 2023. As of March 31, 2022, the Company had $300.0 million under this unsecured term loan outstanding.

$200.0 Million Unsecured Term Loan due 2024

In 2018, the Company OP entered into a modification of our $200.0 million unsecured term loan previously due in 2023. The modification decreased pricing at our current credit rating by 65 basis points and extended the maturity date to January 15, 2024. The other material terms of the unsecured term loan prior to the modification remained substantially unchanged. Borrowings under the unsecured term loan accrue interest at a rate equal to LIBOR, plus a margin ranging from 0.75% to 1.65% per annum based on the Company’s credit rating.

The margin associated with the Company’s borrowings as of March 31, 2022 was 1.00% per annum. The Company OP had interest rate swaps on the balance, which resulted in a fixed interest rate at 2.32% per annum. As of March 31, 2022, the Company OP had $200.0 million under this unsecured term loan outstanding.

$600.0 Million Unsecured Senior Notes due 2026

In September 2019, in connection with the $650.0 million unsecured senior notes due 2030 referenced below, the Company OP issued $250.0 million as additional unsecured senior notes to the $350.0 million aggregate principal of senior notes issued on July 12, 2016, all of which are guaranteed by the Company. These unsecured senior notes are registered under the Securities Act, and bear interest at 3.50% per annum which is payable semi-annually. Additionally, these unsecured senior notes were offered at 103.66% and 99.72%, respectively, of the principal amount thereof, with an effective yield to maturity of 2.89% and 3.53% per annum, respectively. As of March 31, 2022, the Company OP had $600.0 million of these unsecured senior notes outstanding that mature on August 1, 2026.

$500.0 Million Unsecured Senior Notes due 2027

In 2017, the Company OP issued $500.0 million of unsecured senior notes that are guaranteed by the Company. These unsecured senior notes are registered under the Securities Act, and bear interest at 3.75% per annum which is payable semi-annually. Additionally, these unsecured senior notes were offered at 99.49% of the principal amount thereof, with an effective yield to maturity of 3.81% per annum. As of March 31, 2022, the Company OP had $500.0 million of these unsecured senior notes outstanding that mature on July 1, 2027.

$650.0 million Unsecured Senior Notes due 2030

In September 2019, in connection with the $250.0 million additional unsecured senior notes due 2026 referenced above, the Company OP issued $650.0 million of unsecured senior notes that are guaranteed by the Company. These unsecured senior notes are registered under the Securities Act, and bear interest at 3.10% per annum which is payable semi-annually. Additionally, these unsecured senior notes were offered at 99.66% of the principal amount thereof, with an effective yield to maturity of 3.14% per annum. Proceeds from the issuance of $900.0 million of these notes were used, in part, to redeem a total of $700.0 million of unsecured senior notes. During the year ended December 31, 2019, the make-whole fees required per the terms of the indenture agreements upon our calling the notes totaling $18.3 million was recorded in loss on extinguishment of debt in the accompanying consolidated statements of operations. As of March 31, 2022, the Company OP had $650.0 million of these unsecured senior notes outstanding that mature on February 15, 2030.

$800.0 million Unsecured Senior Notes due 2031

In September 2020, the Company OP issued $800.0 million of unsecured senior notes that are guaranteed by the Company. These unsecured senior notes are registered under the Securities Act, and bear interest at 2.00% per annum which is payable semi-annually. Additionally, these unsecured senior notes were offered at 99.20% of the principal amount thereof, with an effective yield to maturity of 2.09% per annum. The Company incurred financing costs of $6.8 million in relation to this transaction, which are being amortized through the maturity date. Proceeds from the issuance of these unsecured notes were used, in part, to redeem $300.0 million of unsecured senior notes. During the year ended December 31, 2020, the make-whole fee that was required per the terms of the indenture agreement upon our calling the notes of $24.7 million was recorded in loss on extinguishment of debt in the accompanying consolidated statements of operations. As of March 31, 2022, the Company OP had $800.0 million of these unsecured senior notes outstanding that mature on March 15, 2031.

HR Debt

HR’s debt consisted of the following, as of March 31, 2022, December 31, 2021 and 2020, respectively:

	December 31,		March 31,
Dollars in thousands	2021	2020	2022
Unsecured Credit Facility	$210,000	$—	$334,000
Unsecured Term Loan due 2024	199,460	199,236	199,516
Unsecured Term Loan due 2026	149,376	149,479	149,412
Senior Notes due 2025	249,040	248,776	249,107
Senior Notes due 2028	296,612	296,123	296,738
Senior Notes due 2030	296,813	296,468	296,901
Senior Notes due 2031	295,374	294,924	295,487
Mortgage notes payable	104,650	117,763	86,277

	$1,801,325	$1,602,769	$1,907,438

Unsecured Credit Facility

On October 14, 2011, HR entered into a $700.0 million unsecured credit facility with a syndicate of lenders, or the HR Unsecured Credit Facility. On May 31, 2019, HR entered into an amendment and restatement of the HR Unsecured Credit Facility to extend the maturity date to May 2023. The credit facility agreement provides HR with two six-month extension options that could extend the maturity date to May 2024. Each option is subject to an extension fee of 0.0625% of the aggregate commitments. Amounts outstanding under the HR Unsecured Credit Facility bear interest at LIBOR plus an applicable margin rate. The margin rate, which depends on the HR’s credit ratings, ranges from 0.775% to 1.45% (0.90% as of December 31, 2021). In addition, HR pays a facility fee per annum on the aggregate amount of commitments ranging from 0.125% to 0.30% (0.20% as of December 31, 2021). In connection with the amendment and restatement, HR paid up- front fees to the lenders of approximately $3.5 million, which will be amortized over the term of the facility. As of March 31, 2022, HR had $334.0 million outstanding under the HR Unsecured Credit Facility with an effective interest rate of approximately 1.35% as of March 31, 2022, and had a remaining borrowing capacity of approximately $366.0 million as of March 31, 2022.

Unsecured Term Loan due 2024

In February 2014, HR entered into a $200.0 million unsecured term loan with a syndicate of nine lenders, or the Unsecured Term Loan due 2024. On July 5, 2016, HR repaid $50.0 million of the outstanding principal. On May 31, 2019, HR entered into an amended and restated unsecured term loan due 2022 with a syndicate of nine lenders to extend the maturity date to May 2024, to increase the loan amount from $150.0 million to $200.0 million, and to add the unsecured term loan due 2026 (discussed below). The Unsecured Term Loan due 2024 bears interest at a rate equal to (x) LIBOR plus (y) a margin ranging from 0.85% to 1.65% (1.00% as of December 31, 2021) based upon HR’s unsecured debt ratings. Payments under the Unsecured Term Loan due 2024 are interest only, with the full amount of the principal due at maturity. The Unsecured Term Loan due 2024 may be prepaid at any time, without penalty. The Unsecured Term Loan due 2024 has various financial covenant provisions that are required to be met on a quarterly and annual basis that are equivalent to those of the Unsecured Credit Facility. As of March 31, 2022, HR had interest rate swaps totaling $75.0 million to hedge the 1-month LIBOR portion of the cost of borrowing under the Unsecured Term Loan due 2024 at a weighted average rate of 2.37%. The outstanding balance on the Unsecured Term Loan due 2024 was $199.5 million as of March 31, 2022 with an effective interest rate of approximately 2.03% including the impact of the interest rate swaps. In connection with the amendment and restatement, HR paid up-front fees to the lenders of approximately $0.7 million, of which $0.4 million was capitalized and will be amortized over the term of the loan, and $0.3 million was expensed during the second quarter of 2019. For each of the years ended December 31, 2021, 2020, and 2019, HR amortized approximately $0.2 million of the debt issuance costs which is included in interest expense on HR’s Consolidated Statements of Income.

Unsecured Term Loan due 2026

On May 31, 2019, HR amended and restated its term loan agreement with a syndicate of lenders, or the Unsecured Term Loan due 2026. The Unsecured Term Loan due 2026 has a delayed draw feature that allowed HR up to nine months to draw against the $150.0 million commitments. HR completed its initial draw of $150.0 million on the Unsecured Term Loan due 2026 on May 29, 2020. The Unsecured Term Loan due 2026 bears interest at a rate equal to LIBOR plus a margin ranging from 1.45% to 2.40%. On June 1, 2021, HR entered into a second amendment to the Amended and Restated Term Loan, dated May 31, 2019, that reduced the current interest rate to LIBOR plus a margin ranging from 0.80% to 1.60% (0.95% as of December 31, 2021). With the amendment, HR paid up front fees of approximately $0.5 million, of which $0.2 million was paid to lenders and capitalized and amortized over the remainder of the term of the loan, and $0.3 million was paid to lenders as administration fees and was expensed in the second quarter of 2021. In addition, the amendment added a sustainability metric incentive tied to increasing HR’s properties with green building certifications. As of March 31, 2022, HR had interest rate swaps totaling $100.0 million to hedge the 1-month LIBOR portion of the cost of borrowing under the Unsecured Term Loan due 2026 at a weighted average rate of 2.23%. The outstanding balance on the Unsecured Term Loan due 2026 was $149.4 million as of March 31, 2022 with an effective interest rate of approximately 2.52% including the impact of the interest rate swaps. For the years ended December 31, 2021 and December 31, 2020, HR amortized approximately $0.1 million of the debt issuance costs which is included in interest expense on HR’s Consolidated Statements of Income.

Senior Notes due 2025

On April 24, 2015, HR issued $250.0 million of unsecured senior notes due 2025, or the Senior Notes due 2025, in a registered public offering. The Senior Notes due 2025 bear interest at 3.875%, payable semi-annually on May 1 and November 1, beginning November 1, 2015, and are due on May 1, 2025, unless redeemed earlier by HR. The notes were issued at a discount of approximately $0.2 million and HR incurred approximately $2.3 million in debt issuance costs which yielded a 4.08% interest rate per annum upon issuance. For each of the years ended December 31, 2021, 2020, and 2019, HR amortized approximately $0.2 million of the debt issuance costs which is included in interest expense on HR’s Consolidated Statements of Income. The Senior Notes due 2025 have various financial covenants that are required to be met on a quarterly and annual basis.

Senior Notes due 2028

On December 11, 2017, HR issued $300.0 million of unsecured Senior Notes due 2028, or the Senior Notes due 2028, in a registered public offering. The Senior Notes due 2028 bear interest at 3.625%, payable semi-annually on January 15 and July 15, beginning July 15, 2018, and are due on January 15, 2028, unless redeemed earlier by HR. The Senior Notes due 2028 were issued at a discount of approximately $2.5 million and HR incurred approximately $2.7 million in debt issuance costs which yielded a 3.84% interest rate per annum upon issuance. For the year ended December 31, 2021, HR amortized approximately $0.2 million of the discount and $0.3 million of the debt issuance costs which are included in interest expense on HR’s Consolidated Statements of Income. The Senior Notes due 2028 have various financial covenants that are required to be met on a quarterly and annual basis.

Senior Notes due 2030

On March 18, 2020, HR issued $300.0 million of unsecured Senior Notes due 2030, or the Senior Notes due 2030, in a registered public offering. The Senior Notes due 2030 bear interest at 2.40%, payable semi-annually on March 15 and September 15, beginning September 15, 2020, and are due on March 15, 2030, unless redeemed earlier by HR. The Senior Notes due 2030 were issued at a discount of approximately $1.0 million and HR incurred approximately $2.8 million in debt issuance costs which yielded a 2.71% interest rate per annum upon issuance. For the year ended December 31, 2021, HR amortized approximately $0.1 million of the discount and $0.3 million of the debt issuance costs which are included in interest expense on HR’s Consolidated Statements of Income. The Senior Notes due 2030 have various financial covenants that are required to be met on a quarterly and annual basis.

Senior Notes due 2031

On October 2, 2020, HR issued $300.0 million of unsecured Senior Notes due 2031, or the Senior Notes due 2031, in a registered public offering. The Senior Notes due 2031 bear interest at 2.05%, are payable semi-annually on March 15 and September 15, beginning March 15, 2021, and are due on March 15, 2031, unless redeemed earlier by HR. The Senior Notes due 2031 were issued at a discount of approximately $2.4 million and HR incurred approximately $2.8 million in debt issuance costs which yielded a 2.24% interest rate per annum upon issuance. For the year ended December 31, 2021, HR amortized approximately $0.2 million of the discount and $0.2 million of the debt issuance costs which are included in interest expense on HR’s Consolidated Statements of Income. The Senior Notes due 2031 have various financial covenants that are required to be met on a quarterly and annual basis.

Mortgage Notes Payable

For the years ended December 31, 2021, 2020 and 2019, HR amortized approximately $0.1 million, $0.4 million and $0.6 million of the discount and $0.5 million, $0.4 million, and $0.4 million of the premium. For the years ended December 31, 2021, 2020 and 2019, HR also amortized approximately $0.3 million, $0.2 million, and $0.2 million of the debt issuance costs, respectively, on the mortgage notes payable which is included in interest expense on HR’s Consolidated Statements of Income.

On February 18, 2022, HR repaid in full a mortgage note payable bearing interest at a rate of 4.70% that encumbered a 56,762 square foot property in California. The aggregate payoff price of $12.6 million consisted of outstanding principal of $11.0 million and a “make-whole” amount of approximately $1.6 million. The unamortized premium of $0.8 million and the unamortized cost on this note of $0.1 million were written off upon payoff.

On February 24, 2022, HR repaid in full a mortgage note payable bearing interest at a rate of 6.17% that encumbered a 80,153 square foot property in Colorado, in conjunction with the disposition of the property. The aggregate payoff price of $6.4 million consisted of outstanding principal of $5.8 million and a “make-whole” amount of approximately $0.6 million. The unamortized premium of $0.1 million was written off upon payoff.

Treatment of Debt for the Combined Company

On May 13, 2022, the Company and the Company OP entered into a new term loan agreement, which we refer to as the Term Loan Agreement, with J.P. Morgan Chase Bank, N.A., as administrative agent, and a syndicate of other lenders named therein, whom we refer to collectively as the Lenders, pursuant to which the Lenders committed to fund a term loan facility in an aggregate principal amount not to exceed $1.125 billion, which we refer to as the Term Loan. As of the date of the filing of this joint proxy statement/prospectus, the Term Loan is unfunded.

The Term Loan is scheduled to mature on the first anniversary of the funding date, or the Initial Maturity Date. The Company has the right to extend the maturity date of the Term Loan to the second anniversary of the funding date, or the Final Maturity Date, subject to the satisfaction of certain customary terms set forth in the Term Loan Agreement. The Company must repay the aggregate outstanding principal amount of the Term Loan, together with all accrued but unpaid interest, fees and other obligations owing under the Term Loan, on the Initial Maturity Date or, if applicable, the Final Maturity Date. In addition, in connection with certain capital raising transactions, asset sales and debt incurrences, including the Asset Sales and the Joint Ventures, the Company is required to prepay the Term Loan with all of the net proceeds received by the Company from such transactions, subject to certain exceptions set forth in the Term Loan Agreement. The Term Loan may be prepaid at any time in whole or in part without fees or penalty, subject to the payment of customary breakage costs. The Company’s obligations under the Term Loan Agreement are unsecured.

Borrowings under the Term Loan will bear interest at either the “Base Rate” or the “Adjusted Term SOFR Rate” as the Company may request:

(a) The “Base Rate” is equal to the greatest of the prime rate, a rate based on the Federal Reserve Bank of New York’s federal funds rate plus of 0.5%, and a rate based on the CME Group Benchmark Administration Limited’s forward-looking secured overnight financing rate for a one month interest period plus 0.10% plus 1%, plus in any case a variable interest rate margin determined by the Company’s corporate debt ratings. The additional interest rate margin ranges from 0.00% to 0.600% per annum in the case of loans (or any portion thereof) that bears interest based on the “Base Rate”; and

(b) The “Adjusted Term SOFR Rate” is equal to a rate based on the CME Group Benchmark Administration Limited’s forward-looking secured overnight financing rate plus 0.10%, plus a variable interest rate margin determined by the Company’s corporate debt ratings. The additional interest rate margin ranges from 0.800% to 1.600% per annum in the case of loans (or any portion thereof) that bears interest based on the “Adjusted Term SOFR Rate”.

It is expected that the Term Loan would only be drawn by the Company to the extent that proceeds from the Asset Transfers and Joint Ventures are not sufficient, or not available at the time of the closing of the Merger, to fund the Special Distribution. The Term Loan, if needed, would be sufficient to finance the aggregate Special Distribution to the Company stockholders. In connection with the effectiveness of the Term Loan Agreement and the escrow arrangements relating to the Credit Facility (described below), the Company terminated the commitments with respect to the $1.7 billion bridge financing facility contemplated under the Merger Agreement.

The Company, the Company OP, and HR have also negotiated and secured lending commitments for a Fourth Amended and Restated Credit and Term Loan Agreement, which we refer to as the Credit Facility, with Wells Fargo Bank, National Association, as Administrative Agent; Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., and Citibank, N.A., as Joint Book Runners; Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., U.S. Bank National Association, Citibank, N.A., The Bank of Nova Scotia, Capital One, National Association, U.S. Bank National Association, and PNC Capital Markets LLC, as Joint Lead Arrangers; and the other lenders named therein, all of whom we refer to collectively as the Credit Facility Lenders. The Credit Facility was signed by the parties on May 13, 2022, with signatures held in escrow pursuant to a closing agreement. Signatures will be automatically released and the Credit Facility will become effective only upon the closing of the Merger. The Credit Facility restructures the parties’ existing bank facilities and adds additional borrowing capacities for the Combined Company following the Merger.

The Credit Facility will be comprised of an unsecured, $1.5 billion revolving credit facility and six individual term loan tranches totaling $1.5 billion. A brief summary of the components and the effect of the Credit Facility on existing facilities is as follows:

•	HR’s existing $700.0 million revolving credit facility, which matures in May 2023, will be terminated and the outstanding balance paid off.

•

The Company’s existing $1.0 billion revolving credit facility, which we refer to as the Revolver, will be upsized to $1.5 billion and become the Combined Company’s surviving revolving credit facility. The Revolver currently matures in October 2025 and the Credit Facility adds an additional one-year extension option, for a total of two, one-year extension options.

•

HR’s existing $200.0 million term loan facility will be amended to: (a) conform to the Revolver terms; (b) include two, one-year extension options, resulting in an all-in maturity of May 2026; and (c) reprice to align with the Company’s other term loan facilities.

•	HR’s existing $150.0 million term loan facility will be amended to conform to the Revolver. The maturity date in June 2026 will remain unchanged.

•	The Company’s existing $300.0 million term loan facility will be amended to conform to the Revolver terms. The maturity date in October 2025 will remain unchanged.

•

The Company’s existing $200.0 million term loan facility, which we refer to as the Company Term Loan II, will be extended from the current maturity of January 2024 to a date that is five years from the closing of the Merger. The Company Term Loan II will also be repriced to align with the Company’s other term loan facilities.

•

The Credit Facility will also provide for a new $350.0 million delayed-draw term loan, which we refer to as the New DDTL Term Loan, that has an initial maturity of one year from the closing of the Merger with two additional one-year extension options. The New DDTL Term Loan will conform to the Revolver and pricing will align with the Company’s other term loan facilities.

•

The Credit Facility will provide for a new $300.0 million term loan facility, which we refer to as the New Term Loan, that will have a maturity of five years and six months from the closing of the Merger, with no extension options. The New Term Loan will conform to the Revolver terms and pricing will align with the Company’s other term loan facilities.

Revolving loans outstanding under the Credit Facility will bear interest at a rate equal to the Adjusted Term SOFR plus an applicable margin rate. The margin rate, which will depend on the Combined Company’s credit ratings, ranges from 0.725% to 1.40% per annum (currently 0.85%). Term loans outstanding under the Credit Facility will bear interest at a rate equal to the Adjusted Term SOFR plus an applicable margin rate. The margin rate, which will depend on the Combined Company’s credit ratings, ranges from 0.80% to 1.60% per annum (currently 0.95%). In addition, the Combined Company will pay a facility fee on the aggregate amount of commitments for both revolving loans and term loans at a rate per annum ranging from 0.125% to 0.30% (currently 0.20%).

The Credit Facility contains covenants that are customary for agreements of this type. These covenants include, among others: a limitation on the incurrence of additional indebtedness; a limitation on mergers, investments, acquisitions, redemptions of capital stock, transactions with affiliates; and maintenance of specified financial ratios.

The Credit Facility contains customary provisions relating to events of default for agreements of this type. The nonpayment of any outstanding principal, interest, fees or amounts due under the Credit Facility and the failure to perform or observe covenants in the loan documents, among other things, could result in events of default.

Treatment of Limited Partnership Units in the Company OP

Pursuant to the Merger Agreement, prior to the effective time of the Merger, the Company OP will adopt the Second Amended and Restated Agreement of Limited Partnership of the Company OP in substantially the form attached as Exhibit A to the Merger Agreement, which we refer to as the New Limited Partnership Agreement. The Company is the sole general partner of the Company OP. The Company owns approximately 98.3% of the partnership interests in the Company OP and limited partners, including some of the Company’s directors, executive officers and their affiliates, own the remaining partnership interests. As the sole general partner of the Company OP, the Company has the full, exclusive and complete responsibility for the Company OP’s day-to-day management and control, and, subject to certain limitations, has exclusive authority to amend the Company OP’s existing agreement of limited partnership.

Pursuant to the New Limited Partnership Agreement, the Company OP’s partnership interests issued to limited partners other than the Combined Company are divided into Common Series A Units and Common Series B Units, which we refer to collectively as Common Partnership Units. The Common Partnership Units have identical rights under the New Limited Partnership Agreement. The distribution and redemption rights of the Common Partnership Units, which are described in detail in the New Limited Partnership Agreement, are briefly summarized below:

Distributions:

•

Generally, the New Limited Partnership Agreement provides that the Company OP will make distributions to its limited partners, other than the Combined Company, in respect of their respective Common Partnership Units such that those limited partners receive distributions, on a per unit basis, in an amount equal to the dividends or distributions made by the Combined Company to the holders of its Combined Company Common Stock, on a per share basis.

•

Specifically, in accordance with the New Limited Partnership Agreement, (i) the Combined Company, as general partner, will (subject to any limitations of applicable law) take such action as it deems necessary or advisable to cause the Company OP to distribute sufficient amounts to enable the Combined Company to pay stockholder dividends that will enable the Combined Company to (a) satisfy the requirements for qualification as a REIT under the Code and the Treasury Regulations, and (b) avoid any federal income or excise tax liability, or Required Distributions; and (ii) the Company OP may make distributions of available operating cash (other than net sale proceeds or capital contributions, and before any deductions or amortization but after deduction of operating costs, taxes, payments and charges in respect of indebtedness, expenditures for capital improvements and reserves) to its partners, as determined by the Combined Company acting as general partner, or Discretionary Distributions, and such distribution will be made in the following order of priority: first, if any Aggregate Unpaid Dividend Equivalent Amounts (as defined below) exists with respect to any limited partner that is not affiliated with the Combined Company, or the Outside Limited Partners, then, such Aggregate Unpaid Dividend Equivalent Amount will be calculated separately with respect to each previous calendar quarter, and the amounts thereof will be distributed to the Outside Limited Partners, in the order in which such Aggregate Unpaid Dividend Equivalent Amounts have accrued (with the amounts attributable to the earliest calendar quarter being paid first and the amounts attributable to the most recent calendar quarter being paid last), in proportion to such Outside Limited Partner’s respective percentage partnership interest of the Aggregate Unpaid Divided Equivalent Amounts attributable to each such calendar quarter; second, to all partners (including the Combined Company, as the general partner) in proportion to their respective percentage partnership interest, until each Outside Limited Partner has received an amount equal to its Dividend Equivalent (as defined below) for the calendar quarter ended most recently prior to such date; and third, the remainder, 100% to the Combined Company, as general partner, or any of its affiliates, in proportion to their respective percentage partnership interest.

“Aggregate Unpaid Dividend Equivalent Amount” means, with respect to any partner (other than the general partner), an amount determined as of any date equal to the cumulative amount of any shortfall in paying the full Dividend Equivalent to such partner, plus an amount determined by multiplying the portion of the Aggregate Unpaid Dividend Equivalent Amount attributable to Required Distributions rather than Discretionary Distributions by a benchmark interest rate to be determined by the Combined Company.

“Dividend Equivalent” for any calendar quarter as to any partner (other than the general partner) means the amount of distributions such partner would have received for the quarter with respect to Combined Company Common Stock if such partner owned the number of shares of Combined Company Common Stock equal to the number of such partner’s Common Partnership Units (subject to adjustment for stock dividends, stock splits or reverse stock splits with respect to Combined Company Common Stock, as provided in the New Limited Partnership Agreement); provided, however, that for purposes of determining any partner’s Dividend Equivalent for any period for which the Combined Company pays a dividend with respect to Combined Company Common Stock in which holders of shares of Combined Company Common Stock have an option to elect to receive such dividend in cash or additional shares of Combined Company Common Stock (other than pursuant to a dividend reinvestment program), the amount of distributions such partner will be deemed to have received with respect to such dividend (if such partner owned the specified number of shares of Combined Company Common Stock) will be equal to the product of (i) the specified number of shares of Combined Company Common Stock deemed to be owned by such partner, and (ii) the quotient obtained by dividing (a) the aggregate amount of cash paid by the Combined Company in such dividend to all holders of shares of Combined Company Common Stock, by (b) the aggregate number of shares of Combined Company Common Stock outstanding as of the close of business on the record date for such dividend.

Redemptions:

•

Holders of Common Partnership Units have the right to cause the Company OP to redeem all or a portion of such holders Common Partnership Units in exchange for either the REIT Stock Amount (as defined below) or an amount of cash equal to the value (based on the average of the daily market price for shares of Combined Company Common Stock for the ten consecutive trading days immediately preceding the applicable valuation date, or, if shares of Combined Company Common Stock are not then publicly traded, the value reasonably determined by the general partner) of the REIT Stock Amount, in the sole and absolute discretion of the Combined Company, acting as general partner, plus (other than with respect to the Combined Company) (x) cash in an amount equal to the Aggregate Unpaid Dividend Equivalent Amount or (y) additional shares of Combined Company Common Stock with a value equal to the Aggregate Unpaid Dividend Equivalent Amount, if any, attributable to the Common Partnership Units being redeemed or purchased, in each case, as determined by the Combined Company in its sole and absolute discretion. In lieu of the Company OP redeeming any such Common Partnership Units offered for redemption, the Combined Company may purchase such Common Partnership Units on the same terms offered to the Company OP.

“REIT Stock Amount” means a number of shares of Combined Company Common Stock equal to the product of (x) the number of Common Partnership Units offered for redemption by a partner by (y) 1.00 as adjusted to and including the redemption date; provided that in the event that the Combined Company issues to all holders of shares of Combined Company Common Stock rights, options, warrants, or convertible or exchangeable securities entitling stockholders of the Combined Company to acquire shares of Combined Company Common Stock, or any other securities or property, then the REIT Stock Amount will also include such rights that a holder of that number of shares of Combined Company Common Stock would be entitled to receive.

Dividends and Special Distribution

Prior to the effective time of the Merger, each of the Company and HR will declare a dividend to its stockholders (and the Company OP will declare a corresponding distribution to the holders of Partnership Units), the payment date for which will be the close of business on the last business day prior to the effective time of the Merger, subject to funds being legally available therefor. The record date for such dividends will be three business days before the payment date. The per share dividend amount payable by the Company with respect to shares of Company Common Stock will be an amount equal to the Company’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the effective time of the Merger, and divided by the actual number of days in the calendar quarter in which such dividend is declared. We refer to this dividend as the Company Pre-Closing Dividend. Subject to the closing of the Merger and the satisfaction of certain conditions, the holders of shares of Company Common Stock issued and outstanding as of the close of business on the last business day prior to the closing date of the Merger also will receive a special distribution in the amount of $4.82 in cash per share of Company Common Stock held on such date. We refer to this distribution as the Special Distribution. The per share dividend amount payable by HR with respect to shares of HR Common Stock will be an amount equal to HR’s then-anticipated dividend for such quarter (on a per share basis) (which may be greater than HR’s then-most recent quarterly dividend), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the effective time of the Merger, and divided by the actual number of days in the calendar quarter in which such dividend is declared. We refer to this dividend as the HR Pre-Closing Dividend. Neither the Company nor HR will declare any dividend or distribution to the extent such dividend or distribution would not be permitted under the MGCL.

The MGCL permits any dividend or distribution authorized by a board of directors to be made if, after the dividend or distribution, the corporation would not be insolvent in either the “equity sense” (inability to pay debts as they become due in the usual course) or the “balance sheet sense” (assets being less than the sum of liabilities plus senior liquidation preferences). A board of directors may base its determination either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or a fair valuation or other method that is reasonable in the circumstances. Each of the Company Board and the HR Board will weigh all of the factors commonly considered in such matters with respect to the Company Pre-Closing Dividend, the Special Distribution and the HR Pre-Closing Dividend, as applicable, including the financial condition of each company, its short- and long-term capital needs and resources, its current earnings and cash flow.

Listing of Company Common Stock

It is a condition to the completion of the Merger that the shares of Company Common Stock to be issued in the Merger will have been approved for listing on the NYSE, subject only to official notice of issuance.

De-Listing and Deregistration of HR Common Stock

When the Merger is completed, shares of HR Common Stock currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under the Exchange Act.

No Appraisal or Dissenters’ Rights

Under Section 3-202 of the Maryland General Corporation Law, holders of shares of HR Common Stock do not have the right to receive the appraised value of their shares in connection with the Merger because the shares of HR Common Stock are listed on the NYSE.

Litigation

Five lawsuits, which we refer to as the Lawsuits, have been filed by purported stockholders of HR or the Company with respect to the Merger. Three lawsuits have been filed against HR and the members of the HR Board in the United States District Court for the Eastern District of New York:

•	Irvin v. Healthcare Realty Trust Incorporated, No. 1:22CV02806, filed in the United States District Court for the Eastern District of New York on May 13, 2022;

•	Hopkins v. Healthcare Realty Trust, Inc., No. 1:22cv-02916, filed in the United States District Court for the Eastern District of New York on May 18, 2022; and

•	Justice v. Healthcare Realty Trust Incorporated, No. 1:22-cv-03041, filed in the United States District Court for the Eastern District of New York on May 23, 2022.

Two lawsuits have been filed against the Company and certain members of the Company Board in the United States District Court for the Southern District of New York:

•	Stein v. Healthcare Trust of America, Inc., No. 1:22cv-03703, filed in the United States District Court for the Southern District of New York on May 6, 2022; and

•	Tiso v. Healthcare Trust of America, Inc., No. 1:22CV03804, filed in the United States District Court for the Southern District of New York on May 10, 2022.

The Lawsuits allege that the Registration Statement on Form S-4 filed on May 2, 2022, in connection with the Merger omitted certain material information in violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and further that the members of the HR Board and the Company Board, respectively, are liable for those omissions under Section 20(a) of the Exchange Act. The Lawsuits each seek a preliminary and permanent injunction to prevent the completion of the Merger, rescission of the Merger or rescissory damages, costs, and attorneys’ fees.

HR and the Company believe that the claims asserted in the Lawsuits are without merit.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus summarizes the material provisions of the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a stockholder, you are not a third party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the Merger Agreement that is important to you. The Company and HR urge you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Merger. The Merger Agreement is not intended to provide you with any factual information about the Company or HR. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by certain information each of the Company and HR filed with the SEC prior to the date of the Merger Agreement, as well as by certain disclosure schedules each of the parties delivered to the other in connection with the signing of the Merger Agreement, which modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this joint proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of the Company and HR files with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 183.

The Company and HR acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

Form, Effective Time and Closing of the Merger

The Merger Agreement provides for the combination of the Company and HR through the merger of a wholly-owned subsidiary of the Company, Merger Sub, with and into HR, with HR surviving the Merger as the surviving entity and as a direct wholly-owned subsidiary of the Company. We refer to this entity as the Surviving Entity and the Company, the Company OP, Merger Sub, and HR are collectively referred to below as the parties.

The combined company after the Merger, which we refer to as the Combined Company, will be named “Healthcare Realty Trust Incorporated” and will trade on the NYSE under the symbol “HR.”

The Merger will take place on the third business day following the date on which the last of the conditions to closing of the Merger (described below under “The Merger Agreement—Conditions to Completion of the Merger”) have been satisfied or waived (other than conditions that by their terms cannot be satisfied until the closing of the Merger; provided that closing of the Merger will be subject to the satisfaction or waiver of those conditions), unless another time, date or place is agreed to by the Company and HR in writing.

On the closing date of the Merger, the parties will file duly executed Articles of Merger with the State Department of Assessments and Taxation of Maryland, which we refer to as the SDAT. The Merger will become effective when the Articles of Merger are accepted for record by the SDAT or at such later time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT) as may be agreed by the parties and specified in the Articles of Merger.

Organizational Documents of the Surviving Entity

At the effective time of the Merger, the HR Charter as in effect immediately prior to the effective time will be the charter of the Surviving Entity until amended in accordance with its terms and the applicable provisions of the MGCL. At the effective time of the Merger, the HR Bylaws as in effect immediately prior to the effective time will be the bylaws of the Surviving Entity until thereafter amended in accordance with its terms, the charter of the Surviving Entity and the applicable provisions of the MGCL.

Directors and Officers of the Surviving Entity

As of the effective time of the Merger, the officers of HR as of immediately prior to the effective time will become the officers of the Surviving Entity. The size of the board of directors of the Surviving Entity will be fixed at five and, as of the effective time of the Merger, will consist of five individuals designated by HR prior to the closing date.

Directors and Officers of the Combined Company

Following completion of the Merger, the board of directors of the Combined Company will be increased to thirteen members, consisting of (a) all nine members of the HR Board serving immediately prior to the effective time of the Merger, and (b) W. Bradley Blair II, Vicki U. Booth, Jay P. Leupp and Constance B. Moore, who have been designated by the Company Board to serve on the board of directors of the Combined Company following the completion of the Merger, to serve until the 2023 annual meeting of stockholders of the Combined Company and until their successors qualify and are duly elected.

Pursuant to the Merger Agreement, the board of directors of the Combined Company is required to nominate the Company designated directors to stand for reelection at the 2023, 2024 and 2025 annual meetings of stockholders of the Combined Company, subject to certain conditions. It also is anticipated that the Company designated directors would be reelected to the board of directors of the Combined Company at each of the 2023, 2024 and 2025 annual meetings of stockholders of the Combined Company, to serve for one year terms and until their respective successors are duly elected and qualify.

Upon the consummation of the Merger, Todd J. Meredith will serve as President and Chief Executive Officer and J. Christopher Douglas will serve as Executive Vice President and Chief Financial Officer of the Combined Company. The other current executive officers of HR will serve the Combined Company in the same capacities.

Merger Consideration; Special Distribution; Effects of the Merger

Merger Consideration

At the effective time of the Merger and by virtue of the Merger, each share of HR Common Stock issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive 1.00 share of Company Common Stock; provided that any shares of HR Common Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the effective time of the Merger will be automatically canceled and no consideration will be paid in exchange therefor.

Special Distribution

Subject to the closing of the Merger and the satisfaction of certain conditions, the holders of shares of Company Common Stock issued and outstanding as of the close of business on the last business day prior to the closing date of the Merger will receive a special distribution in the amount of $4.82 in cash per share of Company Common Stock held on such date.

Adjustment to Merger Consideration

If, prior to the effective time of the Merger, shares of HR Common Stock or shares of Company Common Stock are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, reorganization, combination or exchange of shares, stock split, reverse stock split or a stock dividend or dividend payable in any other securities, the exchange ratio of 1.00 will be appropriately and proportionally adjusted to reflect the effect of such change.

Procedures for Surrendering HR Common Stock

The Company will appoint an exchange agent to handle the delivery of shares of Company Common Stock as Merger consideration to HR stockholders, the payment of any dividends or other distributions with respect to shares of Company Common Stock with a record date after the effective time of the Merger, and the payment of cash to be delivered in lieu of fractional shares of HR Common Stock. At or prior to the effective time of the Merger, the Company will deposit, with the exchange agent, shares of Company Common Stock and cash in the respective amounts sufficient to pay the aggregate Merger consideration (such shares and cash amounts, we refer to as the Exchange Fund). Not later than two business days after the effective time of the Merger, the Company will cause the exchange agent to provide each record holder of shares of HR Common Stock a letter of transmittal and instructions explaining how to surrender stock certificates or uncertificated shares represented by book-entry, as applicable, to the exchange agent in exchange for the Merger consideration that such holder is entitled to receive as a result of the Merger.

Each record holder of shares of HR Common Stock and each record holder of uncertificated shares represented by book-entry that surrenders stock certificates to the exchange agent, if applicable, together with a duly executed and properly completed letter of transmittal, will receive the Merger consideration due to such HR stockholder.

After the effective time of the Merger, each stock certificate or book-entry share that previously represented shares of HR Common Stock will only represent the right to receive the Merger consideration into which those shares of HR Common Stock have been converted.

Any holder of shares of HR Common Stock who would otherwise have been entitled to receive a fraction of a share of Company Common Stock will be paid cash (without interest) in an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by the volume weighted average price of shares of Company Common Stock for the five consecutive trading days immediately prior to the closing date of the Merger.

Withholding

All payments under the Merger Agreement will be paid without interest and subject to applicable withholding requirements.

Appraisal Rights

No dissenters’ or appraisal rights, or similar rights of objecting stockholders to demand and receive fair value, will be available with respect to the Merger.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the Company, on the one hand, and HR, on the other hand. The representations and warranties were made by the Company and HR as of the date of the Merger Agreement and will be brought down at closing for purposes of determining whether the conditions to closing are satisfied, but will not survive the effective time of the Merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the Merger Agreement and qualified by information with respect to each of the Company and HR filed with the SEC prior to the date of the Merger Agreement or set forth in the disclosure schedules delivered in connection with the Merger Agreement.

Representations and Warranties of HR

The Merger Agreement includes representations and warranties by HR relating to, among other things:

•	due incorporation, valid existence, good standing and authority to conduct business;

•	corporate power and authority, due authorization and enforceability of the Merger Agreement;

•	absence of governmental consents, approvals and filings;

•

absence of any conflict with or violation of organizational documents or applicable laws, the absence of any violation or breach of, or default or consent requirements under, certain agreements and the absence of any creation or imposition of a lien;

•	capitalization;

•	subsidiaries;

•	SEC documents, internal controls, compliance with the Sarbanes-Oxley Act and the absence of off-balance sheet arrangements;

•	financial statements;

•	accuracy of information supplied for the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

•	absence of certain changes since December 31, 2021;

•	absence of material undisclosed liabilities;

•	compliance with laws and permits;

•	litigation and legal proceedings;

•	insurance matters;

•	real property;

•	receipt of a fairness opinion from Citi;

•	tax matters, including qualification of HR as a REIT;

•	employee benefit plans and ERISA;

•	employees and labor matters;

•	environmental matters;

•	intellectual property;

•	material contracts;

•	investment banker, broker, finder or other similar fees;

•	inapplicability of takeover statutes and rights agreements;

•	absence of material undisclosed related party transactions; and

•	financial ability.

Representations and Warranties of the Company

The Merger Agreement includes representations and warranties by the Company relating to, among other things:

•	due incorporation, valid existence, good standing and authority to conduct business;

•	corporate power and authority, due authorization and enforceability of the Merger Agreement;

•	absence of governmental consents, approvals and filings;

•

absence of any conflict with or violation of organizational documents or applicable laws, the absence of any violation or breach of, or default or consent requirements under, certain agreements and the absence of any creation or imposition of a lien;

•	capitalization;

•	SEC documents, internal controls, compliance with the Sarbanes-Oxley Act and the absence of off-balance sheet arrangements;

•	financial statements;

•	accuracy of information supplied for the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

•	absence of certain changes since December 31, 2021;

•	absence of material undisclosed liabilities;

•	compliance with laws and permits;

•	litigation and legal proceedings;

•	insurance matters;

•	real property;

•	receipt of a fairness opinion from J.P. Morgan;

•	tax matters, including qualification of the Company as a REIT;

•	employee benefit plans and ERISA;

•	employees and labor matters;

•	environmental matters;

•	material contracts;

•	investment banker, broker, finder or other similar fees;

•	absence of material undisclosed related party transactions;

•	inapplicability of takeover statutes and rights agreements;

•	ownership of shares of Company Common Stock;

•	absence of status as an “interested stockholder” under Maryland law; and

•	financial ability.

Definition of “Material Adverse Effect”

Many of the representations of the parties are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” means (i) any fact, circumstance, change, event, occurrence or effect that is materially adverse to the assets, liabilities, financial condition, business, properties or results of operations of the Company and its subsidiaries, taken as a whole, or HR and its subsidiaries, taken as a whole, as applicable, or (ii) the ability of the Company, the Company OP or Merger Sub, on the one hand, or HR, on the other hand, to timely perform their obligations under the Merger Agreement or to consummate the Merger or any of the other transactions contemplated by the Merger Agreement.

However, none of the following will be deemed to constitute a material adverse effect or will be considered in determining whether a material adverse effect has occurred:

•	changes or fluctuations in the economy or the securities, capital, credit or financial markets generally in the U.S.;

•	national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism);

•

changes that are the result of factors generally affecting the real estate industry or the geographic areas in which the Company and its subsidiaries or HR and its subsidiaries, as applicable, operate;

•

any loss of, or adverse change in, the relationship of the Company or any of its subsidiaries or HR or any of its subsidiaries, as applicable, with third parties solely caused by the identity of the other party, the execution of the Merger Agreement or the announcement, negotiation, existence or performance of the transactions contemplated by the Merger Agreement;

•	changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable law or interpretation after the date of the Merger Agreement;

•

any failure by the Company or HR, as applicable, to meet any internal or external projections, forecasts or estimates of revenues, earnings, cash flow, funds from operations or other metrics for any period;

•	a decline in the price, or a change in the trading volume, of shares of Company Common Stock or HR Common Stock, as applicable, on the NYSE;

•	effects resulting from COVID-19, earthquakes or other weather conditions, natural disasters or force majeure events;

•

any change or announcement of a potential change in the credit rating of the Company or any of its subsidiaries or any of their securities, or HR or any of its subsidiaries or any of their securities, as applicable; or

•	compliance by the Company, the Company OP, Merger Sub or HR, as applicable, with the terms of the Merger Agreement;

provided that the exceptions in the first, second, third, fifth and eighth bullet points above will apply only to the extent such event, change, circumstance or effect does not (1) relate only to (or have the effect of relating only to) the Company and its subsidiaries, or HR and its subsidiaries, as applicable, or (2) disproportionately adversely affect the Company and its subsidiaries, taken as a whole, or HR and its subsidiaries, taken as a whole, as applicable, compared to other companies of similar size operating in the same industry and in similar geographic areas in which the Company and its subsidiaries, or HR and its subsidiaries, as applicable, operate.

Covenants and Agreements

Conduct of Business of HR Pending the Merger

HR has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the Merger or the valid termination of the Merger Agreement. In general, except with the Company’s consent or as otherwise permitted by the Merger Agreement or required by law, HR has agreed that it will maintain the status of HR as a REIT and will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice in all material respects, preserve intact in all material respects its business organization and goodwill and relationship with customers, third party payors, governmental entities, and others with whom it conducts material business and maintain its material assets and properties in adequate working condition (ordinary wear and tear excepted).

Without limiting the generality of the foregoing, HR has also agreed that, except with the Company’s consent (which consent will not be unreasonably withheld) or as otherwise permitted by the Merger Agreement or required by law, HR will not, and will not permit any of its subsidiaries to, directly or indirectly, among other actions: (i) amend any of its organizational documents; (ii) authorize, declare or pay any dividends on, or make any distributions in respect of its capital stock, except for the payment by HR of regular quarterly cash dividends on outstanding shares of HR Common Stock in an amount of $0.31 per share, dividends or distributions by a wholly-owned subsidiary and the HR Pre-Closing Dividend; (iii) adjust, split or reclassify any of its capital stock or propose or authorize the issuance of any other securities in lieu of, or in substitution for, shares of its capital stock; (iv) repurchase, redeem or acquire any shares of capital stock of HR or any of its subsidiaries or acquire of or dispose of any securities of any publicly-traded third party; (v) grant, sell or pledge any rights in respect of or otherwise encumber any shares of its capital stock or other equity interests or securities (except in connection with the vesting or settlement of HR Stock-Based Awards); (vi) merge or consolidate with another person or acquire material assets or material properties or make a material investment in any other person that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger; (vii) sell, license, pledge, mortgage, subject to a material lien or transfer any HR real properties or material assets of HR or its subsidiaries other than in the ordinary course of business; (viii) make capital expenditures in excess of $50.0 million other than in connection with emergency repairs or as required by law or pursuant to a material contract; (ix) materially change any of its accounting policies; (x) enter into a new line of business; (xi) modify, renew, amend or terminate any material contract; (xii) modify or amend the engagement letters with Citi to increase the compensation payable by HR or enter into any new contract with Citi; or (xiii) authorize, resolve or agree to take any of the foregoing actions.

However, nothing in the Merger Agreement prohibits HR from taking any action that, in the reasonable judgment of the HR Board, is reasonably necessary for (i) HR to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the Merger or to avoid incurring entity level income or excise taxes under the Code or applicable state law, including making dividend or other distribution payments to HR stockholders in accordance with the Merger Agreement or (ii) HR to establish or maintain an exemption from registration as an investment company under the 1940 Act.

Further, subject to providing reasonable advance written notice to the Company, nothing in the Merger Agreement prevents HR or any of its subsidiaries from taking any commercially reasonable action in response to any measure enacted or recommended by a governmental entity in connection with or in response to COVID-19 that would otherwise violate or breach the Merger Agreement.

Conduct of Business of the Company Pending the Merger

The Company has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the Merger or the valid termination of the Merger Agreement. In general, except with HR’s consent (which consent will not be unreasonably withheld) or as otherwise contemplated, required or permitted by the Merger Agreement, or required by law, the Company has agreed that it will maintain the status of the Company as a REIT and will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice in all material respects, preserve intact in all material respects its business organization and goodwill and relationship with customers, third party payors, governmental entities, and others with whom it conducts material business and to maintain its material assets and properties in adequate working condition (ordinary wear and tear excepted).

Without limiting the generality of the foregoing, the Company has also agreed that, except with HR’s consent (which consent will not be unreasonably withheld) or as otherwise permitted by the Merger Agreement or required by law, the Company will not, and will not permit any of its subsidiaries to, directly or indirectly, among other actions: (i) amend any of its or the Company OP’s organizational documents; (ii) authorize, declare or pay any dividends on, or make any distributions in respect of its capital stock, except for the payment by the Company of regular quarterly cash dividends on outstanding shares of Company Common Stock in an amount of $0.3250 per share plus, for regular quarterly dividends payable after July 31, 2022, an amount commensurate with the historical growth rate of the Company’s dividends, the Special Distribution and the Company Pre-Closing Dividend; (iii) adjust, split or reclassify any of its capital stock or propose or authorize the issuance of any other securities in lieu of, or in substitution for, shares of its capital stock; (iv) repurchase, redeem or acquire any shares of capital stock of the Company or any of its subsidiaries or acquire of or dispose of any securities of any publicly-traded third party; (v) grant, sell or pledge any rights in respect of or otherwise encumber any shares of its capital stock or other equity interests or securities (except in connection with the vesting or settlement of Company Restricted Shares); (vi) merge or consolidate with another person or acquire material assets or material properties or make a material investment in any other person, except as set forth in the disclosure schedules; (vii) sell, license, pledge, mortgage, subject to a material lien or transfer any Company real properties or material assets of the Company or its subsidiaries , except as set forth in the disclosure schedules; (viii) create, incur, refinance or assume any indebtedness except incurrence of indebtedness for borrowed money under the Company’s revolver in the ordinary course of business and not in excess of $100.0 million (net of cash) or otherwise in connection with the financing contemplated by the Merger Agreement or any refinancing approved by HR; (ix) make capital expenditures in excess of $50.0 million other than in connection with emergency repairs or as required by law or pursuant to a material contract; (x) materially change any of its accounting policies; (xi) enter into a new line of business; (xii) modify, renew, amend or terminate any material contract; (xiii) modify or amend the engagement letters with J.P. Morgan to increase the compensation payable by the Company or enter into any new contract with J.P. Morgan; or (xiv) authorize, resolve or agree to take any of the foregoing actions.

However, nothing in the Merger Agreement will prohibit the Company from taking any action, or refraining to take any action, at any time or from time to time if, in the reasonable judgment of the Company Board, such action or inaction is reasonably necessary for the Company (i) to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the Merger or to avoid incurring entity level income or excise taxes under the Code or applicable state law, including making dividend or other distribution payments to the Company stockholders in accordance with the Merger Agreement or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that the Company or any the Company subsidiary be registered as an Act 1940.

Further, nothing in the Merger Agreement will prevent the Company or any of its subsidiaries from taking or failing to take any commercially reasonable action in response to any measure enacted or recommended by a governmental entity in connection with or in response to COVID-19 that would otherwise violate or breach the Merger Agreement, subject to providing reasonable advance written notice to HR.

Preparation of Joint Proxy Statement/Prospectus and Form S-4

HR and the Company agreed to jointly prepare and file with the SEC this joint proxy statement and the Company agreed to prepare, together with HR, and file with the SEC a Registration Statement on Form S-4 (of which this joint proxy statement/prospectus forms a part) with respect to the issuance of shares of Company Common Stock in the Merger. Each of HR and the Company agreed to use its commercially reasonable efforts to have this joint proxy statement/prospectus cleared by the SEC, the Form S-4 (of which this joint proxy statement/prospectus forms a part) declared effective by the SEC, and to keep the Form S-4 effective as long as necessary to complete the Merger And related transactions.

No Solicitation and Recommendation Withdrawal

Each of HR and the Company has agreed that it will, and will cause its subsidiaries, directors, officers and employees to, and will direct and use its commercially reasonable best efforts to cause its other representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal (as defined below).

Each of HR and the Company has further agreed that, except as described below, it will not, and will cause its subsidiaries, directors, officers and employees not to, (i) solicit, initiate or knowingly encourage, or knowingly facilitate, any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, or (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public material information in connection with, any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal.

However, the Merger Agreement permits each of HR and the Company to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation if the HR Board or the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with such board’s statutory duties under applicable law and absent such action the applicable provisions of any “standstill” or similar obligation would prevent any person or group of persons from making a Takeover Proposal privately to such board, so long as HR or the Company provides prompt written notice to the other party of any such action.

HR or the Company will as promptly as practicable (and in any event within 48 hours after receipt) advise the other party orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any material changes thereto) and the identity of the person or group of persons making the Takeover Proposal. HR or the Company will thereafter keep the other party reasonably informed on a current basis of the status of any such Takeover Proposal (including any material change to the terms thereof).

Notwithstanding the restrictions set forth above, at any time prior to obtaining approval of the Merger by HR Stockholders or the Company Stockholders, as the case may be, in response to an unsolicited written Takeover Proposal received by a party after the execution and delivery of the Merger Agreement, which did not arise as a result of a breach of such party’s obligations under the Merger Agreement, (i) HR or the Company, as the case may be, and its representatives may contact the person or group of persons making such Takeover Proposal to clarify the terms and conditions thereof and (ii) if the board of such party determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and the failure to take such actions would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable law, HR or the Company, as the case may be, and its representatives may (A) furnish information with respect to it and its subsidiaries to the person or group of persons making such Takeover Proposal, provided that (1) prior to so furnishing such information such party has entered into a confidentiality agreement with such person or group of persons on terms not less restrictive in the aggregate to such person or group of persons than the provisions of the confidentiality agreement between HR and the Company are to the other party, its affiliates and their respective representatives (including the standstill and non-solicitation provisions) and (2) all such information has previously been provided or made available to the other party or its representatives or is provided or made available to the other party or its representatives prior to or substantially concurrently with the time it is provided to such person or group of persons; and (B) participate in discussions or negotiations with the person or group of persons making such Takeover Proposal regarding such Takeover Proposal.

Except as described below, neither the HR Board nor the Company Board will (i) withhold, withdraw, or publicly propose or resolve to withhold or withdraw, its recommendation to its respective stockholders with respect to the Merger, (ii) fail to include its recommendation in this joint proxy statement/prospectus, (iii) authorize, approve, adopt or recommend, or publicly propose or resolve to authorize, approve, adopt or recommend, any Takeover Proposal (any action described in these clauses (i), (ii) or (iii) being referred to as a “Recommendation Withdrawal”), or (iv) allow HR or the Company or any of its subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract providing for, or with respect to, any Takeover Proposal; provided, however, that the delivery by HR or the Company of written notice advising the other party that it intends to make a Recommendation Withdrawal and specifying the reasons therefor, as well as the identity of the person or group of persons making a Superior Proposal, will not be deemed to be or constitute a Recommendation Withdrawal.

Notwithstanding anything to the contrary above, at any time prior to obtaining the approval of the Merger by HR Stockholders or the Company Stockholders, as the case may be, and subject in each case to prior compliance with the next paragraph, in response to a bona fide written Takeover Proposal that did not arise from a breach of HR’s or the Company’s obligations, as the case may be, if the HR Board or the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Takeover Proposal constitutes a Superior Proposal and that, if such board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable law, such board may make a Recommendation Withdrawal and/or may terminate the Merger Agreement in order to, concurrently with or immediately after such termination, enter into a definitive agreement with respect to such Superior Proposal; provided, that HR or the Company, as the case may be, pays to the other party the applicable termination fee prior to or concurrently with such termination.

Notwithstanding anything to the contrary contained in the Merger Agreement, the HR Board or the Company Board may not make a Recommendation Withdrawal or terminate the Merger Agreement unless (i) if such Recommendation Withdrawal or termination is being made as a result of a Superior Proposal, such board will have provided to the other party three business days prior written notice advising the other party that such board intends to take such action and specifying the reasons therefor, as well as the identity of the person or group of persons making such Superior Proposal and the material terms and conditions of any Superior Proposal (including copies of all agreements or documents evidencing such Superior Proposal, including the proposed acquisition agreement and financing commitments, if any); and (ii) (A) during such three business day period, if requested by the other party, HR or the Company, as the case may be, will have engaged in negotiations with the other party regarding any amendment to the Merger Agreement proposed in writing by the other party and (B) at the end of such three business day period such board determines in good faith (after consultation with its financial advisor and outside legal counsel), after taking into account any such amendments that the other party will have agreed in writing to make prior to the end of such three business day period, that such Takeover Proposal continues to constitute a Superior Proposal and the failure to make a Recommendation Withdrawal or terminate the Merger Agreement would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable law; provided that any material amendment to the financial terms or any other material term or condition of any such Superior Proposal will require HR or the Company, as the case may be, to deliver to the other party a new notice and result in a new negotiation period; provided, further, that any such new negotiation period will be a period of two business days.

Nothing contained in the Merger Agreement will prohibit HR or the Company, or the HR Board or the Company Board, from (i) taking and disclosing to their respective stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to their respective stockholders if such board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its statutory duties under applicable law, or (iii) informing any person of the existence of the provisions contained in the Merger Agreement with respect to non-solicitation and Recommendation Withdrawal; provided that any Recommendation Withdrawal may only be made in accordance with the above. It is understood that a “stop, look and listen” communication to stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders) would not be deemed a Recommendation Withdrawal.

For purposes of the Merger Agreement:

•

“Takeover Proposal” means any inquiry, proposal or offer from any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than HR or the Company, as applicable, or any of its subsidiaries) relating to, in a single transaction or series of transactions: (a) any direct or indirect purchase or other acquisition by any person or group (other than HR or the Company, as applicable, or any of its subsidiaries) of HR Common Stock or Company Common Stock, as applicable, representing more than 20% of such common stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 20% of such common stock outstanding after giving effect to the consummation of such tender or exchange offer; (b) any direct or indirect purchase or other acquisition by any person or group of assets (including any equity securities of any of its subsidiary) more than 20% of the consolidated assets of HR or the Company, as applicable, and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (c) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving HR or the Company, as applicable, as a result of which the holders of such common stock immediately prior to the consummation of such transaction would cease to hold at least 80% of the total voting power of HR or the Company, as applicable, or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction.

•

“Superior Proposal” means a bona fide, written, unsolicited Takeover Proposal (with all references to “20%” or 80% in the definition of Takeover Proposal being deemed to be references to “50%”) that (i) is on terms that the HR Board or Company Board, as applicable, determines in good faith (after consulting with its financial advisors and outside legal counsel), taking into account the legal, financial, regulatory, timing and other aspects of the Takeover Proposal and the person making the Takeover Proposal that such board deems relevant, to be more favorable from a financial point of view to the stockholders than the transactions contemplated by the Merger Agreement and (ii) is determined by such board to be reasonably likely of being consummated.

Access to Information

The Merger Agreement requires the Company to, and to cause its subsidiaries to provide HR and its representatives reasonable access during normal business hours to their properties, books, records, contracts and personnel, and all other information concerning its business, properties and personnel as the other party may reasonably request in good faith in connection with the transactions contemplated by the Merger Agreement.

Commercially Reasonable Efforts

Subject to the terms and conditions of the Merger Agreement, each of the Company, the Company OP, Merger Sub and HR will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable under the Merger Agreement and applicable laws to consummate the transactions contemplated by the Merger Agreement as soon as reasonably practicable after the date of the Merger Agreement, and in any event no later than August 28, 2022, which we refer to as the Outside Date.

If any objections are asserted with respect to the transactions contemplated by the Merger Agreement under any applicable law or if any suit is instituted by any governmental entity or any private party challenging any of such transactions as violative of any applicable law, each of the Company, the Company OP, Merger Sub and HR will use its commercially reasonable efforts to resolve any such objections or challenges as such governmental entity or private party may have to such transactions under such applicable law so as to permit consummation of the transactions on the terms set forth in the Merger Agreement as soon as reasonably possible after the date of the Merger Agreement (and in any event no later than the Outside Date).

Employee Matters

Under the Merger Agreement, the Company has agreed that:

•

Until the first anniversary of the effective time of the Merger, the Combined Company will provide for those individuals who were employees of the Company and its subsidiaries immediately prior to the effective time and who continue to be employed by the Combined Company or its affiliates during such period , which we refer to as the Continuing Employees, a base salary or base wages, target annual cash bonus opportunities and employee benefits that are, in the good faith judgment of the Combined Company, either (x) in the aggregate reasonably comparable to the employee benefits provided by the Company or the applicable subsidiary of the Company to the Continuing Employees immediately prior to the date of the Merger Agreement or (y) substantially comparable to the employee benefits provided by the Combined Company or the applicable subsidiary to similarly situated employees of the Combined Company or the applicable subsidiary; provided, however, that the requirements of this sentence will not apply to Continuing Employees who are covered by a collective bargaining agreement;

•

The Combined Company will make commercially reasonable efforts to (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Combined Company that a Continuing Employee is eligible to participate in following the effective time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the effective time under the analogous Company benefit plan in which such Continuing Employee participated, (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the effective time (to the same extent such credit was given under the analogous Company benefit plan prior to the effective time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize service prior to the effective time with the Company and any of the Company’s subsidiaries for purposes of eligibility to participate and vesting and level of benefits to the same extent such service was recognized by the Company or any of the Company or its subsidiaries under the analogous Company benefit plan in which such Continuing Employee participated immediately prior to the effective time; provided, however, that the foregoing will not apply to the extent it would result in any duplication of benefits for the same period of service;

•

Except as otherwise agreed to in writing between the Combined Company and a Continuing Employee, the Combined Company will honor, in accordance with its terms, the existing employment agreements, and all obligations thereunder in effect as of the effective time; and

•

Any Continuing Employee who is not a party to an existing employment agreement and whose employment is terminated by the Combined Company without cause between the effective time of the Merger and the twelve month anniversary of the effective time will be entitled to severance pay and benefits no less favorable than the severance pay and benefits such Continuing Employee would have been entitled to pursuant to the existing severance plan and otherwise on the same terms and conditions as set forth in the severance plan.

Expenses

Except for the expense reimbursement arrangements described below under the heading “—Termination Fee and Expense Reimbursement”, whether or not the Merger is consummated, all expenses incurred in connection with the Merger Agreement, and the transactions contemplated by the Merger Agreement. will be paid by the party incurring such expenses.

Directors’ and Officers’ Indemnification and Insurance

To the fullest extent permitted by law, from and after the effective time of the Merger, the Combined Company will cause the Combined Company or any applicable subsidiary to indemnify, defend and hold harmless (and advance expenses, provided the person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification) the present and former directors, officers and employees of the Company and its subsidiaries, and any fiduciaries under any Company benefit plan, against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of (in whole or in part), relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the effective time of the Merger, including the approval of the Merger Agreement or the Merger or arising out of or pertaining to the transactions contemplated by the Merger Agreement, whether asserted or claimed prior to, at or after the effective time of the Merger.

From and after the effective time of the Merger, the Combined Company will not settle, compromise or consent to the entry of any judgment in any actual or threatened claim, action, suit, proceeding or investigation relating to any circumstances, developments or matters in existence at or prior to the effective time of the Merger, or acts or omissions occurring at or prior to such effective time, for which indemnification could be sought by an indemnified party, unless (i)(A) such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such claim and (B) such settlement, compromise or consent does not include or provide for any acknowledgement or other statement of fault or wrongdoing by any indemnified party, or (ii) such indemnified party otherwise consents in writing to such settlement, compromise or consent.

The Combined Company and the above-referenced indemnified parties will cooperate in the defense of any claim, at the expense of the Combined Company, and will provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. In the event of any claim, the Combined Company will have the right to assume the defense thereof, except that if legal counsel for the indemnified party advises that there are issues which raise actual or potential conflicts of interest between the Combined Company and the indemnified party, the indemnified party may retain legal counsel satisfactory to it, and the Combined Company will pay all reasonable and documented fees and expenses of such legal counsel for the indemnified party.

For a period of six years after the effective time of the Merger, the Combined Company will honor the provisions in the Company’s organizational documents in effect as of the date of the Merger Agreement providing for indemnification, advancement of expenses and exculpation of indemnified parties, as applicable, with respect to the facts or circumstances occurring at or prior to such effective time, to the fullest extent permitted from time to time under applicable law.

In the event that the Company’s directors’ and officers’ liability insurance policies in effect on the date of the Merger Agreement will have lapsed prior to the effective time of the Merger or its runoff coverage under the D&O insurance otherwise would not survive for a period of not less than six years after such effective time, the Combined Company will procure and maintain, for a period of not less than six years after such effective time, directors’ and officers’ liability insurance policies of at least the same coverage and amounts with reputable and financially sound carriers containing terms no less advantageous to such former directors or officers and that does not result in gaps or lapses of coverage with respect to matters occurring on or prior to such effective time.

Takeover Statutes

HR and the Company have agreed to use their respective commercially reasonable efforts (i) to take all action necessary so that no takeover statute becomes applicable to the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) if any such takeover statute becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by the Merger

Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to eliminate or minimize the effect of such takeover statute or the restrictions in the organizational documents of HR and the Company on the Merger and the other transactions contemplated by the Merger Agreement.

Tax Matters

Each of the Company and HR agreed to use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering tax representation letters as stated in the Merger Agreement.

The Company will reasonably cooperate and consult in good faith with HR with respect to maintenance of the REIT status of the Company. HR will distribute cash to its stockholders in its taxable year ending with the Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Merger (taking into account all distributions made by HR prior to the effective time of the Merger) such that HR will not be subject to tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the Merger.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants and agreements related to:

•

HR and the Company taking necessary or advisable steps to cause any dispositions of equity securities of HR resulting from the Merger and the other transactions contemplated by the Merger Agreement, and acquisitions of equity securities of the Company resulting from the Merger and the other transactions contemplated by the Merger Agreement, by each individual who, immediately prior to the effective time of the Merger, is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to HR, or will become subject to such reporting requirements with respect to the Combined Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

the Company using its commercially reasonable efforts to cause, prior to the effective time of the Merger, the shares of Company Common Stock to be issued pursuant to the Merger Agreement to be approved for listing, upon official notice of issuance, on the NYSE;

•

each of the parties cooperating with each other in taking, or causing to be taken, all actions necessary to delist shares of HR Common Stock from the NYSE and terminate its registration under the Exchange Act after the effective time of the Merger;

•

the Company delivering to HR on or prior to the date of the Company Special Meeting a letter identifying all persons who are “affiliates” of the Company for purposes of Rule 145 under the Securities Act and using all commercially reasonable efforts to cause each person identified as an “affiliate” in such letter to deliver a written agreement, in form and substance reasonably acceptable to HR, in connection with restrictions on affiliates under Rule 145; and

•

each of HR and the Company (i) notifying the other party of any stockholder litigation relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, (ii) keeping the other party reasonably informed with respect to the status thereof, (iii) giving the other party the opportunity to reasonably participate in (but not control) the defense of any such litigation, and considering in good faith the other party’s advice with respect to such litigation, and (iv) not settling or agreeing to settle any such litigation without the other party’s prior written consent (which consent will not be unreasonably withheld).

Conditions to Completion of the Merger

Mutual Closing Conditions

The respective obligations of HR, the Company and Merger Sub to effect the Merger is subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the closing date, of the following conditions:

•

the Company stockholders approve the issuance of the shares of Company Common Stock to be issued in connection with the Merger by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the proposal;

•

HR stockholders approve the Merger and the Merger Agreement by the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of HR Common Stock entitled to vote on such proposal;

•	Company Common Stock to be issued in connection with the Merger being authorized for listing on the NYSE, subject to official notice of issuance;

•	the Registration Statement on Form S-4 becoming effective under the Securities Act and not being the subject of any stop order or proceeding seeking a stop order; and

•	the absence of any law, order or injunction preventing or prohibiting the consummation Merger.

Additional Closing Conditions for the Benefit of the Company, the Company OP and Merger Sub

The obligations of the Company and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by law, waiver by the Company, on or prior to the closing date, of the following additional conditions:

•

the accuracy as of the date of the Merger Agreement and the closing date of the Merger (or, in the case of representations and warranties that by their terms were made specifically as of the date of the Merger Agreement or another specified date, the accuracy as of such date) of representations and warranties made in the Merger Agreement by HR regarding certain matters, including its organization and subsidiaries, corporate authority, capitalization, absence of certain changes and brokers and finders’ fees (except, in the case of representations and warranties regarding capitalization, for de minimis inaccuracies);

•

the accuracy of all other representations and warranties made in the Merger Agreement by HR that by their terms were made specifically as of the date of the Merger Agreement or another specified date as of such date, and the accuracy of all other representations and warranties made in the Merger Agreement by HR as of the date of the Merger Agreement and as of the closing date (in each case, disregarding any materiality or material adverse effect qualifications contained in such representations and warranties), except for any such inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a “material adverse effect” (as defined above) on HR;

•	the performance or compliance by HR in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the closing of the Merger;

•	the absence of a material adverse effect with respect to HR since February 28, 2022;

•	receipt by the Company of an officer’s certificate signed by an executive officer of HR certifying that the closing conditions described in the four preceding bullet points have been satisfied;

•

receipt by the Company of a written opinion of Waller Lansden Dortch & Davis, LLP or other nationally recognized tax counsel to HR, dated as of the closing date, to the effect that, commencing with HR’s taxable year ended December 31, 2015 and through its taxable year ended December 31, 2021, HR has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current organization and method of operation will enable HR to meet the requirements for qualification and taxation as a REIT through the effective time of the Merger; and

•

receipt by the Company of a written opinion of McDermott Will & Emery LLP or other nationally recognized tax counsel to the Company, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of HR

The obligations of HR to effect the Merger are further subject to the satisfaction or, to the extent permitted by law, waiver by HR, on or prior to the closing date of the Merger, of the following additional conditions:

•

the accuracy as of the date of the Merger Agreement and the closing date of the Merger (or, in the case of representations and warranties that by their terms were made specifically as of the date of the Merger Agreement or another specified date, the accuracy as of such date) of certain representations and warranties made in the Merger Agreement by the Company regarding certain matters, including its organization and subsidiaries, corporate authority, capitalization, absence of certain changes and brokers and finders’ fees (except, in the case of representations and warranties regarding capitalization, for de minimis inaccuracies);

•

the accuracy of all other representations and warranties made in the Merger Agreement by the Company that by their terms were made specifically as of the date of the Merger Agreement or another specified date as of such date, and the accuracy of all other representations and warranties made in the Merger Agreement by the Company as of the date of the Merger Agreement and as of the closing date (in each case, disregarding any materiality or material adverse effect qualifications contained in such representations and warranties), except for any such inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a “material adverse effect” (as defined above) on the Company;

•

the performance or compliance by each of the Company, the Company OP and Merger Sub in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the closing of the Merger;

•	the absence of a material adverse effect with respect to the Company since the date of the Merger Agreement;

•	receipt by HR of an officer’s certificate signed by an executive officer of the Company certifying that the closing conditions described in the four preceding bullet points have been satisfied;

•

receipt by HR of a written opinion of McDermott Will & Emery LLP or other nationally recognized tax counsel to the Company, dated as of the closing date, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2015, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current organization and its current and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2022, and future years;

•

receipt by HR of a written opinion of Hunton Andrews & Kurth LLP or other nationally recognized tax counsel to HR, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•

appointment by the Company Board of the HR Designees and the Company Designees to the board of directors of the Combined Company and each of its committees as of or prior to the effective time of the Merger, with such HR Designees and Company Designees taking office as of such effective time, and receipt by HR of a written resignation letter from each director of the Company Board who is not a Company Designee effective as of the effective time of the Merger.

Termination of the Merger Agreement

Termination by Mutual Agreement

The Merger Agreement may be terminated at any time by the mutual written consent of the Company and HR.

Termination by Either the Company or HR

The Merger Agreement may also be terminated prior to the effective time of the Merger by either the Company or HR if:

•

the Merger is not consummated on or before the Outside Date (provided that the right to terminate the Merger Agreement on this basis is not available to any party if the failure of such party to perform or comply in any material respects with any of its obligations under this Agreement has been the principal cause of the failure of the Merger to be consummated on or before such date);

•

any governmental entity of competent jurisdiction issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action becomes final and non-appealable;

•

the requisite holders of shares of HR Common Stock do not vote to approve the Merger and the other transactions contemplated by the Merger Agreement at the HR Special Meeting or at any adjournment or postponement thereof; or

•

the requisite holders of shares of Company Common Stock do not vote to approve the issuance of shares of Company Common Stock in the Merger at the Company Special Meeting or at any adjournment or postponement thereof.

Termination by the Company

The Merger Agreement may also be terminated by the Company prior to the effective time of the Merger if:

•

HR breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) is reasonably incapable of being cured by HR by the Outside Date or (ii) if reasonably capable of being cured, has not been cured by HR within 30 days following written notice to HR from the Company of such breach, and, in each case, would result in a failure of any closing condition to the Merger (provided that the Company will not have the right to terminate the Merger Agreement pursuant to this provision if the Company is then in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement);

•

prior to HR obtaining the requisite approval of HR Stockholders for the Merger, if (i) the HR Board resolves to or effects a Recommendation Withdrawal, (ii) a tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal is commenced by a person who is not the Company or an affiliate of the Company and the HR Board has not, within the earlier of two business days prior to the HR Special Meeting and ten business days of being requested to do so by the Company, publicly announced that the HR Board recommends rejection of such tender or exchange offer and publicly reaffirmed the HR Board’s recommendation with respect to the Merger to HR stockholders, or (iii) HR materially breaches its obligations or agreements with respect to holding the HR Special Meeting or non-solicitation;

•

prior to the Company obtaining the requisite approval of the Company Stockholders for the issuance of shares of Company Common Stock in connection with the Merger, in connection with a Superior Proposal; or

•

on the business day immediately prior to the Outside Date if the proceeds of the Asset Transfers, the proceeds of any other intermediate transfers of the Company’s real properties between the signing date of the Merger Agreement and the effective time of the Merger and the financing available to the Company pursuant to the Commitment Letter or, if applicable, any alternative financing, if funded, are insufficient to pay the aggregate Special Distribution and any other unpaid cash payment obligations of HR under the Merger Agreement on or before such date (provided that the Company will not have the right to terminate if it is then in material breach of any of its obligations or agreements).

Termination by HR

The Merger Agreement may also be terminated by HR prior to the effective time of the Merger if:

•

the Company, the Company OP or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) is reasonably incapable of being cured by the Company, the Company OP or Merger Sub, as the case may be, by the Outside Date or (ii) if reasonably capable of being cured, has not been cured by the Company, the Company OP or Merger Sub, as the case may be, within 30 days following written notice to the Company from HR of such breach, and, in each case, would result in a failure of any closing condition to the Merger (provided that HR will not have the right to terminate the Merger Agreement pursuant to this provision if HR is then in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement);

•

prior to the Company obtaining the requisite approval of the Company Stockholders for the issuance of shares of Company Common Stock in connection with the Merger, if (i) the Company Board resolves to or effects a Recommendation Withdrawal, (ii) a tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal is commenced by a person who is not HR or an affiliate of HR and the Company Board has not, within the earlier of two business days prior to the Company Special Meeting and ten business days of being requested to do so by HR, publicly announced that the Company Board recommends rejection of such tender or exchange offer and publicly reaffirmed the Company Board’s recommendation with respect to the Merger to the Company stockholders, or (iii) the Company materially breaches its obligations or agreements with respect to holding the Company Special Meeting or nonsolicitation; or

•	prior to HR obtaining the requisite approval of HR Stockholders for the Merger, in connection with a Superior Proposal.

Effect of Termination

In the event that the Company or HR terminates the Merger Agreement, the obligations of the parties will terminate and there will be no liability on the part of any party with respect thereto, except that certain provisions in the Merger Agreement, including the covenants relating to confidentiality and the provisions relating to transaction expenses, public announcements, expense reimbursement, the effect of termination, termination fees, and general provisions will survive such termination and remain in full force and effect. No such termination, however, will relieve either the Company or HR from any liabilities or damages arising out of any willful and material breach of the Merger Agreement or fraud prior to such termination.

Termination Fees and Expense Reimbursement

If the Merger Agreement is terminated because (i) a party’s board changes its recommendation in favor of the transactions contemplated by the Merger Agreement, (ii) a party terminates the Merger Agreement to enter into a definitive agreement with a third party with respect to a Superior Proposal, or (iii) a party consummates or enters into an agreement for an alternative transaction within 12 months following termination under certain circumstances, such party must pay a termination fee to the other party. The termination fee payable by HR to the Company in such circumstances is $163.0 million. The termination fee payable by the Company to HR in such circumstances is $291.0 million.

HR also must pay the Company a termination fee of $163.0 million (plus reimburse the Company for its actual transaction expenses up to $5.0 million) if, on the business day immediately prior to the Outside Date, the proceeds of the Asset Transfers, any other intermediate transfers of the Company’s real properties between the signing date of the Merger Agreement and the effective time of the Merger and the financing available to the Company pursuant to the Commitment Letter or, if applicable, any alternative financing are insufficient to pay the aggregate Special Distribution and any unpaid cash payment obligations of HR under the Merger Agreement (so long as the Company is not in material breach of any of its obligations or agreements relating to financing, financing cooperation and sales activities set forth in the Merger Agreement).

The Merger Agreement also provides that if the Company stockholders have approved the transactions contemplated by the Merger Agreement, but the Merger Agreement is terminated by the Company or HR because HR stockholders vote against the transactions contemplated by the Merger Agreement, HR must pay the Company a fixed expense reimbursement base amount of $25.0 million, plus reimburse the Company for its actual transaction expenses up to $5.0 million. Similarly, the Merger Agreement provides that if HR stockholders have approved the transactions contemplated by the Merger Agreement, but the Merger Agreement is terminated by HR or the Company because the Company stockholders vote against the transactions contemplated by the Merger Agreement, the Company must pay HR a fixed expense reimbursement base amount of $25.0 million, plus reimburse HR for its actual transaction expenses up to $5.0 million.

The actual amount of each termination fee described above is subject to an escrow and adjustment mechanism for REIT compliance purposes to provide for a lesser amount if necessary to be paid to the receiving party without causing such party to fail to meet its REIT requirements for such year.

Miscellaneous Provisions

Amendment

The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, provided that, after the approval of the Merger and the other transactions contemplated by the Merger Agreement by HR stockholders or approval of the issuance of shares of Company Common Stock in connection with the Merger by the Company stockholders, no amendment will be permitted to be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without obtaining such further approval.

Extension; Waiver

Prior to the effective time of the Merger, the Company on the one hand, and HR on the other hand, may extend the time for performance of any obligations or other acts of the other party, or waive the other party’s compliance with any of the agreements or conditions contained in the Merger Agreement, including any inaccuracies in the other party’s representations and warranties in the Merger Agreement.

Specific Performance

Except as otherwise specifically provided in the Agreement, the parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Governing Law

The Merger Agreement is governed by the laws of the State of Maryland, without regard to conflicts of law principles.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the anticipated material U.S. federal income tax consequences of the Merger to holders of shares of HR Common Stock and the material U.S. federal income tax consequences generally relating to the Combined Company’s qualification and taxation as a REIT and to the ownership and disposition of Combined Company Common Stock by a stockholder. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations and published court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. Neither the Company nor HR (or, after the Merger, the Combined Company) expects to seek a ruling from the Internal Revenue Service, or IRS, regarding any of the U.S. federal income tax issues discussed herein, and no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any described herein. This summary is intended to provide stockholders with general information only and is not, and is not intended to be, a substitute for careful tax planning. This discussion assumes that holders of shares of HR Common Stock and holders of Combined Company Common Stock hold such common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the Merger will be completed in accordance with the Merger Agreement and as described in this joint proxy statement/prospectus. Moreover, this discussion does not purport to address (i) any U.S. federal tax consequences other than income tax consequences (such as estate, gift or other non-income tax consequences, Medicare contribution tax on net investment income or consequences that may arise under the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)), (ii) any state, local or foreign income or non-income tax consequences, or (iii) tax reporting requirements, in each case, as applicable to the Merger, the Combined Company’s qualification and taxation as a REIT and the ownership and disposition of Combined Company Common Stock by a stockholder. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of shares of HR Common Stock (or, following the Merger, Combined Company Common Stock) that are subject to special treatment under U.S. federal income tax law, including, for example:

•	a bank or other financial institution;

•	a pension plan or other tax-exempt organization (except to the extent discussed below);

•	a partnership or an entity treated as a partnership for U.S. federal income tax purposes, an S corporation or other pass-through entity (or an investor therein);

•	an insurance company;

•	a regulated investment company or REIT;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a person that is subject to the alternative minimum tax provisions of the Code;

•

a holder of HR Common Stock (or, following the Merger, Combined Company Common Stock) that received HR Common Stock (or, following the Merger, Combined Company Common Stock) through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a person that has a functional currency other than the U.S. dollar;

•

a holder of HR Common Stock (or, following the Merger, Combined Company Common Stock) that holds HR Common Stock (or, following the Merger, Combined Company Common Stock) as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate or person that has ceased to be a U.S. citizen or lawful permanent resident of the United States.

Determining the actual tax consequences of the Merger to a stockholder, and to the ownership and disposition of Combined Company Common Stock by a stockholder, may be complex. They will depend on a stockholder’s specific situation and on factors that are not within the control of the Company or HR (or, following the Merger, the Combined Company). Stockholders should consult with their tax advisor as to the tax consequences of the Merger and to the ownership and disposition of Combined Company Common Stock in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds HR Common Stock (or, following the Merger, Combined Company Common Stock) generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of HR Common Stock (or, following the Merger, the Combined Company Common Stock), and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors with respect to the tax consequences of the Merger and of the purchase, ownership and disposition of common stock of the Combined Company.

THIS SUMMARY OF ANTICIPATED MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

Tax Consequences of the Merger

The Company and HR intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of the Company to complete the Merger that the Company receives an opinion from McDermott Will & Emery LLP, dated as of the closing date, substantially to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of HR to complete the Merger that HR receives an opinion from Hunton Andrews Kurth LLP, dated as of the closing date, substantially to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by the Company and HR regarding factual matters (including those contained in tax representation letters provided by the Company and HR), and covenants undertaken by the Company and HR. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this discussion. These tax opinions are not binding on the IRS or the courts. The Company and HR have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger and, as a result, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in the tax opinions and in this discussion.

As noted and subject to the qualifications above, in the opinion of McDermott Will & Emery LLP and Hunton Andrews Kurth LLP, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

(a) Gain or Loss to HR and U.S. Stockholders of HR Common Stock

HR will not recognize any gain or loss as a result of the Merger. Upon exchanging HR Common Stock solely for Combined Company Common Stock pursuant to the Merger, a U.S. Stockholder (as defined below) generally will not recognize gain or loss for U.S. federal income tax purposes, other than with respect to cash received in lieu of fractional shares of Combined Company Common Stock.

(b) Tax Basis and Holding Period

The aggregate tax basis in the Combined Company Common Stock received by a holder in the Merger, including any fractional shares of Combined Company Common Stock treated as if such fractional shares had been issued in the Merger and then redeemed by the Combined Company, will equal such holder’s aggregate adjusted tax basis in the HR Common Stock surrendered in the Merger. The holding period of the Combined Company Common Stock received by a holder in connection with the Merger, including any fractional shares of Combined Company Common Stock treated as if such fractional shares had been issued in the Merger and then redeemed by the Combined Company, will include the holding period of the shares of HR Common Stock surrendered in the Merger. If a holder acquired different blocks of shares of HR Common Stock at different times or different prices, Treasury Regulations provide guidance on the holding period and how such holder may allocate its tax basis to shares of the Combined Company Common Stock received in the Merger. Holders that hold multiple blocks of shares of HR Common Stock should consult their tax advisors regarding the holding period and proper allocation of their basis among shares of Combined Company Common Stock received in the Merger under such Treasury Regulations.

(c) Cash Instead of a Fractional Share

Cash received by a holder in lieu of a fractional share of Combined Company Common Stock in the Merger will be treated as if such fractional share had been issued in the Merger and then redeemed by the Combined Company, and such holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period in respect of such fractional share is greater than one year. Certain non-corporate holders are generally subject to tax on long-term capital gains at reduced rates under current U.S. federal income tax law. The deductibility of capital losses is subject to certain limitations.

(d) Asset Transfers and Special Distribution

For U.S. federal income tax purposes, it is intended that (a) the Asset Transfer be treated as a taxable sale by the Company of the assets subject to the Asset Transfers, and (b) the Special Distribution be treated as a dividend distribution to holders of shares of Company Common Stock as of the record date prior to the Merger to the extent of the Company’s current and accumulated earnings and profits. The Company intends to designate the Special Distribution as a capital gain dividend to the extent permitted by the Code and the Treasury Regulations promulgated thereunder, and that the tax consequences of distributions from the Combined Company described below under “—U.S. Federal Income Tax Considerations Relating to the Combined Company’s Qualification as a REIT—Taxation of U.S. Stockholders” and “—U.S. Federal Income Tax Considerations Relating to the Combined Company’s Qualification as a REIT—Taxation of Non-U.S. Stockholders,” and “—U.S. Federal Income Tax Considerations Relating to the Combined Company’s Qualification as a REIT – Information Reporting Requirements and Backup Withholding Tax,” as applicable, replacing all references to “the Combined Company” with “the Company,” will apply to holders who receive the Special Distribution.

(e) Backup Withholding

Certain holders of shares of HR Common Stock may be subject to backup withholding with respect to any cash received in lieu of fractional shares of Combined Company Common Stock in the Merger. Backup withholding generally will not apply, however, to a holder of shares of HR Common Stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9, or provides a properly completed and executed IRS Form W-8BEN, or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

(f) Gain or Loss to Certain Non-U.S. Stockholders of HR Common Stock

Upon exchanging shares of HR Common Stock for shares of Combined Company Common Stock, a Non-U.S. Stockholder (as defined below) that has owned, actually or constructively, 10% or less of outstanding HR Common Stock during the five-year period ending on the date of the Merger (or, if shorter, the period during which the Non-U.S. Stockholder held the stock) generally will not recognize gain or loss, except with respect to any cash received in lieu of fractional shares of Combined Company Common Stock. Any gain recognized by such Non-U.S. Stockholder on the receipt of cash in lieu of fractional shares of Combined Company Common Stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is “effectively connected” with a U.S. trade or business of such Non-U.S. Stockholder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such Non-U.S. Stockholder), in which case the Non-U.S. Stockholder generally will be subject to tax on such gain in the same manner as a U.S. Stockholder and, if the Non-U.S. Stockholder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the Non-U.S. Stockholder generally will be subject to a 30% tax on the Non-U.S. Stockholder’s net gain realized in the Merger, which may be offset by U.S. source capital losses of the Non-U.S. Stockholder, if any.

Non-U.S. Stockholders of shares of HR Common Stock that have owned, actually or constructively, more than 10% of outstanding HR Common Stock during the five-year period ending on the date of the Merger (or, if shorter, the period during which the Non-U.S. Stockholder held the stock) generally will not be subject to U.S. federal income tax upon exchanging HR Common Stock solely for Combined Company Common Stock pursuant to the Merger if HR is a domestically controlled qualified investment entity within the meaning of Section 897 of the Code (“domestically controlled REIT”). A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock or beneficial interests are held directly or indirectly by foreign persons. Since HR is publicly traded on an established securities market, it may assume that a less than 5% stockholder is not a foreign person for purposes of this test unless it has actual knowledge that such stockholder is a foreign person. HR believes that it is a “domestically controlled REIT.” However, because HR Common Stock is publicly traded, no assurance can be given that HR is or will continue to be a “domestically controlled REIT.”

If HR does not constitute a “domestically controlled REIT,” a Non-U.S. Stockholder that owns more than 10% in value of HR Common Stock will be subject to U.S. federal income tax on that holder’s gain in its HR Common Stock unless (A) the Combined Company is not a “domestically controlled REIT,” (B) either the Combined Company Common Stock is not regularly traded on an established securities market or the Non-U.S. Stockholder receives more than 10% in value of the Combined Company Common Stock if such common stock is regularly traded on an established securities market, and (C) the Non-U.S. Stockholder complies with certain U.S. return filing requirements, in which case only the gain attributable to fractional shares exchanged for cash shall be subject to U.S. federal income tax. If a Non-U.S. Stockholder is subject to tax on its exchange of HR Common Stock in the Merger, its gain will be measured by the excess of (i) the sum of the fair market value of the

Combined Company Common Stock received in the exchange (including any fractional shares) over (ii) the Non-U.S. Stockholder’s adjusted tax basis in its HR Common Stock.

U.S. Federal Income Tax Considerations Relating to the Combined Company’s Qualification as a REIT

The following discussion summarizes the material U.S. federal income tax considerations relating to the Combined Company’s taxation as a REIT, and the ownership and disposition of the Combined Company Common Stock. The provisions of the Code concerning the U.S. federal income tax treatment of a REIT are highly technical and complex; the following discussion sets forth only certain aspects of those provisions. This summary is intended to provide stockholders with general information only and is not, and is not intended to be a substitute for careful tax planning.

EACH PROSPECTIVE STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES REGARDING THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF COMBINED COMPANY COMMON STOCK AND THE COMBINED COMPANY’S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND REIT ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

(a) Taxation of the Combined Company

It is a condition to the obligation of the Company to complete the Merger that the Company receive an opinion from Waller Lansden Dortch & Davis, LLP to the effect that, HR, commencing with the taxable year ended December 31, 2015 through the taxable year ended December 31, 2021, has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current organization and method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code until the effective time of the Merger. It is a condition to the obligation of HR to complete the Merger that HR receive opinions from McDermott Will & Emery LLP to the effect that, (1) the Company has qualified for treatment as a REIT under the Code for its taxable years ended December 31, 2015 through December 31, 2021 and the Company’s organization and current and proposed method of operation will enable it (and following the Merger, the Combined Company) to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2022 and (2) the Company OP has been since its formation, and continues to be, treated for U.S. federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or as a publicly traded partnership.

The opinions of Waller Lansden Dortch & Davis, LLP, on behalf of HR, and McDermott Will & Emery LLP, on behalf of the Company, are subject to customary exceptions, assumptions and qualifications, and will be based on representations made by HR and the Company, respectively, regarding factual matters (including those contained in tax representation letters provided by HR and the Company), and covenants undertaken by HR and the Company relating to the organization and operation of the Combined Company and its subsidiaries.

Neither of the opinions described above will be binding on the IRS or any court. The Combined Company intends to continue to operate in a manner to qualify as a REIT following the Merger, but there is no guarantee and no assurances can be made that the Combined Company will qualify or remain qualified as a REIT. Following the Merger, HR may be contributed to the Company OP such that all of the real property assets of the Combined Company would be consolidated into the Company OP.

Qualification and taxation as a REIT depends upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of stock ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no guarantee or assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

If the Combined Company qualifies as a REIT, it generally will not be subject to federal income and excise taxes on that portion of its ordinary income and net capital gain that it currently distributes to its stockholders. The Combined Company expects to make distributions to its stockholders on a regular basis as necessary to avoid material U.S. federal income tax and to comply with the REIT requirements. See “—Annual Distribution Requirements” below.

However, notwithstanding the foregoing, even if the Combined Company qualifies for taxation as a REIT, it nonetheless may be subject to U.S. federal income tax in certain circumstances, including the following:

•	The Combined Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•

If the Combined Company has (i) net income from the sale or other disposition of “foreclosure property” (generally, property acquired by reason of default on a lease or indebtedness held by it) that is held primarily for sale to customers in the ordinary course of business, or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest regular corporate rate.

•

Any net income that the Combined Company has from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, as described below under “—Subsidiaries and Investments of the Combined Company—Prohibited Transaction Tax”) generally will be subject to a 100% tax.

•

If the Combined Company should fail to satisfy either the 75% or 95% gross income test (as described below under “—Requirements for Qualification as a REIT—Income Tests”), but has nonetheless maintained its qualification as a REIT pursuant to certain relief provisions, it will be subject to a 100% tax on an amount equal to (i) the greater of the amount by which it fails the 75% or 95% gross income test multiplied, in either case, by (ii) a fraction, the numerator of which is the REIT taxable income for the taxable year (determined with certain adjustments) and the denominator of which is the gross income for the taxable year (with certain adjustments).

•

If the Combined Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, then the Combined Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

•

In the event of a more than de minimis failure of any of the asset tests (as described below under “—Requirements for Qualification as a REIT—Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, the Combined Company files a description of each asset that caused such failure with the IRS, and the Combined Company disposes of the assets or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure, the Combined Company will pay a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income from the nonqualifying assets during the period in which it failed to satisfy the asset tests.

•

In the event that the Combined Company fails to satisfy one or more requirements for REIT qualification, other than the Income Tests and the Asset Tests, and such failure is due to reasonable cause and not to willful neglect, it will be required to pay a penalty of $50,000 for each such failure.

•

If the Combined Company acquires any asset from a C corporation in a carryover-basis transaction and it subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which it acquired the asset, then all or a portion of the gain may be subject to federal income tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS.

•	A 100% excise tax may be imposed on transactions between a TRS and the Combined Company or its tenants, including services, that are not conducted on an arm’s length basis.

•

The Combined Company may be required to pay monetary penalties to the IRS in certain circumstances, including if the Combined Company fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders.

•	Income earned by the Combined Company from a TRS or any other subsidiaries that are C corporations generally will be subject to tax at regular corporate income tax rates.

(b) Requirements for Qualification as a REIT

In order for the Combined Company to continue to qualify as a REIT, it must meet and continue to meet the requirements described below relating to its organization, sources of income, nature of assets and distributions of income to its stockholders.

The REIT provisions of the Code apply to a domestic corporation, trust, or association that properly elects to be taxed as a REIT and that also:

1.	is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	would be taxable, but for Sections 856 through 860 of the Code, as a domestic corporation;

4.	is neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	uses a calendar year for U.S. federal income tax purposes and complies with applicable recordkeeping requirements; and

6.	meets the additional requirements described below.

Ownership Tests

In order for the Combined Company to qualify as a REIT, commencing with its second taxable year (i) the beneficial ownership of its stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of a taxable year of less than 12 months) for each of its taxable years and (ii) during the last half of each taxable year, no more than 50% in value of the Combined Company’s stock may be owned, directly or indirectly, by or for five or fewer individuals, or Five or Fewer Test. Stock ownership for purposes of the Five or Fewer Test is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications. The term “individual” for purposes of the Five or Fewer Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A “qualified trust” described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual for purposes of the Five or Fewer Test; rather, stock held by it is treated as owned proportionately by its beneficiaries.

The Combined Company believes that it has satisfied and will continue to satisfy the above ownership requirements. In addition, the Combined Company’s charter restricts ownership and transfers of its stock that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. The Combined Company will be deemed to have satisfied the Five or Fewer Test for a particular taxable year if it has complied with all requirements for ascertaining the ownership of its outstanding stock in that taxable year and has no reason to know that it has violated the Five or Fewer Test.

Income Tests

In order to maintain qualification as a REIT, two gross income requirements must be satisfied annually.

•

First, at least 75% of the Combined Company’s gross income (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business, cancellation of indebtedness income, income from certain hedging transactions and certain foreign currency gains) must be derived from “rents from real property”; “interest on obligations secured by mortgages on real property or on interests in real property”; gain (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business) from the sale or other disposition of, and certain other gross income related to, real property (including interests in real property and in mortgages on real property); and income received or accrued within one year of the receipt of, and attributable to the temporary investment of, “new capital” (any amount received in exchange for stock other than through a dividend reinvestment plan or in a public offering of debt obligations having maturities of at least five years).

•

Second, at least 95% of the Combined Company’s gross income (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business, cancellation of indebtedness income, income from certain hedging transactions and certain foreign currency gains) must be derived from: dividends; interest; “rents from real property”; gain (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business) from the sale or other disposition of, and certain other gross income related to, real property (including interests in real property and in mortgages on real property); and gain from the sale or other disposition of stock and securities.

For an amount received or accrued to qualify for purposes of an applicable gross income test as “rents from real property” or “interest on obligations secured by mortgages on real property or on interests in real property,” the determination of such amount must not depend in whole or in part on the income or profits derived by any person from such property (except that such amount may be based on a fixed percentage or percentages of receipts or sales). In addition, for an amount received or accrued to qualify as “rents from real property,” such amount may not be received or accrued directly or indirectly from a person in which the Combined Company owns directly or indirectly 10% or more of, in the case of a corporation, the total voting power of all voting stock or the total value of all stock, and, in the case of an unincorporated entity, the assets or net profits of such entity (except for certain amounts received or accrued from a TRS in connection with property substantially rented to persons other than a TRS of the Combined Company and other than 10%-or-more owned persons or with respect to certain healthcare and lodging facilities, if certain conditions are met).

In addition, the Combined Company must not manage its properties or furnish or render services to the tenants of its properties, except through an independent contractor from whom the Combined Company derives no income or through a TRS unless (i) the Combined Company is performing services that are usually or customarily furnished or rendered in connection with the rental of space for occupancy only and the services are of the sort that a tax-exempt organization could perform without being considered in receipt of unrelated business taxable income or (ii) the income earned by the Combined Company for other services furnished or rendered by the Combined Company to tenants of a property or for the management or operation of the property does not exceed 1% of the Combined Company’s total income from such property.

If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Generally, this 15% test is applied separately to each lease. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the property that is rented. The determination of what fixtures and other property constitute personal property for U.S. federal income tax purposes is difficult and imprecise. The Combined Company leases and intends to lease property only under circumstances such that substantially all, if not all, rents from such property qualify as “rents from real property.”

The Combined Company may enter into hedging transactions with respect to one or more of its assets or liabilities. The Combined Company’s hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% and 75% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. The Combined Company will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into. The Combined Company intends to structure any hedging or similar transactions so as not to jeopardize its status as a REIT.

If the Combined Company were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if (i) the failure to meet such test or tests was due to reasonable cause and not to willful neglect and (ii) following the identification of the failure to meet these tests, the Combined Company files with the IRS a description of each item of income that fails to meet these tests in a schedule in accordance with Treasury Regulations. It is not possible, however, to know whether the Combined Company would be entitled to the benefit of these relief provisions since the application of the relief provisions is dependent on future facts and circumstances. If these relief provisions were to apply, the Combined Company would be subjected to tax equal to a percentage tax calculated by the ratio of REIT taxable income to gross income with certain adjustments multiplied by the gross income attributable to the greater of the amount by which the Combined Company failed either of the 75% or the 95% gross income tests.

Asset Tests

At the close of each quarter of its taxable year, the Combined Company must also satisfy four tests relating to the nature and diversification of its assets:

1.

At least 75% of the value of the Combined Company’s total assets must consist of real estate assets (including interests in real property and interests in mortgages on real property, debt instruments issued by publicly offered REITs, and its allocable share of real estate assets held by joint ventures or partnerships in which it participates), cash, cash items and government securities;

2.	Not more than 25% of the Combined Company’s total assets may be represented by securities other than those includable in the 75% asset class;

3.	Not more than 20% of the Combined Company’s total assets may be represented by securities of one or more TRS; and

4.

Not more than 25% of the value of the Combined Company’s total assets may be invested in debt instruments issued by publicly offered REITs that do not otherwise qualify as real estate assets under the 75% asset test.

Of the investments included in the 25% asset class, except with respect to a TRS, (i) the value of any one issuer’s securities owned by the Combined Company may not exceed 5% of the value of its total assets and (ii) the Combined Company may not own more than 10% of any one issuer’s outstanding securities by vote or value. For purposes of the 25% asset test, “securities” generally includes debt instruments with some exceptions. However, securities issued by affiliated qualified REIT subsidiaries, or QRSs (as described in “—Subsidiaries and Investments of the Combined Company—Qualified REIT Subsidiaries and Disregarded Entities”), are not subject to the 25% of total assets limit, the 5% of total assets limit or the 10% of a single issuer’s securities limit. Rather the existence of QRS is ignored, and the assets, income, gain, loss and other attributes of the QRS are treated as being owned or generated by the Combined Company for U.S. federal income tax purposes. Additionally, “straight debt” securities and certain other exceptions are not “securities” for purposes of the 10% of a single issuer’s value test. For purposes of the 75% asset test, personal property will be treated as a real estate asset to the extent that rents attributable to such personal property are treated as rents from real property under the REIT gross income tests.

The Combined Company intends to monitor the status of its assets for purposes of the various asset tests and will endeavor to manage its portfolio in order to comply at all times with such tests. If the Combined Company meets the asset tests described above at the close of any quarter, it will not lose its status as a REIT because of a change in value of its assets during a subsequent quarter unless the discrepancy exists immediately after the acquisition of any security or other property that is wholly or partly the result of an acquisition during such quarter. Where a failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of such quarter. The Combined Company maintains adequate records of the value of its assets to maintain compliance with the asset tests and intends, if necessary, to take such action as may be required to cure any failure to satisfy the test within 30 days after the close of any quarter.

Nevertheless, if the Combined Company were unable to cure within the 30-day cure period, it may cure a violation of the 5% asset test or the 10% asset test so long as the value of the assets causing such violation does not exceed the lesser of 1% of the value of its total assets at the end of the relevant quarter and $10.0 million and it disposes of the asset causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the Combined Company’s identification of the failure occurred. For violations due to reasonable cause and not due to willful neglect that are larger than this amount, the Combined Company is permitted to avoid disqualification as a REIT after the 30-day cure period by (i) disposing of an amount of assets sufficient to meet the asset tests, (ii) paying an excise tax equal to the greater of $50,000 or the highest corporate tax rate times the taxable income generated by the non-qualifying asset and (iii) disclosing certain information to the IRS in accordance with Treasury Regulations.

Annual Distribution Requirements

In order to qualify as a REIT, the Combined Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and net capital gain) and (ii) 90% of the net income (after tax on such income), if any, from foreclosure property, minus (b) the sum of certain non-cash income (including, but not limited to, certain imputed rental income, income from transactions inadvertently failing to qualify as like-kind exchanges and income by reason of cancellation of indebtedness). These requirements may be waived by the IRS if the Combined Company establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax described below.

To the extent that the Combined Company does not distribute all of its net capital gain and all of its “REIT taxable income,” it will be subject to U.S. federal tax thereon at regular corporate income tax rates. In addition, the Combined Company will be subject to a 4% excise tax to the extent it fails within a calendar year to make “required distributions” to its stockholders of 85% of its ordinary income for such year, 95% of its capital gain net income for such year, and 100% of the excess, if any, of the “grossed up required distribution” for the preceding calendar year over the amount treated as distributed for such preceding calendar year. For this purpose, the term “grossed up required distribution” for any calendar year is the sum of the taxable income of the Combined Company for the taxable year (without regard to the deduction for dividends paid) and all amounts from earlier years that are not treated as having been distributed under the provision. Dividends declared in the last quarter of the year and paid during the following January will be treated as having been paid and received on December 31 of such earlier year. The Combined Company has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

Under certain circumstances, the Combined Company may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in its deduction for dividends paid for the earlier year. Thus, the Combined Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Combined Company might in certain circumstances remain liable for the 4% excise tax described above.

Like-Kind Exchanges

The Combined Company may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like- kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. However, the Tax Cuts and Jobs Act, or TCJA, limited non-recognition of gain or loss on like-kind exchanges to apply only to exchanges of real property that is not held primarily for sale. The failure of any such transaction to qualify as a like-kind exchange could require the Combined Company to pay U.S. federal income tax, possible including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify as a REIT

If the Combined Company fails to qualify as a REIT and such failure is not an asset test or income test failure subject to the cure provisions described above, the Combined Company generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and the Combined Company pays a penalty of $50,000 with respect to such failure.

If the Combined Company fails to qualify for U.S. federal income tax purposes as a REIT in any taxable year, and the relief provisions were found not to apply, the Combined Company will be subject to tax on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Combined Company failed to qualify would not be deductible by it nor would they be required to be made. Unless entitled to relief under specific statutory provisions, the Combined Company would also be ineligible to elect to be taxed as a REIT for the following four taxable years.

The Combined Company’s qualification as a REIT for U.S. federal income tax purposes will depend on it continuing to meet the various requirements summarized above governing the ownership of its outstanding shares, the nature of its assets, the sources of its income, and the amount of its distributions to its stockholders. Although the Combined Company intends to operate in a manner that will enable it to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable. Failure to qualify for even one year could result in the Combined Company incurring substantial indebtedness (to the extent borrowings were feasible) or liquidating substantial investments in order to pay the resulting taxes.

(c) Subsidiaries and Investments of the Combined Company

Certain of the Combined Company’s investment practices may be subject to special and complex U.S. federal income tax provisions that may affect its ability to qualify as a REIT. The Combined Company intends to monitor its transactions and may make certain tax elections in order to mitigate the effects of these provisions; however, no assurance can be given that the Combined Company will be eligible for any such tax elections or that any elections it makes will fully mitigate the effects of these provisions.

Prohibited Transaction Tax

Any gain realized by the Combined Company on the sale of any property held (other than foreclosure property) as inventory or other property held primarily for sale to customers in the ordinary course of business, including its share of any such gain realized by its subsidiary partnerships and taking into account any related foreign currency gain or loss, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all the facts and circumstances with respect to the particular transaction. However, the Code provides a “safe harbor” pursuant to which sales of properties held for at least two years and meeting certain other requirements will not give rise to prohibited transaction income.

The Combined Company generally intends to hold properties for investment, but it may make sales of properties consistent with its strategic objectives, including in connection with the Asset Transfers. In the future, the Combined Company may make sales at a gain that do not satisfy the safe harbor requirements described above. There can be no assurance that the IRS will not contend that one or more of these sales are subject to the 100% penalty tax. The 100% tax will not apply to gains from the sale of property realized through a TRS or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

Qualified REIT Subsidiaries and Disregarded Entities

If a REIT owns a corporate subsidiary (including an entity which is treated as an association taxable as a corporation for U.S. federal income tax purposes) that is a “qualified REIT subsidiary”, or QRS, or if a REIT owns 100% of the membership interests in a domestic limited liability company or other domestic unincorporated entity that does not elect to be treated as a corporation for U.S. federal income tax purposes, the separate existence of the QRS, limited liability company or other unincorporated entity generally will be disregarded for U.S. federal income tax purposes. Generally, a QRS is a corporation, other than a TRS, all of the stock of which is owned by a REIT (either directly or through other disregarded subsidiaries). A limited liability company or other unincorporated entity 100% owned by a single member that does not elect to be treated as a corporation for U.S. federal income tax purposes (or, in the case of certain foreign entities, such an entity that affirmatively elects not to be treated as a corporation) generally is disregarded as an entity separate from its owner for U.S. federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of the QRS or disregarded entity will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself. To the extent the Combined Company owns a QRS or a disregarded entity, neither will be subject to U.S. federal corporate income taxation, although such entities may be subject to state and local taxation in some states or foreign taxes if they do business or own property outside the United States.

Taxation of Subsidiary Partnerships

The Combined Company holds investments through entities that are classified as partnerships for U.S. federal income tax purposes, including the Company OP. Under the Code, a partnership is generally not subject to U.S. federal income tax, but is required to file a partnership tax return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items and is required to take such items into account in determining the partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale of such partner’s interest in the partnership.

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and, for purposes of the REIT income and asset tests, will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. The Combined Company’s proportionate share of the assets and items of income of any subsidiary partnership, including such partnership’s share of the assets and liabilities and items of income with respect to any partnership or disregarded entity in which it holds an interest, will be treated as the Combined Company’s assets and liabilities and items of income for purposes of applying the REIT asset and income tests. Although the Combined Company intends to continue to control its subsidiary partnerships, it may not always be able to control the activities of a subsidiary partnership and a subsidiary partnership could take an action that could negatively affect the Combined Company’s ability to satisfy the requirements to qualify as a REIT.

If an allocation of partnership income or loss in a partnership agreement does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each subsidiary partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution. Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners. To the extent that any of the Combined Company’s subsidiary partnerships, acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements.

Any gain realized by a subsidiary partnership on the sale of property held by it for more than one year generally will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

U.S. federal income tax audits of partnerships are conducted at the entity level, but unless such entity qualifies for and affirmatively elects an alternative procedure, any adjustments to the amount of tax due (including interest and penalties) will be payable by the entity itself. Under an alternative procedure, if elected, a partnership would issue information returns to persons who were partners in the audited year, who would then be required to take such adjustments into account in calculating their own tax liability, and the partnership would not be liable for the adjustments. If any subsidiary partnership is able to and in fact elects the alternative procedure for a given adjustment, the amount of taxes for which such persons will be liable will be increased by any applicable penalties and a special interest charge. There can be no assurance that any such entities will make such an election for any given adjustment.

Generally, a domestic unincorporated entity with two or more partners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for U.S. federal income tax purposes. Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not derive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that provision. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” If any subsidiary partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. Qualifying income includes real property rents and other types of passive income, and is very similar to the types of income that the Combined Company must generate in order to satisfy the REIT income tests discussed above. The Combined Company intends to operate so that any subsidiary partnerships will satisfy one or more of the exceptions from or safe harbors for public trading, and/or comply with the qualifying income exception, so as to avoid being taxed as a corporation under these rules; however, the Combined Company cannot provide any assurance that any particular subsidiary partnership would not be so treated. Treatment of a subsidiary partnership as a corporation could prevent the Combined Company from qualifying as a REIT. The discussion assumes that the Company OP and any subsidiary partnerships will be treated as a “partnership” for U.S. federal income tax purposes.

Investments in Certain Debt Instruments

The Combined Company has acquired and may continue to acquire mortgage loans, and may acquire other debt investments. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If the Combined Company receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that the Combined Company committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income will be apportioned between the real property and the other collateral, and the Combined Company’s income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property; provided, however, in the case of mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage is qualifying under the 75% asset requirement and interest income that qualifies for purposes of the 75% gross income requirement. For purposes of the preceding sentence, however, the IRS has indicated in published guidance that taxpayers such as the Combined Company do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when it reasonably believes the modification of the loan will substantially reduce a significant risk of default on such loan, and any such modification will not be treated as a prohibited transaction. Even if a loan is not secured by real property, or is under-secured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. To the extent that the Combined Company derives interest income from a mortgage loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower. This limitation does not apply, however, where the borrower leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had the Combined Company earned the income directly.

If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan at the time the Combined Company commits to acquire the loan, or agrees to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes (such fair market value is referred to as the “loan value” of the real property), then a portion of such loan may not be a qualifying real estate asset. Under current law it is not clear how to determine what portion of such a loan will be treated as a qualifying real estate asset. The IRS has stated that it will not challenge a REIT’s treatment of a loan as being in part a real estate asset if the REIT treats the loan as being a real estate asset in an amount that is equal to the lesser of the fair market value of the loan and the greater of the current value of the real property securing the loan, or the loan value of the real property securing the loan.

The application of the REIT provisions of the Code to certain mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property rather than by a direct mortgage of the real property, is not entirely clear. A safe harbor in Revenue Procedure 2003-65 provides that if a mezzanine loan meets certain requirements then it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% income test. However, to the extent that mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, such loans may not be real estate assets and could adversely affect the Combined Company’s REIT qualification if it acquired them. As such, the REIT provisions of the Code may limit the Combined Company’s ability to acquire mortgage, mezzanine or other loans that it might otherwise desire to acquire.

Investments in debt instruments may require recognition of taxable income prior to receipt of cash from such investments and may cause portions of gain to be treated as ordinary income. For example, the Combined

Company may purchase debt instruments at a discount from face value. To the extent the Combined Company purchases any instruments at a discount in connection with their original issuances, the discount will be “original issue discount”, or OID, if it exceeds certain de minimis amounts, which must be accrued on a constant yield method even though the Combined Company may not receive the corresponding cash payment until maturity. To the extent debt instruments are purchased by the Combined Company at a discount after their original issuances, the discount may represent “market discount.” Unlike original issue discount, market discount is not required to be included in income on a constant yield method. However, if the Combined Company sells a debt instrument with market discount, it will be required to treat gain up to an amount equal to the market discount that has accrued while the Combined Company held the debt instrument as ordinary income. Additionally, any principal payments the Combined Company receives in respect of its debt instruments must be treated as ordinary income to the extent of any accrued market discount. If the Combined Company ultimately collects less on a debt instrument than its purchase price and any OID or accrued market discount that it has included in income, there may be limitations on the Combined Company’s ability to use any losses resulting from that debt instrument. The Combined Company may acquire distressed debt instruments that are subsequently modified by agreement with the borrower. Under applicable Treasury Regulations, these modifications may be treated as a taxable event in which the Combined Company exchanges the old debt instrument for a new debt instrument, the value of which may be treated as equal to the face amount of the new debt instrument. Because distressed debt instruments are often acquired at a substantial discount from face value, the difference between the amount realized and the tax basis in the old note could be significant, resulting in significant income without any corresponding receipt of cash. Similarly, if the Combined Company acquires a distressed debt instrument and subsequently forecloses, it could have taxable income to the extent that the fair market value of the property it receives exceeds its tax basis in the debt instrument. Such a scenario could also result in significant taxable income without any receipt of cash. In the event that any debt instruments acquired by the Combined Company are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, the Combined Company may nonetheless be required to continue to recognize the unpaid interest as taxable income.

Investments in Taxable REIT Subsidiaries (TRSs)

The Combined Company owns a subsidiary that has elected to be treated as a TRS for U.S. federal income tax purposes, and may in the future own interests in additional TRSs. A TRS is a corporation in which the Combined Company directly or indirectly owns stock and that jointly elects with the Combined Company to be treated as a TRS. In addition, if any TRS in which the Combined Company holds an interest owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS. A TRS is generally subject to U.S. federal and applicable state, local and foreign income taxes. The taxes owed by a TRS could be substantial. To the extent that any TRS in which the Combined Company holds an interest is required to pay U.S. federal, state, local, or foreign taxes, the cash available for distribution by the Combined Company will be reduced accordingly.

A TRS is permitted to engage in certain kinds of activities that cannot be performed directly by the Combined Company without jeopardizing its qualification as a REIT. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a health care or lodging facility or, generally, provides rights to any brand name under which any health care or lodging facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a health care facility or a lodging facility if such rights are held by the TRS as a franchisee, licensee or in a similar capacity and such health care facility or lodging facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified health care property or a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit or similar instrument enabling it to do so. Additionally, a TRS will not be considered to operate or manage a qualified health care property or qualified lodging facility if it employs individuals working at such property or facility located outside of the United States, but only if an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. An “eligible independent contractor” is, generally, with respect to any qualified health care property or qualified lodging facility, any independent contractor (as defined in section 856(d)(3) of the Code) if, at the time such contractor enters into a management agreement or other similar service contract with the TRS to operate such qualified health care property or qualified lodging facility, such contractor (or any related person) is actively engaged in the trade or business of operating qualified health care properties or qualified lodging facilities, respectively, for any person who is not a related person with respect to the parent REIT or the TRS. Certain payments made by any TRS to the Combined Company may not be deductible by the TRS (which could materially increase the TRS’s taxable income). In addition, the Combined Company will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under the Code in order to more clearly reflect the income of the TRS. Finally, the Combined Company will be subject to a 100% tax on “redetermined TRS service income” in respect of amounts imputed to a TRS as a result of redetermining or reallocating income among related or commonly controlled entities (e.g., amounts paid to a TRS for services it renders to or on behalf of the Combined Company).

(d) Taxation of U.S. Stockholders

For purposes of this discussion, a “U.S. Stockholder” is a holder of shares of stock who, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation or other entity classified as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Code, has the authority to control all of the trust’s substantial decisions.

Distributions

So long as the Combined Company qualifies for taxation as a REIT, distributions on shares of its stock made to U.S. Stockholders out of the current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain dividends) will be includable as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for corporate U.S. Stockholders. Additionally, ordinary dividends will generally not qualify as qualified dividend income, which, for individuals, trusts and estates, is taxed as net capital gain. The TCJA created a deduction, currently effective until December 31, 2025, for individuals, trusts and estates who receive domestic qualified business income from pass-through entities. The deduction specifically includes ordinary dividends distributed by a REIT (that are not designated as a capital gain dividend or as qualified dividend income), subject to certain holding period requirements, and ultimately lowers the maximum effective federal income tax rate on such received dividends to 29.6%. In addition, the deduction for ordinary REIT dividends is not subject to the wage and tax basis limitations applicable to the deduction for other qualifying pass-through income.

Any distribution declared by the Combined Company in October, November or December of any year on a specified date in any such month shall be treated as both paid by the Combined Company and received by its stockholders on December 31 of that year, provided that the distribution is actually paid no later than January 31 of the following year.

Distributions made in excess of accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. Stockholder’s basis and will reduce the basis of the U.S. Stockholder’s shares of Combined Company Common Stock. Any distributions in excess of accumulated earnings and profits and in excess of a U.S. Stockholder’s basis in the U.S. Stockholder’s shares of Combined Company Common Stock will be treated as gain from the sale of the shares of Combined Company Common Stock (see “—Taxation of U.S. Stockholders—Disposition of Combined Company Common Stock” below).

Capital Gains Dividends

Distributions to U.S. Stockholders that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Combined Company’s actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder held the shares of Combined Company Common Stock. However, a corporate U.S. Stockholder, may be required to treat a portion of some capital gain dividends as ordinary income. In addition, U.S. Stockholders may be required to treat a portion of a capital gain dividend as “unrecaptured Section 1250 gain,” taxable at a maximum rate of 25% for individuals, if the Combined Company incurs such gain.

If the Combined Company elects to retain and pay income tax on any net long-term capital gain, each of its U.S. Stockholders would include in income, as long-term capital gain, its proportionate share of this net long-term capital gain. Each U.S. Stockholder would also receive a refundable tax credit for its proportionate share of the tax paid by the Combined Company on such retained capital gains and would have an increase in the basis of its shares of Combined Company Common Stock in an amount equal to its includable capital gains less its share of the tax deemed paid. The aggregate amount of dividends designated by the Combined Company as capital gains dividends with respect to distributions in a year is limited to the actual dividends paid with respect to such year.

Disposition of Combined Company Common Stock

Upon any taxable sale or other disposition of any shares of Combined Company Common Stock, a U.S. Stockholder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Stockholder’s adjusted tax basis in these shares of Combined Company Common Stock. This gain will be capital gain if the U.S. Stockholder held these shares of stock as a capital asset. All or a portion of any loss realized upon a taxable disposition of shares of Combined Company Common Stock may be disallowed if other shares of Combined Company Common Stock (or stocks or securities which are “substantially identical” to its Common Stock) are purchased within 30 days before or after the disposition.

3.8% Tax on Net Investment Income

Certain U.S. Stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% tax on certain “net investment income,” including dividends on shares of Combined Company Common Stock and capital gains from the sale or other disposition of shares of Combined Company Common Stock. U.S. Stockholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this Medicare tax on their ownership and disposition of Combined Company Common Stock.

(e) Taxation of Tax-Exempt Stockholders

Tax-exempt entities are generally exempt from U.S. federal income taxation. However, they are subject to U.S. federal income taxation on their unrelated business taxable income, or UBTI. Distributions made by the Combined Company to a U.S. Stockholder that is a tax-exempt entity (such as an individual retirement account (“IRA”) or a 401(k) plan) generally should not constitute UBTI, unless such tax-exempt U.S. Stockholder has financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code, or the shares are otherwise used in an unrelated trade or business conducted by such U.S. Stockholder. Where such income from an investment in the Combined Company may constitute UBTI for a tax-exempt U.S. Stockholder and such stockholder reports more than one unrelated trade or business, the tax- exempt U.S. Stockholder will be required to separately calculate UBTI for each trade or business.

However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in the Combined Company will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. Such tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Special rules apply to certain tax-exempt pension funds (including 401(k) plans but excluding IRAs or government pension plans) that own more than 10% (measured by value) of a “pension-held REIT.” Such a pension fund may be required to treat a certain percentage of all dividends received from the REIT during the year as UBTI. The percentage is equal to the ratio of the REIT’s gross income (less direct expenses related thereto) derived from the conduct of unrelated trades or businesses determined as if the REIT were a tax-exempt pension fund (including income from activities financed with “acquisition indebtedness”), to the REIT’s gross income (less direct expenses related thereto) from all sources. The special rules will not require a pension fund to recharacterize a portion of its dividends as UBTI unless the percentage computed is at least 5%.

A REIT will be treated as a “pension-held REIT” if the REIT is predominantly held by tax-exempt pension funds and if the REIT would otherwise fail to satisfy the Five or Fewer Test discussed above. A REIT is predominantly held by tax-exempt pension funds if at least one tax-exempt pension fund holds more than 25% (measured by value) of the REIT’s stock or beneficial interests, or if one or more tax-exempt pension funds (each of which owns more than 10% (measured by value) of the REIT’s stock or beneficial interests) own in the aggregate more than 50% (measured by value) of the REIT’s stock or beneficial interests. The Combined Company believes that it will not be treated as a pension-held REIT. However, because the shares of the Combined Company will be publicly traded, no assurance can be given that the Combined Company is not or will not become a pension-held REIT.

(f) Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of stockholders that are not U.S. Stockholders, such as nonresident alien individuals, foreign corporations, and foreign trusts and estates, or Non-U.S. Stockholders, are complex, and the following discussion is intended only as a summary of such rules. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state, and local income tax laws on an investment in Combined Company Common Stock, including any reporting requirements.

Distributions Not Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

Distributions made by the Combined Company to Non-U.S. Stockholders that are not attributable to gain from the sale or exchange by the Combined Company of United States real property interests, or USRPI, and that are not designated by the Combined Company as capital gain dividends will be treated as ordinary income dividends to Non-U.S. Stockholders to the extent made out of current or accumulated earnings and profits of the Combined Company. Generally, such ordinary income dividends will be subject to U.S. withholding tax at the rate of 30% on the gross amount of the dividend paid unless reduced or eliminated by an applicable U.S. income tax treaty. The Combined Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Stockholder unless a lower treaty rate applies and the Non-U.S. Stockholder has delivered a properly completed and executed IRS Form W-8BEN or W-8BEN-E to the Combined Company, certifying the Non-U.S. Stockholder’s entitlement to treaty benefits.

Distributions made by the Combined Company to Non-U.S. Stockholders in excess of its current and accumulated earnings and profits to a Non-U.S. Stockholder who holds 10% or less of the stock of the Combined Company (after application of certain ownership rules) generally will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the Combined Company’s current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to a dividend distribution. However, the Non-U.S. Stockholder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of the Combined Company’s then current and accumulated earnings and profits by filing a U.S. federal income tax return.

Distributions Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

So long as the Combined Company Common Stock continues to be regularly traded on an established securities market, such as the NYSE, located in the United States, distributions to a Non-U.S. Stockholder holding 10% or less at all times during the one-year period ending on the date of the distribution will not be treated as attributable to gain from the sale or exchange of a USRPI. See, “—Distributions Not Attributable to Gain from the Sale or Exchange of a United States Real Property Interest” above.

Distributions made by the Combined Company to Non-U.S. Stockholders that are attributable to gain from the sale or exchange by the Combined Company of any USRPI will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions. Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains “effectively connected” with a U.S. trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a corporate Non-U.S. Stockholder that is not entitled to a treaty exemption. The Combined Company is required to withhold 21% of any distribution that is attributable to gain from the sale or exchange by the Combined Company of any USRPI, whether or not designated by the Combined Company as a capital gains dividend. Such amount is creditable against the Non-U.S. Stockholder’s FIRPTA tax liability.

Distributions made by the Combined Company to a Non-U.S. Stockholder that is a “qualified foreign pension fund” or that is an entity wholly-owned by a qualified foreign pension fund will not be subject to the FIRPTA provisions. A qualified foreign pension fund is a trust, corporation or other organization or arrangement created under a foreign jurisdiction, established to provide retirement or pension benefits to employees, subject to certain regulatory oversight and tax benefits and of which, no single participant or beneficiary has more than a 5% right to its assets or income.

Sale or Disposition of Stock of the Combined Company

Generally, gain recognized by a Non-U.S. Stockholder upon the sale or exchange of Combined Company Common Stock will not be subject to U.S. taxation unless such stock constitutes a USRPI within the meaning of the FIRPTA. If a Non-U.S. Stockholder is a qualified foreign pension fund or an entity wholly-owned by a qualified foreign pension fund, it will not be subject to the FIRPTA provisions. See “—Distributions Attributable to Gain from the Sale or Exchange of a United States Real Property Interest” above.

The Combined Company Common Stock will not constitute a USRPI so long as the Combined Company is a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock or beneficial interests are held directly or indirectly by foreign persons. Since the Combined Company is publicly traded on an established securities market, it may assume that a less than 5% stockholder is not a foreign person for purposes of this test unless it has actual knowledge that such stockholder is a foreign person. The Combined Company believes that it will be a “domestically controlled REIT,” and therefore that the sale of Combined Company Common Stock generally will not be subject to taxation under FIRPTA. However, because Combined Company Common Stock is publicly traded, no assurance can be given that the Combined Company is or will continue to be a “domestically controlled REIT.”

If the Combined Company does not constitute a “domestically controlled REIT,” gain arising from the sale or exchange by a Non-U.S. Stockholder of Combined Company Common Stock would be subject to United States taxation under FIRPTA as a sale of a USRPI unless (i) the Combined Company Common Stock is regularly traded on an established securities market, such as the NYSE, located in the United States and (ii) the selling Non-U.S. Stockholder’s interest (after application of certain constructive ownership rules) in the Combined Company is 10% or less at all times during the five years preceding the sale or exchange. If gain on the sale or exchange of Combined Company Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of corporate Non-U.S. Stockholders), and the purchaser of Combined Company Common Stock (including the Combined Company) would be required to withhold and remit to the IRS 15% of the purchase price. Additionally, in such case, distributions on Combined Company Common Stock to the extent they represent a return of capital or capital gain from the sale of Combined Company Common Stock, rather than dividends, would be subject to a 15% withholding tax.

Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Stockholder in two cases:

•

if the Non-U.S. Stockholder’s investment in the Combined Company Common Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Stockholder, the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain; or

•

if the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to the same treatment as a U.S. Stockholder with respect to such gain.

Foreign Account Tax Compliance Act

The Combined Company generally will be required to withhold at a rate of 30% on dividends with respect to the Combined Company Common Stock held by or through certain foreign financial institutions (including investment funds), unless such financial institution (1) enters into a compliance agreement with the IRS, whereby it will agree to report, on an annual basis, certain information with respect to shares in the financial institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) is otherwise deemed compliant or specifically excluded from the requirements under the Code. Likewise, dividends with respect to the Combined Company Common Stock held by a non-financial non-U.S. entity generally will be subject to 30% withholding unless such non-financial non-U.S. entity (1) certifies to the Combined Company either that (A) the non-financial non-U.S. entity does not have a “substantial United States owner” or (B) provides the Combined Company with the name, address and U.S. taxpayer identification number of each substantial U.S. owner and (2) the Combined Company does not know or have reason to know that the certification or information provided regarding substantial U.S. owners is incorrect. While current Treasury Regulations would also require withholding on gross proceeds from the sale of the Combined Company Common Stock in addition to the payment of dividends, the IRS and the U.S. Treasury Department have issued proposed Treasury Regulations (upon which taxpayers are permitted to rely) that eliminate such withholding requirement. The Combined Company will not pay any additional amounts to any stockholders in respect of any amounts withheld.

(g) Information Reporting Requirements and Backup Withholding Tax

The Combined Company will report to its U.S. Stockholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding, currently at a rate of 24%, on dividends paid unless such U.S. Stockholder:

•	is a corporation or falls within certain other exempt categories and, when required, can demonstrate this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

A U.S. Stockholder who does not provide the Combined Company with the stockholder’s correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Stockholder’s federal income tax liability. In addition, the Combined Company may be required to withhold a portion of any capital gain distributions made to U.S. Stockholders who fail to certify their non-foreign status to the Combined Company. The Combined Company is also subject to certain recordkeeping requirements whereby it must request on an annual basis information from certain stockholders designed to disclose the actual ownership of its outstanding stock in order to avoid monetary penalty.

Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders, and Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

(h) State and Local Taxes

The Combined Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Combined Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the stock of the Combined Company.

(i) Legislative Changes or other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to the Combined Company and its stockholders may be enacted. Changes to the U.S. federal tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in shares of Combined Company Common Stock.

THE COMPANY SPECIAL MEETING

This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from the Company stockholders for use at the Company Special Meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to the Company stockholders on or about June 15, 2022.

Date, Time, Place and Purpose of the Company Special Meeting

The special meeting of the Company stockholders will be held in a virtual-only format on July 15, 2022 at 10:00 a.m., Pacific Time. The Company Special Meeting is being held to consider and vote upon the following matters:

•	a proposal to approve the issuance of shares of Company Common Stock in connection with the Merger, which we refer to as the Company Issuance Proposal;

•

a proposal to approve, in a non-binding advisory vote, the “golden parachute” compensation that may become vested and payable to the Company’s named executive officers in connection with the Merger, which we refer to as the Company Golden Parachute Proposal; and

•

a proposal to approve one or more adjournments of the Company Special Meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the issuance of shares of Company Common Stock in the Merger, which we refer to as the Company Adjournment Proposal.

This joint proxy statement/prospectus also contains information regarding the HR Special Meeting, including the items of business for that special meeting. The Company stockholders are not voting on the proposals to be voted on at the HR Special Meeting.

Recommendation of the Company Board of Directors

The Company Board has unanimously (a) determined that the Merger Agreement and the Merger, including the issuance of shares of Company Common Stock in connection with the Merger, are advisable and in the best interests of Company, (b) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (c) subject to the terms of the Merger Agreement, resolved to recommend approval of the issuance of shares of Company Common Stock in connection with the Merger by the Company stockholders and that such approval be submitted for consideration at the Company Special Meeting. The Company Board unanimously recommends that the Company stockholders vote ‘FOR” the Company Issuance Proposal, “FOR” the Company Golden Parachute Proposal and “FOR” the Company Adjournment Proposal. For the reasons for this recommendation, see “The Merger—The Company’s Reasons for the Merger; Recommendation of the Company Board” beginning on page 50.

Company Record Date; Who Can Vote at the Company Special Meeting

Only holders of record of shares of Company Common Stock at the close of business on June 10, 2022, the Company’s record date for the Company Special Meeting, are entitled to notice of, and to vote at, the Company Special Meeting and any adjournment of the Company Special Meeting. As of May 31, 2022, there were 229,073,594 shares of Company Common Stock outstanding, held by approximately 1,878 holders of record. Each share of Company Common Stock owned on the Company’s record date is entitled to one vote on each proposal to be voted on at the Company Special Meeting.

The Company is commencing solicitation of proxies on or about June 10, 2022, which is the record date for the Company Special Meeting. The Company will continue to solicit proxies until July 15, 2022, the date of the Company Special Meeting. The Company stockholders of record on June 10, 2022 who have not received this joint proxy statement/prospectus prior to that date will receive a joint proxy statement/prospectus and have the opportunity to vote on the matters described in the joint proxy statement/prospectus. Proxies delivered prior to the record date will be valid and effective so long as the stockholder providing the proxy is a stockholder of the Company on the record date. If you are not a holder of record of the Company on the record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy or the number of shares you own as of the date of the Company Special Meeting. Proxies received from persons who are not holders of record on the record date will not be effective.

Shares Held in “Street Name”

If the Company stockholders hold shares of Company Common Stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee.

If the Company stockholders hold shares of Company Common Stock in an account of a broker or other nominee and attend the Company Special Meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such shares of Company Common Stock and authorizing them to vote.

If the Company stockholders hold their shares in “street name” and they fail to provide their broker or other nominee with any instructions regarding how to vote their shares of Company Common Stock, such shares held by brokers and other nominees will NOT be voted, and will NOT be present for purposes of determining a quorum.

Abstentions and Broker Non-Votes

If you are a Company stockholder and do not vote or instruct your broker, bank, or nominee on how to vote your shares of Company Common Stock, your broker may not vote your shares on the Company Issuance Proposal, the Company Golden Parachute Proposal or the Company Adjournment Proposal and your shares will not be deemed to be represented at the Company Special Meeting. This will have the same effect as a vote “AGAINST” the Company Issuance Proposal, but it will have no effect on the Company Golden Parachute Proposal and the Company Adjournment Proposal.

If you are a Company stockholder and abstain from voting, it will have the same effect as a vote “AGAINST” the Company Issuance Proposal, but it will have no effect on the Company Golden Parachute Proposal or the Company Adjournment Proposal.

Required Vote; Quorum

Approval of the Company Issuance Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the proposal.

Approval of the Company Golden Parachute Proposal and the Company Adjournment Proposal require the vote of a majority of the votes cast by the holders of shares of Company Common Stock represented at the Company Special Meeting, assuming a quorum is present. If a quorum is not present, the chair of the Company Special Meeting may adjourn the meeting.

Regardless of the number of shares of Company Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or vote by phone or Internet.

The Company Bylaws provide that the presence in person (which includes presence by means of remote communication at a virtual meeting) or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at the Company Special Meeting for purposes of determining whether a quorum is present.

Manner of Submitting Proxy

The Company stockholders may vote for or against each of the proposals submitted at the Company Special Meeting in person (which consists of presence by means of remote communication at a virtual meeting) or by proxy, or may abstain.

The Company stockholders that have registered their shares of Company Common Stock directly in their name with Company’s transfer agent, Computershare Inc., are considered the stockholder of record with respect to those shares and may instruct the proxy holders named in the proxy card how to vote their shares of Company Common Stock in one of the following ways:

Internet. The Company stockholders may submit a proxy over the Internet by going to www.proxyvote.com. Once at the website, they should follow the instructions to submit a proxy.

Telephone. The Company stockholders may submit a proxy using the toll-free number at (855) 305-0857 and follow the recorded instructions. The Company stockholders will be asked to provide the control number from the enclosed proxy card.

Mail. The Company stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

The internet and telephone proxy submission procedures are designed to authenticate the Company stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m., Eastern Time, on July 14, 2022.

The Company stockholders should additionally refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.

The method by which the Company stockholders submit a proxy will in no way limit their right to vote at the Company Special Meeting if they later decide to attend the Company Special Meeting and vote at the meeting. If shares of Company Common Stock are held in the name of a broker or other nominee, the Company stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at the Company Special Meeting.

All shares of Company Common Stock entitled to vote and represented by properly completed proxies received prior to the Company Special Meeting, and not revoked, will be voted at the Company Special Meeting as instructed on the proxies. If the Company stockholders of record return properly executed proxies but do not indicate how their shares of Company Common Stock should be voted on a proposal, the shares of Company Common Stock represented by their properly executed proxy will be voted as the Company Board recommends and, therefore, “FOR” the Company Issuance Proposal, “FOR” the Company Golden Parachute Proposal and “FOR” the Company Adjournment Proposal. If you do not provide voting instructions to your broker or other nominee, your shares of Company Common Stock will NOT be voted and will be considered broker non-votes.

Revocation of Proxies or Voting Instructions

The Company stockholders may revoke their proxy at any time prior to its use by (a) delivering a written notice of revocation to the Company’s Secretary at Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, (b) filing a duly executed proxy bearing a later date with the Company, or (c) attending and voting at the Company Special Meeting. If your shares of Company Common Stock are held by a broker, bank or any other persons holding shares of Company Common Stock on your behalf, you must contact that institution to revoke a previously authorized proxy.

Tabulation of Votes

The Company will appoint an inspector of election for the Company Special Meeting to determine whether a quorum is present and tabulate the affirmative and negative votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

The solicitation of proxies from the Company stockholders is made on behalf of the Company Board. The Company will pay the cost of soliciting proxies from the Company stockholders. The Company has engaged Okapi to assist in the solicitation of proxies for the Company Special Meeting and the Company estimates it will pay Okapi a fee of approximately $50,000 plus $15,000 upon successful conclusion of the solicitation. The Company has also agreed to reimburse Okapi for costs and expenses incurred in connection with the proxy solicitation and to indemnify Okapi against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation materials, the Company’s directors or officers, and employees of the Company may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to the Company’s directors or officers, or to employees of the Company for such services.

In accordance with the regulations of the SEC and NYSE, the Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Company Common Stock.

Questions and Assistance Voting Shares of Company Common Stock

The Company stockholders should call Okapi if they have any questions or need assistance in voting their shares. The Company stockholders may call Okapi toll-free at (855) 305-0857. Banks and brokers may call Okapi collect at (212) 297-0720.

PROPOSALS SUBMITTED TO THE COMPANY STOCKHOLDERS

Company Issuance Proposal

(Proposal 1 on the Company Proxy Card)

The Company stockholders are asked to approve the issuance of shares of Company Common Stock in connection with the Merger. For a summary and detailed information regarding this proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 37 and “The Merger Agreement” beginning on page 96. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the Merger Agreement, approval of the Company Issuance Proposal is a condition to the closing of the Merger. If the Company Issuance Proposal is not approved, the Merger will not be completed.

The Company is requesting that the Company stockholders approve the issuance of shares of Company Common Stock in connection with the Merger. Approval of the Company Issuance Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the proposal. Abstentions will have the effect of a vote against this proposal, but will be present for purposes of a quorum.

Recommendation of the Company Board of Directors

The Company Board unanimously recommends that the Company stockholders vote “FOR” the Company Issuance Proposal.

Company Golden Parachute Proposal

(Proposal 2 on the Company Proxy Card)

The Company stockholders are being provided with the opportunity to cast a nonbinding advisory vote with respect to certain payments that may be made to the Company’s named executive officers in connection with the Merger, or “golden parachute” compensation, as reported on the Golden Parachute Compensation table on page 78.

Accordingly, the Company is seeking approval of the following resolution at the Company Special Meeting:

RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, as disclosed in the table in the section of the joint proxy statement/prospectus entitled “The Merger—Interests of the Company Directors and Executive Officers in the Merger—Golden Parachute Compensation”, including the associated narrative discussion, is hereby “APPROVED”.

The vote on this proposal is a vote separate and apart from the vote on the Company Issuance Proposal and the Company Adjournment Proposal. Accordingly, you may vote “FOR” either or both of the Company Issuance Proposal and the Company Adjournment Proposal and vote “AGAINST” or “ABSTAIN” for this non-binding advisory proposal regarding “golden parachute” compensation (and vice versa).

Because your vote is advisory, it will not be binding upon the Company, the Company Board, the Company Board’s compensation committee or any affiliate of the Company. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Company Issuance Proposal is adopted by the stockholders and the Merger is completed, the “golden parachute” compensation will still be paid to the Company’s named executive officers to the extent payable in accordance with the terms of such compensation.

Approval of the Company Golden Parachute Proposal requires the vote of a majority of the votes cast by the holders of shares of Company Common Stock represented at the Company Special Meeting, assuming a quorum is present.

Recommendation of the Company Board of Directors

The Board recommends that you vote “FOR” approval of the non-binding advisory proposal regarding “golden parachute” compensation.

Company Adjournment Proposal

(Proposal 3 on the Company Proxy Card)

The Company stockholders are being asked to approve a proposal that will give the Company Board the authority to adjourn the Company Special Meeting one or more times to another date, time, place, or format, if necessary or appropriate, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the Company Issuance Proposal.

If at the Company Special Meeting, the number of shares of Company Common Stock present in person or represented by proxy and voting in favor of the Company Issuance Proposal is insufficient to approve such proposal, the Company intends to move to adjourn the Company Special Meeting in order to enable the Company Board to solicit additional proxies for approval of the Company Issuance Proposal.

The Company is asking the Company stockholders to approve one or more adjournments of the Company Special Meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the Company Issuance Proposal. Approval of the Company Adjournment Proposal requires the vote of a majority of the votes cast by the holders of shares of Company Common Stock represented at the Company Special Meeting, assuming a quorum is present. If a quorum is not present, the chair of the Company Special Meeting may adjourn the meeting.

Recommendation of the Company Board of Directors

The Company Board unanimously recommends that the Company stockholders vote “FOR” the Company Adjournment Proposal.

Other Business

No business may be brought before the Company Special Meeting except as set forth in the notice.

THE HR SPECIAL MEETING

Date, Time and Place

The HR Special Meeting will be held at the executive offices of HR at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, at 12:00 p.m., Central Time, on July 15, 2022.

Purpose of the HR Special Meeting

At the HR Special Meeting, HR stockholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the Merger (HR Proposal 1), or the HR Merger Proposal; and

•

a proposal to approve the adjournment of the HR Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of HR Proposal 1 if there are insufficient votes at the time of such adjournment to approve HR Proposal 1 (HR Proposal 2), or the HR Adjournment Proposal.

Recommendation of the HR Board

The HR Board has unanimously approved the Merger and the Merger Agreement and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interests of HR.

The HR Board unanimously recommends that holders of shares of HR Common Stock vote “FOR” the approval of the Merger (HR Proposal 1) and “FOR” the approval of the adjournment of the HR Special Meeting (HR Proposal 2).

HR Record Date; Stock Entitled to Vote

Only holders of record of shares of HR Common Stock at the close of business on June 10, 2022, the record date fixed by the HR Board for the HR Special Meeting, will be entitled to notice of, and to vote at, the HR Special Meeting or any postponements or adjournments thereof. You may cast one vote for each share of HR Common Stock that you owned on the record date.

As of May 31, 2022, there were approximately 151,632,308 shares of HR Common Stock outstanding and entitled to vote at the HR Special Meeting.

As of May 31, 2022, approximately 1.0% of the outstanding shares of HR Common Stock were held by HR directors and executive officers and their respective affiliates. HR currently expects that the directors and executive officers of HR will vote their shares in favor of the proposal to approve the Merger, although none has entered into any agreements obligating them to do so.

Quorum

Stockholders who hold a majority of the shares of HR Common Stock issued and outstanding on the record date must be present or represented by proxy to constitute a quorum at the HR Special Meeting. All shares of HR Common Stock represented at the HR Special Meeting, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum at the HR Special Meeting.

Required Vote

The HR Merger Proposal (HR Proposal 1) requires the affirmative vote of the holders of two-thirds of the outstanding shares of HR Common Stock. The HR Adjournment Proposal (HR Proposal 2) requires the affirmative vote of a majority of the votes cast on the matter by the holders of shares of HR Common Stock represented, in person or by proxy, at the HR Special Meeting, assuming a quorum is present.

Abstentions and Failures to Vote

If you are an HR stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting, it will have the same effect as a vote against the HR Merger Proposal and will have no effect on the HR Adjournment Proposal, assuming a quorum is present.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to HR or by voting in person at the HR Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers, banks and nominees who hold shares of HR Common Stock on behalf of their customers may not give a proxy to HR to vote those shares without specific instructions from their customers.

If you are an HR stockholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the same effect as a vote against the proposal to approve the Merger.

Voting of Proxies

By mail:

A proxy card is enclosed for your use. HR requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

By Internet or telephone:

•

By Internet. You may authorize a proxy to vote your shares via the Internet by going to the website address found on your proxy card (www.proxypush.com/hr) and following the instructions provided. Internet proxy authorization is available 24 hours per day until 11:59 p.m., local time, on July 14, 2022. Please have your proxy card/voting instruction form available when you access (www.proxyvote.com). You will be given the opportunity to confirm that your voting instructions have been properly submitted. If you are a beneficial owner, your broker may provide additional instructions to you regarding voting your shares through the Internet. IF YOU AUTHORIZE A PROXY VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

By Telephone. You also have the option to authorize a proxy to vote your shares by telephone by calling the toll-free number listed on your proxy card (1-866-883-3382). Telephone proxy authorization is available 24 hours per day until 11:59 p.m., local time, on July 14, 2022. When you call, please have your proxy card/voting instruction form in hand, and you will receive a series of voice instructions which will allow you to authorize a proxy to vote your shares of HR Common Stock. You will be given the opportunity to confirm that your instructions have been properly recorded. If you are a beneficial owner, your broker may provide additional instructions to you regarding voting your shares by telephone. IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

When the accompanying proxy is returned properly executed, the shares of HR Common Stock represented by it will be voted at the HR Special Meeting or any postponement or adjournment thereof in accordance with the instructions contained in the proxy.

If a proxy is signed and returned without an indication as to how the shares of HR Common Stock represented by the proxy are to be voted with regard to a particular proposal, the shares of HR Common Stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, the management of HR has no knowledge of any business that will be presented for consideration at the HR Special Meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of HR. In accordance with the charter and bylaws of HR and Maryland law, business transacted at the HR Special Meeting will be limited to those matters set forth in such notice.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the HR Special Meeting in person.

Revocability of Proxies or Voting Instructions

If you are a holder of record of shares of HR Common Stock on the record date for the HR Special Meeting, you have the power to revoke your proxy at any time before your proxy is voted at the HR Special Meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can submit a new, valid proxy card bearing a later date; or

•

you can attend the HR Special Meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose the first method, your notice of revocation must be received by the Secretary of HR at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 no later than the beginning of the HR Special Meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Plan participants who wish to revoke their voting instructions must contact the applicable plan trustee and follow its procedures.

Solicitation of Proxies

In accordance with the Merger Agreement, the cost of proxy solicitation for the HR Special Meeting will be borne by HR. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of HR, without additional remuneration, by personal interview, telephone, facsimile or otherwise. HR will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. HR has retained Innisfree to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $60,000 plus reasonable expenses for these services.

PROPOSALS SUBMITTED TO HR STOCKHOLDERS

HR Proposal 1: Approval of the Merger

HR is asking its stockholders to approve the Merger. For a detailed discussion of the terms and conditions of the Merger and the Merger Agreement, see “The Merger” beginning on page 37 and “The Merger Agreement” beginning on page 96. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. As discussed in the section entitled “The Merger—HR’s Reasons for the Merger; Recommendations of the HR Board,” after careful consideration, the HR Board, unanimously approved the Merger and the Merger Agreement and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interests of HR.

Required Vote

Approval of the HR Merger Proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of HR Common Stock. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote against the HR Merger Proposal.

The HR Board unanimously recommends that HR stockholders vote “FOR” the approval of the Merger.

HR Proposal 2: Adjournment of the HR Special Meeting

HR stockholders are being asked to approve the adjournment of the HR Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of HR Proposal 1 if there are insufficient votes at the time of such adjournment to approve HR Proposal 1.

If, at the HR Special Meeting, the number of shares of HR Common Stock present or represented and voting in favor of the proposals is insufficient to approve HR Proposal 1, HR may move to adjourn the HR Special Meeting in order to enable the HR Board to solicit additional proxies for approval of HR Proposal 1.

HR is asking its stockholders to authorize the holder of any proxy solicited by the HR Board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the HR Special Meeting to another time and place for the purpose of soliciting additional proxies. If HR stockholders approve this proposal, HR could adjourn the HR Special Meeting and any adjourned session of the HR Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from HR stockholders who have previously voted.

Required Vote

The approval of the adjournment of the HR Special Meeting requires the vote of a majority of the votes cast on the matter by the holders of shares of HR Common Stock represented, in person or by proxy, at the HR Special Meeting, assuming a quorum is present.

The HR Board unanimously recommends that HR stockholders vote “FOR” the approval of an adjournment of the HR Special Meeting.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements and notes thereto present the unaudited pro forma condensed consolidated balance sheet as of March 31, 2022, and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2022, and the year ended December 31, 2021. The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, in order to give effect to the Pro Forma Transactions (as defined and described below) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. As used herein, the term “HR” means Healthcare Realty Trust Incorporated and its consolidated subsidiaries, and the term “Company” means Healthcare Trust of America, Inc. and its consolidated subsidiaries (including the Company OP), as the context requires. The term “Company OP” means Healthcare Trust of America Holdings, LP.

On February 28, 2022, the Company and HR announced that they agreed to enter into a strategic business combination in accordance with the terms of the Merger Agreement among the Company, HR, the Company OP, and Merger Sub. Pursuant to the Merger Agreement, the Company will enter into a combination with HR through a merger of Merger Sub, a direct, wholly-owned subsidiary of the Company, with and into HR, with HR surviving the Merger as the surviving entity and a direct, wholly-owned subsidiary of the Company. If the Merger is completed pursuant to the Merger Agreement, each share of HR Common Stock outstanding immediately prior to the closing of the Merger will convert into the right to receive 1.00, which we refer to as the Exchange Ratio, newly-issued share of Company Common Stock. Contingent on the closing of the Merger, the holders of shares of Company Common Stock issued and outstanding on the last business day prior to the closing date of the Merger will receive the Special Distribution in the amount of $4.82 in cash per share of Company Common Stock held on such date. The Company and HR expect that the Special Distribution will be funded with a combination of capital contributed by one or more newly formed joint ventures and proceeds from asset sales. The Company and HR are in discussions with multiple potential joint venture partners and asset purchasers and expect to contribute certain Company properties into one or more joint ventures. However, the terms of any such potential joint ventures or asset sales are not yet known or probable and, therefore, these unaudited pro forma condensed consolidated financial statements reflect the payment of the Special Distribution being funded with proceeds from the debt financing described in note 4 to these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements present the financial condition and results of operations of the Combined Company, after giving effect to the Merger, and have been prepared by applying the acquisition method of accounting under ASC 805. It is anticipated that the Merger will be considered a reverse acquisition, with HR considered as the accounting acquirer even though the Company will be the issuer of equity interests in connection with the Merger. HR was identified as the accounting acquirer after consideration of various indicators outlined in the guidance as they apply to the specific facts and circumstances of the Merger. The strongest factors supporting the treatment of HR as the accounting acquirer include that the executive team of the Combined Company will be comprised of current HR senior management (with none of the current Company executives expected to retain their current positions after the Merger) and the thirteen member board of directors of the Combined Company will be comprised of all nine members of the HR Board serving immediately prior to the effective time of the Merger and four members selected by the Company. Through application of the screen test outlined in ASC 805, it was concluded that substantially all of the fair value of the assets acquired is not concentrated in a single identifiable asset or group of similar identifiable assets. As a result, the Merger will be accounted for as a business combination and HR will recognize and measure, at fair value, the assets acquired and liabilities assumed of the Company. Goodwill will be recognized for the difference between the purchase price and the aggregate fair value of the identifiable assets acquired less liabilities assumed. For additional information, refer to the section titled “The Merger – Accounting Treatment”, beginning on page 82 within this joint proxy statement/prospectus.

The unaudited pro forma condensed consolidated financial statements are based on the historical condensed consolidated financial statements and consolidated financial statements of HR and the Company as adjusted to give effect to the following, which we refer to collectively as the Pro Forma Transactions:

•	the debt financing, described in note 4, which was utilized for the payment of the Special Distribution to holders of shares of Company Common Stock and the accrued transaction costs;

•	the Merger; and

•	transaction costs specifically related to the Merger.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2022, gives effect to the Pro Forma Transactions as if they occurred on March 31, 2022. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2022, and the year ended December 31, 2021, give effect to the Pro Forma Transactions as if they occurred on January 1, 2021.

These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by management of HR and the Company. The unaudited pro forma adjustments represent estimates of HR’s and the Company’s management based on information available as of the date of the unaudited pro forma condensed consolidated financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, management of HR and the Company believe that the assumptions provide a reasonable basis for presenting the significant effects that are directly attributable to the Pro Forma Transactions, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of what the Combined Company’s financial condition or results of operations actually would have been if the Pro Forma Transactions had been consummated as of the dates indicated, nor do they purport to represent the Combined Company’s consolidated financial position or results of operations for future periods.

Additionally, these unaudited pro forma condensed consolidated financial statements do not include any adjustments not otherwise described herein, including such adjustments associated with: (1) the formation of one or more new joint ventures or proceeds from asset sales that are currently contemplated, as the terms of any such joint ventures or asset sales are not yet known or probable; (2) certain nonrecurring expenses incurred by the Company during the three months ended March 31, 2022, and the year ended December 31, 2021, in connection with its announced strategic review process, its whistleblower investigation (as further outlined in the Company’s Current Report on Form 8-K filed November 4, 2021), and Chief Executive Officer search costs; (3) HR’s or the Company’s real estate acquisitions or dispositions that have closed or may close after March 31, 2022, or the related financing of those acquisitions, as such acquisitions and dispositions were not significant; (4) potential synergies that may be achieved following the Merger, including potential overall savings in general and administrative expense, or any strategies that the Combined Company’s management may consider in order to continue to efficiently manage the Combined Company’s operations; and (5) any integration costs (including one-time costs) that may be incurred following the consummation of the Merger, which may be necessary to achieve the potential synergies, since the extent of such costs is not reasonably certain.

HEALTHCARE REALTY TRUST INCORPORATED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2022

(in thousands)

	HR Historical, As Reclassified (Note 3)	Company Historical, As Reclassified (Note 3)	Debt Financing Adjustments (Note 4)	Merger Transaction Adjustments (Note 5)	Item in Note 5		Pro Forma Consolidated
ASSETS
Real estate properties
Land	$427,422	$609,158	$—	$406,276	[1	]	$1,442,856
Buildings and improvements	4,307,253	6,744,865	—	1,414,255	[1	]	12,466,373
Lease intangibles	226,330	393,756	—	879,554	[2	]	1,499,640
Personal property	11,639	—	—	—			11,639
Investment in financing receivables, net	112,515	—	—	—			112,515
Financing lease right-of-use assets	71,966	16,196	—	8,045	[3	]	96,207
Construction in progress	7,319	15,673	—	—			22,992
Land held for development	22,950	35,036	—	—			57,986

Total real estate investments	5,187,394	7,814,684	—	2,708,130			15,710,208
Less accumulated depreciation	(1,351,796)	(1,650,257)	—	1,650,257	[4	]	(1,351,796)

Total real estate investments, net	3,835,598	6,164,427	—	4,358,387			14,358,412
Cash and cash equivalents	22,694	10,944	1,263,558	(1,263,217)	[5	]	33,979
Restricted cash	—	4,478	—	—			4,478
Assets held for sale, net	14,961	—	—	—			14,961
Operating lease right-of-use assets	126,851	228,009	—	278,663	[6	]	633,523
Investments in unconsolidated joint ventures	211,195	62,454	—	—			273,649
Goodwill	3,487	—	—	244,361	[7	]	247,848
Other assets, net	195,699	344,596	8,985	(220,513)	[8	]	328,767

Total assets	$4,410,485	$6,814,908	$1,272,543	$3,397,681			15,895,617

LIABILITIES AND EQUITY
Liabilities
Notes and bonds payable	$1,907,438	$3,053,884	$1,273,377	$(109,718)	[9	]	$6,124,981
Accounts payable and accrued liabilities	69,131	159,659	—	—			228,790
Liabilities of properties held for sale	687	—	—	—			687
Operating lease liabilities	94,636	196,226	—	18,138	[10	]	309,000
Financing lease liabilities	61,732	16,908	—	—			78,640
Other liabilities	63,979	91,864	—	107,680	[11	]	263,523

Total liabilities	2,197,603	3,518,541	1,273,377	16,100			7,005,621
Stockholders’ equity
Common stock	1,516	2,291	—	(6)	[12	]	3,801
Additional paid-in capital	3,999,060	5,180,579	—	1,479,084	[12	]	10,658,723
Accumulated other comprehensive (loss) income	(3,736)	1,727	—	(1,727)	[12	]	(3,736)
Cumulative net income attributable to common stockholders	1,308,385	536,772	(834)	(634,926)	[12	]	1,209,397
Cumulative dividends	(3,092,343)	(2,508,676)	—	2,508,676	[12	]	(3,092,343)

Total stockholders’ equity	2,212,882	3,212,693	(834)	3,351,101			8,775,842
Non-controlling interests	—	83,674	—	30,480	[13	]	114,154

Total equity	2,212,882	3,296,367	(834)	3,381,581			8,889,996

Total liabilities and equity	$4,410,485	$6,814,908	$1,272,543	$3,397,681			$15,895,617

HEALTHCARE REALTY TRUST INCORPORATED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2022

(in thousands, except share and per share data)

	HR Historical	Company Historical, As Reclassified (Note 3)	Debt Financing Adjustments (Note 4)	Merger Transaction Adjustments (Note 5)	Item in Note 5		Pro Forma Consolidated
Revenues
Rental income	$138,489	$200,243	$—	$11,994	[14	]	$350,726
Interest from financing receivables, net	1,930	—	—	—			1,930
Interest from real estate notes receivable	—	1,706	—	—			1,706
Other operating	2,475	53	—	—			2,528

	142,894	202,002	—	11,994			356,890
Expenses
Property operating	57,464	65,884	—	1,967	[15	]	125,315
General and administrative	11,036	12,448	—	—			23,484
Acquisition and pursuit costs	1,303	144	—	—			1,447
Depreciation and amortization	54,041	75,386	—	69,699	[17	]	199,126
Merger-related costs	6,116	6,018	—	—			12,134

	129,960	159,880	—	71,666			361,506
Other income (expense)
Gain (loss) on sales of real estate properties	44,784	(4)	—	—			44,780
Interest expense	(13,661)	(23,940)	(7,725)	(189)	[19	]	(45,515)
Loss on extinguishment of debt	(1,429)	—	—	—			(1,429)
Impairment of real estate properties	25	—	—	—			25
Equity (loss) income from unconsolidated joint ventures	(345)	400	—	—			55
Interest and other income, net	(81)	88	—	—			7

	29,293	(23,456)	(7,725)	(189)			(2,077)

Net income (loss)	$42,227	$18,666	$(7,725)	$(59,861)			$(6,693)
Net (income) loss attributable to non-controlling interests	—	(351)	123	1,040	[20	]	812

Net income (loss) attributable to common stockholders	$42,227	$18,315	$(7,602)	$(58,821)			$(5,881)

Basic earnings (loss) per common share (Note 6)	$0.28	$0.08					$(0.02)
Diluted earnings (loss) per common share (Note 6)	$0.28	$0.08					$(0.02)
Weighted average common shares outstanding – basic (Note 6)	148,963	228,978					378,039
Weighted average common shares outstanding – diluted (Note 6)	149,051	233,046					378,039

HEALTHCARE REALTY TRUST INCORPORATED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share data)

	HR Historical	Company Historical, As Reclassified (Note 3)	Debt Financing Adjustments (Note 4)	Merger Transaction Adjustments (Note 5)	Item in Note 5		Pro Forma Consolidated
Revenues
Rental income	$520,334	$763,923	$—	$38,769	[14	]	$1,323,026
Interest from financing receivables, net	4,192	—	—	—			4,192
Interest from real estate notes receivable	—	2,922	—	—			2,922
Other operating	10,291	228	—	—			10,519

	534,817	767,073	—	38,769			1,340,659
Expenses
Property operating	212,273	236,850	—	7,868	[15	]	456,991
General and administrative	34,152	49,744	—	8,220	[16	]	92,116
Acquisition and pursuit costs	3,930	372	—	—			4,302
Depreciation and amortization	202,714	303,834	—	276,507	[17	]	783,055
Merger-related costs	—	—	—	139,546	[18	]	139,546

	453,069	590,800	—	432,141			1,476,010
Other income (expense)
Gain (loss) on sales of real estate properties	55,940	39,228	—	—			95,168
Interest expense	(53,124)	(92,762)	(45,713)	(5,002)	[19	]	(196,601)
Loss on extinguishment of debt	—	—	—	—			—
Impairment of real estate properties	(17,101)	(22,938)	—	—			(40,039)
Equity (loss) income from unconsolidated joint ventures	(795)	1,604	—	—			809
Interest and other expense, net	(9)	(1,621)	—	—			(1,630)

	(15,089)	(76,489)	(45,713)	(5,002)			(142,293)

Net income (loss)	$66,659	$99,784	$(45,713)	$(398,374)			$(277,644)
Net (income) loss attributable to non-controlling interests	—	(1,768)	762	4,601	[20	]	3,595

Net income (loss) attributable to common stockholders	$66,659	$98,016	$(44,951)	$(393,773)			$(274,049)

Basic earnings (loss) per common share (Note 6)	$0.45	$0.45					$(0.74)
Diluted earnings (loss) per common share (Note 6)	$0.45	$0.44					$(0.74)
Weighted average common shares outstanding – basic (Note 6)	142,637	219,439					371,713
Weighted average common shares outstanding – diluted (Note 6)	142,710	224,215					371,713

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The historical financial information of HR and the Company has been derived from, in the case of HR, its consolidated financial statements in its Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which we refer to as the HR Form 10-Q, and its consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2021, which we refer to as the HR Form 10-K. In the case of the Company, its condensed consolidated financial statements in its Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which we refer to as the Company Form 10-Q, and its consolidated financial statements in its Annual Report on Form 10-K/A for the year ended December 31, 2021, which we refer to as the Company Form 10-K. Certain amounts in the historical condensed consolidated financial statements and consolidated financial statements of HR and the Company have been reclassified to conform to the presentation of the Combined Company in the unaudited pro forma condensed consolidated financial statements, as discussed further in Note 3. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical condensed consolidated financial statements and the notes thereto included in the HR Form 10-Q and the Company Form 10-Q for the three months ended March 31, 2022, and the historical consolidated financial statements and the notes thereto included in the HR Form 10-K and Company Form 10-K for the year ended December 31, 2021. The unaudited pro forma condensed consolidated balance sheet gives effect to the Pro Forma Transactions as if they had been completed on March 31, 2022. The unaudited pro forma condensed consolidated statements of operations give effect to the Pro Forma Transactions as if they had been completed on January 1, 2021.

The historical financial statements of HR and the Company have been adjusted in the unaudited pro forma condensed consolidated financial statements to give pro forma effect to the accounting for the Merger as a business combination under U.S. GAAP, which we refer to as the Merger Transaction Adjustments. The unaudited pro forma condensed consolidated financial statements and related notes were prepared assuming the Merger will be accounted for as a reverse acquisition in accordance with ASC 805. Accordingly, HR will be considered the accounting acquirer even though the Company will be the issuer of equity interests in connection with the Merger. Through application of the screen test outlined in ASC 805, it was concluded that substantially all of the fair value of the assets acquired is not concentrated in a single identifiable asset or group of similar identifiable assets. As a result, the Merger will be accounted for as a business combination and HR will recognize and measure, at fair value, the assets acquired and liabilities assumed of the Company. Goodwill will be recognized for the difference between the purchase price and the aggregate fair value of the identifiable assets acquired less liabilities assumed. For purposes of the unaudited pro forma condensed consolidated financial statements, the estimated preliminary purchase consideration in the Merger has been allocated to the assets acquired and liabilities assumed of the Company based upon management’s preliminary estimate of their fair values as of March 31, 2022.

The allocations of the purchase price reflected in these unaudited pro forma condensed consolidated financial statements have not been finalized and are based upon the best available information at the current time. A final determination of the fair values of the assets and liabilities, which cannot be made prior to the completion of the Merger, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the Merger. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, the timing of the completion of the Merger and other changes in tangible and intangible assets and liabilities that occur prior to the completion of the Merger could cause material differences in the information presented.

The Pro Forma Transactions and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed consolidated financial statements. In the opinion of management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the Combined Company’s financial position or results of operations of the Combined Company that would have occurred if the Pro Forma Transactions had been completed on the dates indicated, nor are they indicative of the Combined Company’s financial position or results of operations that may be expected for any future period or date. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed consolidated financial statements due to factors discussed in the section titled “Risk Factors”, beginning on page 16 within this joint proxy statement/prospectus.

Note 2 – Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed consolidated financial statements are those set out in HR’s audited consolidated financial statements as of and for the year ended December 31, 2021, and HR’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2022. Management has determined that there were no significant accounting policy differences between HR and the Company and, therefore, no adjustments were made to conform the Company’s financial statements to the accounting policies used by HR in the preparation of the unaudited pro forma condensed consolidated financial statements. This conclusion is subject to change as further assessment is performed and finalized.

As part of the application of ASC 805, HR will continue to conduct a more detailed review of the Company’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of the Company’s results of operations or reclassification or adjustment of assets or liabilities to conform to HR’s accounting policies and classifications. Therefore, HR may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed consolidated financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after the Merger is completed.

Note 3 – Reclassification Adjustments

The Company and HR historical financial statement line items include the reclassification of certain historical balances to conform to the post-combination Combined Company presentation of these unaudited pro forma condensed consolidated financial statements, as described below. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity or net income available to common stockholders of HR or the Company.

Balance Sheet

•

The gross carrying amount of HR’s lease intangibles of $226.3 million, previously classified as a component of Buildings, improvements and lease intangibles has been reclassified into a new caption, Lease intangibles, on HR’s consolidated balance sheet.

•	The carrying amount of HR’s goodwill of $3.5 million, previously classified as a component of Other assets, net, has been reclassified into a new caption, Goodwill, on HR’s consolidated balance sheet.

The following table presents the impact of the reclassification adjustments on the Company’s historical condensed consolidated balance sheet:

	As of March 31, 2022
	Historical Company Before Reclassification	Reclassification Adjustments	Note		Historical Company After Reclassification
ASSETS
Real estate investments:
Land	$644,194	$(35,036)	[i]		$609,158
Buildings and improvements	6,744,865	—			6,744,865
Lease intangibles	393,756	—			393,756
Financing lease right-of-use assets	—	16,196	[ii]		16,196
Construction in progress	15,673	—			15,673
Land held for development	—	35,036	[i]		35,036

Total real estate investments	7,798,488	16,196			7,814,684
Accumulated depreciation and amortization	(1,650,257)	—			(1,650,257)

Total real estate investments, net	6,148,231	16,196			6,164,427
Assets held for sale, net	—	—			—
Investment in unconsolidated joint venture	62,454	—			62,454
Cash and cash equivalents	10,944	—			10,944
Restricted cash	4,478	—			4,478
Receivables and other assets, net	350,781	(350,781)	[ii][iii]		—
Right-of-use assets—operating leases, net	228,009	—			228,009
Other intangibles, net	10,011	(10,011)	[iv]		—
Other assets, net	—	344,596	[iii][iv]		344,596

Total assets	$6,814,908	$—			$6,814,908

LIABILITIES AND EQUITY
Liabilities:
Debt	$3,053,884	$(3,053,884)	[v	]	$—
Notes and bonds payable	—	3,053,884	[v	]	3,053,884
Accounts payable and accrued liabilities	159,659	—			159,659
Liabilities of properties held for sale	—	—			—
Derivative financial instruments—interest rate swaps	—	—			—
Security deposits, prepaid rent and other liabilities	78,771	(78,771)	[vi	][vii]	—
Operating lease liabilities	196,226	—			196,226
Financing lease liabilities	—	16,908	[vii	]	16,908
Intangible liabilities, net	30,001	(30,001)	[vi	]	—
Other liabilities	—	91,864	[vi	]	91,864

Total liabilities	3,518,541	—			3,518,541

Equity:
Common stock	2,291	—			2,291
Additional paid-in capital	5,180,579	—			5,180,579
Accumulated other comprehensive income	1,727	—			1,727
Cumulative dividends in excess of earnings	(1,971,904)	1,971,904	[viii	]	—
Cumulative net income attributable to common stockholders	—	536,772	[viii	]	536,772
Cumulative dividends	—	(2,508,676)	[viii	]	(2,508,676)

Total stockholders’ equity	3,212,693	—			3,212,693
Noncontrolling interests	83,674	—			83,674

Total equity	3,296,367	—			3,296,367

Total liabilities and equity	$6,814,908	$—			$6,814,908

[i]	To reclassify the Company’s balance for land held for development, previously disclosed as a component of Land on the Company’s condensed consolidated balance sheet, to Land held for development.

[ii]

To reclassify the Company’s balance for financing lease right-of-use assets, previously disclosed as a component of Receivables and other assets, net on the Company’s condensed consolidated balance sheet, to Financing lease right-of-use assets, net.

[iii]	To reclassify the Company’s Receivables and other assets, net (excluding financing lease right-of-use assets) to Other assets, net.
[iv]	To reclassify the Company’s Other intangibles, net to Other assets, net.
[v]	To reclassify the Company’s Debt to Notes and bonds payable.
[vi]

To reclassify the Company’s Security deposits, prepaid rent and other liabilities (excluding financing lease liabilities, as described below), and Intangible liabilities, net, each of which was previously disclosed as a separate component of the Company’s condensed consolidated balance sheet, to Other liabilities.

[vii]

To reclassify the Company’s balance for financing lease liabilities, previously disclosed as a component of Security deposits, prepaid rent, and other liabilities on the Company’s condensed consolidated balance sheet, to Financing lease liabilities.

[viii]	To reclassify the Company’s Cumulative dividends in excess of earnings to Cumulative net income attributable to common stockholders and Cumulative dividends.

Statements of Operations

The following table presents the impact of the reclassification adjustments on the Company’s historical condensed consolidated statement of operations for the three months ended March 31, 2022.

	Three Months Ended March 31, 2022
	Historical Company Before Reclassification	Reclassification Adjustments	Note		Historical Company After Reclassification
Revenues
Rental income	$200,243	$—			$200,243
Interest and other operating income	1,759	(1,759)	[i	]	—
Interest from real estate notes receivable	—	1,706	[i	]	1,706
Other operating	—	53	[i	]	53

	202,002	—			202,002
Expenses
Rental	65,884	(65,884)	[ii	]	—
Property operating	—	65,884	[ii	]	65,884
General and administrative	12,448	—			12,448
Merger-related costs	6,018	—			6,018
Transaction	144	(144)	[iii	]	—
Acquisition and pursuit costs	—	144	[iii	]	144
Depreciation and amortization	75,386	—			75,386
Interest expense	23,940	(23,940)	[iv	]	—
Impairment	—	—			—

	183,820	(23,940)			159,880
Other income (expense)
Loss on sales of real estate properties	(4)	—			(4)
Interest expense	—	(23,940)	[iv	]	(23,940)
Impairment of real estate properties	—	—			—
Loss on sale of corporate asset, net	—	—			—
Equity (loss) income from unconsolidated joint venture	400	—			400
Other income	88	(88)	[v	]	—
Interest and other expense, net	—	88	[v	]	88

	484	(23,940)			(23,456)

Net income	$18,666	$—			$18,666
Net income attributable to non-controlling interests	(351)	—			(351)

Net income attributable to common stockholders	$18,315	$—			$18,315

[i]

To reclassify the Company’s Interest and other operating income, previously disclosed as a separate component on the Company’s condensed consolidated statement of operations, to Other operating and Interest from real estate notes receivable.

[ii]	To reclassify the Company’s Rental expenses, previously disclosed as a separate component on the Company’s condensed consolidated statement of operations, to Property operating expenses.
[iii]	To reclassify the Company’s Transaction expenses, previously disclosed as a separate component on the Company’s condensed consolidated statement of operations, to Acquisition and pursuit costs.
[iv]

To reclassify the Company’s Interest expense, previously disclosed as a separate component on the Company’s condensed consolidated statement of operations within operating expenses, to Interest expense, presented within the Other income (expense) section.

[v]	To reclassify the Company’s Other income, previously disclosed as separate component of the Company’s condensed consolidated statement of operations, into Interest and other expense, net.

The following table presents the impact of the reclassification adjustments on the Company’s historical consolidated statement of operations for the year ended December 31, 2021:

	Year Ended December 31, 2021
	Historical Company Before Reclassification	Reclassification Adjustments	Note		Historical Company After Reclassification
Revenues
Rental income	$763,923	$—			$763,923
Interest and other operating income	3,150	(3,150)	[i	]	—
Interest from real estate notes receivable	—	2,922	[i	]	2,922
Other operating	—	228	[i	]	228

	767,073	—			767,073
Expenses
Rental	236,850	(236,850)	[ii	]	—
Property operating	—	236,850	[ii	]	236,850
General and administrative	49,744	—			49,744
Transaction	372	(372)	[iii	]	—
Acquisition and pursuit costs	—	372	[iii	]	372
Depreciation and amortization	303,834	—			303,834
Interest expense	92,762	(92,762)	[iv	]	—
Impairment	22,938	(22,938)	[v	]	—

	706,500	(115,700)			590,800
Other income (expense)
Gain on sales of real estate properties	39,228	—			39,228
Interest expense	—	(92,762)	[iv	]	(92,762)
Impairment of real estate properties	—	(22,938)	[v	]	(22,938)
Loss on sale of corporate asset, net	(2,106)	2,106	[vi	]	—
Equity (loss) income from unconsolidated joint venture	1,604	—			1,604
Other income	485	(485)	[vi	]	—
Interest and other expense, net	—	(1,621)	[vi	]	(1,621)

	39,211	(115,700)			(76,489)

Net income	$99,784	$—			$99,784
Net income attributable to non-controlling interests	(1,768)	—			(1,768)

Net income attributable to common stockholders	$98,016	$—			$98,016

[i]

To reclassify the Company’s Interest and other operating income, previously disclosed as a separate component on the Company’s consolidated statement of operations, to Other operating and Interest from real estate notes receivable.

[ii]	To reclassify the Company’s Rental expenses, previously disclosed as a separate component on the Company’s consolidated statement of operations, to Property operating expenses.
[iii]	To reclassify the Company’s Transaction expenses, previously disclosed as a separate component on the Company’s consolidated statement of operations, to Acquisition and pursuit costs.
[iv]

To reclassify the Company’s Interest expense, previously disclosed as a separate component on the Company’s consolidated statement of operations within operating expenses, to Interest expense, presented within the Other income (expense) section.

[v]

To reclassify the Company’s Impairment, previously disclosed as a separate component on the Company’s consolidated statement of operations within operating expenses, to Impairment of real estate properties, presented within the Other income (expense) section.

[vi]

To combine the Company’s Loss on sale of corporate asset, net and Other income, previously disclosed as separate components of the Company’s consolidated statement of operations, into Interest and other expense, net.

Note 4 – Debt Financing Adjustments

As described above, the Company and HR expect that the Special Distribution and the transaction costs will be funded with a combination of capital contributed by one or more newly formed joint ventures and proceeds from asset sales. The Company and HR are in discussions with multiple potential joint venture partners and expect to contribute certain Company properties into one or more joint ventures. However, the terms of any such potential joint ventures or asset sales are not yet known or probable and, therefore, these unaudited pro forma condensed consolidated financial statements reflect the payment of the Special Distribution and accrued transaction costs being funded with proceeds from the anticipated financing transactions described in the section titled “The Merger – Treatment of Debt – Treatment of Debt for the Combined Company” beginning on page 89 of this joint proxy statement/prospectus. The Company has evaluated the accounting impact of the debt modifications and refinancing transactions and reflected the anticipated impact within the unaudited pro forma condensed consolidated financial statements.

The following table summarizes the adjustments made to Notes and bonds payable as a result of the refinancing transactions as of March 31, 2022 (in thousands):

	Principal amount	New deferred financing costs	Total pro forma adjustment	Pro Forma Interest Rate
The Company Term Loan due 2027	300,000	2,298	297,702	SOFR, plus 1.05%
Delayed Draw Term Loan	189,000	2,244	186,756	SOFR, plus 1.05%
Asset Sale Term Loan	1,125,000	2,081	1,122,919	SOFR, plus 1.05%
Extinguishment of HR’s Historical Revolver[1]	(334,000)	—	(334,000)	N/A

Total pro forma adjustment	$1,280,000	$6,623	$1,273,377	N/A

1	The Deferred financing costs associated with HR’s Historical Revolver of $0.8 million are not included within the table above as they are recorded within Other assets, net; see below.

The pro forma adjustment to Cash and cash equivalents reflects cash received from the debt financing of $1,263.6 million, which is net of deferred financing costs of $9.8 million associated with the revolving credit facility. The pro forma adjustment to Other assets, net, reflects the net deferred financing costs associated with the refinancing of the revolving credit facilities of $9.0 million, including write-off of unamortized fees for the HR revolving credit facility. While no additional amounts were borrowed, after the refinancing, the Combined Company revolving credit facility has an interest rate of SOFR plus 1.05%. The deferred financing costs for the loans are recorded as a direct reduction to the carrying amount of the debt financing and will be amortized over the term of the financing arrangement.

The pro forma adjustment to Interest expense of $7.7 million and $45.7 million for the three months ended March 31, 2022, and the year ended December 31, 2021, respectively, reflects the estimated interest expense associated with the debt financing, assuming the debt financing was obtained on January 1, 2021, and was outstanding for the entire year ended December 31, 2021, and subsequently for the three months ended March 31, 2022. The interest rate assumed for purposes of preparing this pro forma financial information is based on a SOFR rate near the filing date. A change of 0.125% in the annual interest rate on the Combined Company debt would change pro forma interest expense by $0.8 million for the three months ended March 31, 2022, and $3.1 million for the year ended December 31, 2021, holding constant the outstanding principal balance of the Combined Company debt.

The pro forma adjustment to Net income attributable to non-controlling interests reflects the impact of the non-controlling interests’ share of the estimated interest expense associated with the debt financing.

Note 5 – Merger Transaction Adjustments

Estimated Preliminary Purchase Price

The unaudited pro forma condensed consolidated financial statements reflect the preliminary allocation of the purchase consideration to the Company’s identifiable net assets acquired. The preliminary allocation of purchase consideration in these unaudited pro forma condensed consolidated financial statements is based upon an estimated preliminary purchase price of approximately $10,870.4 million. The calculation of the estimated preliminary purchase price related to the Merger is as follows (in thousands, except share and per share data):

Amount
Company Common Stock outstanding as of March 31, 2022, as adjusted(a)	228,516,312
Exchange Ratio	1.00

Implied HR Common Stock issued in consideration	228,516,312
HR Common Stock price as of May 31, 2022	$29.07

Value of implied HR Common Stock issued in consideration	$6,642,969
Estimated fair value of Company Restricted Shares attributable to pre-combination services(b)	10,759

Estimated consideration transferred(c)	$6,653,728

Preliminary fair value of the Company’s debt assumed by HR	4,216,709

Total estimated preliminary purchase price	$10,870,437

a)

The number of shares of Company Common Stock presented above is based on 229,076,322 total shares of Company Common Stock outstanding as of March 31, 2022, less 560,010 unvested Company Restricted Shares.

b)

Represents the estimated fair value of Company Restricted Shares which will either fully vest prior to the closing of the Merger or will become fully vested as a result of the closing of the Merger and which are attributable to pre-combination services.

c)

Because the Merger is accounted for as a reverse acquisition, the fair value of the consideration transferred is measured based upon: (i) the number of shares of HR Common Stock, as the accounting acquirer, that would theoretically have to be issued to the stockholders of the Company to achieve the same ratio of ownership in the Combined Company upon completion of the Merger, and (ii) the fair value per implied share of HR Common Stock issued in consideration. As a result, the number of implied shares of HR Common Stock issued in consideration was computed based on the number of outstanding shares of the Company Common Stock prior to the Merger, divided by the Exchange Ratio.

The actual value of the implied HR Common Stock to be issued in the Merger will depend on the market price of shares of HR Common Stock at the closing date of the Merger, and, therefore, the actual purchase price will fluctuate with the market price of HR Common Stock until the Merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed consolidated financial statements. A 20.0% difference in HR’s implied stock price would change the purchase price by approximately $1,337.4 million, which would be recorded as an adjustment to the fair value of the net assets acquired, including goodwill as applicable.

The outstanding number of shares of Company Common Stock may change prior to the closing of the Merger due to transactions in the ordinary course of business, including unknown changes in vesting of outstanding equity-based awards of the Company and any grants of new equity-based awards by the Company. These changes are not expected to have a material impact on the unaudited pro forma condensed consolidated financial statements.

Preliminary Purchase Price Allocation

The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed consolidated financial statements. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on management’s preliminary estimate of their respective fair values as of March 31, 2022, with the excess of the estimated preliminary consideration transferred over the fair value of net assets acquired recorded to goodwill (in thousands):

Amount
Total estimated preliminary consideration transferred	$6,653,728

Assets
Real estate investments	$10,522,814
Cash and cash equivalents and restricted cash(a)	105,697
Operating lease right-of-use assets	506,672
Investments in unconsolidated joint ventures	62,454
Other assets	133,068

Total assets acquired	$11,330,705

Liabilities
Notes and bonds payable(b)	$4,216,709
Accounts payable and accrued liabilities	159,659
Operating lease liabilities	214,364
Financing lease liabilities	16,908
Other liabilities	199,544

Total liabilities assumed	$4,807,184
Estimated preliminary fair value of net assets acquired	$6,523,521
Add: Estimated preliminary fair value of non-controlling interests	114,154

Goodwill	$244,361

(a)

This balance includes the proceeds of an assumed draw on the Company’s anticipated financing transactions to fund $89.9 million of estimated transaction costs to be incurred by HR as a result of the Merger, which have not yet been reflected in HR’s historical consolidated financial statements.

(b)

This balance includes an assumed draw on the Company’s anticipated financing transactions to fund $139.5 million of estimated transaction costs to be incurred by the Company and HR as a result of the Merger, which have not yet been reflected in the Company’s historical consolidated financial statements.

The preliminary fair values of identifiable assets acquired and liabilities assumed are based on a valuation as of the assumed consummation date of the Merger that was prepared by HR with the assistance of a third-party valuation advisor. For the preliminary estimate of fair values of assets acquired and liabilities assumed of the Company, HR used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material. In particular, the fair values of the assets and liabilities were estimated, in part, based upon the allocation of real estate and intangible lease assets and liabilities, and adjusted to reflect reasonable estimations for above-market and below-market leases, in-place lease values, and avoided lease origination costs, and to incorporate estimates for the mark-to-market adjustments of the real estate notes receivable, unsecured term loans and unsecured senior notes to be assumed in the Merger, all of which are based on HR’s historical experience with similar assets and liabilities. In determining the estimated fair value of the Company’s tangible and intangible assets, HR utilized a customary method, including the income approach. Amounts allocated to land, buildings and improvements, tenant improvements, and lease intangible assets and liabilities were based on an analysis performed by third parties based on HR’s, the Company’s and other portfolios with similar property characteristics. Amounts allocated to the real estate notes receivable, unsecured term loans and unsecured senior notes take into account a market-based measurement using quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

The purchase price allocation presented above has not been finalized. The final determination of the allocation of the purchase price will be based on the fair value of the assets acquired and liabilities assumed as of the actual closing date of the Merger and will be completed after the Merger is consummated. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed consolidated financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the Combined Company following the Merger due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets.

Balance Sheet

The pro forma adjustments reflect the effect of the Merger on HR’s and the Company’s historical condensed consolidated balance sheets as if the Merger occurred on March 31, 2022.

Assets

1)

The pro forma adjustments for Land and Buildings and improvements reflect: (i) the elimination of the Company’s historical carrying values of $609.2 million for Land and $6,744.9 million for Buildings and improvements; and (ii) the recognition of the fair value of these assets of $1,015.4 million for Land and $8,159.1 million for Buildings and improvements, based upon the preliminary valuation of the tangible real estate assets acquired. For information regarding the valuation methodology applied to these assets, refer to the Preliminary Purchase Price Allocation section of Note 5. The pro forma adjustments are presented as follows (in thousands):

	Estimated fair value	Less: Elimination of historical carrying value	Total pro forma adjustment
Land	$1,015,434	$(609,158)	$406,276
Buildings and improvements	8,159,120	(6,744,865)	1,414,255

2)

The pro forma adjustment for Lease intangibles reflects: (i) the elimination of the Company’s historical carrying value of these assets, net of the associated accumulated amortization, of $393.8 million, and (ii) the recognition of the fair value of lease intangibles of $1,273.3 million, based upon the preliminary valuation of the intangible real estate assets acquired. For information regarding the valuation methodology applied to these assets, refer to the Preliminary Purchase Price Allocation section of Note 5. The following table summarizes the major classes of lease intangible assets acquired (in thousands):

Amount
Preliminary allocation of fair value:
In-place leases	$1,005,042
Leasing commissions and marketing costs	268,268
Less: Elimination of historical carrying value of lease intangibles	(393,756)

Total pro forma adjustment	$879,554

3)	Financing lease right-of-use assets were adjusted by $8.0 million to recognize the fair value of acquired below-market ground leases, based upon the preliminary valuation of these contracts.

4)	Accumulated depreciation and amortization was adjusted to eliminate the Company’s historical accumulated depreciation and amortization balances of $1,650.3 million.

5)

The pro forma adjustment to cash and cash equivalents reflect: (i) the payment of the Special Distribution to the Company’s stockholders of $1,123.7 million immediately prior to the closing of the Merger, (ii) the payment of Merger-related costs that are not currently reflected in the historical consolidated financial statements of HR and the Company of $139.5 million.

6)

Operating lease right-of-use assets were adjusted by $278.7 million to reflect: (i) the remeasurement of the operating lease liabilities, as described in item 10 below, and (ii) the recognition of the fair value of acquired below-market ground leases of $292.1 million, based upon the preliminary valuation of these contracts.

7)

The pro forma adjustment for Goodwill reflects the recognition of the preliminary goodwill balance associated with the Merger of $244.4 million based on the preliminary purchase price allocation. For additional information, refer to the Preliminary Purchase Price Allocation section of Note 5.

8)

Other assets, net were adjusted to: (i) eliminate the historical carrying values of the Company’s real estate notes receivable, straight-line rent receivables, net, deferred leasing costs, net, lease incentives, net, above-market lease intangible assets, net, and unamortized deferred financing costs for the Company’s unsecured revolving credit facility; and (ii) to recognize the fair value of the Company’s real estate notes receivable and above-market lease intangible assets based on the preliminary purchase price allocation. For information regarding the valuation methodology applied to the real estate notes receivable and above-market lease intangible assets, refer to the Preliminary Purchase Price Allocation section of Note 5. The following table summarizes the pro forma adjustments to Other assets, net (in thousands):

Amount
Elimination of historical carrying values:
Real estate notes receivable	$72,701
Straight-line rent receivables, net	146,379
Deferred leasing costs, net	47,612
Lease incentives, net	3,447
Above-market lease intangible assets, net	10,011
Unamortized deferred financing costs for the Company’s unsecured revolving credit facility	11,057
Recognition of estimated fair values:
Real estate notes receivable	70,135
Above-market lease intangible assets	559

Total pro forma adjustment	$(220,513)

Liabilities

9)

The pro forma adjustments for Notes and bonds payable reflect: (i) the elimination of the Company’s historical carrying values of unsecured term loans and unsecured senior notes of $4,327.3 million; and (ii) the recognition of the fair value of the unsecured term loans and unsecured senior notes of $4,217.5 million, based upon the preliminary valuation of these debt instruments. For information regarding the valuation methodology applied to the unsecured term loans and unsecured senior notes, refer to the Preliminary Purchase Price Allocation section of Note 5.

10)

The pro forma adjustment for Operating lease liabilities represents the remeasurement of the Company’s operating lease liabilities upon completion of the Merger, based on the present value as of March 31, 2022 of remaining lease payments.

11)

The pro forma adjustments for Other liabilities, net reflect: (i) the elimination of the Company’s historical carrying value for deferred revenue totaling $19.5 million, (ii) the elimination of the Company’s historical carrying value for intangible liabilities, net of the associated accumulated amortization, of $30.0 million, and (iii) the recognition of the fair value of these intangible liabilities of $157.2 million, based upon the preliminary valuation of the intangible lease liabilities assumed. For information regarding the valuation methodology applied to the lease intangible liabilities, refer to the Preliminary Purchase Price Allocation section of Note 5.

Equity

12)	The following table summarizes pro forma adjustments for stockholders’ equity (in thousands):

	Common stock	Additional paid-in capital	Accumulated other comprehensive loss	Cumulative net income attributable to common stockholders	Cumulative dividends
Payment of the Special Distribution (a)	$—	$—	$—	$—	$(1,104,147)
Implied Merger consideration(b)	2,285	6,651,443	—	—	—
Merger-related transaction costs(c)(d)	—	8,220	—	(147,766)	—
Elimination of the Company’s historical equity balances	(2,291)	(5,180,579)	(1,727)	(487,160)	3,612,823

Total pro forma adjustment	$(6)	$1,479,084	$(1,727)	$(634,926)	$2,508,676

a)	The pro forma adjustment represents the payment of the Special Distribution of $4.82 per share to the Company’s stockholders immediately prior to the closing of the Merger.
b)

The pro forma adjustment represents: (i) the conversion of the Company’s historical common stock balance to the estimated value of the Combined Company’s common stock, and (ii) the conversion of the Company’s historical additional paid-in-capital balance into the Combined Company’s additional paid-in capital, including the implied Merger consideration, as described in the Estimated Preliminary Purchase Price section of Note 5.

c)

The pro forma adjustment to cumulative net income attributable to common stockholders represents $139.5 million of estimated transaction costs to be incurred as a result of the Merger, which have not yet been reflected in the Company’s or HR’s historical consolidated financial statements. Of the total amount of estimated transaction costs, $49.6 million is expected to be recognized as an expense in the Company’s pre-Merger statement of operations and therefore is reflected as a liability assumed by HR. Such costs are initially reflected as a reduction in cumulative net income attributable to common stockholders with an offset in the amount of cumulative net income attributable to common stockholders that is eliminated together with other historical equity balances of the Company.

d)

The pro forma adjustment to Additional paid-in capital includes the impact of post-Merger compensation expense of $8.2 million related to Company Restricted Shares for which vesting will be accelerated as a result of the Merger and for which such acceleration was determined to be an expense of the Combined Company. This pro forma adjustment is reflected as an increase in Additional paid-in capital with a corresponding decrease in Cumulative net income attributable to common stockholders.

13)

The pro forma adjustment represents: (i) the elimination of the Company’s historical carrying values of non-controlling interests of $83.7 million; and (ii) the recognition of the fair value of the non-controlling interests of $114.2 million.

Statements of Operations

The pro forma adjustments reflect the effect of the Merger on HR’s and the Company’s historical consolidated statements of operations as if the Merger occurred on January 1, 2021.

Revenue

14)	Rental income

The historical rental income for HR and the Company represents contractual and straight-line rent and amortization of above-market and below-market lease intangibles associated with the leases in effect during the period presented. The adjustments included in the unaudited pro forma condensed consolidated statements of operations are presented to: (i) eliminate the historical straight-line rent and amortization of above-market and below-market lease intangibles for the Company’s real estate properties, and (ii) adjust contractual rental property revenue for the acquired properties to a straight-line basis and amortize above-market and below-market lease intangibles recognized as a result of the Merger.

The pro forma adjustment for the amortization of above-market and below-market lease intangibles recognized as a result of the Merger was estimated based on a straight-line methodology and the estimated remaining weighted average contractual, in-place lease term of 5.3 years. The lease intangible asset and liability fair values and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed consolidated financial statements. The pro forma adjustments to rental income do not purport to be indicative of the expected change in rental income of the Combined Company in any future periods.

The following table summarizes the adjustments made to rental income for the three months ended March 31, 2022 (in thousands):

	Elimination of historical amounts	Recognition of post-Merger amounts	Total pro forma adjustment
Straight-line rent	$(3,101)	$8,190	$5,089
Amortization of above-market and below-market lease intangibles	(483)	7,388	6,905

Total pro forma adjustment	$(3,584)	$15,578	$11,994

The following table summarizes the adjustments made to rental income for the year ended December 31, 2021 (in thousands):

	Elimination of historical amounts	Recognition of post-Merger amounts	Total pro forma adjustment
Straight-line rent	$(17,906)	$29,167	$11,261
Amortization of above-market and below-market lease intangibles	(2,044)	29,552	27,508

Total pro forma adjustment	$(19,950)	$58,719	$38,769

Expenses

15)

Represents an adjustment to increase ground leases rent expense by $2.0 million for the three months ended March 31, 2022, and $7.9 million for the year ended December 31, 2021, as a result of the revaluation of operating lease right-of-use assets and recognition of below-market ground lease intangible assets, net of the elimination of historical amortization of above- and below-market ground leases. The adjustment is computed based on a straight-line approach and a weighted average remaining lease term of 46.4 years. The fair value adjustment on the Company’s ground leases may differ materially from the preliminary determination within these unaudited pro forma condensed consolidated financial statements. The pro forma adjustments to property operating expense do not purport to be indicative of the expected change in ground rent expense of the Combined Company in any future periods.

16)

Represents an adjustment to recognize additional post-Merger compensation expense of $8.2 million for the year ended December 31, 2021, related to Company Restricted Shares for which vesting will be accelerated as a result of the Merger and for which such acceleration was determined to be an expense of the Combined Company. The pro forma adjustment to general and administrative expense does not purport to be indicative of the expected change in compensation expense of the Combined Company in any future periods.

17)

The adjustments included in the unaudited pro forma condensed consolidated statements of operations are presented to: (i) eliminate the historical depreciation and amortization expense of the Company, and (ii) to recognize additional depreciation and amortization expense associated with the fair value of acquired real estate tangible and intangible assets.

The pro forma adjustment for the depreciation and amortization of acquired assets is calculated using a straight-line methodology and is based on estimated useful lives for land improvements, buildings and improvements, lease intangibles, and personal property. For purposes of the unaudited pro forma condensed consolidated statements of operations, the weighted average useful life for land improvements is 33.9 years; the weighted average useful life for buildings and improvements is 33.8 years; the weighted average useful life for tenant improvements is 5.2 years; the weighted average remaining contractual, in-place lease term is 5.3 years; and the weighted average remaining lease term of ground leases classified as financing leases is 49.1 years. The fair value of acquired real estate tangible and intangible assets, estimated useful lives of such assets, and estimated depreciation and amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed consolidated financial statements. The pro forma adjustments to depreciation and amortization expense are not necessarily indicative of the expected change in depreciation and amortization expense of the Combined Company in any future periods.

The following table summarizes adjustments made to depreciation and amortization expense by asset category for the Company’s real estate properties to be acquired as part of the Merger for the three months ended March 31, 2022 and the year ended December 31, 2021 (in thousands):

	For the three months ended March 31, 2022	For the year ended December 31, 2021
Land improvements	$1,956	$7,825
Buildings and improvements	83,067	332,267
In-place leases, leasing commissions, and marketing costs	60,062	240,249

Less: Elimination of historical depreciation and amortization	(75,386)	(303,834)

Total pro forma adjustment	$69,699	$276,507

18)

Represents the adjustment for additional Merger-related costs of $139.5 million for the year ended December 31, 2021, resulting from estimated transaction-related costs not yet incurred; these estimated transaction costs consist primarily of financial and other advisor fees, legal fees, severance and other separation benefits, and transfer taxes.

19)

The pro forma adjustments to interest expense reflect the impact of the Merger on the amounts recognized in the Company’s historical condensed consolidated statement of operations and consolidated statement of operations from: (i) the elimination of historical deferred financing cost amortization related to the Company’s existing indebtedness, (ii) the elimination of historical amortization on net discounts associated with the Company’s existing indebtedness, and (iii) the amortization of the fair value adjustment on the Company’s unsecured term loans and unsecured senior notes assumed in the Merger (in thousands):

	For the three months ended March 31, 2022	For the year ended December 31, 2021
Elimination of historical deferred financing costs amortization	$2,129	$4,766
Elimination of historical amortization of net discounts	(14)	(60)
Amortization of the fair value adjustment on unsecured term loans and unsecured senior notes	(2,304)	(9,708)

Total pro forma adjustment	$(189)	$(5,002)

The pro forma adjustment for the amortization of the fair value adjustment on the Company’s debt assumed in the Merger was estimated based on a straight-line approach and the weighted average remaining contractual term of 4.2 years for unsecured term loans and 8.1 years for unsecured senior notes. The fair value adjustment on the Company’s debt and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed consolidated financial statements. The pro forma adjustments to interest expense do not purport to be indicative of the expected change in interest expense of the Combined Company in any future periods.

20)

The pro forma adjustment to Net income attributable to non-controlling interests reflects the impact of the Merger transaction adjustments described above on the amounts recognized in the Company’s historical condensed consolidated statement of operations.

Note 6 – Pro Forma Loss per Common Share

The following table summarizes the unaudited pro forma loss per common share for the three months ended March 31, 2022 and the year ended December 31, 2021 as if the Pro Forma Transactions occurred on January 1, 2021 (in thousands, except share and per share data):

	For the three months ended March 31, 2022	For the year ended December 31, 2021
Numerator
Pro forma net loss available to common stockholders	$(5,881)	$(274,049)
Denominator
HR historical weighted average common shares outstanding	148,963,000	142,637,166
Company Common Stock converted into HR Common Stock (228,516,312 and 228,516,312 shares outstanding for the three months ended March 31, 2022 and for the year ended December 31, 2021, respectively, multiplied by the Exchange Ratio of 1.00)	228,516,312	228,516,312
Plus: Company Restricted Shares which will become fully vested as a result of the closing of the Merger	560,010	560,010

Pro forma weighted average HR common shares outstanding – basic and dilutive	378,039,322	371,713,488

Pro forma loss per common share:
Basic and Diluted	$(0.02)	$(0.74)

COMPARATIVE STOCK PRICES AND DIVIDENDS

Shares of HR Common Stock and Company Common Stock are traded on the NYSE under the symbols “HR” and “HTA,” respectively. The following table presents trading information for HR Common Stock and Company Common Stock on February 24, 2022, the last trading day before published reports regarding a potential transaction, February 25, 2022, the last trading day before public announcement of the Merger Agreement, and May 31, 2022, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	HR Common Stock			Company Common Stock
Date	High	Low	Close	High	Low	Close
February 24, 2022	$30.39	$29.54	$30.26	$29.85	$28.92	$29.69
February 25, 2022	$30.38	$28.52	$29.35	$31.38	$30.08	$31.04
May 31, 2022	$29.19	$28.23	$29.07	$30.19	$29.50	$30.05

HTA

	High	Low	Dividend Declared
2020
First Quarter	$34.14	$20.89	$0.315
Second Quarter	$28.87	$21.89	$0.315
Third Quarter	$27.81	$24.69	$0.320
Fourth Quarter	$28.18	$23.71	$0.320
2021
First Quarter	$29.09	$26.20	$0.320
Second Quarter	$29.52	$26.70	$0.320
Third Quarter	$31.28	$26.87	$0.325
Fourth Quarter	$34.72	$29.95	$0.325
2022 (as of May 31, 2022)
First Quarter	$33.88	$29.39	$0.325
Second Quarter (as of May 31, 2022)	$32.01	$28.26	$0.325

HR

	High	Low	Dividend Declared
2020
First Quarter	$37.92	$24.72	$0.300
Second Quarter	$33.32	$25.27	$0.300
Third Quarter	$30.12	$27.11	$0.300
Fourth Quarter	$32.26	$27.69	$0.300
2021
First Quarter	$31.30	$28.15	$0.303
Second Quarter	$32.64	$29.97	$0.303
Third Quarter	$31.88	$29.58	$0.303
Fourth Quarter	$33.70	$30.47	$0.303
2022 (as of May 31, 2022)
First Quarter	$32.17	$26.08	$0.310
Second Quarter (as of May 31, 2022)	$30.88	$27.08	$0.310

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company Charter, the Company Bylaws and all applicable provisions of Maryland law. The Company Charter and the Company Bylaws are incorporated by reference as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part.

The description of the Company’s capital stock in this section also applies to the capital stock of the Combined Company after the Merger. See “Comparison of Rights of the Company Stockholders and HR Stockholders” beginning on page  171 for additional information.

General

Under the Company Charter, the Company has the authority to issue a total of 1,200,000,000 shares of stock. Of the total shares authorized, 1,000,000,000 shares are classified as common stock with a par value of $0.01 per share, all of which are classified as Class A common stock, which we refer to as Company Common Stock, and 200,000,000 shares are classified as preferred stock with a par value of $0.01 per share. At the close of business on February 22, 2022, approximately 229,026,869 shares of Company Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In addition, the board of directors of the Company (the “Company Board”) may amend the Company Charter from time to time, with the approval of a majority of the entire Company Board and without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue. Under Maryland law, the Company stockholders are generally not personally liable for the Company’s debts and obligations solely as a result of their status as stockholders.

Common Stock

All shares of Company Common Stock have equal rights as to earnings, assets, dividends and voting. Subject to the Company Charter restrictions on the transfer and ownership of the Company’s stock and the preferential rights of holders of any other class or series of the Company’s stock, distributions may be made to the holders of shares of Company Common Stock if, as and when authorized by the Company Board out of funds legally available therefor. Shares of Company Common Stock generally have no preemptive, preferential, exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in the Company Charter. Holders of shares of Company Common Stock have no appraisal rights unless the Company Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. In the event of the Company’s liquidation, dissolution or winding up, each share of Company Common Stock would be entitled to share ratably in all of the Company’s assets that are legally available for distribution after payment of or adequate provision for all of the Company’s known debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred stock, which we refer to as preferred stock, if any preferred stock is outstanding at such time, and the Company Charter restrictions on the transfer and ownership of the Company’s stock. Subject to the Company Charter restrictions on the transfer and ownership of the Company’s stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of Company Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided with respect to any other class or series of stock, the holders of shares of Company Common Stock will possess exclusive voting power. Holders of all classes of common stock will vote together as a single class.

Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate or merge with, or convert to, another entity, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast with respect to such matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast with respect to such matter. As permitted by Maryland law, the Company Charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast with respect to such matter. In addition, all other matters to be voted on by stockholders, other than a contested election of directors (in which case directors will be elected by the vote of a plurality of the votes cast by the stockholders entitled to vote on the election of directors present in person or by proxy at a meeting of stockholders duly called and at which a quorum is present) and amendment of the Bylaws by stockholders (which requires approval by a majority of all the votes entitled to be cast on the matter), must be approved by a majority of the votes cast by stockholders, voting together as a single class, at a meeting at which a quorum is present, subject to any voting rights granted to holders of any then outstanding preferred stock. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of Company Common Stock can elect all of the Company’s directors.

Power to Reclassify Unissued Shares of Stock

The Company Charter authorizes the Company Board to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock, so long as the aggregate number of all shares of all classes or series of stock that the Company Board has authority to issue does not exceed the total number of authorized shares of common and preferred stock as provided in the Company Charter. Prior to the issuance of shares of each class or series, the Company Board is required by Maryland law and by the Company Charter to set, subject to the Company Charter restrictions on transfer and ownership of shares of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, the Company Board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for the Company’s shares of common stock or otherwise be in the best interests of the Company stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

To permit the Company increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, the Company Charter allows the Company Board at any time, and from time to time, without stockholder approval, to amend the Company Charter to increase or decrease the aggregate number of shares or shares of any class the Company has authority to issue. In addition, the Company Board is authorized to issue additional common shares or preferred shares and to classify or reclassify unissued preferred shares and thereafter to issue the classified or reclassified shares without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded. Although the Company has no present intention of doing so, the Company could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests. As noted above, holders of shares of Company Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares that the Company may issue at a subsequent date.

Preferred Stock

The Company Charter authorizes the Company Board to designate and issue one or more classes or series of preferred stock without stockholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of each class or series of preferred stock so issued. Because the Company Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any class or series of preferred stock preferences, powers and rights senior to the rights of holders of shares of Company Common Stock. If the Company ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on shares of common stock. Further, holders of preferred stock are normally entitled to receive a liquidation preference in the event the Company liquidates, dissolves or winds up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s securities, or the removal of incumbent management. The Company Board has no present plans to issue any preferred stock, but may do so at any time in the future without stockholder approval.

Restrictions on Ownership and Transfer of Shares

In order for us to continue to qualify as a REIT, not more than 50% of the Company’s outstanding shares may be owned by any five or fewer individuals during the last half of any taxable year. In addition, the outstanding shares must be owned by 100 or more persons during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). However, we cannot assure you that this prohibition will be effective.

The Company Charter contains a limitation on ownership that prohibits any individual, entity or group from directly or indirectly acquiring beneficial ownership of more than 9.8% of the value of the Company’s then aggregate outstanding shares of stock of any class or series (which includes common stock and any preferred stock the Company may issue) or more than 9.8% of the value or number of shares, whichever is more restrictive, of the Company’s then outstanding common stock.

Any attempted transfer of the Company’s stock which, if effective, would result in the Company’s stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of the Company’s stock which, if effective, would result in violation of the ownership limits discussed above or in the Company being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. We will designate a trustee of the share trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the share trust. Shares-in-trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all distributions on the shares-in-trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee will vote all shares-in-trust during the period they are held in trust and, subject to Maryland law, will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the share trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

The trustee of the trust will be empowered to sell the shares-in-trust to a qualified person selected by the trustee and to distribute to the applicable prohibited owner an amount equal to the lesser of (1) the sales proceeds received by the trust for such shares-in-trust or (2) (A) if the prohibited owner was a transferee for value, the price paid by the prohibited owner for such shares-in-trust or (B) if the prohibited owner was not a transferee or was a transferee but did not give value for the shares-in-trust, the market price on the day of the event causing the shares to be held in trust. In addition, all shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created such shares-in-trust (or, in the case of a devise or gift, the market price of such shares at the time of such devise or gift) and (2) the market price on the date we, or our designee, accept such offer. The trustee or we may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any amount received by the trustee in excess of the amount to be paid to the prohibited owner will be distributed to the beneficiary of the trust.

Any person who acquires shares in violation of the foregoing restrictions or who would have owned shares that resulted in a transfer to any such trust is required to give immediate written notice to us of such event. Any person who proposes or attempts such a transaction must give us at least 15 days prior written notice. Such person will provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT.

The foregoing restrictions continue to apply until the Company Board determines it is no longer in our best interests to attempt to, or to continue to, qualify as a REIT or that compliance is no longer required for REIT qualification.

The Company Board, in its sole discretion, may exempt (prospectively or retroactively) a person from the limitation on ownership of more than 9.8% of the value of the Company’s then aggregate outstanding shares of stock of any class or series (which includes common stock and any preferred stock the Company may issue) or more than 9.8% of the value or number of shares, whichever is more restrictive, of the Company’s then outstanding common stock. However, the Company Board may not exempt any person whose ownership of the Company’s outstanding stock would result in the Company being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the Company Board for exemption, a person also must not own, directly or indirectly, an interest in any of our tenants (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of the Company Board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the share trust.

Any stockholder of record who owns more than 5.0% (or such lower level as required by the Code and the regulations thereunder) of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the name and address of such record owner, the number of shares beneficially owned by such stockholder, a description of the manner in which such shares are held and such additional information regarding the beneficial ownership of the shares as we may request in order to determine the effect, if any, of such actual or beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, any person who is a beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any taxing or governmental authority.

Listing

Shares of Company Common Stock are listed on the NYSE under the symbol “HTA.” The Combined Company Common Stock will be listed on the NYSE and trade under the symbol “HR.”

Transfer Agent and Registrar

The transfer agent and registrar for shares of Company Common Stock is Computershare Inc.

COMPARISON OF RIGHTS OF THE COMPANY STOCKHOLDERS AND HR STOCKHOLDERS

The rights of HR stockholders are currently governed by and subject to the provisions of the Maryland General Corporation Law, which we refer to as the MGCL, and the charter and bylaws of HR. Upon consummation of the Merger, the rights of the former HR stockholders who receive shares of Company Common Stock will continue to be governed by the MGCL and by the Fifth Articles of Amendment and Restatement of the Company, as amended, supplemented and corrected, which we refer to as the Company Charter, and the Fourth Amended and Restated Bylaws of the Company, as amended, which we refer to as the Company Bylaws, rather than the charter and bylaws of HR.

The following is a summary of the material differences between the rights of the Company stockholders (which will be the rights of stockholders of the Combined Company following the Merger) and HR stockholders, but does not purport to be a complete description of those differences or a complete description of the terms of shares of Company Common Stock subject to issuance in the Merger. The following summary is qualified in its entirety by reference to the relevant provisions of (a) Maryland law; (b) the Company Charter; (c) the Second Articles of Amendment and Restatement of HR, as amended, corrected, restated and supplemented, which we refer to as the HR Charter; (d) the Company Bylaws; and (e) the Fourth Amended and Restated Bylaws of HR, as amended, which we refer to as the HR Bylaws.

Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of the Company and HR, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information and Incorporation by Reference.”

The Company	HR
Corporate Governance

The Company is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of the Company stockholders are governed by the MGCL, the Company Charter and the Company Bylaws.

HR is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes. The rights of HR stockholders are governed by the MGCL, the HR Charter and the HR Bylaws.
Authorized Shares of Capital Stock

The Company is authorized to issue a total of 1,200,000,000 shares of stock. Of the total shares authorized, 1,000,000,000 shares are classified as common stock, $0.01 par value per share, all of which are classified and designated as Class A common stock (“Company Common Stock”), and 200,000,000 shares are classified as preferred stock, $0.01 par value per share.

As of the close of business on February 22, 2022, approximately 229,026,869 shares of Company Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

The Company Board may, without stockholder approval, amend the Company Charter from time to

HR is authorized to issue 300,000,000 shares of common stock, $0.01 par value per share (“HR Common Stock”), and 50,000,000 shares of preferred stock, $0.01 par value per share.

As of the close of business on February 22, 2022, approximately 151,161,174 shares of HR Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

The HR Board may not, without stockholder approval, amend the HR Charter to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series that it has authority to issue.

The Company	HR
time to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series that it has authority to issue.
Size of Board of Directors

The number of directors, which must be between three and fifteen, may be changed by the Company Board. Currently, the Company Board consists of eight directors, seven of whom are independent.

The number of directors, which must be not less than three or more than nine, may not be changed by the HR Board without the affirmative vote of the holders of at least 90% of the shares of HR Common Stock, voting together as a single class.

Currently, the HR Board consists of nine directors, eight of whom are independent.

A majority of the directors must be independent in accordance with the applicable listing standards of the NYSE.

Upon completion of the Merger, the board of directors of the Combined Company will be increased to thirteen directors, nine of whom will be the individuals who are the directors of HR immediately prior to the effective time of the Merger and four of whom will be individuals designated by the Company.

Classes of Directors

Neither the Company Board nor the HR Board is classified.

Removal of Directors

Any director may resign by delivering notice to the Company Board, effective upon delivery to the Company Board of such notice or upon any future date specified in the notice.

Subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more directors, any director, or the entire Company Board, may be removed from office at any time, but only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

Any director of HR may be removed only for cause (a) by the vote of holders of 80% of the outstanding shares of HR, or (b) by the unanimous vote of all of the other members of the HR Board. Cause is defined as the director’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to HR.

Election of Directors

The affirmative vote of a majority of votes cast by the Company stockholders present in person or by proxy at a meeting of stockholders duly called and at which a quorum is present is required to elect a director, unless the election is contested, in which case directors are elected by the vote of a plurality of the votes cast by the stockholders entitled to vote on the election of directors present in person or by proxy at any such meeting.

The Company stockholders do not have the right to cumulate their votes with respect to the election of directors.

Each director is elected by a plurality of all the votes cast at a meeting of HR stockholders at which a quorum is present.

The HR stockholders do not have the right to cumulate their votes with respect to the election of directors.

HR has a director resignation policy that is applicable to any director that does not receive a majority of votes cast “for” his or her election to the HR Board in an uncontested election.

Filling Vacancies on Board of Directors

Except as may be provided by the Company Board in setting the terms of any class or series of stock, any	HR stockholders may elect a successor to fill any vacancy on the HR Board which results from the

The Company	HR

vacancy on the Company Board may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy serves for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Notwithstanding the foregoing sentence, independent directors nominate replacements for vacancies among the independent directors’ positions.

removal of a director. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director and until such director’s successor is elected and qualifies. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the HR Board that results from any cause except an increase in the authorized number of directors. A majority of the entire HR Board of Directors may fill a vacancy which results from an increase in the number of directors. A director elected by the HR Board to fill a vacancy serves until the next annual meeting of stockholders and until such director’s successor is elected and qualifies.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.

As permitted by the MGCL, the Company Charter provides for a majority vote on the foregoing matters, including any amendment to the Company Charter requiring stockholder approval.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

The HR Charter is silent with respect to the vote requirement applicable to the foregoing matters. Consequently, the default provision under the MGCL requiring the approval of the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast applies to HR Charter amendments requiring stockholder approval and extraordinary transactions, such as mergers and the sale of all or substantially all of the assets of HR.

Notwithstanding the foregoing, the HR Charter further provides that the affirmative vote of the holders of at least 90% of the voting stock of HR, voting together as a single class, is required to repeal or amend any provision of the HR Charter inconsistent with sections relating to the limitation on the number of HR Board seats, the ownership and transfer of share limitations, the application of this 90% vote requirement and the limitation of liability and indemnification of directors and officers.

Limitations on Ownership and Transfer of Shares

Except with regard to any persons exempted by the Company Board, no person shall beneficially or	If the HR Board shall, at any time and in good faith, be of the opinion that direct or indirect ownership of

The Company	HR
constructively own stock of the Company in excess of 9.8% by number or value, whichever is more restrictive, of the Company’s outstanding common stock or 9.8% in value of the aggregate of the outstanding shares of the Company’s capital stock. In addition, no person shall (1) beneficially or constructively own stock of the Company that would result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year) or otherwise failing to qualify as a REIT or (2) transfer shares of stock of the Company that would result in the shares of stock of the Company being beneficially owned by fewer than 100 persons. Any transfer of stock of the Company that would, if effective, cause a violation of the above restrictions will be null and void and the intended transferee will acquire no rights in such shares of stock. However, if any such transfer of shares of stock of the Company occurs, then that number of shares of stock of the Company, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, will be automatically converted into excess stock and transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner will not acquire any rights in such shares. See “Description of the Company’s Capital Stock—Restrictions on Ownership and Transfer of Shares” of this joint proxy statement/prospectus.	at least 9.9% or more in value of the outstanding stock of HR has or may become concentrated in the hands of one owner (after applying the attribution provisions of Section 544 of the Code as modified by Section 856(h) of the Code), the HR Board has the power to refuse to transfer or issue shares of stock of HR to any person or entity that would, in the opinion of the HR Board, result in the direct or indirect ownership of more than 9.9% in value of the outstanding stock of HR. Any transfer of shares, options, warrants or other securities convertible into shares that would create a direct or indirect owner of more than 9.9% in value of the outstanding stock of HR shall be deemed void and the intended transferee shall acquire no interest therein. If, at any time there is a transfer in violation of the provisions of the HR Charter to a transferee that, absent the prohibitions in the HR Charter, would cause such owner to own directly or indirectly in excess of 9.9% in value of the outstanding stock of HR those shares of HR that are a part of the most recent transfer and that are in excess of 9.9% in value of the outstanding stock of HR shall constitute “Excess Shares” as defined in the HR Charter, which shall be deemed to have been transferred to HR as trustee of a trust for the exclusive benefit of such person or persons to whom the Excess Shares shall later be transferred to pursuant to the terms of the HR Charter.

Limitation of Liability and Indemnification of Directors and Officers

The Company Charter provides that, to the maximum extent permitted by Maryland law, no director or officer shall be liable to the Company or its stockholders for money damages.

The Company Bylaws provide that, to the maximum extent permitted by Maryland law, the Company, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify and shall pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Company and who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation partnership, joint venture, trust, employee

The HR Charter provides that, to the maximum extent permitted by Maryland law, no director or officer shall be liable to HR or its stockholders for money damages.

The HR Charter and the HR Bylaws provide that, to the maximum extent permitted by Maryland law, HR, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify and shall pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to directors, officers, employees and agents.

The Company	HR
benefit plan or other enterprise who is made a party to the proceeding by reason of his service in that capacity.

Maryland Business Combination Act

Under certain provisions of the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned, directly or indirectly, 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) 2/3 of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form-of-consideration and procedural requirements.

As permitted by the MGCL, the Company Board has adopted a resolution exempting any business combination between the Company and any other person or entity from the business combination provisions of the MGCL, provided that such business combination is first approved by the Company Board.

Under certain provisions of the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned, directly or indirectly, 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) 2/3 of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form-of-consideration and procedural requirements.

As permitted by the MGCL, the HR Board has adopted a resolution exempting from the provisions of the MGCL described above any business combination relating to the Merger between the Company and any person from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders.

Subtitle 8

Under certain provisions of the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its	Under certain provisions of the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by

The Company	HR

charter or bylaws or by resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five following provisions: (i) a classified board, (ii) a 2/3 vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) that any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred and (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Through provisions in the Company Charter and the Company Bylaws unrelated to Subtitle 8, (i) the Company Board already has the exclusive power to fix the number of directors, (ii) any and all vacancies on the Company Board may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (iii) a stockholder-requested special meeting of stockholders may be called only by a majority of all the votes entitled to be cast on such matter.

provision in its charter or bylaws or by resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five following provisions: (i) a classified board, (ii) a 2/3 vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) that any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred and (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Through provisions in the HR Bylaws unrelated to Subtitle 8, a stockholder-requested special meeting of stockholders may be called only by a majority of all the votes entitled to be cast on such matter.

Unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the stockholders held during the preceding 12 months.

In February 2019, the HR Board approved a resolution prohibiting HR from electing to be subject to Section 3-803 of the MGCL, commonly referred to as the Maryland Unsolicited Takeover Act or MUTA. MUTA contains statutory provisions that allow a board, without stockholder approval, to elect to classify into three classes with staggered three-year terms. By adopting this resolution, the HR Board is prohibited from electing to be subject to Section 3-803 of the MGCL without first obtaining stockholder approval.

Annual Meetings of Stockholders

The annual meeting of the Company stockholders is required to be held on a date and at the time and place set by the Company Board.	The annual meeting of HR stockholders is required to be held each year on a date and time designated by the HR Board during the month of May.

Special Meetings of Stockholders

The Company Charter and the Company Bylaws provide that special meetings of stockholders may be called by the chairman of the Company Board, the president of the Company, the chief executive officer of the Company, a majority of the directors and a majority of the independent directors and must be called by the	The HR Bylaws provide that special meetings of the stockholders may be called by the Chairman of the HR Board, the President of HR and the HR Board and must be called by the Secretary of HR to act on any matter upon the written request of stockholders

The Company	HR
secretary of the Company to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority all the votes entitled to be cast on such matter at such meeting.

entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

The HR Bylaws also provide that unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the stockholders held during the preceding 12 months.

Distributions

The MGCL provides that no distribution may be made by a Maryland corporation if, after giving effect to the distribution, the corporation would be unable to pay its indebtedness as the indebtedness becomes due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.	The MGCL provides that no distribution may be made by a Maryland corporation if, after giving effect to the distribution, the corporation would be unable to pay its indebtedness as the indebtedness becomes due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Amendments to Bylaws

The Company Board is vested with the power to adopt, alter or repeal any provision of the Company Bylaws and to make new Bylaws.

In addition, pursuant to a binding proposal that is properly submitted by stockholders for approval at a duly called annual meeting or special meeting of stockholders, the stockholders have the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to alter or repeal any provision of the Company Bylaws and to adopt new Bylaw provisions, in any such case to the extent permitted by and consistent with the Company Charter, the Company Bylaws and applicable law.

The HR Board may amend or repeal any provision of the HR Bylaws without the consent of the stockholders, (i) unless the HR Charter or the MGCL reserves this power exclusively to the stockholders (which the HR Charter does, as described below) or (ii) the stockholders, in amending or repealing a particular bylaw, provide expressly that the HR Board may not amend or repeal that particular bylaw.

Notwithstanding any of the provisions of the HR Charter or the HR Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law or the HR Charter or the HR Bylaws), the affirmative vote of the holders of at least 90% of the voting stock of HR, voting together as a single class, is required to repeal or amend any provision of the HR Bylaws.

CERTAIN RELATIONSHIPS/RELATED PARTY TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

Conflicts of Interest

The Company’s independent directors have an obligation to function on the Company’s behalf in all situations in which a conflict of interest may arise and have a duty to act in the best interests of the Company. However, the Company cannot assure the Company stockholders that the independent directors will be able to eliminate or reduce the risks related to these conflicts of interest. The Company has adopted certain restrictions and procedures to address these conflicts, as described below.

Interests in the Company’s Investments

The Company is permitted to make or acquire investments in which the Company’s directors, officers or stockholders or any of its or their respective affiliates have direct or indirect pecuniary interests. However, any such transaction in which the Company’s directors or officers or any of their respective affiliates has any interest would be subject to the restrictions and procedures described below.

Related Person Transactions Procedures

In order to reduce or eliminate certain potential conflicts of interest, the Company Charter contains restrictions and conflict resolution procedures relating to transactions the Company enters into with its directors or their respective affiliates.

These restrictions and procedures include, among other things, the following:

•

The Company will not purchase or lease any asset (including any property) in which any of its directors or officers or any of their affiliates has an interest without a determination by a majority of the Company’s directors, including a majority of its independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to the Company and at a price to the Company no greater than the cost of the property to such director or directors or officer or officers or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will the Company acquire any such asset at an amount in excess of its appraised value.

•

The Company will not sell or lease assets to any of its directors or officers or any of their affiliates unless a majority of the Company’s directors, including a majority of its independent directors not otherwise interested in the transaction, determine that the transaction is fair and reasonable to the Company, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of the Company’s independent directors.

•

The Company will not make any loans to any of its directors or officers or any of their affiliates (other than loans to its wholly-owned subsidiaries). In addition, any loans made to the Company by the Company’s directors or officers or any of their affiliates must be approved by a majority of the Company’s directors, including a majority of its independent directors not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

•

The Company will not invest in any joint ventures with any of its directors or any of their affiliates unless a majority of the Company’s directors, including a majority of its independent directors not otherwise interested in the transaction, determine that the transaction is fair and reasonable to the Company and on substantially the same terms and conditions as those received by other joint venturers.

The Company Board recognizes that transactions between the Company and any of its directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that the Company’s decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and consistent with the Company Charter and Code of Ethics, it is the Company’s preference to avoid such transactions. To date there have been no such related party transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. Accordingly, in addition to the restrictions and conflict resolution procedures described above and as set forth in the Company Charter, the Company Board has adopted a “Related Person Transactions Policy” which provides that the Nominating and Corporate Governance Committee of the Company Board will review all transactions in which the Company is or will be a participant and the amount involved exceeds $120,000 if a related person had, has or will have a direct or indirect material interest in such transaction. Any such potential transaction is required to be reported to the Company’s Nominating and Corporate Governance Committee for its review. The Company’s Nominating and Corporate Governance Committee will only approve or ratify such related person transactions that are: (a) in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Nominating and Corporate Governance Committee determines in good faith; (b) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person; and (c) approved or ratified by a majority of the disinterested members of the Nominating and Corporate Governance Committee.

In making such a determination, the Nominating and Corporate Governance Committee is required to consider all of the relevant and material facts and circumstances available to it, including (if applicable, and without limitation) the benefits to us of the transaction, the ongoing impact of the transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and whether the terms are comparable to the terms available to unrelated third parties generally. A member of the Nominating and Corporate Governance Committee is precluded from participating in any review, consideration or approval of any transaction with respect to which the director or the director’s immediate family members are related persons.

The Company Board has barred any future pledging of Company Common Stock by directors and named executive officers. Subject to the approval of the Company Board, in its sole discretion, pledging of Partnership Units may occur in limited circumstances because of the limited liquidity of the Partnership Units and the absence of an active trading market in the Partnership Units. The Company Board’s consideration of whether to grant directors and named executive officers the right to pledge Partnership Units shall be subject to the Company Board’s determination that the pledgor does not intend to pledge a “significant” amount of Partnership Units, among other factors. Significance shall be determined by the Company Board based upon the magnitude of the aggregate pledged Partnership Units relative to the Company’s total shares of Company Common Stock outstanding, the market value thereof and the trading volume thereof, among other factors. Additionally, Company Common Stock subject to stock ownership and holding requirements shall not include pledged Partnership Units.

Related Party Transactions

As disclosed above, since January 1, 2020, there have been no transactions to which the Company was a party and in which (1) the amount involved exceeded the lessor of (i) $120,000, and (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and (2) a director, executive officer, holder of more than 5% of the outstanding share capital of the Company, or any member of such person’s immediate family had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of May 31, 2022 what the Company believes to be, based on publicly available information, the number and percentage of shares of Company Common Stock beneficially owned by: (i) each director; (ii) each named executive officer; (iii) all directors and executive officers as a group; and (iv) each person who beneficially owns more than 5% of the outstanding shares of Company Common Stock. The percent of Company Common Stock is based on 229,076,321 shares of Company Common Stock outstanding as of March 31, 2022.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class
Directors and Executive Officers:
Robert A. Milligan	215,396	**
Amanda L. Houghton	216,701	**
W. Bradley Blair II	160,189	**
Reshma Block	1,633	**
Vicki U. Booth	19,678	**
H. Lee Cooper	9,088	**
Warren D. Fix	144,686	**
Peter N. Foss	132,589	**
Jay P. Leupp	9,088	**
Constance B. Moore	1,633	**

Directors and executive officers as a group (10 persons)	910,681	0.4%

Other Stockholders:
The Vanguard Group, Inc. (3)	31,538,013	13.8%

Cohen & Steers, Inc. (4)	23,251,547	10.2%

BlackRock, Inc. (5)	16,199,335	7.1%

Principal Real Estate Investors, LLC (6)	13,248,348	5.8%

APG Asset Management US, Inc. (7)	12,615,500	5.5%

*	Unless otherwise indicated, the address is c/o Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254.
**	Represents less than 1% of our outstanding Company Common Stock.
(1)

Beneficial ownership includes outstanding shares of Company Common Stock and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(2)	Amount includes vested LTIP units which are convertible into shares of Company Common Stock as follows: 7,500 for Mr. Milligan; 97,500 for Ms. Houghton; and 67,500 for each of Mr. Blair and Mr. Fix.
(3)

Based solely on the information in Schedule 13G/A, dated February 9, 2022, filed with the SEC by The Vanguard Group, Inc., located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The report states as of December 31, 2021 that The Vanguard Group, Inc. had shared voting power over 320,654 shares, sole dispositive power over 31,023,478 shares and shared dispositive power over 514,535 shares.

(4)

Based solely on the information in Schedule 13G/A, dated February 14, 2022, filed with the SEC by Cohen & Steers, Inc., located at 280 Park Ave, 10th floor, New York, New York 10017. The report states as of December 31, 2021 that Cohen & Steers, Inc. had sole voting power over 17,215,699 shares and sole dispositive power over 23,251,547 shares. Of these shares, affiliates of Cohen and Steers, Inc. reported the following ownership on the same 13G/A as reported above: Cohen and Steers Capital Management, Inc. had sole voting power over 17,160,417 shares and sole dispositive power over 22,866,120 shares; Cohen & Steers UK Limited had sole voting power over 34,485 shares and sole dispositive power over 364,630 shares; Cohen & Steers Asia Limited had sole voting power over 8,489 shares and sole dispositive power over 8,489 shares; and Cohen & Steers Ireland Limited had sole voting power over 12,308 shares and sole dispositive power over 12,308 shares. Cohen & Steers Capital Management, Inc. shares the principal address with Cohen and Steers, Inc.; Cohen & Steers UK Limited is located at 50 Pall Mall 7th Floor London, United Kingdom SW1Y 5JH; Cohen & Steers Asia Limited is located at 1201-02 Champion Tower, Three Garden Road, Central, Hong Kong; and the principal address of Cohen & Steers Ireland Limited is 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60.
(5)

Based solely on the information in Schedule 13G/A, dated February 2, 2022, filed with the SEC by BlackRock, Inc., located at 55 East 52nd Street, New York, New York 10055. The report states as of December 31, 2021 that BlackRock, Inc. had sole voting power over 14,376,369 shares and sole dispositive power over 16,199,335 shares.

(6)

Based solely on the information in Schedule 13G/A, dated February 14, 2022, filed with the SEC by Principal Real Estate Investors, LLC, located at 801 Grand Avenue, Des Moines, Iowa 50392. The report states as of December 31, 2021 that Principal Real Estate Investors, LLC had shared voting power over 13,248,348 shares and shared dispositive power over 13,248,348 shares.

(7)

Based solely on the information in Schedule 13G, dated January 19, 2022, filed with the SEC by APG Asset Management US, Inc., located at 666 3rd Avenue, 2nd Floor, New York, New York 10017. The report states as of December 31, 2021 that APG Asset Management US, Inc. had shared voting power over 12,615,500 shares and sole dispositive power over 12,615,500 shares. Of these shares, affiliates of APG Asset Management US, Inc. reported the following ownership on the same 13G as reported above: APG Asset Management, N.V. had shared voting power over 12,615,500 shares and shared dispositive power over 12,615,500 shares; APG Groep, N.V. had shared voting power over 12,615,500 shares and shared dispositive power over 12,615,500 shares; Stichting Pensioenfonds ABP had shared voting power over 12,615,500 shares and shared dispositive power over 12,615,500 shares. APG Asset Management, N.V. is located at Gustav Mahlerplein 3, 1082 MS Amsterdam; APG Groep, N.V. is located at Oude Lindestraat 70, Postbus 6401, Heerlen, Netherlands; and the principal address of Stichting Pensioenfonds ABP is PO Box 4806, 6401 JL Heerlen, Netherlands.

LEGAL MATTERS

It is a condition to the Merger that each of the Company and HR receive a written opinion from each of McDermott Will & Emery LLP, on behalf of the Company, and Hunton Andrews Kurth LLP, on behalf of HR, respectively, concerning the U.S. federal income tax consequences of the Merger. The validity of the shares of Company Common Stock to be issued in the Merger will be passed upon by McDermott Will & Emery LLP.

EXPERTS

The financial statements of the Company as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this joint proxy statement/prospectus, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The financial statements of the Company OP as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this joint proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements and schedules of HR appearing in HR’s Annual Report (Form 10-K) as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, and HR management’s assessment of the effectiveness of HR’s internal control over financial reporting as of December 31, 2021, incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, HR’s independent registered public accounting firm, incorporated herein by reference, and given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Company Board nor the HR Board knows of any matters that will be presented for consideration at either the Company Special Meeting or the HR Special Meeting other than as described in this joint proxy statement/prospectus. In accordance with the Company Bylaws, the HR Bylaws and Maryland law, business transacted at the Company Special Meeting and the HR Special Meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings. Nonetheless, if any other matter is properly presented at either the Company Special Meeting or the HR Special Meeting, or any adjournments or postponements of the meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

Each of the Company and HR file annual, quarterly, and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both the Company and HR, which can be accessed at www.sec.gov. Documents filed with the SEC by the Company, including the Registration Statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing the Company’s website at www.htareit.com. Documents filed with the SEC by HR will be available free of charge by accessing HR’s website at www.healthcarerealty.com. Information included on the websites of the Company and HR is not incorporated by reference into this joint proxy statement/prospectus.

The Company has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Company Common Stock to be issued in the Merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Company Common Stock. The rules and regulations of the SEC allow the Company and HR to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows the Company and HR to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or later filed thereby with the SEC. This joint proxy statement/prospectus contains summaries of certain provisions contained in some of the documents of the Company or HR described herein, but reference is made to the actual documents for complete information. All of such summaries are qualified in their entirety by reference to the actual documents.

This joint proxy statement/prospectus incorporates by reference the documents listed below that the Company has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about the Company and its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 1, 2022, and Amendment No. 1 on Form 10-K/A, filed with the SEC on April 12, 2022.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 9, 2022.

•

Current Reports on Form 8-K filed on February 28, 2022 (two reports filed) and March 1, 2022, March  14, 2022, March  15, 2022, and May 16, 2022 (other than documents or portions of those documents not deemed to be filed).

•

The description of shares of Company Common Stock included in the Registration Statement on Form 8-A filed with the SEC on June 5, 2012 under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description.

In addition, the Company incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the effective date of the Merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, or from the Company by requesting them in writing or by telephone at the following address:

Healthcare Trust of America, Inc.

16425 N. Scottsdale Road, Suite 320

Scottsdale, AZ 85254

Attention: Investor Relations

P: (480) 998-3478 F: (480) 991-0755

Email: info@htareit.com

These documents are available from the Company without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that HR has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about HR and its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 22, 2022.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 5, 2022.

•	Current Reports on Form 8-K filed on February 28, 2022, and May 11, 2022 (other than documents or portions of those documents not deemed to be filed).

•	Proxy Statement for HR’s 2022 Annual Meeting of Stockholders, on Schedule 14A filed with the SEC on March 25, 2022.

In addition, HR incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the HR Special Meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or HR will provide you with copies of these documents, without charge, upon written or oral request to:

Healthcare Realty Trust Incorporated

3310 West End Avenue

Suite 700

Nashville, TN 37203

Attention: Investor Relations

P: (615) 269-8175 F: (615) 269-8461

Email: communications@healthcarerealty.com

If you are a stockholder of the Company or a stockholder of HR and would like to request documents, please do so by July 8, 2022, to receive them before the Company Special Meeting or the HR Special Meeting, as applicable. If you request any documents from the Company or HR, such documents will be mailed to you by first class mail, or another equally prompt means, within one business day after the Company or HR receives your request, as applicable.

If you have any questions about the Merger or how to submit your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact Okapi, the Company’s proxy solicitor, or Innisfree, HR’s proxy solicitor, at the following addresses and telephone numbers:

If you are a Company stockholder:	If you are an HR stockholder:

Okapi Partners LLC	Innisfree M&A Incorporated
1212 Avenue of the Americas, 24th Floor	501 Madison Avenue, 20th floor
New York, New York 10036	New York, New York 10022
Call Toll-Free: (855) 305-0857	Stockholders may call toll free: (800) 422-8620
Call Collect: (212) 297.0720	Banks and Brokers may call collect: (212) 750-5833

This document is a prospectus of the Company and is a joint proxy statement of the Company and HR for the Company Special Meeting and the HR Special Meeting, respectively. Neither the Company nor HR has authorized anyone to give any information or make any representation about the Merger, the Company or HR that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that the Company or HR has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you different, additional, or inconsistent information, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

HEALTHCARE REALTY TRUST INCORPORATED,

HEALTHCARE TRUST OF AMERICA, INC.,

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP

and

HR ACQUISITION 2, LLC

Dated as of February 28, 2022

A-i

(continued)

A-ii

(continued)

EXHIBITS

EXHIBIT A — Form of Second Amended and Restated Company OP Partnership Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 28, 2022 (this “Agreement”), is by and among Healthcare Realty Trust Incorporated, a Maryland corporation (“HR”), Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), Healthcare Trust of America Holdings, LP, a Delaware limited partnership (the “Company OP”), and HR Acquisition 2, LLC, a Maryland limited liability company and a direct, wholly owned Subsidiary of the Company (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Section 9.13.

WHEREAS, the parties wish to effect a business combination by means of a merger of Merger Sub with and into HR (the “Merger”), with HR surviving the Merger as a wholly owned Subsidiary of the Combined Company (as defined below), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “LLC Act”).

WHEREAS, the Board of Directors of HR (the “HR Board”) has unanimously (a) determined that this Agreement and the Transactions (as defined below), including the Merger, are in the best interests of HR, (b) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (c) directed that the Merger and the other Transactions be submitted to the holders of HR Common Stock (as defined below) for consideration at the HR Stockholders Meeting (as defined below), and (d) subject to the terms of the Merger Agreement, resolved to recommend approval of this Agreement and the Transactions, including the Merger, by the holders of HR Common Stock and to include such recommendation in the Joint Proxy Statement/Prospectus (as defined below).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) approved this Agreement, the Merger and the other Transactions, (b) determined that this Agreement, the Merger and the other Transactions are advisable on substantially the terms and conditions set forth in this Agreement, (c) directed that the issuance of Company Common Stock (as defined below) contemplated by this Agreement (the “Issuance”) be submitted for consideration at the Company Stockholders Meeting (as defined below), and (d) subject to the terms of the Merger Agreement, resolved to recommend approval of the Issuance by the stockholders of the Company and to include such recommendation in the Joint Proxy Statement/Prospectus.

WHEREAS, the Company, in its capacity as sole member of Merger Sub, has (a) declared that the Merger is advisable on substantially the terms and conditions set forth in this Agreement, and (b) approved the Merger by written consent prior to or simultaneously with the execution of this Agreement.

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code to which the Company and HR are parties within the meaning of Section 368(b) of the Code, and (b) this Agreement is and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

WHEREAS, HR, the Company, the Company OP and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, HR, the Company, the Company OP and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the MGCL and the LLC Act, at the Effective Time (as defined below), Merger Sub shall be merged with and into HR, the separate corporate existence of Merger Sub shall thereupon cease and HR shall be the surviving corporation in the Merger and a Subsidiary of the Company (the Company, following the Effective Time, sometimes being referred to herein as the “Combined Company”). HR, as the surviving corporation in the Merger, is hereinafter referred to as the “Surviving Corporation.”

Section 1.02 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern time) on the third (3rd) Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied (or validly waived) at the Closing, but subject to the satisfaction or valid waiver of those conditions at such time), at the offices of McDermott Will & Emery LLP, One Vanderbilt Avenue, New York, New York 10017 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another date, time or place is agreed to in writing by HR and the Company. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 1.03 Effective Time. At the Closing, HR and the Company shall (i) cause articles of merger in form and substance mutually agreeable to HR and the Company (the “Articles of Merger”) with respect to the Merger to be executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the LLC Act, and (ii) duly make all other filings, recordings or publications required by the MGCL, the LLC Act and/or the SDAT (if any) in order to effectuate the Merger. The Articles of Merger shall provide that the Merger shall become effective at the time that the Articles of Merger are accepted for record by the SDAT or at such later time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT) as is agreed to in writing by the parties hereto prior to the filing of such Articles of Merger and specified in the Articles of Merger in accordance with the MGCL and the LLC Act (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the MGCL (including Section 3-114) and the LLC Act (including Section 4A-709).

Section 1.05 Charter and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the charter of HR as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until amended in accordance with the applicable provisions of the MGCL and such charter.

(b) At the Effective Time, the bylaws of HR as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the MGCL, the charter of the Surviving Corporation and such bylaws.

Section 1.06 Directors and Officers of the Surviving Corporation.

(a) Prior to the Effective Time, the parties shall take all necessary actions so that, upon and immediately after the Effective Time, the size of the Board of Directors of the Surviving Corporation (the “Surviving Corporation Board”) shall be fixed at five (5) and, as of the Effective Time, the Surviving Corporation Board shall consist of five (5) individuals designated by HR prior to the Closing Date, each to hold office in accordance with the charter and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

(b) The officers of HR as of immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

Section 1.07 Combined Company Corporate Governance.

(a) Unless otherwise agreed to by the Company and HR prior to the Effective Time, prior to the Effective Time, the Company shall take all requisite action so that, upon and immediately after the Effective Time: (i) the size of the Board of Directors of the Combined Company (the “Combined Company Board”) shall be fixed at thirteen (13) members; (ii) nine (9) members of the Combined Company Board shall be the individuals who are the directors of HR immediately prior to the Effective Time (collectively, the “HR Designees”); and (iii) four (4) members of the Combined Company Board shall be individuals designated by the Company, consisting of W. Bradley Blair II, Vicki U. Booth, Jay P. Leupp and Constance Moore (collectively, the “Company Designees”), provided that, unless otherwise approved in writing by HR, each Company Designee must: (A) not have been party to an event that would be required to be disclosed pursuant to Item 401(f) of Regulation S-K under the Securities Act and the Exchange Act and (B) qualify as an independent director of the Combined Company based on the NYSE Listed Company Manual or any NYSE rules related thereto as determined by the Nominating and Corporate Governance Committee of the Combined Company Board, who shall initially serve until the 2023 annual meeting of the stockholders of the Combined Company and until their respective successors are duly elected and shall qualify, all in accordance with the Constituent Documents of the Combined Company. In the event that any Company Designee is unable or unwilling to serve, for any reason, as a director on the Combined Company Board at the Effective Time, the Company Board (or a committee thereof) shall designate another individual to serve as a director on the Combined Company Board and to become a Company Designee in place of such Company Designee originally designated, provided that such replacement director is approved by the HR Board (or a committee thereof) and shall meet the requirements of clauses (A) and (B) of this Section 1.07(a).

(b) The Combined Company Board shall cause the Company Designees to be nominated to stand for election or reelection, as the case may be, to the Combined Company Board at the 2023, 2024 and 2025 annual meetings of stockholders of the Combined Company, shall include the Company Designees as nominees to the Combined Company Board in the proxy materials for such meetings, and shall solicit proxies in favor of such election or reelection, in all cases subject to (A) such Company Designees’ election by the Combined Company’s stockholders at the then-immediately preceding annual meeting and (B) the compliance of such Company Designees with the Combined Company’s then-current corporate governance guidelines and code of business conduct and ethics (collectively, “Corporate Governance Guidelines”). The Corporate Governance Guidelines shall apply uniformly to all directors of the Combined Company Board.

(c) Until the 2026 annual meeting of stockholders of the Combined Company, at least one (1) Company Designee shall serve on each committee of the Combined Company Board, with the exception of the Nominating and Corporate Governance Committee on which at least (2) Company Designees shall serve. For the avoidance of doubt, HR and the Company and their respective Boards of Directors shall take all requisite action so that the HR Designees and the Company Designees shall have been appointed to the Combined Company Board and each of its committees as of or prior to the Effective Time, with such HR Designees and Company Designees taking office immediately after the Effective Time.

(d) Prior to the Effective Time, the Company shall cause to be delivered to HR written resignation letters from each director of the Company Board (solely in their capacity as directors) that is not a Company Designee effective as of the Effective Time.

(e) Prior to the Effective Time, the parties shall take all requisite action so that, upon and immediately after the Effective Time, the name of the Combined Company shall be “Healthcare Realty Trust Incorporated”.

(f) Prior to the Effective Time, the parties shall take all requisite action so that, upon and immediately after the Effective Time, the ticker symbol of the Combined Company shall be “HR”.

Section 1.08 Agreement of Limited Partnership of Company OP. Prior to the Effective Time, the Company and the Company OP shall take all requisite action so that, as of immediately after the Effective Time, the second amended and restated agreement of limited partnership of the Company OP shall be substantially in the form attached hereto as Exhibit A (the “Agreement of Limited Partnership”), which shall be the second amended and restated agreement of limited partnership of the Company OP until thereafter amended as provided therein or by applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF

CERTIFICATES; COMPANY RESTRICTED SHARES

Section 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of HR, the Company, Merger Sub or any holder of any shares of common stock, $0.01 par value per share, of HR (“HR Common Stock”) or any membership interest of Merger Sub:

(a) Membership Interest of Merger Sub. The membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate (if any) representing ownership of such membership interest of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation.

(b) Cancellation of Certain HR Common Stock. All shares of HR Common Stock held by the Company or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor (“Cancelled Shares”).

(c) Conversion of HR Common Stock. Subject to the other provisions of this Article II, each share of HR Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall be converted automatically into, and shall thereafter represent, the right to receive 1.000 (the “Exchange Ratio”) validly issued, fully paid and nonassessable share of Class A Common Stock, $0.01 par value per share, of the Company (“Company Common Stock”), subject to adjustment as provided in Section 2.05, and in each case, subject to any applicable withholding Tax (collectively, the “Merger Consideration”). From and after the Effective Time, all such shares of HR Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of HR Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such share of HR Common Stock in accordance with Section 2.03, including the right to receive, pursuant to Section 2.03, cash in lieu of fractional shares of Company Common Stock, if any, into which such shares of HR Common Stock have been converted pursuant to this Section 2.01(c), together with the amounts, if any, payable pursuant to Section 2.03(e).

(d) Treatment of HR Common Stock. From and after the Effective Time, all of the shares of HR Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.01 shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of HR Common Stock represented by book-entry form (“HR Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of HR Common Stock (each, an “HR Certificate”) shall thereafter represent only the right to receive (x) the Merger Consideration into which the shares of HR Common Stock represented by such HR Book-Entry Share or HR Certificate have been converted pursuant to this Section 2.01, and (y) any dividends or other distributions to which holders of HR Common Stock shall become entitled in accordance with Section 2.03(g).

(e) Special Distribution Payment. Subject to and explicitly conditioned on the receipt by the Company of the HR Certification (as defined below) and the delivery of the Company Certification (as defined below) to HR on or before the Payment Date, the holders of shares of Company Common Stock issued and outstanding as of the Record Date shall receive the Special Distribution (as defined below) in the amount of $4.82 in cash per share of Company Common Stock held on the Record Date pursuant to Section 6.16(c). Following the receipt by the Company of the HR Certification and the delivery of the Company Certification to HR, the Company shall deposit, or cause to be deposited, the aggregate Special Distribution Amount Shortfall (as defined below) with the Company’s transfer agent (the “Transfer Agent”) on the Business Day prior to the Effective Time.

Section 2.02 Stock Options and Other Stock-Based Awards.

(a) HR Stock Options and Other Stock-Based Awards.

(i) As of the Effective Time, each HR Stock Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof or any other Person, assumed by the Combined Company. Each HR Stock Option so assumed and converted by the Company under this Agreement shall continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any vesting provisions and provisions regarding the acceleration of vesting), except that each HR Stock Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Company Common Stock (rounded down to the nearest whole share) equal to the product of: (A) the number of shares of HR Common Stock subject to such HR Stock Option; and (B) the Exchange Ratio, at an exercise price per share of Company Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of HR Common Stock of such HR Stock Option by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of Company Common Stock subject to the HR Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of HR Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code. The Company shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of all HR Stock Options on the terms set forth in this Section 2.02(a)(i).

(ii) Each share of HR Restricted Stock and each right of any kind, contingent or accrued, to receive shares of HR Common Stock or benefits measured in whole or in part by the value of a number of shares of HR Common Stock granted by HR outstanding immediately prior to the Effective Time (including restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than HR Stock Options (each, other than HR Stock Options, an “HR Stock-Based Award”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by the Combined Company, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such HR Stock-Based Award immediately prior to the Effective Time, with respect to the number of shares of Company Common Stock that is equal to the number of shares of HR Common Stock subject to the HR Stock-Based Award immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest full share.

(b) Company Restricted Shares.

(i) Each share of Company Common Stock subject to forfeiture conditions (collectively, “Company Restricted Shares”) outstanding immediately prior to the Effective Time shall vest in full as of immediately prior to the Effective Time. For the avoidance of doubt, any Company Restricted Shares that were granted subject to performance-based vesting conditions shall be treated assuming attainment of the target level of performance. Each such Company Restricted Share shall be entitled to receive the Special Distribution Amount and any other accrued but unpaid dividends with respect to such Company Restricted Share (“Company Restricted Share Payment”).

(ii) The portion of any Company Restricted Share Payment shall be made, net of any applicable withholding Taxes with respect to the full amount of the Company Restricted Share Payment, through the Combined Company’s payroll on the next administratively practicable regular payroll date (and in any event within fifteen (15) Business Days) following the Effective Time.

Section 2.03 Exchange of HR Common Stock.

(a) Prior to the Effective Time, the Company shall appoint an agent reasonably acceptable to HR (the “Exchange Agent”) to act as paying and exchange agent, including for purposes of exchanging HR Certificates (or affidavits of loss in lieu thereof) or HR Book-Entry Shares for the Merger Consideration. Prior to the Effective Time, the Company shall deposit or cause to be deposited, with the Exchange Agent, for the benefit of the holders of HR Certificates and HR Book-Entry Shares, shares of Company Common Stock sufficient in order for the Exchange Agent to distribute the Merger Consideration. In addition, the Combined Company shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.03(g) and cash in lieu of any fractional shares payable pursuant to Section 2.03(e). The shares of Company Common Stock and cash deposited with the Exchange Agent for the benefit of the holders of shares of HR Common Stock are collectively referred to herein as the “Exchange Fund.” In connection with the foregoing, the Company shall enter into an exchange agent agreement with the Exchange Agent, in a form reasonably acceptable to HR, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.03.

(b) Promptly after the Effective Time, but in no event more than two (2) Business Days after the Closing Date, the Combined Company shall cause the Exchange Agent to mail to each holder of record of shares of HR Common Stock at the Effective Time, a letter of transmittal in a form prepared by the Company and reasonably acceptable to HR (a “Letter of Transmittal”) (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the HR Certificates (or affidavits of loss in lieu thereof) or transfer of HR Book-Entry Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of HR Book-Entry Shares) and instructions for use in effecting the surrender of HR Certificates (or affidavits of loss in lieu thereof) or HR Book-Entry Shares in exchange for the Merger Consideration.

(c) Each holder of shares of HR Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of an HR Certificate (or affidavit of loss in lieu thereof), together with a properly completed Letter of Transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry transfer of HR Book-Entry Shares, the Merger Consideration in respect of the shares of HR Common Stock represented by an HR Certificate (or affidavit of loss in lieu thereof) or HR Book-Entry Share. The shares of Company Common Stock constituting the Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is required under applicable Law. The Exchange Agent shall accept such HR Certificates (or affidavits of loss in lieu thereof) or HR Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any Merger Consideration is to be paid to a Person other than the Person in whose name the applicable shares of HR Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that (i) either such HR Certificate shall be properly endorsed or such HR Certificate (or affidavit of loss in lieu thereof) shall otherwise be in proper form for the transfer or such HR Book-Entry Share shall be properly transferred, and (ii) the Person requesting such exchange shall pay to the Company any transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the HR Certificate (or shares of HR Common Stock specified in an affidavit of loss in lieu thereof) and/or HR Book-Entry Share so surrendered, or such Person shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(d) From and after the Effective Time, until surrendered as contemplated by this Section 2.03, each HR Certificate and/or HR Book-Entry Share shall be deemed to represent only the right to receive upon such surrender, in each case together with a duly executed and properly completed Letter of Transmittal, cash and certificates or evidence of shares in book-entry form representing the Merger Consideration that the holder of such HR Certificate and/or HR Book-Entry Share is entitled to receive pursuant to Section 2.01, and any cash payment that such holder is entitled to receive pursuant to Section 2.03(e) and Section 2.03(g). No interest will be paid or will accrue on any such consideration. The issuance or payment of the Merger Consideration and the payment of any cash payment required to be made pursuant to Section 2.03(e) shall be deemed issued and paid in full satisfaction of all rights pertaining to such shares of HR Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.03(g)).

(e) No certificates or book-entry securities representing less than one (1) share of Company Common Stock shall be issued in the Merger as a result of the conversion provided for in Section 2.01, but in lieu thereof each holder of HR Common Stock otherwise entitled to a fractional share of Company Common Stock (after aggregating the total number of shares of Company Common Stock that such holder of HR Common Stock has the right to receive pursuant to Section 2.01) shall be entitled to receive from the Combined Company, in accordance with the provisions of this Section 2.03(e), a cash payment in lieu of such fractional shares equal to (i) the fraction of a share of Company Common Stock, as applicable, to which such holder of HR Common Stock would otherwise be entitled, multiplied by (ii) the average daily volume weighted average price of a share of Company Common Stock on NYSE over the five (5) consecutive trading days immediately prior to the Closing Date. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to the Combined Company that would otherwise be caused by the issuance of fractional shares.

(f) After the Effective Time, there shall be no further transfer on the records of HR of shares of HR Common Stock which have been converted, pursuant to this Agreement, into the right to receive the consideration set forth herein, and if any HR Certificates (or affidavits of loss in lieu thereof) and/or HR Book-Entry Shares, together with a duly executed and properly completed Letter of Transmittal, are presented to the Exchange Agent or the Combined Company for transfer they shall be cancelled and exchanged, without interest, for the Merger Consideration as provided in Section 2.01 (together with any cash in lieu of fractional shares pursuant to Section 2.03(e)).

(g) No dividends or other distributions with respect to shares of Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered HR Common Shares with respect to the shares of Company Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by the Combined Company to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such HR Certificate (or affidavit of loss in lieu thereof) or HR Book-Entry Shares in accordance with this Agreement. Subject to applicable Laws, following surrender of any such HR Certificate or HR Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Company Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Company Common Stock.

(h) If any HR Certificate shall have been lost, stolen or destroyed, upon such Person’s (i) making of an affidavit of that fact claiming such certificate to be lost, stolen or destroyed, (ii) delivery for the benefit of the Combined Company of a bond of indemnity in an amount and upon terms reasonably satisfactory to the

Exchange Agent, and (iii) execution and delivery of a Letter of Transmittal, the Combined Company shall pay, in exchange for such lost, stolen or destroyed certificate, the amount and type of consideration to be paid in respect of each share of HR Common Stock represented by such certificate in accordance with the terms of this Agreement.

(i) Any portion of the Exchange Fund that remains unclaimed by the holders of HR Common Stock twelve (12) months after the Closing Date shall be returned to the Combined Company, upon demand, and any such holder who has not exchanged shares of HR Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Combined Company for payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.03(g) and any cash in lieu of fractional shares pursuant to Section 2.03(e), in respect of such shares without any interest thereon.

(j) Until disbursed in accordance with the terms and conditions of this Agreement, any cash in the Exchange Fund will be invested by the Exchange Agent, as directed by the Combined Company. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of HR Certificates or HR Book-Entry Shares. Any income from investment of the Exchange Fund will be payable to the Combined Company on demand.

Section 2.04 Withholding Rights. Each of the Company, the Company OP, Merger Sub and HR and any of their respective Subsidiaries (and any agent acting on behalf of any of them, including the Exchange Agent) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under any provision of federal, state, local or non-U.S. Tax Law. Any such withheld amounts (a) shall be remitted by the Company, the Company OP, Merger Sub and HR or any Subsidiary of any of them (or any agent acting on behalf of any of them, including the Exchange Agent), as the case may be, to the appropriate Governmental Entity and (b) provided that such amounts are remitted to the appropriate Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.05 Adjustments. In the event that, at any time during the period from the date hereof to the Effective Time, the Company or HR, as applicable, changes (or establishes a record date for changing) the number of shares of HR Common Stock issued and outstanding, or the number of shares of Company Common Stock issued and outstanding, as a result of a stock-split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or any similar transaction, in each case other than pursuant to the Transactions, then the Exchange Ratio shall be appropriately and proportionally adjusted to reflect fully the effect of such change.

Section 2.06 Dissenters’ Rights. No dissenters’ or appraisal rights or similar rights of an objecting stockholder to demand and receive fair value (under Section 3-201 et seq. of the MGCL or otherwise) shall be available with respect to the Merger or the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to HR that, except as (A) set forth in the confidential disclosure schedule delivered by the Company to HR prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed by the Company with, or furnished by the Company to, the SEC pursuant to the Securities Act or the Exchange Act prior to the date hereof and publicly available prior to the execution of this Agreement, other than any risk factor disclosure contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are not forward looking, cautionary or predictive in nature):

Section 3.01 Organization; Standing.

(a) The Company is a corporation duly incorporated and existing under and by virtue of the Laws of the State of Maryland and is in good standing with the SDAT. The Company has all requisite corporate power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due incorporation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Merger Sub is a limited liability company duly formed and existing under and by virtue of the Laws of the State of Maryland and is in good standing with the SDAT. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the Company’s Constituent Documents as amended to the date of this Agreement are included in the Company SEC Documents. The Company has made available to HR true and complete copies of Merger Sub’s Constituent Documents. The Constituent Documents of the Company, the Company OP and Merger Sub are in full force and effect and the Company, the Company OP and Merger Sub are not in violation of any of their respective Constituent Documents, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite organizational power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing and in good standing, have such power or authority or be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the Company OP Documents are included in the Company SEC Documents.

(c) Except as set forth in Section 3.01(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities). There are no current or pending dissolution, liquidation, forfeiture or revocation proceedings regarding the Company or any of the Company Subsidiaries.

Section 3.02 Capitalization.

(a) The authorized stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 200,000,000 shares of preferred stock, $0.01 par value per share, of the Company (“Company Preferred Stock”). At the close of business on February 25, 2022 (the “Company Capitalization Date”), (i) 229,026,869 shares of Company Common Stock were issued and outstanding (including 527,455 Company Restricted Shares) and (ii) no shares of Company Preferred Stock were issued or outstanding. Since the Company Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of stock of the Company, other than, in each case, pursuant to the lapsing of forfeiture conditions with respect to Company Restricted Shares or the forfeiture of, or withholding of taxes with respect to, Company Restricted Shares. The shares of Company Common Stock required to be delivered by the Company as the aggregate Merger Consideration, when so delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any preemptive rights.

(b) The Company is the sole general partner of the Company OP. As of the Company Capitalization Date, the Company held, directly or indirectly, 229,026,869 units in the Company OP (“Partnership Units”). In addition to the Partnership Units held by the Company, as of the Company Capitalization Date, 4,050,493 Partnership Units (excluding Company LTIP Units) were issued and outstanding and held by Persons other than the Company, and each such Partnership Unit is redeemable by the Company OP in exchange for one share of Company Common Stock or cash, at the Company’s election. No Partnership Units are held by any Subsidiary of the Company. Section 3.02(b) of the Company Disclosure Schedule sets forth a list as of the Company Capitalization Date of all holders of the Partnership Units (other than the Company) and the number and type of Partnership Units held by each such holder, as reflected in the books and records of the Company OP. Other than the foregoing and the Company LTIP Units and except as set forth in Section 3.02(b) of the Company Disclosure Schedule, as of the Company Capitalization Date, no other Partnership Units or other equity interests in the Company OP are issued and outstanding. Since the Company Capitalization Date through the date hereof, the Company OP has not issued any Partnership Units or other equity security (other than Partnership Units issued in respect of Company LTIP Units outstanding prior to such date). Section 3.02(b) of the Company Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company OP to issue, transfer or sell any partnership interests of the Company OP or any securities convertible into or exchangeable for any partnership interests of the Company OP. Except as provided above or as set forth in Section 3.02(b) of the Company Disclosure Schedule, and other than the Company LTIP Units set forth in Section 3.02(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company OP to issue, repurchase, redeem or otherwise acquire any partnership interests of the Company OP or any other securities convertible into or exchangeable for any partnership interest in the Company OP. Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, the Partnership Units that are owned by the Company are free and clear of any Liens other than any transfer and other restrictions under applicable federal and state securities Laws or the Company OP Documents.

(c) Except as set forth in this Section 3.02, as of the Company Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. As of the Company Capitalization Date, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to (x) the forfeiture of, or withholding of taxes with respect to, Company Restricted Shares, (y) the redemption of Partnership Units or (z) this Agreement), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any shares of Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Significant Subsidiary of the Company (except for directors’ qualifying shares or the like and Partnership Units held by Persons other than the Company or its Subsidiaries, which are the subject of Section 3.02(b) are wholly owned directly or indirectly, beneficially and of record, by the Company or its Subsidiaries free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Significant Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Significant Subsidiary of the Company (other than pursuant to this Agreement and other than the redemption of Partnership Units for cash, or, at the election of the Company, in exchange for Company Common Stock pursuant to the Company OP Documents), including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Significant Subsidiary. The Constituent Documents of all Significant Subsidiaries of the Company are in full force and effect and the Significant Subsidiaries of the Company are not in violation of any of their respective Constituent Documents in any material respect.

Section 3.03 Authority; Noncontravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the Requisite Company Stockholder Vote, to consummate the Transactions, including the Issuance. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by the Company Board and, except for obtaining the Requisite Company Stockholder Vote and the filing and acceptance for record of the Articles of Merger with the SDAT pursuant to the MGCL and the LLC Act, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. The Company, in its capacity as the sole member of Merger Sub, has (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub, (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable and (iii) approved this Agreement and the Transactions, including the Merger, by written consent prior to or simultaneously with the execution of this Agreement. Except as expressly set forth in this Section 3.03, no other limited liability company action (including any stockholder vote or other action) on the part of Merger Sub is necessary to authorize the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions.

(b) This Agreement has been duly executed and delivered by the Company and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each of the Company and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the foregoing clauses (i) and (ii), the “Bankruptcy and Equity Exception”).

(c) The Company Board, at a meeting duly called and held and at which a quorum was present, adopted resolutions (i) declaring that the Merger and the Issuance are advisable on substantially the terms and conditions set forth in this Agreement, (ii) directing that the Issuance be submitted for consideration at a meeting of the holders of shares of Company Common Stock and (iii) subject to the terms of the Merger Agreement, resolving to recommend approval of this Agreement and the Transactions, including the Issuance, by the holders of shares of Company Common Stock and to include such recommendation in the Joint Proxy Statement/Prospectus (such recommendation, the “Company Board Recommendation”), which resolutions have not, except after the date hereof as permitted by Section 6.03, been subsequently rescinded, modified or withdrawn.

(d) The Requisite Company Stockholder Vote at the Company Stockholders Meeting is the only vote of the holders of any class or series of shares of stock of the Company necessary to approve this Agreement and the Transactions, including the Issuance.

(e) Except as set forth in Section 3.03(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, the Company OP or Merger Sub, nor the consummation by the Company, the Company OP or Merger Sub of the Transactions, nor performance or compliance by the Company, the Company OP or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of (A) the Constituent Documents of the Company, the Company OP or Merger Sub or (B) the Constituent Documents of any of the other Company Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 and the Requisite Company Stockholder Vote are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under any of the terms or provisions of any Contract to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (z) result in the creation of any Lien (other than Permitted Liens) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) The Company OP has the requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company OP and the consummation by the Company OP of the Transactions have been duly authorized by all necessary action on the part of the Company OP and the Company in its capacity as the sole general partner of the Company OP and no additional proceedings on the part of the Company OP are necessary to authorize the execution, delivery and performance by the Company OP of this Agreement or the consummation of the Transactions by the Company OP. This Agreement has been duly executed and delivered by the Company OP and (assuming the due authorization, execution and delivery of this Agreement by the other parties hereto) constitutes a legal, valid and binding obligation of the Company OP, enforceable against the Company OP in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(g) The Company owns all membership interests of Merger Sub, free and clear of all Liens other than Liens of general applicability as may be provided under the Securities Act or other applicable securities Laws. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

Section 3.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of a Joint Proxy Statement/Prospectus relating to the Company Stockholders Meeting and the HR Stockholders Meeting (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”), (b) compliance with the rules and regulations of NYSE, (c) the filing and acceptance for record of the Articles of Merger with the SDAT pursuant to the MGCL and the LLC Act and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries are qualified to do business, (d) compliance with any applicable state securities or blue sky laws, and (e) such filings as may be required in connection with the Taxes described in Section 6.18(d), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement by the Company, the Company OP or Merger Sub, the performance by the Company, the Company OP or Merger Sub of their respective obligations hereunder and the consummation by the Company, the Company OP or Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.05 Company SEC Documents; Company Financial Statements; No Undisclosed Liabilities.

(a) Each of the Company and the Company OP has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by the Company and the Company OP with the SEC since December 31, 2018, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (together with any documents furnished during such period by the Company or the Company OP to the SEC on a voluntary basis on current reports on Form 8-K and any reports, schedules, forms, registration statements and other documents required to be filed with the SEC subsequent to December 31, 2018, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company and the Company OP (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) in the case of unaudited statements, as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company, the Company OP and their respective consolidated Subsidiaries, as at the respective dates thereof, and the combined consolidated statements of income and comprehensive income and combined consolidated statements of equity of such companies as of the dates and for the respective periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end adjustments, that are not, individually or in the aggregate, material).

(c) Neither the Company nor any of its Subsidiaries (including the Company OP) has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determinable or otherwise), except liabilities or obligations (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company or the Company OP as of December 31, 2021 (the “Latest Company Balance Sheet Date”), included in the Company SEC Documents, (ii) incurred after the Latest Company Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) as related to Taxes, except those which are being contested in good faith and by appropriate proceedings, or (v) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the Company and the Company OP has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting. Each of the Company and the Company OP has established and maintains (i) disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by the Company or the Company OP, as applicable, in the reports that it files and submits under the Exchange

Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company or the Company OP, as applicable, as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based upon the most recent (as of November 5, 2021) evaluation by the chief executive officer and chief financial officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. As of the date hereof, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

(f) Since December 31, 2018, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2018, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(g) The Joint Proxy Statement/Prospectus (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of HR or any Affiliates thereof for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 3.06 Absence of Certain Changes.

(a) Since the Latest Company Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

(b) Since the Latest Company Balance Sheet Date through the date of this Agreement, there has not been any Company Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.07 Legal Proceedings. Except as set forth in Section 3.07 of the Company Disclosure Schedule, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of the Company, threatened Action against the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Entity (a “Judgment”) imposed upon the Company or any of its Subsidiaries or any of their respective assets or properties, or any director or officer of the Company or any of its Subsidiaries that seeks an unspecified monetary amount in controversy or material injunctive or other material non-monetary relief, in each case, by or before any Governmental Entity and that, if determined or resolved adversely to the Company or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.08 Compliance with Laws; Permits. The Company and each of its Subsidiaries are, and have been since January 1, 2019, in compliance in all material respects with all Laws or Judgments, applicable to the Company, any of its Subsidiaries, the Owned Real Properties and the Leased Real Properties. The Company and each of its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses (collectively, “Company Permits”). All Company Permits are in full force and effect in accordance with their terms and there is no proceeding or investigation to which the Company or any such Company Subsidiary is subject before a Governmental Entity that is pending or threatened that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Company Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company, each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity and, to the Knowledge of the Company, each of its and their other agents acting on its or their behalf is, and has been since January 1, 2019, in compliance with the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder. This Section 3.08 does not relate to the Company SEC Documents, financial statements or disclosure controls and procedures or internal controls, which are the subject of Section 3.05, tax matters, which are the subject of Section 3.09, employee benefits, which are the subject of Section 3.10, environmental matters, which are the subject of Section 3.12, or intellectual property, privacy, data security or data protection matters, which are the subject of Section 3.13. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no investigation, review or proceeding by any Governmental Entity with respect to the Company or any Company Subsidiary or their properties or operations is pending or, to the Knowledge of the Company, threatened in writing, and, to the Knowledge of the Company, no Governmental Entity has indicated an intention to conduct the same. There is no proceeding to which the Company or any Company Subsidiary is subject before any Governmental Entity pending or threatened regarding whether any of the Company Subsidiaries has violated any applicable Laws, nor any investigation by any Governmental Entity pending or, to the Knowledge of the Company, threatened with respect to violations of, any applicable Laws, except for proceedings or investigations relating to violations which would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.09 Tax Matters.

(a) The Company and each Company Subsidiary have timely filed with the appropriate Governmental Entity all U.S. federal and state income and other Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete. The Company and each Company Subsidiary have timely paid (or had timely paid on their behalf), or made adequate provisions in accordance with GAAP for, all Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by the Company and each Company Subsidiary with respect to the taxable years ending on or after December 31, 2017, have been made available to HR. Neither the Company nor any Company Subsidiary has received any written claim from any Governmental Entity in any jurisdiction where the Company or any Company Subsidiary do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax by such jurisdiction.

(b) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2015 and through the Company’s taxable year ended December 31, 2021 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (ii) since January 1, 2022 has been organized and operated in a manner consistent with the requirements for qualification and taxation as a REIT, (iii) expects that its current and proposed method of operation will enable the Company to continue to meet the requirements for qualification as a REIT, and (iv) has not, to the Knowledge of the Company, taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and, to the Knowledge of the Company, no such challenge is pending or threatened in writing.

(c) Section 3.09(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each Subsidiary of the Company and each other entity in which the Company directly or indirectly holds a material ownership interest and such Subsidiary’s or other entity’s classification for U.S. federal income Tax purposes. Each such Subsidiary or other entity is treated for U.S. federal income Tax purposes as a (i) partnership or Disregarded Entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) Qualified REIT Subsidiary, (iii) Taxable REIT Subsidiary or (iv) REIT.

(d) (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the Knowledge of the Company, threatened with regard to any amount of Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for any amount of Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith by appropriate proceedings; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions; and (v) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(e) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(f) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code, Treasury Regulation Section 1.337(d)-7 or any other Treasury Regulations issued under Section 337 of the Code), nor has it disposed of any such asset during its current taxable year.

(g) Since their respective inceptions, (i) the Company and the Company Subsidiaries have not incurred any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 860(c) or 4981 of the Code, or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, or any liability for Taxes under 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (ii) the Company has not, and none of the Company Subsidiaries have, incurred any liability for Tax other than (x) in the ordinary course of business, or (y) transfer or similar Taxes arising in connection with sales of property. Since the applicable date of formation, the Company and the Company Subsidiaries (other than a Taxable REIT Subsidiary or any subsidiary of a Taxable REIT Subsidiary) have not engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code and the Company and the Company Subsidiaries have not engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest and redetermined TRS income” described in Section 857(b)(7) of the Code.

(h) The Company and the Company Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any applicable state, local and foreign

Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) There are no Company Tax Protection Agreements (as herein defined) in force as of the date hereof (x) other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes) and (y) those set forth in Section 3.09(i) of the Company Disclosure Schedule, and, as of the date hereof, no Person has raised, or to the Knowledge of the Company threatened in writing to raise, a claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of interests in a Company Subsidiary Partnership (as herein defined) relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; or (ii) Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is treated as a partnership for United States federal income tax purposes.

(j) Except as set forth in Section 3.09(j) of the Company Disclosure Schedule (and the Company Tax Protection Agreements), there are no Tax allocation, indemnity or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely the Company and the Company Subsidiaries) with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation, indemnity or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Neither the Company nor any Company Subsidiary has requested, has received or is subject to any private letter ruling or other similar written ruling of a Governmental Entity or entered into any written agreement with a Governmental Entity with respect to any Taxes.

(l) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to this Agreement.

(m) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or one of its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. law), as a transferee or successor by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(n) Neither the Company nor any Company Subsidiary has participated in any (A) “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or (B) “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss (or any similar provisions under any state or local Law).

(o) No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to material Taxes.

(p) Merger Sub is and has been since its formation a Disregarded Entity for U.S. federal income tax purposes.

(q) The Company does not own a direct or indirect interest in any entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(r) Neither the Company nor any of the Company Subsidiaries (other than a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including such taxable year that will close as of the Closing Date) that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(s) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(t) Notwithstanding any provision to the contrary, the representations in this Section 3.09 are the sole representations of the Company and the Company Subsidiaries regarding their Tax matters.

Section 3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of the material Company Benefit Plans, including all Company Benefit Plans subject to ERISA. With respect to each such material Company Benefit Plan, Company has made available to HR a true and complete copy of such Company Benefit Plan, if written, or a description of the material terms of such Company Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor and all schedules thereto, (iv) the most recent IRS determination or opinion letter, and (v) all current summary plan descriptions.

(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS that the Company Benefit Plan is so qualified, or an advisory or opinion letter that the form of such plan document satisfies the requirements to be so qualified, and, to the Knowledge of Company, there are no existing circumstances or any events that would reasonably be expected to adversely affect the qualified status of any such plan in a manner that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, including ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, and all contributions required to be made to any Company Benefit Plan (or related trusts) by applicable Law or by any plan document or other Contract have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of HR.

(c) Neither Company nor any of the Company Subsidiaries (i) contributes to, sponsors or maintains, or has any liability (including as an ERISA Affiliate) or (ii) has in the six (6) years immediately preceding the date hereof sponsored, maintained, contributed to or had, or has any liability that remains unsatisfied in respect of any (A) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (B) defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (C) “multiple employer plan” within the meaning of Section 413 of the Code, (D) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (E) plan, program, Contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits (other than pursuant to Section 601 of ERISA and Section 4980B of the Code (COBRA) or similar state law).

(d) There are no claims pending or, to the Knowledge of Company, threatened in writing with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no audits, inquiries or proceedings pending or, to the Knowledge of Company, threatened, by the IRS, DOL, or other Governmental Entity with respect to any Company Benefit Plan.

(e) Except as provided in Schedule 3.10(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the payment or benefit to any employee, officer, trustee or director of the Company or any of the Company Subsidiaries, (ii) result in an obligation to fund benefits under any Company Benefit Plan or limit or restrict the right to merge, amend or terminate such benefits, or (iii) result in any payment or benefit to any person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), solely as it relates to the Company and its Subsidiaries. No Company Benefit Plan provides for a gross up or indemnification for taxes due under Sections 4999 or 409A of the Code.

Section 3.11 Labor Matters. Except as set forth in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is bound by, party to, or negotiating with respect to any collective bargaining agreement or other Contract with a labor union or any similar employee representative organization. No demand for recognition as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries has been made by or on behalf of any labor union or any similar employee representative organization, and there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to employment and labor, including by not limited to, Laws relating to wages, hours, collective bargaining, employment discrimination, safety and health, workers’ compensation, immigration status, and the collection and payment of withholding or social security taxes. Other than the Company Employment Agreements, there are no employment Contracts between the Company or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries.

Section 3.12 Environmental Matters. (a) The Company, each of its Subsidiaries, each Company Owned Real Property and each Company Leased Real Property is, and has been since January 1, 2019, in compliance in all material respects with all applicable Environmental Laws, and the Company has not received any written notice since January 1, 2019 alleging that the Company, a Subsidiary, a Company Owned Real Property or a Company Leased Real Property is in violation of any Environmental Law that has not been resolved prior to the date of this Agreement, (b) the Company and its Subsidiaries possess and are, and have been since January 1, 2019, in compliance in all material respects with all Company Permits required under Environmental Laws for the operation of their respective businesses, the Owned Real Properties and the Leased Real Properties, (c) there is no Action under or pursuant to any Environmental Law, or permit related thereto, that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or that concerns any Company Owned Real Property or any Company Leased Real Property, and (d) neither the Company nor any of its Subsidiaries is a party to, or is legally bound by, any Judgment imposed by any Governmental Entity under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws or concerning Hazardous Substances.

Section 3.13 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own all of their registered Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) all of the Intellectual Property registered by the Company or its Subsidiaries is subsisting, valid and enforceable.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or have sufficient rights and valid licenses to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted; provided that nothing in this Section 3.13(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 3.13(d).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened, and since

January 1, 2019, the Company or any Company Subsidiary has not received any written notice or claim, (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted is not violating, misappropriating or infringing the Intellectual Property of any other Person

(e) The information technology systems used by the Company or any Subsidiary of the Company (the “IT Systems”) are designed to provide a commercially reasonable degree of redundancy, reliability, scalability and security with respect to the businesses of the Company and its Subsidiaries. To the Knowledge of the Company, since January 1, 2019, the IT Systems have not been subject to any breach or unauthorized access by any third Person, except for any breach or unauthorized access which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and have been since January 1, 2019, in compliance with (i) all applicable Laws and Contracts relating to privacy, data security and data protection and (ii) any applicable privacy policies adopted by the Company and its Subsidiaries.

Section 3.14 No Rights Agreement; Takeover Statutes.

(a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Neither the Company nor any of the Company’s respective affiliates (as that term is defined in Section 3-601 of the MGCL) is, with respect to HR, an “interested stockholder” as such term is defined in Section 3-601 of the MGCL. The Company Board has taken all action necessary, if any, to render inapplicable to this Agreement, the Merger and the other Transactions, the restrictions on business combinations contained Subtitle 6 of Title 3 of the MGCL, and any such action shall be irrevocable during the term of this Agreement. No other “business combination,” “control share acquisition” (including without limitation the restrictions on control share acquisitions contained in Sections 3-701 through 3-710 of the MGCL), “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions. No dissenters’, appraisal or similar rights are available to the holders of Company Common Stock with respect to the Merger and the other Transactions.

Section 3.15 Property.

(a) Company Owned Real Property.

(i) Section 3.15(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of the common name and address of all real property owned by the Company or any of its Subsidiaries (all such real property, together with all right, title and interest of the Company or any such Subsidiary in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, are referred to herein individually and collectively as the “Company Owned Real Property”).

(ii) Except as set forth in Section 3.15(a)(ii) of the Company Disclosure Schedule, there are no real properties that the Company or any Company Subsidiary is obligated to buy at some future date.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to such Company Owned Real Property free and clear of all Liens (other than Permitted Liens).

(b) Company Leased Real Property.

(i) Section 3.15(b)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all real property leases and ground leases (as lessee or sublessee) (“Company Real Property Lease”) for all real property leased and ground leased (as lessee or sublessee) by the Company or any of its Subsidiaries (“Company Leased Real Property”). The Company has made available to HR true and complete copies of all Company Real Property Leases, as in effect as of the date of this Agreement.

(ii) Section 3.15(b)(ii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of the common name and address of each facility and real property which is under contract by the Company or a Company Subsidiary for purchase or which is required under a binding contract to be leased or ground leased by the Company or a Company Subsidiary after the date of this Agreement.

(iii) Except as set forth in Section 3.15(b)(iii) of the Company Disclosure Schedule and except for those obligations relating to tenant space expansion options under any lease, there are no real properties that the Company or any Company Subsidiary is obligated to lease or ground lease, as landlord or ground lessor, at some future date.

(iv) Except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, Company or a Company Subsidiary has a good and valid lease interest to all of the Company Leased Real Property, free and clear of all Liens (other than Permitted Liens).

(v) Each Company Real Property Lease is valid and binding on the Company or its Subsidiaries to the extent such Person is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to Company and the Company Subsidiaries. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Company Real Property Lease, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Company Real Property Lease, except where such default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any counterparty under any Company Real Property Lease, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Development Property. Section 3.15(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of each Company Real Property that is, or is expected to be, the site of a facility for which activities have commenced or are expected to commence within the next six months to prepare the space for its intended use (each, a “Company Development Property”). There are no material defaults under any contracts for the design, development and construction of the Company Development Properties, including any binding agreement for ground-up development or commencement of construction by the Company or a Company Subsidiary (the “Company Development Contracts”). With respect to each Company Development Property, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company or a Company Subsidiary has obtained all Company Permits which are necessary to permit the construction and development thereof in accordance with the Company’s plan as of the date of this Agreement.

(d) Condemnation; Eminent Domain Proceedings. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or rezoning proceedings relating to any of the Company Real Properties or that would interfere in any material manner with the current use of the Company Real Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Company Real Properties (assuming its continued use in the manner it is currently operated), and neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings (other than those initiated by or on behalf of the Company or with the Company’s consent as set forth in Section 3.15(d) of the Company Disclosure Schedule) are threatened for any Company Real Property that would interfere in any material manner with the current use of the Company Real Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Company Real Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire or health has been violated (and remains in violation) for any Company Real Property.

(e) Tax Abatements. There are no material Tax abatements or exemptions specifically affecting the Company Real Property.

(f) Options to Purchase; Outstanding Rights. Other than this Agreement and except as set forth in Section 3.15(f) of the Company Disclosure Schedule, (i) there are no unexpired option to purchase agreements or any other rights to purchase or otherwise acquire any Company Real Property or any portion thereof that would materially adversely affect the Company’s, or any Company Subsidiary’s, ownership, lease, ground lease or right to use a Company Real Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, lease, ground lease or letter of intent to sell, lease or ground lease any Company Real Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a “Company Third Party”).

(g) Third Party Development. Except pursuant to any lease or ground lease affecting any Company Real Property, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

(h) Insurance Policies. The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies with respect to each Company Real Property (the “Company Title Insurance Policies”) and each Company Real Property is insured as a fee simple, leasehold or ground leasehold interest held by the Company or a Company Subsidiary under a Company Title Insurance Policy. To the Knowledge of the Company, each Company Title Insurance Policy is in full force and effect. No written claim has been made against any Company Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any Company Real Property.

(i) Third-Party Property Management. Section 3.15(i) of the Company Disclosure Schedule lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the names of facilities currently managed by each such party and true, complete and correct copies of all such agreements have been provided to HR prior to the date hereof.

(j) Personal Property. The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s, or any of the Company’s Subsidiaries’, ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have a Company Material Adverse Effect on the current use of any Company Real Property.

(k) Defects. Except as set forth in Section 3.15(k) of the Company Disclosure Letter, to the Knowledge of the Company, there are no defects or conditions related to the Company Real Property or any improvements located thereon, or uncured violations of Law relating to any Company Real Property, in each case that are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has received written notice of any physical damage to any Company Real

Property that would have, or would reasonably be expected to have, individually or in the aggregate, would have a Company Material Adverse Effect on the current use of any Company Real Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.

(l) Easements. Neither the Company nor any Company Subsidiary has received written notice that the Company or any Company Subsidiary is in violation or default under any operation and reciprocal easement agreement or other similar agreements to which the Company or any Company Subsidiary is a party, except for violations or defaults that have been cured or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has delivered a written default notice to a party under any operation and reciprocal easement agreement or other similar agreements to which a member of the Company or any Company Subsidiary is a party, except for defaults that have been cured or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) Rent Rolls. Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the information set forth in the rent rolls for each of the Company Real Properties, as of January 31, 2022, which rent rolls have previously been made available to HR are true and correct.

Section 3.16 Company Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means any Contract, agreement or understanding, whether written or oral (but excluding this Agreement, any Company Benefit Plan and any Company Real Property Lease) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) is or would be required to be filed as a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) governs the formation, creation, governance, economics or control of any joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries;

(iii) other than mortgage debt up to $25,000,000 individually, provides for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $10,000,000, other than (A) indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries or (B) letters of credit;

(iv) is a Contract that obligates the Company or any Company Subsidiary to indemnify past or present directors, officers, or employees of the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary is the indemnitor;

(v) other than advisory agreements entered into in connection with the Transactions, relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $10,000,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $10,000,000 after the date hereof (in each case, excluding acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries);

(vi) is material to the Company and its Subsidiaries, taken as a whole, and contains provisions that prohibit the Company or any of its Affiliates from competing in or conducting any line of business or grants a right of exclusivity to any Person that prevents the Company or any of its Affiliates from entering any territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(vii) prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

(viii) contains covenants expressly limiting, in any material respect, the ability of the Company or any Company Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or business of the Company or any Company Subsidiary;

(ix) contains restrictions on the ability of the Company or any Company Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of the Company and Company Subsidiaries);

(x) is with a Governmental Entity; or

(xi) is a Contract with any professional employer organization, staffing agency, temporary employee agency or similar company service provider with respect to more than ten (10) employees.

(b) Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced:

(i) each Company Material Contract is valid and binding on the Company or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Company Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(iii) neither the Company nor any of its Subsidiaries have received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Company Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(iv) there are no events or conditions which constitute or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any counterparty under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.17 Insurance. Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list of the material insurance policies held by, or for the benefit of Company or any of its Subsidiaries as of the date hereof, including the insurer under such policies and the type of and amount of coverage thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries and (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, no written notice of cancelation or modification has been received other than in connection with ordinary renewals, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

Section 3.18 Information Supplied. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement/Prospectus shall not, at the time the Form S-4 becomes effective by the SEC or Joint Proxy Statement/Prospectus (including any amendments or supplements thereto) is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of HR or any Affiliates thereof specifically for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement/Prospectus. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or in the Joint Proxy Statement/Prospectus (including any amendments or supplements thereto) to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting and to the stockholders of HR in connection with the HR Stockholders Meeting shall not, at the time the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the stockholders of the Company or the stockholders of HR, or at the time of the Company Stockholders Meeting, or at the time of the HR Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of HR or any Affiliates thereof for inclusion in the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto). The Form S-4 and Joint Proxy Statement/Prospectus (including any amendments or supplements thereto) will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.19 Opinion of Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by the Company Financial Advisor in preparing its opinion, the Merger Consideration to be paid by the Company is fair from a financial point of view to the Company. The Company will make a true and correct copy of such opinion available to HR, for informational purposes only, within three (3) Business Days after receipt of such opinion by the Company Board of Directors. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by HR or any other Person for any purpose.

Section 3.20 Brokers and Other Advisors. Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21 Related Party Transactions. Except as described in the Company SEC Documents from January 1, 2019, through the date of this Agreement or in Section 3.21 of the Company Disclosure Schedule, no agreements, arrangements or understandings between Company or any Company Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person (including any past or present officer or director or employee of Company thereof), on the other hand (other than those exclusively among Company and the Company Subsidiaries), are in existence that are not, but are required to be, reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.22 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2021, included in the Company SEC Documents or in the notes thereto; (b) liabilities or obligations that were incurred since December 31, 2021 in the ordinary course of business; (c) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (d) liabilities or obligations arising or incurred in connection with the Transactions.

Section 3.23 Financial Ability.

(a) The Company has delivered to HR a true, complete and correct copy of an executed commitment letter and term sheet (collectively, the “Commitment Letter”) pursuant to which, upon the terms and subject to the conditions set forth therein, certain Financing Sources have committed to lend the amounts set forth therein on the terms and subject to the conditions set forth therein (the “Financing”).

(b) As of the date hereof, the Commitment Letter in the form so delivered to HR is in full force and effect and represents the legally valid and binding obligation of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each of the other parties thereto, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by the Bankruptcy and Equity Exception). As of the date hereof, the Commitment Letter has not been withdrawn, rescinded or terminated or otherwise amended, restated, modified or waived in any respect. The Company and its Subsidiaries are not in breach of any of the terms or conditions set forth in the Commitment Letter.

Section 3.24 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company, any of its Subsidiaries nor any other Person on behalf of the Company, or any of its Subsidiaries or Affiliates, makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to HR or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and HR acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to HR, the HR Subsidiaries or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral, written, video, electronic or other information presented to HR or any of its Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

(b) Except for the representations or warranties expressly set forth in Article IV, each of the Company, the Company OP and Merger Sub agrees that none of HR, any of its Subsidiaries or any other Person on behalf of HR or any of its Subsidiaries or Affiliates makes any other express or implied representation or warranty with respect to HR or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding HR and its Subsidiaries, notwithstanding the delivery or disclosure to the Company, its Subsidiaries or any of its respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and the Company, the Company OP and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, neither HR nor any other Person makes or has made any express or implied representation or warranty to the Company, the Company OP, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to HR, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by HR in Article IV, any oral, written, video, electronic or other information presented to the Company, the Company OP, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of HR, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HR

HR represents and warrants to the Company that, except as (A) set forth in the confidential disclosure schedule delivered by HR to the Company prior to the execution of this Agreement (the “HR Disclosure Schedule”) (it being understood that any information, item or matter set forth on one section or subsection of the HR Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed by HR with, or furnished by HR to, the SEC pursuant to the Securities Act or the Exchange Act and prior to the date hereof and publicly available prior to the execution of this Agreement, other than any risk factor disclosure contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are not forward looking, cautionary or predictive in nature):

Section 4.01 Organization; Standing.

(a) HR is a corporation duly incorporated and existing under and by virtue of the Laws of the State of Maryland and is in good standing with the SDAT. HR has all requisite corporate power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to HR’s due incorporation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect. HR is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect. True and complete copies of HR’s charter and bylaws are included in the HR SEC Documents. The Constituent Documents of HR are in full force and effect and HR is not in violation of any of its Constituent Documents, except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

(b) Each of the HR Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite organizational power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing and in good standing, have such power or authority or be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

(c) Except as set forth in Section 4.01(c) of the HR Disclosure Schedule, neither HR nor any HR Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the HR Subsidiaries and investments in short-term investment securities). There are no current or pending dissolution, liquidation, forfeiture or revocation proceedings regarding HR or any of the HR Subsidiaries.

Section 4.02 Capitalization.

(a) The authorized stock of HR consists of 300,000,000 shares of HR Common Stock and 50,000,000 shares of preferred stock, $0.01 par value per share, of HR (“HR Preferred Stock”). As of the close of business on February 22, 2022 (the “HR Capitalization Date”), (i) 151,161,174 shares of HR Common Stock were issued and outstanding including 1,935,418 shares of restricted stock subject to certain transferability and forfeiture restrictions, (ii) no shares of HR Preferred Stock were issued and outstanding, (iii) restricted stock units granted pursuant to HR option and restricted share plans and programs in respect of an aggregate of 589,862 shares of HR Common Stock were issued and outstanding, measured assuming “maximum” performance is achieved, and (iv) 420,492 shares of HR Common Stock remain reserved and available for issuance pursuant to the HR Incentive Plans. Since the HR Capitalization Date through the date hereof, neither HR nor any of the HR Subsidiaries has (1) issued any HR Securities or incurred any obligation to make any payments based on the price or value of any HR Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of stock of HR. All outstanding shares of HR Common Stock are, and all HR Common Stock that may be issued pursuant to any HR Incentive Plan will be, when issued in accordance with the respective terms thereof, validly issued and outstanding, fully paid, non-assessable and not subject to preemptive rights.

(b) Except as set forth in this Section 4.02, as of the HR Capitalization Date, there are no outstanding (i) shares of capital stock of, or other equity or voting interests in, HR (ii) securities of HR convertible into or exchangeable for shares of capital stock, or other equity or voting interest in, HR, (iii) options, warrants or other rights or other commitments or agreements to acquire from HR, or other obligations of HR to issue or pay cash valued by reference to, any shares of capital stock of, or other equity or voting interests in or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, HR, (iv) no obligations of HR to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, HR (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “HR Securities”) and (v) no other obligations by HR or any HR Subsidiaries to make any payments based on the price or value of any HR Securities. As of the HR Capitalization Date, there are no outstanding agreements of any kind which obligate HR or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the HR Securities (other than pursuant to (x) the forfeiture of, or withholding of taxes with respect to, HR Restricted Shares, (y) the redemption of Partnership Units or (z) this Agreement), or obligate HR to grant, extend or enter into any such agreements relating to any HR Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any HR Securities. No direct or indirect Subsidiary of HR owns any shares of HR Common Stock. None of HR or any Subsidiary of HR is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any HR Securities or any other agreement relating to the disposition, voting or dividends with respect to any HR Securities. All outstanding shares of HR Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Significant Subsidiary of HR are wholly owned directly or indirectly, beneficially and of record, by HR or its Subsidiaries free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Significant Subsidiary of HR is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Significant Subsidiary of HR, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Significant Subsidiary. The Constituent Documents of all Significant Subsidiaries of HR are in full force and effect and the Significant Subsidiaries of HR are not in violation of any of their respective Constituent Documents in any material respect.

Section 4.03 Authority; Noncontravention.

(a) HR has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Requisite HR Stockholder Vote as contemplated by Section 6.02(b), to consummate the Transactions. The execution, delivery and performance by HR of this Agreement, and the consummation by it of the Transactions, have been duly authorized by the HR Board and, except for obtaining the Requisite HR Stockholder Vote and the filing and acceptance for record of the Articles of Merger with the SDAT pursuant to the MGCL and the LLC Act, no other corporate action on the part of HR is necessary to authorize the execution, delivery and performance by HR of this Agreement and the consummation by it of the Transactions.

(b) This Agreement has been duly executed and delivered by HR and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of HR, enforceable against HR in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) The HR Board, at a meeting duly called and held and at which a quorum was present, adopted resolutions (i) determining that this Agreement and the Transactions, including the Merger, are in the best interests of HR, (ii) approving this Agreement and declaring that the Transactions, including the Merger, are advisable, (iii) directing that the Merger and the other Transactions be submitted to the holders of HR Common Stock for consideration at the HR Stockholders Meeting and (iv) subject to the terms of the Merger Agreement, resolving to recommend approval of this Agreement and the Transactions, including the Merger, by the holders of HR Common Stock and to include such recommendation in the Joint Proxy Statement/Prospectus (such recommendation, the “HR Board Recommendation”), which resolutions have not, except after the date hereof as permitted by Section 6.04, been subsequently rescinded, modified or withdrawn.

(d) The Requisite HR Stockholder Vote at the HR Stockholders Meeting is the only vote of the holders of any class or series of shares of stock of HR necessary to approve this Agreement and the Transactions, including the Merger.

(e) Except as set forth in Section 4.03(e) of the HR Disclosure Schedule, neither the execution and delivery of this Agreement by HR nor the consummation by HR of the Transactions, nor performance or compliance by HR with any of the terms or provisions hereof, will (i) conflict with or violate any provision of (A) the Constituent Documents of HR or (B) the Constituent Documents of any HR Subsidiary or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.04 and the Requisite HR Stockholder Vote are obtained prior to the Effective Time and the filings referred to in Section 4.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to HR or any of its Subsidiaries, (y) violate or constitute a default under any of the terms or provisions of any Contract to which HR or any of its Subsidiaries is a party or accelerate HR’s or any of its Subsidiaries’, if applicable, obligations under any such Contract or (z) result in the creation of any Lien (other than Permitted Liens) on any properties or assets of HR or any of its Subsidiaries except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

Section 4.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of a Joint Proxy Statement/Prospectus, (b) compliance with the rules and regulations of NYSE, (c) the filing and acceptance for record of the Articles of Merger with the SDAT pursuant to the MGCL and the LLC Act and the filing of appropriate documents with the relevant authorities of other jurisdictions in which HR or any of its Subsidiaries or any of its Subsidiaries are qualified to do business, (d) compliance with any applicable state securities or blue sky laws, and (e) such filings as may be required in connection with the Taxes described in Section 6.18(d), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement by HR, the performance by HR of its obligations hereunder and the consummation by HR of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

Section 4.05 HR SEC Documents; HR Financial Statements; No Undisclosed Liabilities.

(a) HR has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by HR with the SEC since December 31, 2018, together with all certifications required pursuant to the Sarbanes-Oxley Act (together with any documents furnished during such period by HR to the SEC on a voluntary basis on current reports on Form 8-K and any reports, schedules, forms, registration statements and other documents required to be filed with the SEC subsequent to December 31, 2018, collectively, the “HR SEC Documents”). As of their respective effective dates (in the case of the HR SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other HR SEC Documents), the HR SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such HR SEC Documents, and none of the HR SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of HR (including all related notes or schedules) included or incorporated by reference in the HR SEC Documents, as of their respective dates of filing with the SEC (or, if such HR SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) in the case of unaudited statements, as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of HR and its consolidated Subsidiaries, as at the respective dates thereof, and the combined consolidated statements of income and comprehensive income and combined consolidated statements of equity of such companies as of the dates and for the respective periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end adjustments, that are not, individually or in the aggregate, material).

(c) Neither HR nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determinable or otherwise), except liabilities or obligations (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of HR as of December 31, 2021 (the “Latest HR Balance Sheet Date”), included in the HR SEC Documents, (ii) incurred after the Latest HR Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) as related to Taxes, except those which are being contested in good faith and by appropriate proceedings, or (v) as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

(d) HR has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting. HR has established and maintains (i) disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by HR in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by HR in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of HR as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based upon the most recent (as of February 22, 2022) evaluation by the chief executive officer and chief financial officer of HR of HR’s internal control over financial reporting, to its auditors and the audit committee of the HR Board (A) all significant deficiencies and material weaknesses in the design or operation of HR’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in HR’s internal control over financial reporting. As of the date hereof, neither HR nor, to HR’s Knowledge,

HR’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of HR’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect HR’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(e) Neither HR nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among HR and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, HR or any of its Subsidiaries in the HR SEC Documents.

(f) Since December 31, 2018, HR nor any of its Subsidiaries nor, to the knowledge of HR, any Representative of HR or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HR or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2018, including any material complaint, allegation, assertion or claim that HR or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(g) The Joint Proxy Statement/Prospectus (including any amendment or supplement thereto), at the time first sent or given to the stockholders of HR and at the time of HR Stockholders Meeting, will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, HR makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of HR or any Affiliates thereof for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 4.06 Absence of Certain Changes.

(a) Since the Latest HR Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of HR and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

(b) Since the Latest HR Balance Sheet Date through the date of this Agreement, there has not been any HR Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

Section 4.07 Legal Proceedings. As of the date of this Agreement, there is no (a) pending or, to the Knowledge of HR, threatened Action against HR or any of its Subsidiaries or (b) Judgment imposed upon HR or any of its Subsidiaries or any of their respective assets or properties, or any director or officer of HR or any of its Subsidiaries that seeks an unspecified monetary amount in controversy or material injunctive or other material non-monetary relief, in each case, by or before any Governmental Entity and that, if determined or resolved adversely to HR or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

Section 4.08 Compliance with Laws; Permits. HR and each of its Subsidiaries are, and have been since January 1, 2019, in compliance in all material respects with all Laws or Judgments, applicable to HR, any of its Subsidiaries, the Owned Real Properties and the Leased Real Properties. HR and each of its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses (collectively, “HR Permits”). All HR Permits are in full force and effect in accordance with their terms and there is no proceeding or investigation to which HR or any such HR Subsidiary is subject before a Governmental Entity that is pending or threatened that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such HR Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, HR, each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity and, to the Knowledge of HR, each of its and their other agents acting on its or their behalf is, and has been since January 1, 2019, in compliance with the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder. This Section 4.08 does not relate to the HR SEC Documents, financial statements or disclosure controls and procedures or internal controls, which are the subject of Section 4.05, tax matters, which are the subject of Section 4.09, employee benefits, which are the subject of Section 4.10, environmental matters, which are the subject of Section 4.12, or intellectual property, privacy, data security or data protection matters, which are the subject of Section 4.13. Except as would not reasonably be expected to have, individually or in the aggregate, an HR Material Adverse Effect, no investigation, review or proceeding by any Governmental Entity with respect to HR or any HR Subsidiary or their properties or operations is pending or, to the Knowledge of HR, threatened in writing, and, to the Knowledge of HR, no Governmental Entity has indicated an intention to conduct the same. There is no proceeding to which HR or any HR Subsidiary is subject before any Governmental Entity pending or threatened regarding whether any of HR Subsidiaries has violated any applicable Laws, nor any investigation by any Governmental Entity pending or, to the Knowledge of HR, threatened with respect to violations of, any applicable Laws, except for proceedings or investigations relating to violations which would not individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

Section 4.09 Tax Matters.

(a) HR and each HR Subsidiary have timely filed with the appropriate Governmental Entity all U.S. federal and state income and other Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete. HR and each HR Subsidiary have timely paid (or had timely paid on their behalf), or made adequate provisions in accordance with GAAP for, all Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by HR and each HR Subsidiary with respect to the taxable years ending on or after December 31, 2017, have been made available to the Company. Neither HR nor any HR Subsidiary has received any written claim from any Governmental Entity in any jurisdiction where HR or any HR Subsidiary do not file Tax Returns that HR or any HR Subsidiary is or may be subject to Tax by such jurisdiction.

(b) HR (i) for all taxable years commencing with HR’s taxable year ended from December 31, 2015 through HR’s taxable year ended December 31, 2021, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, and (ii) since January 1, 2022, has been organized and operated in conformity with the requirements to qualify as a REIT under the Code (except for the requirement to file REIT tax returns that are not yet due or are subject to a valid extension of time). The current and proposed method of operation for HR is expected to enable HR to continue to meet the requirements for qualification as a REIT through and including HR’s final taxable year ending with the Effective Time, and HR has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to result in HR’s failure to qualify as a REIT, and no challenge to HR’s status as a REIT is pending or, to the Knowledge of HR, threatened in writing.

(c) (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the Knowledge of HR, threatened with regard to any amount of Taxes or Tax Returns of HR or any HR Subsidiary; (ii) no deficiency for any amount of Taxes of HR or any HR Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith by appropriate proceedings; (iii) neither HR nor any HR Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) neither HR nor any HR Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions; and (v) neither HR nor any HR Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each HR Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became an HR Subsidiary, treated for United States federal income tax purposes as a partnership, Disregarded Entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No HR Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e) Neither HR nor any HR Subsidiary holds any asset the disposition of which would be subject to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code, Treasury Regulation Section 1.337(d)-7 or any other Treasury Regulations issued under Section 337 of the Code), nor has it disposed of any such asset during its current taxable year.

(f) Since their respective inceptions, (i) HR and the HR Subsidiaries have not incurred any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 860(c) or 4981 of the Code, or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, or any liability for Taxes under 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (ii) HR has not, and none of the HR Subsidiaries have, incurred any liability for Tax other than (x) in the ordinary course of business, or (y) transfer or similar Taxes arising in connection with sales of property. Since the applicable date of formation, HR and the HR Subsidiaries (other than a Taxable REIT Subsidiary or any subsidiary of a Taxable REIT Subsidiary) have not engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code and HR and the HR Subsidiaries have not engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest and redetermined TRS income” described in Section 857(b)(7) of the Code.

(g) HR and the HR Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any applicable state, local and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no HR Tax Protection Agreements (as herein defined) in force as of the date hereof (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date hereof, no Person has raised, or to the Knowledge of HR threatened in writing to raise, a claim against HR or any HR Subsidiary for any breach of any HR Tax Protection Agreements. As used herein, “HR Tax Protection Agreements” means any written agreement to which HR or any HR Subsidiary is a party pursuant to which: (i) any liability to holders of interests in an HR Subsidiary Partnership (as herein defined) relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; or (ii) HR or any HR Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “HR Subsidiary Partnership” means an HR Subsidiary that is treated as a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of HR or any HR Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There are no Tax allocation, indemnity or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely HR and the HR Subsidiaries) with respect to or involving HR or any HR Subsidiary, and after the Closing Date neither HR nor any HR Subsidiary shall be bound by any such Tax allocation, indemnity or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Except as set forth in Section 4.09(k) of the HR Disclosure Letter, neither HR nor any HR Subsidiary has requested, has received or is subject to any private letter ruling or other similar written ruling of a Governmental Entity or entered into any written agreement with a Governmental Entity with respect to any Taxes.

(l) Neither HR nor any HR Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is HR or one of its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than HR or any HR Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(m) Neither HR nor any HR Subsidiary has participated in any (A) “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or (B) “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss (or any similar provisions under any state or local Law).

(n) No written power of attorney that has been granted by HR or any HR Subsidiary (other than to HR or an HR Subsidiary) currently is in force with respect to any matter relating to material Taxes.

(o) Neither HR nor any HR Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to this Agreement.

(p) HR does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(q) Neither HR nor any of the HR Subsidiaries (other than a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including such taxable year that will close as of the Closing Date) that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(r) HR is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(s) Notwithstanding any provision to the contrary, the representations in this Section 4.09 are the sole representations of HR and the HR Subsidiaries regarding their Tax matters.

Section 4.10 Employee Benefits.

(a) Section 4.10(a) of the HR Disclosure Schedule sets forth as of the date hereof a true and complete list of the material HR Benefit Plans, including all HR Benefit Plans subject to ERISA. With respect to each such material HR Benefit Plan, HR has made available to HR a true and complete copy of such HR Benefit Plan, if written, or a description of the material terms of such HR Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor and all schedules thereto, (iv) the most recent IRS determination or opinion letter, and (v) all current summary plan descriptions.

(b) Each HR Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS that HR Benefit Plan is so qualified, or an advisory or opinion letter that the form of such plan document satisfies the requirements to be so qualified, and, to the Knowledge of HR, there are no existing circumstances or any events that would reasonably be expected to adversely affect the qualified status of any such plan in a manner that would, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect. Each HR Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, including ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to HR and HR Subsidiaries, taken as a whole, and all contributions required to be made to any HR Benefit Plan (or related trusts) by applicable Law or by any plan document or other Contract have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of HR.

(c) Neither HR nor any of HR Subsidiaries (i) contributes to, sponsors or maintains, or has any liability (including as an ERISA Affiliate) or (ii) has in the six (6) years immediately preceding the date hereof sponsored, maintained, contributed to or had, or has any liability that remains unsatisfied in respect of any (A) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (B) defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (C) “multiple employer plan” within the meaning of Section 413 of the Code, (D) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (E) plan, program, Contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits (other than pursuant to Section 601 of ERISA and Section 4980B of the Code (COBRA) or similar state law).

(d) There are no claims pending or, to the Knowledge of HR, threatened in writing with respect to any of HR Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect. There are no audits, inquiries or proceedings pending or, to the Knowledge of HR, threatened, by the IRS, DOL, or other Governmental Entity with respect to any HR Benefit Plan.

(e) Except as provided in Schedule 4.10(e) of the HR Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the payment or benefit to any employee, officer, trustee or director of HR or any of the HR Subsidiaries, (ii) result in an obligation to fund benefits under any HR Benefit Plan or limit or restrict the right to merge, amend or terminate such benefits, or (iii) result in any payment or benefit to any person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), solely as it relates to HR and its Subsidiaries. No HR Benefit Plan provides for a gross up or indemnification for taxes due under Sections 4999 or 409A of the Code.

Section 4.11 Labor Matters.

(a) Neither HR nor any of the HR Subsidiaries is bound by, party to, or negotiating with respect to any collective bargaining agreement or other Contract with a labor union or any similar employee representative organization. No demand for recognition as the exclusive bargaining representative of any employees of HR or any of the HR Subsidiaries has been made by or on behalf of any labor union or any similar employee representative organization, and there is no pending or, to the Knowledge of HR, threatened strike, lockout, slowdown or work stoppage by or with respect to the employees of HR or any of the HR Subsidiaries.

(b) HR and the HR Subsidiaries are in compliance in all material respects with all Laws relating to employment and labor, including by not limited to, Laws relating to wages, hours, collective bargaining, employment discrimination, safety and health, workers’ compensation, immigration status, and the collection and payment of withholding or social security taxes. Other than the employment Contracts set forth on Section 4.10(a) of the HR Disclosure Schedule, there are no employment Contracts between HR or any of its Subsidiaries and any employee of HR or any of its Subsidiaries.

Section 4.12 Environmental Matters. (a) HR, each of its Subsidiaries, each HR Owned Real Property and each HR Leased Real Property is, and has been since January 1, 2019, in compliance in all material respects with all applicable Environmental Laws, and HR has not received any written notice since January 1, 2019 alleging that HR, a Subsidiary, an HR Owned Real Property or an HR Leased Real Property is in violation of any Environmental Law that has not been resolved prior to the date of this Agreement, (b) HR and its Subsidiaries possess and are, and have been since January 1, 2019, in compliance in all material respects with all HR Permits required under Environmental Laws for the operation of their respective businesses, the HR Owned Real Properties and the HR Leased Real Properties, (c) there is no Action under or pursuant to any Environmental Law, or permit related thereto, that is pending or, to the Knowledge of HR, threatened against HR or any of its Subsidiaries, or that concerns any HR Owned Real Property or any HR Leased Real Property, and (d) neither HR nor any of its Subsidiaries is a party to, or is legally bound by, any Judgment imposed by any Governmental Entity under which there are uncompleted, outstanding or unresolved obligations on the part of HR or its Subsidiaries arising under Environmental Laws or concerning Hazardous Substances.

Section 4.13 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, (i) HR and its Subsidiaries own all of their registered Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) all of the Intellectual Property registered by HR or its Subsidiaries is subsisting, valid and enforceable.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, HR and its Subsidiaries own or have sufficient rights and valid licenses to use all Intellectual Property used in the conduct of the business of HR and its Subsidiaries as currently conducted; provided that nothing in this Section 4.13(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 4.13(d).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, no claims are pending or, to the Knowledge of HR, threatened, and since January 1, 2019, HR or any HR Subsidiary has not received any written notice or claim, (i) challenging the ownership, validity or use by HR or any of its Subsidiaries of any Intellectual Property owned by HR or any of its Subsidiaries or (ii) alleging that HR or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect (i) to the Knowledge of HR, no Person is infringing, misappropriating or otherwise violating the rights of HR or any of its Subsidiaries with respect to any Intellectual Property owned by HR or a Subsidiary of HR and (ii) the operation of the business of HR and its Subsidiaries as currently conducted is not violating, misappropriating or infringing the Intellectual Property of any other Person

(e) The information technology systems used by HR or any Subsidiary of HR (the “HR IT Systems”) are designed to provide a commercially reasonable degree of redundancy, reliability, scalability and security with respect to the businesses of HR and its Subsidiaries. To the Knowledge of HR, since January 1, 2019, the HR IT Systems have not been subject to any breach or unauthorized access by any third Person, except for any breach or unauthorized access which would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, HR and each of its Subsidiaries are, and have been since January 1, 2019, in compliance with (i) all applicable Laws and Contracts relating to privacy, data security and data protection and (ii) any applicable privacy policies adopted by HR and its Subsidiaries.

Section 4.14 No Rights Agreement; Takeover Statutes.

(a) HR is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Neither HR nor any of HR’s respective affiliates (as that term is defined in Section 3-601 of the MGCL) is, with respect to HR, an “interested stockholder” as such term is defined in Section 3-601 of the

MGCL. The HR Board has taken all action necessary, if any, to render inapplicable to this Agreement, the Merger and the other Transactions, the restrictions on business combinations contained Subtitle 6 of Title 3 of the MGCL, and any such action shall be irrevocable during the term of this Agreement. Except as set forth in Section 4.14(b) of the HR Disclosure Schedule, no other Takeover Statutes are applicable to this Agreement, the Merger or the other Transactions. No dissenters’, appraisal or similar rights are available to the holders of HR Common Stock with respect to the Merger and the other Transactions.

Section 4.15 Property.

(a) HR Owned Real Property.

(i) Section 4.15(a)(i) of the HR Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of the common name and address of all real property owned by HR or any of its Subsidiaries (all such real property, together with all right, title and interest of HR or any such Subsidiary in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, are referred to herein individually and collectively as the “HR Owned Real Property”).

(ii) Except as set forth in Section 4.15(a)(ii) of the HR Disclosure Schedule, there are no real properties that HR or any HR Subsidiary is obligated to buy at some future date.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, HR or one of its Subsidiaries has good and valid title to such HR Owned Real Property free and clear of all Liens (other than Permitted Liens).

(b) HR Leased Real Property.

(i) Section 4.15(b)(i) of the HR Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all real property leases and ground leases (as lessee or sublessee) (“HR Real Property Lease”) for all real property leased and ground leased (as lessee or sublessee) by HR or any of its Subsidiaries (“HR Leased Real Property”). HR has made available to the Company true and complete copies of all HR Real Property Leases, as in effect as of the date of this Agreement.

(ii) Section 4.15(b)(ii) of the HR Disclosure Schedule sets forth, as of the date of this Agreement, a list of the common name and address of each facility and real property which is under contract by HR or an HR Subsidiary for purchase or which is required under a binding contract to be leased or ground leased by HR or an HR Subsidiary after the date of this Agreement.

(iii) Except as set forth in Section 4.15(b)(iii) of the HR Disclosure Schedule and except for those obligations relating to tenant space expansion options under any lease, there are no real properties that HR or any HR Subsidiary is obligated to lease or ground lease, as landlord or ground lessor, at some future date.

(iv) Except as would not reasonably be expected to be material to HR and HR Subsidiaries, taken as a whole, HR or an HR Subsidiary has a good and valid lease interest to all of the HR Leased Real Property, free and clear of all Liens (other than Permitted Liens).

(v) Each HR Real Property Lease is valid and binding on HR or its Subsidiaries to the extent such Person is a party thereto, as applicable, and, to the Knowledge of HR, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to HR and HR Subsidiaries. HR and each of its Subsidiaries, and, to the Knowledge of HR, any other party thereto, have performed all obligations required to be performed by it under each HR Real Property Lease, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect. Neither HR nor any of its Subsidiaries have received written notice of the existence of any breach or default on the part of HR or any of its Subsidiaries under any HR Real Property Lease, except where such default would not, individually or in the aggregate, reasonably be expected to have an HR

Material Adverse Effect. There are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of HR or any of its Subsidiaries, or, to the Knowledge of HR, any counterparty under any HR Real Property Lease, except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

(c) Development Property. Section 4.15(c) of the HR Disclosure Schedule sets forth, as of the date of this Agreement, a list of each HR Real Property that is, or is expected to be, the site of a facility for which activities have commenced or are expected to commence within the next six months to prepare the space for its intended use (each, an “HR Development Property”). There are no material defaults under any contracts for the design, development and construction of HR Development Properties, including any binding agreement for ground-up development or commencement of construction by HR or any HR Subsidiary (the “HR Development Contracts”). With respect to each HR Development Property, except as would not, individually or in the aggregate, reasonably be expected to result in an HR Material Adverse Effect, HR or an HR Subsidiary has obtained all HR Permits which are necessary to permit the construction and development thereof in accordance with HR’s plan as of the date of this Agreement.

(d) Condemnation; Eminent Domain Proceedings. As of the date hereof, there are no pending or, to the Knowledge of HR, threatened condemnation, eminent domain or rezoning proceedings relating to any of HR Real Properties or that would interfere in any material manner with the current use of HR Real Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such HR Real Properties (assuming its continued use in the manner it is currently operated), and neither HR nor any HR Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings (other than those initiated by or on behalf of HR or with HR’s consent as set forth in Section 4.15(d) of the HR Disclosure Schedule) are threatened for any HR Real Property that would interfere in any material manner with the current use of HR Real Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such HR Real Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire or health has been violated (and remains in violation) for any HR Real Property.

(e) Tax Abatements. There are no material Tax abatements or exemptions specifically affecting HR Real Property.

(f) Options to Purchase; Outstanding Rights. Other than this Agreement and except as set forth in Section 4.15(f) of the HR Disclosure Schedule, (i) there are no unexpired option to purchase agreements or any other rights to purchase or otherwise acquire any HR Real Property or any portion thereof that would materially adversely affect HR’s, or any HR Subsidiary’s, ownership, lease, ground lease or right to use an HR Real Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, lease, ground lease or letter of intent to sell, lease or ground lease any HR Real Property or any portion thereof that is owned by any HR Subsidiary, which, in each case, is in favor of any party other than HR or an HR Subsidiary (an “HR Third Party”).

(g) Third Party Development. Except pursuant to any lease or ground lease affecting any HR Real Property, neither HR nor any HR Subsidiary is a party to any agreement pursuant to which HR or any HR Subsidiary manages or manages the development of any real property for any HR Third Party.

(h) Insurance Policies. HR and each HR Subsidiary, as applicable, is in possession of title insurance policies with respect to each HR Real Property (the “HR Title Insurance Policies”) and each HR Real Property is insured as a fee simple, leasehold or ground leasehold interest held by HR or an HR Subsidiary under an HR Title Insurance Policy. To the Knowledge of HR, each HR Title Insurance Policy is in full force and effect. No written claim has been made against any HR Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any HR Real Property.

(i) Third-Party Property Management. Section 4.15(i) of the HR Disclosure Schedule lists the parties currently providing third-party property management services to HR or an HR Subsidiary and the names of facilities currently managed by each such party and true, complete and correct copies of all such agreements have been provided to HR prior to the date hereof.

(j) Personal Property. HR and HR Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have an HR Material Adverse Effect. None of HR’s, or any of HR’s Subsidiaries’, ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have an HR Material Adverse Effect on the current use of any HR Real Property.

(k) Defects. Except as set forth in Section 4.15(k) of HR Disclosure Letter, to the Knowledge of HR, there are no defects or conditions related to HR Real Property or any improvements located thereon, or uncured violations of Law relating to any HR Real Property, in each case that are or would reasonably be expected to be material to HR and its Subsidiaries, taken as a whole. Neither HR nor any HR Subsidiary has received written notice of any physical damage to any HR Real Property that would have, or would reasonably be expected to have, individually or in the aggregate, would have an HR Material Adverse Effect on the current use of any HR Real Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.

(l) Easements. Neither HR nor any HR Subsidiary has received written notice that HR or any HR Subsidiary is in violation or default under any operation and reciprocal easement agreement or other similar agreements to which HR or any HR Subsidiary is a party, except for violations or defaults that have been cured or that have not had or would not reasonably be expected to have, individually or in the aggregate, an HR Material Adverse Effect. Neither HR nor any HR Subsidiary has delivered a written default notice to a party under any operation and reciprocal easement agreement or other similar agreements to which a member of HR or any HR Subsidiary is a party, except for defaults that have been cured or that have not had or would not reasonably be expected to have, individually or in the aggregate, an HR Material Adverse Effect.

(m) Rent Rolls. Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have an HR Material Adverse Effect, the information set forth in the rent rolls for each of the HR Real Properties, as of January 27, 2022, which rent rolls have previously been made available to HR, are true and correct.

Section 4.16 HR Material Contracts.

(a) Section 4.16(a) of the HR Disclosure Schedule sets forth a list of all HR Material Contracts as of the date of this Agreement. For purposes of this Agreement, “HR Material Contract” means any Contract, agreement or understanding, whether written or oral (but excluding this Agreement, any HR Benefit Plan and any HR Real Property Lease) to which HR or any of its Subsidiaries is a party or by which HR or any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) is or would be required to be filed as a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) governs the formation, creation, governance, economics or control of any joint venture, partnership or other similar arrangement that is material to the business of HR and its Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by HR or any of its wholly owned Subsidiaries;

(iii) other than mortgage debt up to $25,000,000 individually, provides for indebtedness for borrowed money of HR or any of its Subsidiaries having an outstanding or committed amount in excess of

$10,000,000, other than (A) indebtedness solely between or among any of HR and any of its wholly owned Subsidiaries or (B) letters of credit;

(iv) is a Contract that obligates HR or any HR Subsidiary to indemnify past or present directors, officers, or employees of HR or any HR Subsidiary pursuant to which HR or any HR Subsidiary is the indemnitor;

(v) other than advisory agreements entered into in connection with the Transactions, relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $10,000,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to HR or any of its Subsidiaries of more than $10,000,000 after the date hereof (in each case, excluding acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of HR or its Subsidiaries);

(vi) is material to HR and its Subsidiaries, taken as a whole, and contains provisions that prohibit HR or any of its Affiliates from competing in or conducting any line of business or grants a right of exclusivity to any Person that prevents HR or any of its Affiliates from entering any territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by HR or any of its Subsidiaries on less than 90 days’ notice without payment by HR or any of its Subsidiaries of any material penalty;

(vii) prohibits the pledging of the capital stock of HR or any HR Subsidiary or prohibits the issuance of guarantees by any HR Subsidiary;

(viii) contains covenants expressly limiting, in any material respect, the ability of HR or any HR Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or business of HR or any HR Subsidiary;

(ix) contains restrictions on the ability of HR or any HR Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of HR and HR Subsidiaries);

(x) is with a Governmental Entity; or

(xi) is a Contract with any professional employer organization, staffing agency, temporary employee agency, or similar company service provider with respect to more than ten employees.

(b) Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced:

(i) each HR Material Contract is valid and binding on HR or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of HR, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect;

(ii) HR and each of its Subsidiaries, and, to the Knowledge of HR, any other party thereto, have performed all obligations required to be performed by it under each HR Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect;

(iii) neither HR nor any of its Subsidiaries have received written notice of the existence of any breach or default on the part of HR or any of its Subsidiaries under any HR Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect; and

(iv) there are no events or conditions which constitute or, after notice or lapse of time or both, will constitute a default on the part of HR or any of its Subsidiaries or, to the Knowledge of HR, any

counterparty under such HR Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

Section 4.17 Insurance. Section 4.17 of the HR Disclosure Schedule sets forth a true and complete list of the material insurance policies held by, or for the benefit of HR or any of its Subsidiaries as of the date hereof, including the insurer under such policies and the type of and amount of coverage thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, (a) HR and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as HR and its Subsidiaries and (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, no written notice of cancelation or modification has been received other than in connection with ordinary renewals, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

Section 4.18 Information Supplied. The information supplied or to be supplied by HR for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement/Prospectus shall not, at the time the Form S-4 becomes effective by the SEC or Joint Proxy Statement/Prospectus (including any amendments or supplements thereto) is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by HR with respect to statements made therein based on information supplied by or on behalf of the Company or any Affiliates thereof specifically for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement/Prospectus. The information supplied or to be supplied by or on behalf of HR for inclusion or incorporation by reference in the Form S-4 or in the Joint Proxy Statement/Prospectus (including any amendments or supplements thereto) to be sent to the stockholders of HR in connection with the HR Stockholders Meeting and to the stockholders of Company in connection with the Company Stockholders Meeting shall not, at the time the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the stockholders of the Company or stockholders of HR, or at the time of the Company Stockholders Meeting, or at the time of the HR Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, HR makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto). The Form S-4 and Joint Proxy Statement/Prospectus (including any amendments or supplements thereto) will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 4.19 Opinion of Financial Advisor. The HR Board has received the opinion of the HR Financial Advisor to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions considered in connection with the preparation thereof, the Exchange Ratio set forth in this Agreement is fair, from a financial point of view, to the holders of HR Common Stock. HR will make a true and correct copy of such opinion available to the Company, for informational purposes only, within three (3) Business Days after receipt of such opinion by the HR Board of Directors. It is agreed and understood that such opinion is for the benefit of the HR Board and may not be relied upon by the Company or any other Person for any purpose.

Section 4.20 Brokers and Other Advisors. Except for the HR Financial Advisor and Scotia Capital (USA) Inc., the fees and expenses of which will be paid by HR, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of HR or any of its Subsidiaries.

Section 4.21 Related Party Transactions. Except as described in the HR SEC Documents from January 1, 2019, through the date of this Agreement, no agreements, arrangements or understandings between HR or any HR Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person (including any past or present officer or director or employee of HR thereof), on the other hand (other than those exclusively among HR and the HR Subsidiaries), are in existence that are not, but are required to be, disclosed by HR pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.22 No Undisclosed Material Liabilities. There are no liabilities or obligations of HR or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of HR and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in HR’s consolidated balance sheet as of December 31, 2021, included in the HR SEC Documents or in the notes thereto; (b) liabilities or obligations that were incurred since December 31, 2021 in the ordinary course of business; (c) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect; and (d)  liabilities or obligations arising or incurred in connection with the Transactions.

Section 4.23 Solvency. HR is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming satisfaction or waiver of the conditions to HR’s obligation to consummate the Merger, the accuracy of the representations and warranties of the Company set forth in Article III hereof, and after giving effect to the Transactions and the payment of the aggregate Merger Consideration by the Company, any other repayment or refinancing of debt contemplated in this Agreement, payment of all amounts required to be paid by HR in connection with the consummation of the Transactions, and payment of all related fees and expenses, HR will be Solvent as of the Effective Time and immediately after the consummation of the applicable Transactions. For the purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, taken as a whole, will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date and (c) such Person and its Subsidiaries, taken as a whole, (i) will be able to pay their liabilities, including contingent and other liabilities, as they mature, and (ii) after giving effect to the Special Distribution, will be able to pay their indebtedness as such indebtedness becomes due in the usual course of business and their total assets will exceed their total liabilities. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.24 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by HR, HR has received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. HR hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which HR is familiar, that HR is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that HR has not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III, any rights hereunder with respect thereto.

Section 4.25 No Other Representations or Warranties.

(a) Except for the representations or warranties expressly set forth in this Article IV, neither HR, any of its Subsidiaries nor any other Person on behalf of HR or any of its Subsidiaries or Affiliates makes any other express or implied representation or warranty with respect to HR or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding HR and its Subsidiaries, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and each of the Company and the Company OP acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, neither HR nor any other Person makes or has made any express or implied representation or warranty to the Company, the Company OP, the Company Subsidiaries or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to HR, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by HR in this Article IV, any oral, written, video, electronic or other information presented to the Company or any of its respective Representatives in the course of their due diligence investigation of HR, the negotiation of this Agreement or the course of the Transactions.

(b) Except for the representations or warranties expressly set forth in Article III, HR agrees that neither the Company, any of its Subsidiaries, nor any other Person on behalf of the Company, or any of its Subsidiaries or Affiliates, makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to HR, its Subsidiaries or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and HR acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to HR or any of its respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral, written, video, electronic or other information presented to HR or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE V

CONDUCT OF BUSINESS BY THE COMPANY

Section 5.01 Conduct of Business by the Company.

(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.01, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.01(a) of the Company Disclosure Schedule or (z) as otherwise required or permitted by this Agreement, unless HR shall otherwise consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed and responses and/or consents shall be communicated to the Company within three (3) Business Days of HR’s receipt of any such request from the Company), (i) the Company shall maintain the status of the Company as a REIT, and (ii) the Company shall, and shall cause each of the Company Subsidiaries to, use commercially reasonable efforts (A) to conduct its business in the ordinary course in all material respects, (B) to preserve intact in all material respects its present business organization and goodwill and relationship with customers, third party payors, Governmental Entities, and others with which it has material business dealings and (C) to maintain its material assets and properties in adequate working condition and repair, ordinary wear and tear excepted.

(b) In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.01, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.01(b) of the Company Disclosure Schedule or (z) as otherwise required or permitted by this Agreement (including, for the avoidance of doubt, the Asset Transfer, the Special Distribution and the Merger), unless HR shall otherwise consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiaries to, directly or indirectly:

(i) amend or propose or agree to amend any of the Constituent Documents of the Company (other than pursuant to Section 1.08) or the Company OP, or materially amend or propose or agree to materially amend any of the Constituent Documents of any other Company Subsidiary, or waive the stock ownership limit or create any exceptions to any stock ownership limit under the Constituent Documents of the Company;

(ii) authorize, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any of its capital stock or other equity interests except for the declaration and payment by the Company of (A) regular quarterly cash dividends on its outstanding Company Common Stock in an amount not exceeding $0.3250 per share, plus, for regular quarterly dividends payable after July 31, 2022, an amount commensurate with the historical growth rate of the Company’s dividends, (B) the Special Distribution and (C) any dividend to the extent authorized, declared and paid in accordance with Section 6.16; provided, however, that notwithstanding the restriction on dividends and other distributions in this Section 5.01(b)(ii), the Company and any Subsidiary of the Company shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state or local Law);

(iii) adjust, split, combine, subdivide or reclassify any of its capital stock or other equity interests, or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock or other equity interests;

(iv) (A) purchase, redeem, exchange or otherwise acquire, or offer to purchase, redeem, exchange or otherwise acquire, any shares of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries, or any rights, warrants or options to acquire any such shares or interests, except for the withholding of shares to satisfy withholding Tax obligations in respect of Company Restricted Shares and the Company Incentive Plans in effect on the date of this Agreement or (B) acquire or dispose of any securities of any third party that are publicly traded or any rights, warrants or options to acquire any such securities, other than in the ordinary course of business;

(v) offer, issue, deliver, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or other equity interests or securities (including any options, restricted stock, warrants or any similar equity or equity-based award or security exercisable for, or convertible into, such capital stock or other equity interests or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any of the Company Subsidiaries, except for the issuance of shares of Company Common

Stock in connection with the vesting or settlement of Company Restricted Shares outstanding as of the date of this Agreement in accordance with the terms of the applicable Company Incentive Plan as in effect on the date of this Agreement and set forth on Section 5.01(b)(v) of the Company Disclosure Schedule;

(vi) merge or consolidate with any other Person, acquire any material assets or material properties or make a material investment (whether through the acquisition of stock, assets or otherwise) in any other Person, except for acquisitions set forth in Section 5.1(b)(vi) of the Company Disclosure Schedule;

(vii) sell, license, mortgage, pledge, assign, transfer, subject to a material Lien, except for a Permitted Lien, effect a deed or assignment in lieu of foreclosure with respect to or otherwise dispose of any Company Real Properties or material assets of the Company or any Subsidiary of the Company, except for dispositions set forth in Section 5.01(b)(vii) of the Company Disclosure Schedule;

(viii) make any loan, advance, capital contribution or investment in any Person, except pursuant to Contracts in effect prior to the execution and delivery of this Agreement and set forth in Section 5.01(b)(viii) of the Company Disclosure Schedule and except for investments in Company Subsidiaries for capital improvements or leasing in the ordinary course of business and consistent with Section 5.01(b)(x);

(ix) create, incur, refinance, replace, prepay, guarantee or assume any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) incurrence of Indebtedness for borrowed money under the Company’s existing revolver in the ordinary course of business and not in excess of $100,000,000 (net of cash), (B) the Indebtedness set forth on Section 5.01(b)(ix) of the Company Disclosure Schedule, (C) the Financing, any Alternative Financing and any Replacement Financing and (D) following the Company’s consultation with HR and approval by HR thereof, the incurrence of any Indebtedness that refinances (1) any existing Indebtedness of the Company or (2) any Indebtedness of the Company otherwise permitted under this Section 5.01(b)(ix), to the extent the amount of such refinanced Indebtedness is not more than the amount of the Indebtedness being refinanced;

(x) make capital expenditures, including expenditures in connection with leasing commissions, tenant improvements, common area maintenance and costs related to building out rental demonstration floors or spec suites, in excess of $50,000,000 in the aggregate, or commit to expenditures in connection with leasing commissions, tenant improvements, common area maintenance and costs related to building out rental demonstration floors or spec suites, in excess of $50,000,000 in the aggregate, other than (A) in conjunction with emergency repairs, or (B) as required by Law or pursuant to the terms of any Indebtedness, lease or Company Material Contract in effect as of the date of this Agreement or otherwise permitted by this Section 5.01(b);

(xi) except as required by Contracts in effect prior to the execution and delivery of this Agreement or Company Benefit Plans or as permitted by Section 5.01(b)(xi) of the Company Disclosure Schedule and except for amounts that are necessary or appropriate for transition and other matters that the Compensation Committee of each of HR and the Company shall evaluate and mutually determine, (A) increase the compensation or other benefits payable or provided to the Company’s or any Company Subsidiary’s current or former directors, employees or officers; (B) enter into or amend any employment, change of control, severance, bonus or retention agreement with any employee, director or officer of the Company or any Company Subsidiary; (C) award, or commit to pay or award, any bonus or incentive compensation (other than payment of bonuses and incentive compensation in the ordinary course of business for completed bonus periods); (D) hire, engage, or terminate (other than for cause) the employment of any officer or employee of the Company or any of the Company Subsidiaries (other than hiring of replacements for any such officer or employee who voluntarily resigns, or dies or becomes disabled or temporary staff or consultants retained for purposes relating to the Transactions); (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any directors, employees or officers; or (F) establish, adopt, enter into, amend or terminate any Company Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as is required to comply with Section 409A of the Code;

(xii) except for amounts not to exceed $3,000,000 in the aggregate (following the Company’s consultation with HR), waive, release, assign, settle or compromise any material claim, audit, arbitration, suit, investigation, complaint or other proceeding or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would restrict the operations of the Company, any Company Subsidiary or their respective businesses after the Effective Time;

(xiii) except as set forth on Section 5.01(b)(xiii) of the Company Disclosure Schedule and except for modifications, renewals and amendments to Company Material Contracts, leases or Company Development Contracts, in the ordinary course of business, the terms of which are reasonably market, (A) modify, renew, amend or terminate any Company Material Contract, lease or Company Development Contract (other than any expiration in accordance with its terms that occurs automatically without any action other than notice of renewal), but only after providing prior written notice to, and reasonably consulting with, HR if the Company or the applicable Company Subsidiary has the right to terminate such Contract on the date such Contract otherwise would be renewed), or waive, release, compromise or assign any rights or claims under any such Contract, (B) enter into any successor agreement to an expiring Company Material Contract, lease or Company Development Contract, or any management agreement or broker agreement, that changes the terms of the expiring Contract in a way that is materially adverse to the Company or any Company Subsidiary or (C) enter into any new management agreement, broker agreement or agreement that would have been a Company Material Contract, lease or Company Development Contract if it were entered into at or prior to the date hereof;

(xiv) except as required by applicable Law or changes in GAAP, materially change any of its accounting policies for financial accounting purposes;

(xv) enter into a new, or amend an existing, Company Tax Protection Agreement; make, change or rescind any material election relating to Taxes; adopt or change any Tax accounting period or a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any closing agreement related to a material amount of Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Subsidiary of the Company as a Disregarded Entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xvi) except within ninety (90) days of any insurance policy expiration after consultation with HR and except as otherwise permitted pursuant to Section 6.09, terminate, cancel, amend or modify any insurance policy maintained by it covering the Company or any of the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xvii) enter into any new line of business;

(xviii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause the Company to fail to qualify for taxation as a REIT or cause any Subsidiary of the Company to cease to be treated as any of (A) a partnership or Disregarded Entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; provided, however, if an action required to be taken pursuant to this Section 5.01(b)(xviii) would be otherwise prohibited by another clause of this Section 5.01(b), the Company shall (1) as promptly as practicable notify HR, (2) use commercially reasonable efforts to permit HR to review and comment on such action and (3) take such action as recommended by HR;

(xix) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(xx) (A) modify or amend the engagement letters entered into with the Company Financial Advisor to increase the compensation payable by the Company thereunder or (B) enter into any new Contract with the Company Financial Advisor;

(xxi) except as set forth on Section 5.01(b)(xxi) of the Company Disclosure Schedule, increase the size of the Company Board or file any proxy statement other than the Joint Proxy Statement/Prospectus; or

(xxii) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, or refraining to take any action, at any time or from time to time if, in the reasonable judgment of the Company Board, upon advice of counsel, and after reasonable advance notice to and good faith consultation with HR, such action or inaction is reasonably necessary for the Company to (i) avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law), (ii) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or (iii) establish or maintain any exemption from or otherwise avoid the imposition of any requirement that the Company or any Subsidiary of the Company be registered as an investment company under the Investment Company Act, including in the case of clause (iii), making dividend or any other actual, constructive or deemed distribution payments to stockholders of the Company in accordance with this Agreement or otherwise as permitted pursuant to Section 5.01(b)(ii).

(d) Notwithstanding anything to the contrary set forth in this Agreement (including this Article V), nothing shall prevent the Company or any of its Subsidiaries from taking or failing to take any action in good faith to respond to the actual or anticipated effects of COVID-19; provided, that any such action taken by the Company pursuant to this Section 5.01(d) must be consistent with the Company’s actions taken prior to the date hereof in response to COVID-19 or, to the extent not consistent with the Company’s past practices in response to COVID-19, may be taken (A) only after reasonable notice to and good faith consultation with HR and (B) only if commercially reasonable.

Section 5.02 Conduct of Business by HR.

(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.01, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.02(a) of the HR Disclosure Schedule or (z) as otherwise required or permitted by this Agreement, unless the Company shall otherwise consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed and responses and/or consents shall be communicated to HR within three (3) Business Days of the Company’s receipt of any such request from the Company), (i) HR shall maintain the status of HR as a REIT, and (ii) HR shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts (A) to conduct its business in the ordinary course in all material respects, (B) to preserve intact in all material respects its present business organization and goodwill and relationship with customers, third party payors, Governmental Entities, and others with which it has material business dealings and (C) to maintain its material assets and properties in adequate working condition and repair, ordinary wear and tear excepted.

(b) In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.01, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.02(b) of the HR Disclosure Schedule or (z) as otherwise required or permitted by this Agreement (including, for the avoidance of doubt, the Asset Transfer and the Merger), unless the Company shall otherwise consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), HR shall not, and shall not permit any HR Subsidiaries to, directly or indirectly:

(i) amend or propose or agree to amend any of the Constituent Documents of HR, or materially amend or propose or agree to materially amend any of the Constituent Documents of any HR Subsidiary, or waive the stock ownership limit or create any exceptions to any stock ownership limit under the Constituent Documents of HR;

(ii) authorize, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any of its capital stock or other equity interests except for the declaration and payment by HR of (A) regular quarterly cash dividends on its outstanding HR Common Stock in an amount not exceeding $0.31 per share, (B) dividends or distributions by any wholly owned HR Subsidiary to HR or to any other wholly owned HR Subsidiary and (C) any dividend to the extent authorized, declared and paid in accordance with Section 6.16; provided, that notwithstanding the restriction on dividends and other distributions in this Section 5.02(b)(ii), HR and any HR Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for HR to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state or local Law);

(iii) adjust, split, combine, subdivide or reclassify any of its capital stock or other equity interests, or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock or other equity interests;

(iv) (A) purchase, redeem, exchange or otherwise acquire, or offer to purchase, redeem, exchange or otherwise acquire, any shares of the capital stock of, or other equity interests in, HR or any of the HR Subsidiaries, or any rights, warrants or options to acquire any such shares or interests, except for the withholding of shares to satisfy withholding Tax obligations in respect of restricted stock awards outstanding as of the date of this Agreement in accordance with their terms and the HR Incentive Plans in effect on the date of this Agreement or (B) acquire or dispose of any securities of any third party that are publicly traded or any rights, warrants or options to acquire any such securities, other than in the ordinary course of business;

(v) except as set forth in Section 5.02(b)(v) of the HR Disclosure Schedule and except for the issuance of shares of HR Common Stock in connection with the vesting or settlement of HR Stock-Based Awards in accordance with the terms of the applicable HR Incentive Plan, offer, issue, deliver, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or other equity interests or securities (including any options, restricted stock, warrants or any similar equity or equity-based award or security exercisable for, or convertible into, such capital stock or other equity interests or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of HR;

(vi) merge or consolidate with any other Person, or, other than in the ordinary course of business, acquire any material assets or material properties or make a material investment (whether through the acquisition of stock, assets or otherwise) in any other Person, in each case that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger or the other Transactions;

(vii) other than in the ordinary course of business, sell, license, mortgage, pledge, assign, transfer, subject to a material Lien, except for a Permitted Lien, effect a deed or assignment in lieu of foreclosure with respect to or otherwise dispose of any HR Real Properties or material assets of HR or any Subsidiary of HR, except for dispositions set forth in Section 5.02(b)(vii) of the HR Disclosure Schedule;

(viii) make any loan, advance, capital contribution or investment in any Person, except pursuant to Contracts in effect prior to the execution and delivery of this Agreement and set forth in Section 5.02(b)(viii) of the HR Disclosure Schedule and except for investments in HR Subsidiaries for capital improvements or leasing in the ordinary course of business and consistent with Section 5.02(b)(x);

(ix) create, incur, refinance, replace, prepay, guarantee or assume any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) incurrence of Indebtedness for borrowed money under HR’s existing revolver, (B) the potential Indebtedness set forth set forth in Section 5.02(b)(ix) of the HR Disclosure Schedule and (C) following HR’s consultation with the Company and approval by the Company thereof, the incurrence of any Indebtedness that refinances (1) any existing Indebtedness of HR or (2) any Indebtedness of HR otherwise permitted under this Section 5.02(b)(ix), to the extent the amount of such refinanced Indebtedness is not more than the amount of the Indebtedness being refinanced;

(x) make capital expenditures, including expenditures in connection with leasing commissions, tenant improvements, common area maintenance and costs related to building out rental demonstration floors or spec suites, in excess of $50,000,000 in the aggregate, or commit to expenditures in connection with leasing commissions, tenant improvements, common area maintenance and costs related to building out rental demonstration floors or spec suites, in excess of $50,000,000 in the aggregate, other than (A) in conjunction with emergency repairs, or (B) as required by Law or pursuant to the terms of any Indebtedness, lease or HR Material Contract in effect as of the date of this Agreement or otherwise permitted by this Section 5.02(b);

(xi) except for amounts not to exceed $3,000,000 in the aggregate (following HR’s consultation with the Company), waive, release, assign, settle or compromise any material claim, audit, arbitration, suit, investigation, complaint or other proceeding or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would restrict the operations of HR, any HR Subsidiary or their respective businesses after the Effective Time;

(xii) except as set forth on Section 5.02(b)(xii) of the HR Disclosure Schedule, (A) modify, renew, amend or terminate any HR Material Contract, lease or HR Development Contract (other than any expiration in accordance with its terms that occurs automatically without any action other than notice of renewal), but only after providing prior written notice to, and reasonably consulting with, the Company if HR or the applicable HR Subsidiary has the right to terminate such Contract on the date such Contract otherwise would be renewed), or waive, release, compromise or assign any rights or claims under any such Contract, in each case in any material respect in a manner which is materially adverse to HR and its Subsidiaries, taken as a whole, or which could reasonably be expected to prevent or materially delay the consummation of the Transactions, (B) enter into any successor agreement to an expiring HR Material Contract, lease or HR Development Contract, or any management agreement or broker agreement, that changes the terms of the expiring Contract in any material respect in a manner which is materially adverse to HR and its Subsidiaries, taken as a whole, or which could reasonably be expected to prevent or materially delay the consummation of the Transactions or (C) enter into any new management agreement, broker agreement or agreement that would have been an HR Material Contract, lease or HR Development Contract if it were entered into at or prior to the date hereof, except as would not reasonably be expected to prevent or materially delay the consummation of the Transactions;

(xiii) except as required by applicable Law or changes in GAAP, materially change any of its accounting policies for financial accounting purposes;

(xiv) enter into a new, or amend an existing, HR Tax Protection Agreement; make, change or rescind any material election relating to Taxes; adopt or change any Tax accounting period or a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any closing agreement related to a material amount of Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve HR’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any HR Subsidiary as a Disregarded Entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xv) enter into any new line of business;

(xvi) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause HR to fail to qualify for taxation as a REIT or cause any HR Subsidiary to cease to be treated as any of (A) a partnership or Disregarded Entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xvii) other than with respect to the Merger, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of HR or any of the HR Subsidiaries;

(xviii) (A) modify or amend the engagement letters entered into with the HR Financial Advisors to increase the compensation payable by HR thereunder or (B) enter into any new Contract with the HR Financial Advisors;

(xix) increase the size of the HR Board or file any proxy statement other than (A) the proxy statement for HR’s 2022 annual meeting of stockholders and (B) the Joint Proxy Statement/Prospectus; or

(xx) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit HR from taking any action, or refraining to take any action, at any time or from time to time if, in the reasonable judgment of the HR Board, upon advice of counsel, such action or inaction is reasonably necessary for HR to (i) avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law), (ii) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or (iii) establish or maintain any exemption from or otherwise avoid the imposition of any requirement that HR or any HR Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (iii), making dividend or any other actual, constructive or deemed distribution payments to stockholders of HR in accordance with this Agreement or otherwise as permitted pursuant to Section 5.02(b)(ii).

(d) Notwithstanding anything to the contrary set forth in this Agreement (including this Section 5.02), nothing shall prevent HR or any of its Subsidiaries from taking or failing to take any commercially reasonable action in response to COVID-19 or a COVID-19 Measure that would otherwise violate or breach this Agreement, which response shall not be deemed a breach of this Agreement; provided, however, that to the extent reasonably practicable, HR must provide reasonable advance written notice to the Company with reasonable detail of such response prior to such response.

Section 5.03 No Control of Other Parties’ Business. Except with respect to HR’s right to make the Asset Transfer Election as provided for in Section 6.22 hereof, nothing contained in this Agreement shall give (i) HR, directly or indirectly, the right to control or direct the operations of the Company or any Subsidiary of the Company prior to the Effective Time, or (ii) the Company, the Company OP or Merger Sub, directly or indirectly, the right to control or direct HR or any of its Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, (i) the Company, the Company OP and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations and (ii) HR shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Joint Proxy Statement/Prospectus and Form S-4.

(a) As promptly as reasonably practicable after the execution and delivery of this Agreement, (i) the Company and HR shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus (x) to be mailed to the stockholders of the Company relating to the Company Stockholders Meeting and (y) to be mailed to the stockholders of HR relating to the HR Stockholders Meeting, and (ii) the Company shall prepare, together with HR, and file with the SEC a registration statement on Form S-4 under the Securities Act (of which, the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Company Common Stock to holders of HR Common Stock pursuant to the Merger and, if required, any other shares of Company Common Stock issued pursuant to the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of HR and the Company shall use commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 become effective as promptly as reasonably practicable, and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other Transactions. HR shall furnish to the Company all information relating to HR as may be reasonably requested by the Company in connection with any such action and the preparation, filing and mailing of the Joint Proxy Statement/Prospectus and the Company shall furnish to HR all information relating to the Company as may be reasonably requested by HR in connection with any such action and the preparation and filing of the Joint Proxy Statement/Prospectus and the Form S-4. Subject to applicable Law, as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Joint Proxy Statement/Prospectus and the Form S-4 or that the Company and HR may commence mailing the Joint Proxy Statement/Prospectus, each of the Company and HR shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be distributed to the stockholders of the Company and the stockholders of HR (as applicable). No filing of, or amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4, as applicable, shall be made by the Company or HR, as applicable, and no response to any comments or requests of the SEC or its staff with respect thereto shall be submitted by the Company or HR, as applicable, without providing the other party a reasonable opportunity to review and comment thereon and giving due consideration to inclusion in the Joint Proxy Statement/Prospectus or Form S-4, as applicable, or any such response, comments reasonably proposed by either party. Both parties shall notify the other party promptly of the receipt of any comments from the staff of the SEC with respect to the Joint Proxy Statement/Prospectus or the Form S-4, as applicable, and of any request by the staff of the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or Form S-4, as applicable, or for additional information. The Company or HR, as applicable, shall respond promptly to any comments or requests from the staff of the SEC and shall supply the other party with copies of all correspondence between such party or any of its Representatives, on the one hand, and the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement/Prospectus or the Form S-4.

(b) If at any time prior to obtaining the Requisite Company Stockholder Vote or the Requisite HR Stockholder Vote any information relating to the Company or HR, or any of their respective Affiliates, directors or officers, should be discovered by the Company or HR which should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4, as applicable, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, distributed to the stockholders of the Company and to the stockholders of HR.

(c) Each of the Company and HR shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the requirements of the Exchange Act and Securities Act, as the case may be, and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4. HR and the Company shall make any other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

(d) Each party will advise the other party promptly after it receives notice thereof, of the time when the Form S-4 becomes effective, the issuance of any stop order, the suspension of the qualification of the HR Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4.

Section 6.02 Company Stockholders Meeting; HR Stockholders Meeting.

(a) As promptly as reasonably practicable following the effectiveness of the Form S-4, the Company, acting through the Company Board, and in accordance with applicable Law (including legal duties of the Company Board) and the rules and regulations of NYSE, shall (A) unless this Agreement has been validly terminated pursuant to Article VIII, duly call, give notice of, convene and hold a meeting of the holders of shares of Company Common Stock in accordance with the Constituent Documents of the Company for the purpose of obtaining the Requisite Company Stockholder Vote (the “Company Stockholders Meeting”) and, except to the extent the Company Board has effected a Company Recommendation Withdrawal in compliance with Section 6.03, use commercially reasonable efforts to solicit the Requisite Company Stockholder Vote; provided, however, that the Company shall, in consultation with HR, be permitted to adjourn (i) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus required to be provided to the stockholders of the Company is provided or as otherwise required by applicable Law, (ii) if as of the time at which the Company Stockholders Meeting is scheduled there are insufficient shares of Company Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (iii) for the purpose of soliciting additional proxies, if proxies granted by the time of the Company Stockholders Meeting are insufficient to obtain the Requisite Company Stockholder Vote; provided, further, that solely in the case of clauses (ii) and (iii), without the prior written consent of HR (which shall not be unreasonably withheld, conditioned or delayed), in no event shall the Company Stockholders Meeting (as so adjourned) be held on a date that is more than thirty (30) days after the date for which the Company Stockholders Meeting was originally scheduled; and (B) subject to Section 6.03(d), include in the Joint Proxy Statement/Prospectus the Company Board Recommendation. The Company shall engage a proxy solicitor in connection with the solicitation of proxies for the Company Stockholders Meeting, which proxy solicitor shall be reasonably acceptable to HR. At HR’s reasonable request, the Company shall keep HR reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to the Company Stockholders Meeting.

(b) As promptly as reasonably practicable following the effectiveness of the Form S-4, HR, acting through the HR Board, and in accordance with applicable Law (including legal duties of the HR Board) and the rules and regulations of NYSE, shall (A) unless this Agreement has been validly terminated pursuant to Article VIII, duly call, give notice of, convene and hold a meeting of the holders of shares of HR Common Stock in accordance with the Constituent Documents of HR for the purpose of obtaining the Requisite HR Stockholder Vote (the “HR Stockholders Meeting”) and, except to the extent the HR Board has effected an HR Recommendation Withdrawal in compliance with Section 6.04, use commercially reasonable efforts to solicit the Requisite HR Stockholder Vote; provided, however, that HR shall, in consultation with the Company, be permitted to adjourn (i) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus required to be provided to the stockholders of HR is provided or as otherwise required by applicable Law, (ii) if as of the time at which the HR Stockholders Meeting is scheduled there are insufficient shares of HR Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the HR Stockholders Meeting or (iii) for the purpose of soliciting additional proxies, if proxies granted by the time of the HR Stockholders Meeting are insufficient to obtain the Requisite HR Stockholder Vote; provided, further, that solely in the case of clauses (ii) and (iii), without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), in no event shall the HR Stockholders Meeting (as so adjourned) be held on a date that is more than thirty (30) days after the date for which the HR Stockholders Meeting was originally scheduled; and (B) subject to Section 6.04(d), include in the

Joint Proxy Statement/Prospectus the HR Board Recommendation. HR shall engage a proxy solicitor in connection with the solicitation of proxies for the HR Stockholders Meeting, which proxy solicitor shall be reasonably acceptable to the Company. At the Company’s reasonable request, HR shall keep the Company reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to the HR Stockholders Meeting.

(c) The Company and HR shall use their commercially reasonable efforts to schedule the Company Stockholders Meeting and the HR Stockholders Meeting to occur on the same date.

Section 6.03 Company No Solicitation.

(a) The Company agrees that it shall, and shall cause the Company Subsidiaries and its and their respective directors, officers and employees of the Company and the Company Subsidiaries to, and shall direct and use its commercially reasonable efforts to cause its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Takeover Proposal. The Company also agrees that it shall, within five (5) Business Days after the date of this Agreement, (i) request each Person that has executed a confidentiality agreement in connection with any Company Takeover Proposal or its consideration of any Company Takeover Proposal (and for which such a request has not previously been made) to return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of the Company Subsidiaries and (ii) terminate any data room or other diligence access of such Person. Except as permitted by Section 6.03(b), the Company shall not, and shall cause each of the Company Subsidiaries and its and their respective directors, officers and employees not to, and shall direct and use its commercially reasonable efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly facilitate, any Company Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Takeover Proposal, or (ii) enter into, engage in, continue or otherwise participate in any discussions (except, in response to an inquiry from any Person, solely to notify such Person of the existence of the provisions of this Section 6.03(a)) or negotiations regarding, or furnish to any Person any non-public material information in connection with, any Company Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Takeover Proposal. Notwithstanding anything to the contrary contained herein, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its directors’ duties under applicable Law and (ii) absent such action by the Company, the applicable provisions would prevent any Person or group from making a Company Takeover Proposal privately to the Company Board. The Company agrees that any material violations of the restrictions set forth in this Section 6.03(a) by any Representative of the Company shall be deemed to be a breach by the Company.

(b) Notwithstanding the provisions of Section 6.03(a), at any time prior to obtaining the Requisite Company Stockholder Vote, in response to an unsolicited written Company Takeover Proposal received after the execution and delivery of this Agreement, which did not arise as a result of a breach of the Company’s obligations under Section 6.03(a), (i) the Company and its Representatives may contact the Person or group of Persons making such Company Takeover Proposal (and its Representatives) to clarify the terms and conditions thereof and (ii) if the Company Board determines in good faith (after consultation with the Company Financial Advisor and its outside legal counsel) that such proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and the failure to take such actions would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law, the Company and its Representatives may (A) furnish information with respect to the Company and the Company Subsidiaries to the Person or group of Persons making such Company Takeover Proposal (and its Representatives), provided, that (1) prior to so furnishing such information the Company has entered into a confidentiality agreement with such Person or group of Persons on terms not less restrictive in the aggregate to such Person or group of Persons than the provisions of the Confidentiality Agreement are to HR, its Affiliates and their respective Representatives (including the standstill and non-solicitation provisions) and (2) all such information has previously been provided or made available to HR or its Representatives or is provided or made available to HR or its Representatives prior to or substantially concurrently with the time it is provided to such Person or group of Persons; and (B) participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.

(c) Except as permitted by Section 6.03(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw (or modify or qualify in a manner adverse to HR), or publicly propose or resolve to withhold, withdraw or modify or qualify in a manner adverse to HR, the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (iii) authorize, approve, adopt or recommend, or publicly propose or resolve to authorize, approve, adopt or recommend, any Company Takeover Proposal, (any action described in these clauses (i), (ii) or (iii) being referred to as a “Company Recommendation Withdrawal”), or (iv) allow the Company or any of the Company Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 6.03(b)) providing for, or with respect to, any Company Takeover Proposal; provided, however, that the delivery by the Company, the Company Board or any committee thereof of any notice specified in Section 6.03(e) shall not be deemed to be or constitute a Company Recommendation Withdrawal.

(d) Notwithstanding the provisions of Section 6.03(c), at any time prior to obtaining the Requisite Company Stockholder Vote, and subject in each case to the prior compliance with Section 6.03(e), in response to a bona fide written Company Takeover Proposal that did not arise from a breach of the Company’s obligations under this Section 6.03, if the Company Board determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel) that such Company Takeover Proposal constitutes a Company Superior Proposal and that, if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law, (A) the Company Board and/or any authorized committee thereof may make a Company Recommendation Withdrawal and/or (B) the Company may terminate this Agreement pursuant to Section 8.01(d)(iii) in order to, concurrently with or immediately after such termination, enter into a definitive agreement with respect to such Company Superior Proposal; provided, that the Company shall pay to HR the Company Termination Fee payable pursuant to Section 8.03(b) prior to or concurrently with such termination.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company Board may not make a Company Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.01(d)(iii), unless (i) if such Company Recommendation Withdrawal or termination is being made as a result of a Company Superior Proposal, the Company shall have provided to HR three (3) Business Days prior written notice advising HR that the Company Board intends to take such action and specifying the reasons therefor as well as the identity of the Person(s) making such Company Superior Proposal and the material terms and conditions of any Company Superior Proposal (including copies of all agreements or documents evidencing such Company Superior Proposal, including the proposed acquisition agreement and financing commitments, if any); and (ii) (A) during such three (3) Business Day period, if requested by HR, the Company shall have engaged in negotiations with HR regarding any amendment to this Agreement proposed in writing by HR and (B) at the end of such three (3) Business Day period the Company Board determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel), after taking into account any such amendments that HR shall have agreed in writing to make prior to the end of such three (3) Business Day period, that such Company Takeover Proposal continues to constitute a Company Superior Proposal and the failure to make a Company Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.01(d)(iii), as applicable, would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law; provided, that any material amendment to the financial terms or any other material term or condition of such a Company Superior Proposal, shall require the Company to deliver to HR a new notice pursuant to this Section 6.03(e) and result in a new negotiation period, as contemplated by this Section 6.03(e); provided, further, that any such new negotiation period shall be a period of two (2) Business Days.

(f) In addition to the obligations of the Company set forth in the other provisions of this Section 6.03, the Company shall as promptly as practicable (and in any event within forty eight (48) hours after receipt) advise HR orally and in writing of the receipt of any Company Takeover Proposal or any inquiry, offer or proposal from any Person seeking to have discussions or negotiations or requesting information with respect to any Company Takeover Proposal and the material terms and conditions of any such Company Takeover Proposal (including the identity of the Person making such Company Takeover Proposal and copies of all material agreements or documents evidencing such Company Takeover Proposal, including the acquisition agreement and financing commitments, if any). The Company shall thereafter keep HR reasonably informed on a reasonably current basis of the status (including whether the Company has entered into discussions or negotiations or provided any information with respect to any such Company Takeover Proposal) and material terms of any such Company Takeover Proposal (including any material change to the terms thereof) and promptly provide HR with copies of all material agreements or documents evidencing any such Company Takeover Proposal, inquiry, offer or proposal, including financing commitments, if any.

(g) Nothing contained in this Section 6.03 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its directors’ duties under applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 6.03 in response to an unsolicited inquiry from such Person or (iv) providing factual information the Company’s stockholders, so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to the Company Board Recommendation or the Company Board or a committee thereof reaffirms the Company Board Recommendation concurrently with such factual communication; provided that any disclosure made pursuant to Item 1012(a) of Regulation M-A, Rule 14d-9 or Rule 14e-2(a), or pursuant to the preceding clause (ii) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Takeover Proposal, shall be deemed to be a Company Recommendation Withdrawal unless the response of the Company Board or an authorized committee thereof, or such disclosure, as applicable, expressly reaffirms the Company Board Recommendation to the Company Stockholders in such disclosure; it being understood that a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company) shall not be deemed to be or constitute a Company Recommendation Withdrawal.

(h) Notwithstanding the foregoing, the parties acknowledge and agree that the Financing Cooperation Activities and the Sales Activities requested by HR and reasonably related to such requests are discussions and negotiations permitted to be conducted by the Company, any Company Subsidiaries and its and their respective directors, officers, employees and other Representatives. Nothing contained in this Section 6.03 shall prohibit the Company, any Company Subsidiaries or its and their respective directors, officers, employees or other Representatives from engaging in any such negotiations and discussions. The parties acknowledge and agree that the Financing Cooperation Activities and the Sales Activities requested by HR and reasonably related to such requests shall not constitute a breach by the Company or any Company Subsidiaries of this Section 6.03, including (without limitation) in the event a Company Takeover Proposal ensues, which shall be deemed to not have arisen as a result of a breach of the Company’s obligations under this Section 6.03.

Section 6.04 HR No Solicitation.

(a) HR agrees that it shall, and shall cause the HR Subsidiaries and its and their respective directors, officers and employees of HR and the HR Subsidiaries to, and shall direct and use its commercially reasonable efforts to cause its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any HR Takeover Proposal. HR also agrees that it shall, within five (5) Business Days after the date of this Agreement, (i) request each Person that has executed a confidentiality agreement in connection with any HR Takeover Proposal or its consideration of any HR Takeover Proposal (and for which such a request has not previously been made) to return or destroy all confidential information furnished to such Person by or on behalf of HR or any of the HR Subsidiaries and (ii) terminate any data room or other diligence access of such Person. Except as permitted by Section 6.04(b), HR shall not, and shall cause each of the HR Subsidiaries and its and their respective directors, officers and employees not to, and shall direct and use its commercially reasonable efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly facilitate, any HR Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an HR Takeover Proposal, or (ii) enter into, engage in, continue or otherwise participate in any discussions (except, in response to an inquiry from any Person, solely to notify such Person of the existence of the provisions of this Section 6.04(a)) or negotiations regarding, or furnish to any Person any non-public material information in connection with, any HR Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an HR Takeover Proposal. Notwithstanding anything to the contrary contained herein, HR shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person if (i) the HR Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its directors’ duties under applicable Law and (ii) absent such action by HR, the applicable provisions would prevent any Person or group from making an HR Takeover Proposal privately to the HR Board. HR agrees that any material violations of the restrictions set forth in this Section 6.04(a) by any Representative of HR shall be deemed to be a breach by HR.

(b) Notwithstanding the provisions of Section 6.04(a), at any time prior to obtaining the Requisite HR Stockholder Vote, in response to an unsolicited written HR Takeover Proposal received after the execution and delivery of this Agreement, which did not arise as a result of a breach of HR’s obligations under Section 6.04(a), (i) HR and its Representatives may contact the Person or group of Persons making such HR Takeover Proposal (and its Representatives) to clarify the terms and conditions thereof and (ii) if the HR Board determines in good faith (after consultation with the HR Financial Advisors and its outside legal counsel) that such proposal constitutes or is reasonably likely to lead to an HR Superior Proposal and the failure to take such actions would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law, HR and its Representatives may (A) furnish information with respect to HR and the HR Subsidiaries to the Person or group of Persons making such HR Takeover Proposal (and its Representatives), provided, that (1) prior to so furnishing such information HR has entered into a confidentiality agreement with such Person or group of Persons on terms not less restrictive in the aggregate to such Person or group of Persons than the provisions of the Confidentiality Agreement are to the Company, its Affiliates and their respective Representatives (including the standstill and non-solicitation provisions) and (2) all such information has previously been provided or made available to the Company or its Representatives or is provided or made available to the Company or its Representatives prior to or substantially concurrently with the time it is provided to such Person or group of Persons; and (B) participate in discussions or negotiations with the Person or group of Persons making such HR Takeover Proposal (and its Representatives) regarding such HR Takeover Proposal.

(c) Except as permitted by Section 6.04(d), neither the HR Board nor any committee thereof shall (i) withhold, withdraw (or modify or qualify in a manner adverse to the Company), or publicly propose or resolve to withhold, withdraw or modify or qualify in a manner adverse to the Company, the HR Board Recommendation, (ii) fail to include the HR Board Recommendation in the Joint Proxy Statement/Prospectus, (iii) authorize, approve, adopt or recommend, or publicly propose or resolve to authorize, approve, adopt or recommend, any HR Takeover Proposal, (any action described in these clauses (i), (ii) or (iii) being referred to as an “HR Recommendation Withdrawal”), or (iv) allow HR or any of the HR Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 6.04(b)) providing for, or with respect to, any HR Takeover Proposal; provided, however, that the delivery by HR, the HR Board or any committee thereof of any notice specified in Section 6.04(e) shall not be deemed to be or constitute an HR Recommendation Withdrawal.

(d) Notwithstanding the provisions of Section 6.04(c), at any time prior to obtaining the Requisite HR Stockholder Vote, and subject in each case to the prior compliance with Section 6.04(e), in response to a bona fide written HR Takeover Proposal that did not arise from a breach of HR’s obligations under this Section 6.04, if the HR Board determines in good faith (after consultation with the HR Financial Advisors and outside legal counsel) that such HR Takeover Proposal constitutes an HR Superior Proposal and that, if the HR Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law, (A) the HR Board and/or any authorized committee thereof may make an HR Recommendation Withdrawal and/or (B) HR may terminate this Agreement pursuant to Section 8.01(c)(iii) in order to, concurrently with or immediately after such termination, enter into a definitive agreement with respect to such HR Superior Proposal; provided, that HR shall pay to the Company the HR Termination Fee payable pursuant to Section 8.03(d) prior to or concurrently with such termination.

(e) Notwithstanding anything to the contrary contained in this Agreement, the HR Board may not make an HR Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.01(c)(iii), unless (i) if such HR Recommendation Withdrawal or termination is being made as a result of an HR Superior Proposal, HR shall have provided to the Company three (3) Business Days prior written notice advising the Company that the HR Board intends to take such action and specifying the reasons therefor as well as the identity of the Person(s) making such HR Superior Proposal and the material terms and conditions of any HR Superior Proposal (including copies of all agreements or documents evidencing such HR Superior Proposal, including the proposed acquisition agreement and financing commitments, if any); and (ii) (A) during such three (3) Business Day period, if requested by the Company, HR shall have engaged in negotiations with the Company regarding any amendment to this Agreement proposed in writing by the Company and (B) at the end of such three (3) Business Day period the HR Board determines in good faith (after consultation with the HR Financial Advisors and outside legal counsel), after taking into account any such amendments that the Company shall have agreed in writing to make prior to the end of such three (3) Business Day period, that such HR Takeover Proposal continues to constitute an HR Superior Proposal and the failure to make an HR Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.01(c)(iii), as applicable, would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law; provided, that any material amendment to the financial terms or any other material term or condition of such an HR Superior Proposal, shall require HR to deliver to the Company a new notice pursuant to this Section 6.04(e) and result in a new negotiation period, as contemplated by this Section 6.04(e); provided, further, that any such new negotiation period shall be a period of two (2) Business Days.

(f) In addition to the obligations of HR set forth in the other provisions of this Section 6.04, HR shall as promptly as practicable (and in any event within forty eight (48) hours after receipt) advise the Company orally and in writing of the receipt of any HR Takeover Proposal or any inquiry, offer or proposal from any Person seeking to have discussions or negotiations or requesting information with respect to any HR Takeover Proposal and the material terms and conditions of any such HR Takeover Proposal (including the identity of the Person making such HR Takeover Proposal and copies of all material agreements or documents evidencing such HR Takeover Proposal, including the acquisition agreement and financing commitments, if any). HR shall thereafter keep the Company reasonably informed on a reasonably current basis of the status (including whether HR has entered into discussions or negotiations or provided any information with respect to any such HR Takeover Proposal) and material terms of any such HR Takeover Proposal (including any material change to the terms thereof) and promptly provide the Company with copies of all material agreements or documents evidencing any such HR Takeover Proposal, inquiry, offer or proposal, including financing commitments, if any.

(g) Nothing contained in this Section 6.04 shall prohibit HR or the HR Board from (i) taking and disclosing to the stockholders of HR a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of HR if the HR Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its directors’ duties under applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 6.04 in response to an unsolicited inquiry from such Person or (iv) providing factual information HR’s stockholders, so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to the HR Board Recommendation or the HR Board or a committee thereof reaffirms the HR Board Recommendation concurrently with such factual communication; provided that any disclosure made pursuant to Item 1012(a) of Regulation M-A, Rule 14d-9 or Rule 14e-2(a), or pursuant to the preceding clause (ii) that addresses or relates to the approval, recommendation or declaration of advisability by the HR Board with respect to this Agreement or an HR Takeover Proposal, shall be deemed to be an HR Recommendation Withdrawal unless the response of the HR Board or an authorized committee thereof, or such disclosure, as applicable, expressly reaffirms the HR Board Recommendation to the HR Stockholders in such disclosure; it being understood that a “stop, look and listen” communication to the stockholders of HR pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of HR) shall not be deemed to be or constitute an HR Recommendation Withdrawal.

Section 6.05 Access to Information. The Company shall, and shall cause each of the Company Subsidiaries to, afford HR and the Representatives of HR reasonable access (which may be limited to remote access if reasonably required to protect the health and safety of any officer or employee of the Company or any of the Company Subsidiaries in response to COVID-19) during normal business hours to its and its Subsidiaries’ assets, properties, books, records, Contracts and personnel, and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to HR and the Representatives of HR all other information concerning the Company and the Company Subsidiaries’ business, assets, properties, Contracts and personnel as HR may reasonably request in good faith in connection with the Transactions, including the Asset Transfer and the Financing or integration planning (other than any of the foregoing that relate to the negotiation and execution of this Agreement or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any committee thereof regarding an Adverse Recommendation Change); provided that the Company may restrict the foregoing access to those Persons who have entered into a confidentiality agreement with the Company or to the extent required by applicable Law. Notwithstanding the foregoing, neither the Company nor any of the Company Subsidiaries shall be required to provide such access or furnish such information to the extent doing so would (i) in light of COVID-19, jeopardize the health and safety of any officer or employee of the Company or any of the Company Subsidiaries, (ii) constitute a violation of applicable Law, (iii) result in the disclosure of any trade secrets, (iv) cause a breach of any confidentiality obligations to any third party or (v) waive or jeopardize the protection of any attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection; provided, however, that, at HR’s request, the Company and HR shall use commercially reasonable efforts to communicate, or make reasonable substitute arrangements, if applicable and as may be mutually agreed, to make available, the applicable information or documents to HR in a manner that would not have the effect set forth in the applicable clause. In conducting any inspection of any properties of the Company and the Company Subsidiaries, HR and its Representatives shall not (A) interfere with the business of the Company or any of the Company Subsidiaries conducted at such property or (B) damage any property or any portion thereof. Prior to the Effective Time, none of HR nor any of its Representatives shall have the right to conduct invasive environmental testing or sampling at any of the facilities or properties of the Company or any of its Subsidiaries without the Company’s consent. All information obtained pursuant to this Section 6.05 shall continue to be governed by the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms. No investigation pursuant to this Section 6.05 shall affect the representations and warranties or conditions to the obligations contained herein.

Section 6.06 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, the Company OP, Merger Sub and HR shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable after the date of this Agreement (and in any event no later than the Outside Date), including (i) using commercially reasonable efforts to take, or cause to be taken, all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) preparing and filing as promptly as practicable all documents to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits in connection with the Transactions, (iii) taking all reasonable steps as may be necessary or advisable to make all necessary filings and obtain all such consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits (including providing all necessary information and documentary material and providing personnel as necessary to attend any regulatory meetings, hearings or other proceedings) and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and the avoidance of each and every impediment under any antitrust, merger control, competition, trade regulation or other Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible.

(b) To the extent permissible under applicable Law, each of the Company, the Company OP, Merger Sub and HR shall, in connection with the efforts referenced above to obtain all requisite approvals, clearances and authorizations for the Transactions, use commercially reasonable efforts to (i) cooperate in all respects with each other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (ii) keep the other parties apprised of the status of matters relating to completion of the Transactions and promptly inform the other parties of any communication received by such party from any Governmental Entity and of any material communication received from or given in connection with any proceeding by any private party, in each case regarding any of the Transactions, (iii) permit the other parties, or the other parties’ legal counsel, to review any filing, submission or other substantive communication given by it to any Governmental Entity or, in connection with any proceeding by any private party, with any other Person (it being understood that each party shall, without limitation, have the right to review in advance, subject to applicable Laws relating to the exchange of information, all of the information relating to such party, and any of its respective Subsidiaries, which appears in any filing made with, or materials submitted to, any third party or any Governmental Entity, with respect to this Agreement or the Merger), (iv) consult with the other parties in advance of any meeting, conference, conference call, discussion or communication with, any such Governmental Entity or, in connection with any proceeding by any private party, with any other Person and (v) to the extent permitted by such Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings, conferences, conference calls, discussions and communications.

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the Transactions as violative of any applicable Law, each of the Company, the Company OP, Merger Sub and HR shall use its commercially reasonable efforts to resolve any such objections or challenges as such Governmental Entity or private party may have to such Transactions under such applicable Law so as to permit consummation of the Transactions on the terms set forth in this Agreement as soon as reasonably possible after the date of this Agreement (and in any event no later than the Outside Date).

(d) Notwithstanding the foregoing, the obligations set forth in Section 6.06(a), (b) and (c) shall not apply to any stockholder litigation related to this Agreement, the Merger or the other Transactions or related to this Agreement, which is the subject of Section 6.19.

Section 6.07 Employee Matters.

(a) Until the first (1st) anniversary of the Effective Time (or, if earlier, the date of the Continuing Employee’s termination of employment by the Combined Company or its Affiliates), the Combined Company

shall provide, or cause to be provided, for those individuals who were employees of the Company and the Company Subsidiaries immediately prior to the Effective Time and who continue to be employed by the Combined Company or its Affiliates during such period (the “Continuing Employees”) a base salary or base wages, target annual cash bonus opportunities and employee benefits that are, in the good faith judgment of the Combined Company, either (x) in the aggregate reasonably comparable to the employee benefits provided by the Company or the applicable Subsidiary of the Company to the Continuing Employees immediately prior to the date of this Agreement or (y) substantially comparable to the employee benefits provided by the Combined Company or the applicable Subsidiary to similarly situated employees of the Combined Company or the applicable Subsidiary; provided, however, that the requirements of this sentence shall not apply to Continuing Employees who are covered by a collective bargaining agreement.

(b) The Combined Company shall make commercially reasonable efforts to (i) waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Combined Company that a Continuing Employee is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize service prior to the Effective Time with the Company and any of the Company Subsidiaries for purposes of eligibility to participate and vesting and level of benefits (but not for purposes of benefits accrual under any defined benefit pension plan) to the same extent such service was recognized by the Company or any of the Company Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(c) From and after the Effective Time, except as otherwise agreed in writing between the Combined Company and a Continuing Employee, the Combined Company shall honor, in accordance with its terms (including any rights of amendment, modification or termination provided therein) the existing Company Employment Agreements, and all obligations thereunder in effect as of the Effective Time.

(d) Notwithstanding anything herein to the contrary, any Continuing Employee who is not a party to a Company Employment Agreement and whose employment is terminated by the Company without Cause (as defined in the CIC Severance Plan) between the Effective Time and the twelve (12) month anniversary of the Effective Time shall be entitled to severance pay and benefits no less favorable than the severance pay and benefits such Continuing Employee would have been entitled to pursuant to the CIC Severance Plan and otherwise on the same terms and conditions as set forth in the CIC Severance Plan. For the avoidance of doubt, a Continuing Employee who voluntarily leaves employment at any time after the Effective Time, or is terminated by the Combined Company for Cause (as defined in the CIC Severance Plan), will not be entitled to any severance payments or benefits.

(e) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide HR with a copy of the intended communication, HR shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(f) Nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or any employee benefit plan of HR or any of its Subsidiaries (including any HR Benefit Plan), or (ii) subject to the requirements of this Section 6.07, shall limit the right of HR or the Combined Company or any of its Subsidiaries to amend, terminate or otherwise modify any Company

Benefit Plan following the Closing Date. The parties hereto acknowledge and agree that all provisions contained in this Section 6.07 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, creates any third party beneficiary or other rights in any other Person, including, without limitation, any current or former employees or directors of the Company or its Subsidiaries, any participant in any Company Benefit Plan or in any employee benefit plan of the Company or HR, or any dependent or beneficiary thereof.

Section 6.08 Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, filing, printing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of the Requisite Company Stockholder Vote and the Requisite HR Stockholder Vote.

Section 6.09 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Combined Company shall cause the Combined Company or any applicable Subsidiary, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the MGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers, directors and employees), to indemnify, defend and hold harmless (and advance expenses, provided the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) the present and former directors, officers (to the same extent as directors) and employees (to the same extent as directors) of the Company and the Company Subsidiaries, and any fiduciaries under any Company Benefit Plan (to the same extent as directors) (each, an “Indemnified Party”), against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of (in whole or in part), relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement or the Merger or arising out of or pertaining to the Transactions, whether asserted or claimed prior to, at or after the Effective Time.

(b) From and after the Effective Time, the Combined Company shall not settle, compromise or consent to the entry of any judgment in any actual or threatened claim, action, suit, proceeding or investigation relating to any circumstances, developments or matters in existence at or prior to the Effective Time, or acts or omissions occurring at or prior to the Effective Time (each, a “Claim”), for which indemnification could be sought by an Indemnified Party hereunder, unless (i)(A) such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and (B) such settlement, compromise or consent does not include or provide for any acknowledgement or other statement of fault or wrongdoing by any Indemnified Party, or (ii) such Indemnified Party otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably conditioned, withheld or delayed). The Combined Company and the Indemnified Parties shall cooperate in the defense of any Claim, at the expense of the Combined Company (subject to the proviso below relating to the expenses of legal counsel), and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. In the event of any Claim, the Combined Company shall have the right to assume the defense thereof, except that if legal counsel for the Indemnified Party advises that there are issues which raise actual or potential conflicts of interest between the Combined Company and the

Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to it, and the Combined Company shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party pursuant to Section 6.09(a); provided, however, that the Combined Company shall be obligated pursuant to this Section 6.09(b) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used).

(c) For a period of six (6) years after the Effective Time, the Combined Company shall honor the provisions in the Company’s Constituent Documents in effect as of the date of this Agreement providing for indemnification, advancement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law.

(d) If the Combined Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Combined Company shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of the Combined Company, as the case may be, shall assume all of the obligations set forth in this Section 6.09.

(e) From and after the Effective Time, the Combined Company shall comply with, and shall not, directly or indirectly, amend, modify, limit or terminate the advancement of expenses, exculpation and indemnification provisions of the agreements listed on Section 6.08(e) of the Company Disclosure Schedule between the Company and any of the Indemnified Parties.

(f) In the event that the Company’s directors’ and officers’ liability insurance policies in effect on the date hereof (the “D&O Insurance”) shall have lapsed prior to the Effective Time or its runoff coverage under the D&O Insurance otherwise would not survive for a period of not less than six (6) years after the Effective Time, the Combined Company shall procure and maintain, for a period of not less than six (6) years after the Effective Time, directors’ and officers’ liability insurance policies of at least the same coverage and amounts with reputable and financially sound carriers containing terms no less advantageous to such former directors or officers and that does not result in gaps or lapses of coverage with respect to matters occurring on or prior to the Effective Time; provided, that in no event shall the Combined Company be required to pay annual premiums in the aggregate of more than an amount equal to 300% of the current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided further that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Combined Company shall procure and maintain for such six-year period the most advantageous policies as can be reasonably obtained for the Maximum Amount. In lieu of the foregoing, prior to the later of the Effective Time and the lapse of the D&O Insurance, HR or the Company shall have the option, at HR’s expense, to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy or policies on terms and conditions no less advantageous than the Company’s existing D&O Insurance, subject to the limitations set forth in the provisos above in this Section 6.09(f), and such “tail” policy or policies shall satisfy the provisions of this Section 6.09(f).

(g) This Section 6.09 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company and the Combined Company. Each Indemnified Party shall be a third-party beneficiary of this Section 6.09, and, following the Effective Time, shall be entitled to enforce the covenants contained in this Section 6.09. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.09 that is denied by the Combined Company, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Combined Company shall pay such Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Combined Company. The rights of the Indemnified Parties under this Section 6.09 shall be in addition to any rights such Indemnified Parties may have under the Constituent Documents of the Company, the Constituent Documents of any of the Company Subsidiaries or the Combined Company or under any applicable Contracts, insurance policies or Laws.

(h) For the sake of clarification, the foregoing obligations shall apply to present and former directors, officers and employees of the Company and any Company Subsidiary, including directors of the Company who are not Company Designees and members of the Company’s COVID Committee who are not directors or officers of the Company.

Section 6.10 Public Announcements. The parties agree that each of the Company and HR shall issue a separate initial press release concerning this Agreement and the Transactions, which initial press releases shall be approved in advance by the Company and HR, as applicable. Following such initial press release, HR and the Company shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 6.10 shall not apply to any release or public statement (i) made or proposed to be made by the Company in accordance with Section 6.03, (ii) made or proposed to be made by HR in accordance with Section 6.04, (iii) made or proposed to be made by HR in response to any release or statement of the Company described in clause (i), (iv) made or proposed to be made by the Company in response to any release or statement of HR described in clause (iii), (v) in connection with any dispute between the parties regarding or relating to this Agreement or the Transactions or (vi) so long as the statements regarding this Agreement and the Transactions in such release or public statement are not inconsistent with previous releases or public statements by the Company and/or HR in accordance with this Section 6.10.

Section 6.11 Notification. The Company shall promptly notify HR, and HR shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Company Material Adverse Effect or an HR Material Adverse Effect (as applicable), (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Article VII and (c) any action, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions. Failure to comply with this Section 6.11 shall not result in the failure of any condition under Article VII to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 6.11.

Section 6.12 Rule 16b-3. Prior to the Effective Time, HR and the Company, as applicable, shall take all such steps as may be necessary or advisable to cause any dispositions of equity securities of HR (including derivative securities) resulting from the Merger and the other Transactions, and acquisitions of equity securities of the Company (including derivative securities) resulting from the Merger and the other Transactions, by each individual who, immediately prior to the Effective Time, is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to HR, or will become subject to such reporting requirements with respect to the Combined Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Listing of Company Common Stock. The Company shall use commercially reasonable efforts to cause prior to the Effective Time the shares of Company Common Stock to be issued pursuant to this Agreement to be approved for listing, upon official notice of issuance, on NYSE.

Section 6.14 Delisting of HR Shares. Each of the parties agrees to reasonably cooperate with each other in taking, or causing to be taken, all actions necessary to delist shares of HR Common Stock from NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.15 Affiliate Letter. On or prior to the date of the Company Stockholders Meeting, the Company shall deliver to HR a letter (the “Company Affiliate Letter”) identifying all persons who are “affiliates” of the Company for purposes of Rule 145 under the Securities Act (“Rule 145”). On or prior to the Closing Date, the Company will use commercially reasonable efforts to cause each person identified as an “affiliate” in the Company Affiliate Letter to deliver a written agreement, in form and substance reasonably acceptable to HR, in connection with restrictions on affiliates under Rule 145.

Section 6.16 Dividends.

(a) Prior to the Effective Time, the Company shall declare a dividend to its stockholders (and the Company OP shall declare a corresponding distribution to the holders of Partnership Units), the payment date for which shall be the close of business on the last Business Day prior to the Effective Time, subject to funds being legally available therefor. The record date for such dividends shall be three (3) Business Days before the payment date. The per share dividend amount payable by the Company with respect to the Company Common Stock pursuant to this Section 6.16(a) shall be an amount equal to the Company’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Effective Time, and divided by the actual number of days in the calendar quarter in which such dividend is declared. For the avoidance of doubt, the Company shall not declare any dividend pursuant to this Section 6.16(a) to the extent such dividend would not be permitted under the MGCL.

(b) Prior to the Effective Time, HR shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Effective Time, subject to funds being legally available therefor. The record date for such dividends shall be three (3) Business Days before the payment date. The per share dividend amount payable by HR with respect to the HR Common Stock pursuant to this Section 6.16(b) shall be an amount equal to HR’s then-anticipated dividend for such quarter (on a per share basis) (which, for the avoidance of doubt, may be greater than HR’s then-most recent quarterly dividend), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Effective Time, and divided by the actual number of days in the calendar quarter in which such dividend is declared.

(c) At least ten (10) Business Days prior to the initial scheduled date for the Company Stockholders Meeting, the Company Board (i) shall authorize and declare a distribution (the “Special Distribution”) to the Company’s stockholders in an amount equal to $4.82 per share in cash (the “Special Distribution Amount”) (and the Company OP shall declare a corresponding distribution to the holders of Partnership Units), and (ii) promptly set the record date for the Special Distribution as the close of business on the last Business Day prior to the anticipated Closing Date (the “Record Date”) and deliver notice of the Record Date to NYSE at least ten (10) days prior to the anticipated Closing Date; provided, however, that the authorization, declaration and payment of the Special Distribution shall be subject to and explicitly conditioned on receipt by the Company of the HR Certification on or before the Payment Date and delivery of the Company Certification to HR on or before the Payment Date. Following the receipt by the Company of the HR Certification and the delivery of the Company Certification to HR, the Company shall deposit the aggregate Special Distribution Amount Shortfall with the Transfer Agent on the Business Day prior to the Effective Time and the payment date for the Special Distribution shall be within five (5) Business Days after the Effective Time (or as soon as practicable thereafter), as determined by the Company Board (the “Payment Date”).

Section 6.17 Takeover Statutes. The parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute or any stockholder rights plan, “poison pill”

antitakeover plan or similar device becomes applicable to the Merger or any of the other Transactions after the date hereof and (b) if any such Takeover Statute or stockholder rights plan, “poison pill” antitakeover plan or similar device becomes applicable to a Merger or any of the other Transactions after the date hereof, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or stockholder rights plan, “poison pill” antitakeover plan or similar device on the Merger and the other Transactions.

Section 6.18 Tax Matters.

(a) Each of HR and the Company shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of HR and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations. This Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) with respect to the Merger. Provided that the Company shall have received the opinion of counsel referred to in Section 7.03(f) and HR shall have received the opinion of counsel referred to in Section 7.02(f), the parties shall treat and report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, with no gain or loss recognized by HR or any HR stockholder for federal income Tax purposes, and no party shall take any position for federal, state, and local income Tax or other purposes inconsistent therewith, unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law) or required by a change in applicable Law after the date of this Agreement; provided, that, for the avoidance of doubt, nothing in this Section 6.18 shall prevent any party or any of their respective Affiliates from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the foregoing. None of the parties hereto knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party) that would, or has knowingly taken or will knowingly take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto shall reasonably cooperate in good faith with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing reasonable and customary factual support and representation letters.

(b) HR shall use commercially reasonable efforts to (i) obtain or cause to be provided the opinions referred to in Section 7.02(f) and Section 7.03(e), (ii) obtain an opinion of counsel consistent with the opinion of counsel referred to in Section 7.02(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to become effective, (iii) deliver to HR Tax Counsel (or other tax counsel to HR delivering the opinion described in Section 7.02(f)) and Company Tax Counsel (or other tax counsel to the Company delivering the opinion described in Section 7.03(f)), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of HR, in form and substance as set forth on Section 6.18(b) of the HR Disclosure Schedule, containing representations of HR reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 7.02(f) and Section 7.03(f), and (iv) deliver to HR Tax Counsel (or other tax counsel to HR delivering the opinion described in Section 7.03(e)), a tax representation letter, dated as of the Closing Date (and, if applicable, the effective date of the Form S-4) and signed by an officer of HR, in form and substance reasonably satisfactory to the Company, containing representations of HR reasonably necessary or appropriate to enable such counsel to render the tax opinion described in Section 7.03(e). The tax representations letters described in clause (iii) and (iv) above shall also be provided to the Company, and for purposes of the opinion required by Section 7.03(e) and Section 7.02(e), the Company may rely on the representation letter provided pursuant to clause (iii) above in connection with making the representations in the tax representation letter provided to Company Tax Counsel for purposes of the opinion to be issued pursuant to Section 7.03(e) and Section 7.02(e).

(c) The Company shall use commercially reasonable efforts to (i) obtain or cause to be provided the opinions referred to in Section 7.02(e) and Section 7.03(f), (ii) obtain an opinion of counsel consistent with the opinion of counsel referred to in Section 7.03(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to become effective, (iii) deliver to Company Tax Counsel (or other tax counsel to the Company delivering the opinion described in Section 7.03(f)) and HR Tax Counsel (or other tax counsel to HR delivering the opinion described in Section 7.02(f)), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of the Company, in form and substance as set forth on Section 6.18(c) of the Company Disclosure Schedule, containing representations of the Company reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 7.02(f) and Section 7.03(f), and (iv) deliver to Company Tax Counsel (or other tax counsel to the Company delivering the opinion described in Section 7.02(e)) and HR Tax Counsel (or other tax counsel to HR delivering the opinion described in Section 7.03(e)), a tax representation letter, dated as of the Closing Date (and, if applicable, the effective date of the Form S-4) and signed by an officer of the Company, in form and substance reasonably satisfactory to HR, containing representations of the Company reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 7.02(e) and Section 7.03(e). The tax representations letters described in clause (iii) and (iv) above shall also be provided to HR, and for purposes of the opinion required by Section 7.02(f), HR may rely on the representation letter provided pursuant to clause (iii) above in connection with making the representations in the tax representation letter provided to HR Tax Counsel for purposes of the opinion to be issued pursuant to Section 7.02(f).

(d) HR and the Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Transactions (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Combined Company shall pay or cause to be paid, without deduction or withholding from any consideration, including the Merger Consideration, or amounts payable to holders of shares of Company Common Stock, all Transfer Taxes.

(e) The Company shall reasonably cooperate and consult in good faith with HR with respect to maintenance of the REIT status of the Company. The Surviving Corporation shall distribute cash to its stockholders in its taxable year ending with the Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Merger (taking into account all distributions made by HR prior to the Effective Time) such that HR will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the Merger.

(f) On the Closing Date, prior to the Merger, HR shall deliver to the Company a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

(g) HR and the Company shall, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions.

(h) Notwithstanding anything to the contrary herein, upon HR’s written request, the Company shall use commercially reasonable efforts to (A) cause (x) any Subsidiary of the Company that is a Qualified REIT Subsidiary and (y) any Subsidiary of the Company set forth in Section 6.18(h) of the Company Disclosure Schedule (each such Subsidiary of the Company identified in such written request, a “Converted Entity”) to (i) convert into a limited liability company or other entity that is a Disregarded Entity, (ii) merge with and into a Disregarded Entity, and/or (iii) make an election under Treasury Regulations Section 301.7701-3(c) to be a Disregarded Entity, as applicable, in each case, such that, prior to and at the Effective Time, for U.S. federal income tax purposes, such Converted Entity is a Disregarded Entity (and would be a Disregarded Entity without regard to its status as a Qualified REIT Subsidiary), (B) provide such cooperation and assistance as HR may reasonable request to cause the Company and the Company Subsidiaries to engage in restructuring transactions prior to the Effective Time, including the formation of a new Subsidiary, the contribution of the equity interests of a Subsidiary of the Company to another Subsidiary of the Company, or causing any Subsidiary of the Company to merge with and into the Company; provided that neither the Company nor any of the Subsidiaries of the Company shall be required to take any such action that could adversely affect (i) the Company, the Subsidiaries of the Company or the holders of shares of Company Common Stock, (ii) the classification of the Company as a REIT or could subject the Company to any “prohibited transactions” Taxes or other material Taxes under Sections 857(b), 860(c) or 4981 of the Code (or other material entity-level Taxes) or (iii) the Company’s ability to obtain the opinion of counsel described in Section 7.03(f). With respect to clause (A) in the preceding sentence, within ten (10) days of receiving any such written request, the Company shall notify HR in writing of any Subsidiary identified in such request with respect to which a conversion, merger, and/or election, as applicable, cannot occur prior to the Effective Time.

(i) The Company shall not take any action with respect to HR subsequent to the Closing that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

Section 6.19 Transaction Litigation.

(a) In the event that any stockholder litigation related to this Agreement, the Merger or the other Transactions is brought, or, to the Knowledge of the Company, threatened, against the Company or any members of the Company Board after the date hereof and prior to the Effective Time (“Company Transaction Litigation”), the Company shall promptly notify HR of any such Company Transaction Litigation and shall keep HR reasonably informed with respect to the status thereof. The Company shall give HR the opportunity to reasonably participate in (but not control) the defense of any Company Transaction Litigation, and shall not settle or agree to settle any Company Transaction Litigation without HR’s prior written consent (which consent shall not be unreasonably withheld); provided, however, that the disclosure of information in connection therewith shall be subject to the provisions of Section 6.05, including attorney-client privilege or other privilege or the work product doctrine; provided further that the Company and HR agree to provide access to any such materials in such a way that does not jeopardize the application of the attorney-client privilege, attorney work product doctrine, or any other privilege.

(b) In the event that any stockholder litigation related to this Agreement, the Merger or the other Transactions is brought, or, to the Knowledge of HR, threatened, against HR or any members of the HR Board after the date hereof and prior to the Effective Time (“HR Transaction Litigation” and, together with Company Transaction Litigation, “Transaction Litigation”), HR shall promptly notify the Company of any such HR Transaction Litigation and shall keep the Company reasonably informed with respect to the status thereof. HR shall give the Company the opportunity to reasonably participate in the defense of any HR Transaction Litigation, and shall not settle or agree to settle any HR Transaction Litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld); provided that the disclosure of information in connection therewith shall be subject to the provisions of Section 6.05, including attorney-client privilege or other privilege or the work product doctrine; provided further that the Company and HR agree to provide access to any such materials in such a way that does not jeopardize the application of the attorney-client privilege, attorney work product doctrine, or any other privilege.

Section 6.20 “Change of Control” Payments. HR shall not, directly or indirectly, make any payment to any officer or employee of HR or any HR Subsidiary to which any such officer or employee would otherwise be entitled that is triggered by a “change of control” or similar provision as a result of the Merger, provided such officer or employee is retained as an employee by the Combined Company or an affiliate of the Combined Company as of the Effective Time.

Section 6.21 Integration Plan. In order to facilitate the integration and the operations of HR and the Company and their respective Subsidiaries, HR and the Company shall establish a transition planning team of at least four (4) members (the “Transition Team”) comprised of an equal number of representatives of the HR Board and the Company Board, which shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of HR and the Company. The Transition Team shall confer on a regular and continued basis regarding the status of the transition and integration planning process via biweekly integration planning calls or meetings. HR’s management team, in consultation with the Transition Team, shall be responsible for developing and implementing a detailed action plan for transaction synergies and post-Merger integration (the “Integration Plan”). Prior to the Closing, the Integration Plan shall be reviewed by the respective Boards of Directors of HR and the Company. Following such review, HR and the Company shall take (or cause to be taken) the actions contemplated to be performed under the terms of the Integration Plan, which shall include oversight by the Transition Team.

Section 6.22 Asset Transfer.

(a) HR shall have the right to make an irrevocable election (the “Asset Transfer Election”), by written notice to the Company (the “Asset Transfer Notice”) delivered to the Company no later than 5:00 p.m. Eastern time on the Business Day that is at least fifteen (15) Business Days prior to the initial scheduled date for the Company Stockholders Meeting, to require that the Company OP, subject to receipt of the HR Certification by the Company and delivery of the Company Certification to HR not later than 9:00 a.m. Eastern Time on the closing date of the Asset Transfer, transfer, and for HR or one or more Persons designated by HR to agree to purchase or cause to be purchased (as described below) (collectively, the “Asset Transfer”), on the Business Day prior to the Effective Time, those assets, partial interests in assets, and/or interests in Subsidiaries, of the Company OP and its Company Subsidiaries as specified by HR in the Asset Transfer Notice (the “Disposition Assets”). An Asset Transfer may include a contribution of Disposition Assets to a newly-formed single-member limited liability company owned by the Company OP or a joint venture entity in which a Company Subsidiary is a member or partner. The Asset Transfer Notice shall specify the dollar amount of the purchase price in cash to be paid to the Company OP and its Subsidiaries in the Asset Transfer, which amount shall be equal to the reasonably equivalent fair market value for the Disposition Assets (the “Asset Transfer Purchase Price”). The Asset Transfer Notice shall not include as Disposition Assets any assets of the Company OP or any of its Subsidiaries that are encumbered by secured debt or that are subject to any third-party restrictions on transfer, unless the lender or other beneficiary of such restrictions thereunder has consented to such transfer. At the reasonable request of HR, the Company and the Company OP shall reasonably cooperate with HR, at HR’s expense, in obtaining any third-party consents, making any filings or taking any actions necessary to effect the Asset Transfer.

(b) In the event that HR shall have made a valid Asset Transfer Election, then:

(i) subject to receipt of the HR Certification by the Company and delivery of the Company Certification to HR, the Company OP shall, and shall cause its Subsidiaries to, and HR shall or shall cause any purchaser of the Disposition Assets to, (A) establish an escrow with a national title company, as escrow agent, pursuant to a customary escrow arrangements through which such Asset Transfer shall be consummated and (B) enter into and deliver to the other party(ies) through such escrow such customary instruments of transfer (i.e., a grant, special or limited warranty deed, bill of sale and assignment of leases and contracts) and such other customary documents and instruments (e.g., documentary, excise or transfer tax statements, gap affidavits to allow for closing prior to recordation of the deeds and other title affidavits required to issue title insurance policies for the Disposition Assets in favor of any purchaser of the Disposition Assets, FIRPTA and any state equivalent certificates, evidence of authority, etc.) in order to effect the Asset Transfer; and

(ii) HR shall, or shall cause any purchaser of the Disposition Assets to, take all action necessary to cause to be delivered into escrow the Asset Transfer Purchase Price in immediately available funds. The escrow agent shall deposit the aggregate Asset Transfer Purchase Price with the Transfer Agent on the Business Day prior to the Effective Time.

(c) The Asset Transfer shall close not later than 1:00 p.m., Eastern time on the Business Day prior to the Effective Time. The term “close” as used in this Section 6.22(c) shall mean the time and date that the transactions with respect to such Asset Transfer are closed through escrow by delivery of the applicable transfer instruments and other documents and instruments and the funds released out of escrow to the Company OP and its Subsidiaries, regardless of whether such transfer instruments have been recorded in the official land records in which the applicable Disposition Assets are located.

(d) Notwithstanding anything to the contrary in this Agreement, the term “Transactions” as used in this Agreement shall not include the Asset Transfer or any actions to be taken in connection therewith.

(e) HR shall indemnify, defend, protect and hold harmless the Company, the Company OP and its Subsidiaries for any costs, expenses, liabilities, losses, Taxes, fees, penalties or other amounts due or arising out of or any way related to any Asset Transfer, including, without limitation, in connection with any agreements, documents or other instruments required to be delivered by the Company, the Company OP or any of its Subsidiaries with respect to such Asset Transfer. For purposes of the previous sentence, the U.S. federal, state and local income and excise Taxes payable by the Company, the Company OP or its Subsidiaries shall equal the amount of such taxes payable by the Company, the Company OP or its Subsidiaries in excess of the amounts that would have been payable had there been no asset disposition.

(f) HR shall bear all third-party out-of-pocket expenses and costs (including but not limited to those of the Company, the Company OP and its Subsidiaries associated with the Asset Transfer (and any subsequent reconveyance)).

Section 6.23 Closing Condition Certifications. If all of the conditions to Closing set forth in Section 7.02 and Section 7.03 have been satisfied or waived (or, in the case of the opinions referenced in Section 7.02(e), Section 7.02(f), Section 7.03(e) and Section 7.03(f), placed in escrow pending release at the Closing), not later than 9:00 a.m. Eastern time on the Business Day prior to the Effective Time, HR shall provide the Company with an irrevocable written certification, in form and substance, reasonably satisfactory to the Company that confirms that the conditions to the obligations of HR to effect the Merger set forth in Section 7.02 have been irrevocably satisfied or waived (the “HR Certification”); and the Company and the Company OP shall provide HR with an irrevocable written certification, in form and substance reasonably satisfactory to HR, that confirms that the conditions to the obligations of the Company and Company OP to effect the Merger set forth in Section 7.03 have been irrevocably satisfied or waived (the “Company Certification”).

Section 6.24 Financing Cooperation.

(a) Prior to the Closing, each of the Company and HR shall use its commercially reasonable efforts, and shall cause the Company Subsidiaries and the HR Subsidiaries, respectively, to use commercially reasonable efforts, to provide customary cooperation, to the extent reasonably requested by HR or the Company, as the case may be, in writing and customary in connection with transactions similar to the offering, arrangement, syndication, consummation or issuance of the Financing to be obtained in accordance with Section 6.25 or any financing relating to the joint venture transactions for purposes of the Asset Transfer pursuant to Section 6.26 or as otherwise contemplated under this Agreement (collectively, the “JV Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company, HR or any of their respective Affiliates) (collectively, “Financing Cooperation Activities”), including to:

(i) provide reasonable and customary assistance to the other party in the review of customary offering documents, offering memoranda, roadshow presentations, bridge teasers, syndication documents and other syndication materials, including information memoranda and lender and rating agency presentations for any portion of the Financing or the JV Financing and other customary marketing materials, in each case as requested reasonably in advance by the other party and reasonably necessary for the Financing or Alternative Financing or Replacement Financing or JV Financing;

(ii) make appropriate members of senior management of such party available at reasonable times and locations and upon reasonable prior notice, to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with Financing Sources or ratings agencies), presentations and due diligence sessions, provided that any such meeting or communication may be conducted virtually by videoconference or other media;

(iii) provide customary authorization letters (containing a representation that the public-side versions of any materials distributed to prospective lenders, if any, do not include any material non-public information with respect to such party, its Subsidiaries and their respective securities, and other customary confirmations and undertakings reasonably requested by the other party) authorizing the distribution of any of the foregoing information (subject to all of the preceding conditions and qualifications) to prospective lenders in connection with a syndicated bank financing, in each case as requested reasonably in advance by the other party;

(iv) provide documentation and other information reasonably required to be provided to or by any Financing Source by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the US PATRIOT Act and 31 C.F.R. § 1010.230, relating to such party or any of its Subsidiaries at least five (5) Business Days prior to the Closing Date, so long as, in each case the same are reasonably requested by the other party (or such Financing Source) at least ten (10) Business Days prior to the Closing Date; and

(v) consent to the use of its and its Subsidiaries’ logos in connection with the Financing or the JV Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage such party or its Subsidiaries or such party’s or its Subsidiaries’ reputation or goodwill.

(b) Except as required pursuant to Section 6.25 and the foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.24 that would: (i) require the Company or the Company Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Financing (other than any customary authorization letters), except (A) resolutions or consents which are subject to the occurrence of the Effective Time passed by directors or officers continuing in their positions following the Effective Time and (B) as expressly provided in Section 6.24(a), (ii) cause any representation, warranty, covenant, agreement or undertaking in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates (including, for purposes of this Section 6.24 and Section 6.25, any Indemnified Party and any director, officer, employee or stockholder of the Company or any of its Affiliates (collectively, the “Company Principals” and, each, a “Company Principal”)) to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing prior to the Effective Time or thereafter or have any obligation of the Company or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Effective Time or thereafter, (iv) cause any Company Principals to incur any personal liability before or after the Effective Time, (v) conflict with the organizational documents of the Company or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Affiliates, any Indemnified Party or any Company Principal is a party, (vii) provide access to or disclose information that the Company or any of its Affiliates determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates, or (viii) require the Company to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice. Nothing contained in this Section 6.24 or otherwise shall require any Indemnified Party or any Company Principal at any time to be an issuer or other obligor with respect to the Financing.

(c) HR shall, within two (2) Business Days of request by the Company by wire transfer of immediately available funds to an account designated in writing by the Company, reimburse the Company or any of its

Affiliates for all reasonable and documented out-of-pocket costs incurred by them or their respective Representatives in connection with the Financing (including without limitation the Commitment Letter) or with any such cooperation, and shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses actually suffered or incurred by them in connection with the Financing, any action taken by them at the request of HR or its Representatives pursuant to this Section 6.24 and Section 6.25, and any information used in connection therewith (other than information provided to HR in writing by the Company or the Company Subsidiaries specifically in connection with their obligations pursuant to Section 6.24(a)). As used in the preceding sentence, “costs” shall include (without limitation) structuring fees, commitment fees, ticking fees, funding fees, duration fees and fees and expenses of counsel, accountants.

(d) All non-public or otherwise confidential information regarding any party or any of its Affiliates obtained by the other party pursuant to this Section 6.24 shall be kept confidential in accordance with the Confidentiality Agreement; provided that each party shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements reasonably satisfactory to the other party.

Section 6.25 Financing.

(a) To the extent the net proceeds to the Company from any Asset Transfer, Intermediate Asset Transfer or Alternative Financing are insufficient to pay the full amount of the Special Distribution Amount, then the Company shall utilize the Financing to pay the balance of the Special Distribution Amount, if any (the “Special Distribution Amount Shortfall”). Following the receipt by the Company of the HR Certification and the delivery of the Company Certification to HR, the Company shall deposit, or cause to be deposited, the aggregate Special Distribution Amount Shortfall with the Transfer Agent on the Business Day prior to the Effective Time.

(b) The Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and use commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the Commitment Letter as promptly as possible but in any event prior to the Outside Date, including by (i) maintaining in effect the Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter), and (iii) satisfying on a timely basis all conditions in the Commitment Letter and the Definitive Agreements and complying with its obligations thereunder.

(c) In the event any portion of the Financing contemplated by the Commitment Letter becomes unavailable, regardless of the reason therefor, the Company shall (i) promptly notify HR in writing of such unavailability and the reason therefor and (ii) use commercially reasonable efforts to arrange and obtain as promptly as practicable following the occurrence of such event, alternative financing for any such portion from alternative financing sources, including cash on hand or borrowings from the Company’s existing credit facilities (the “Alternative Financing”), in an amount sufficient, when taken together with the available portion of the Financing, to fund the Special Distribution Amount Shortfall and which does not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the Commitment Letter as of the date hereof. The Company shall keep HR reasonably informed on a current basis of the status of its efforts to arrange and consummate the Financing.

(d) The Company shall not, without the prior written consent of HR (such consent not to be unreasonably withheld, conditioned or delayed), consent or agree to any amendment, termination or modification to, or any waiver of any provision under, the Commitment Letter or the Definitive Agreements, if such amendment, modification or waiver (i) decreases the aggregate amount of the Financing (except to the extent the Company has arranged Alternative Financing or Replacement Financing obtained in accordance with Section 6.24(b) or Section 6.24(d), as applicable), (ii) materially and adversely impacts the ability of the

Company to enforce its rights against the other parties to the Commitment Letter or the Definitive Agreements, or (iii) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing. Upon any amendment or modification of the Commitment Letter requiring the consent of HR, the Company shall provide a copy thereof to HR and its counsel reasonably in advance of any required such consent and, so long as such amendment or modification complies in all material respects with the terms, conditions and limitations of this Section 6.25 and the preceding Section 6.24, HR shall not unreasonably withhold its consent thereto and, to the extent such amendment, replacement, supplement or modification has been made in compliance with this Section 6.25(c), the term “Commitment Letter” means the applicable Commitment Letter as so amended or modified. To the extent the Company obtains Alternative Financing or Replacement Financing pursuant to Section 6.25(b) or Section 6.25(d), as applicable, or amends, replaces, supplements, modifies or waives any of the Financing pursuant to this Section 6.25(c), references to the “Financing,” “Financing Sources” and “Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing and/or Replacement Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, modified or waived.

(e) The Company shall have the right from time to time prior to the Closing Date to obtain in replacement or supplement of the Commitment Letter for all or a portion of the Financing other debt commitment letters from alternative lenders and/or equity commitment letters (the “Replacement Financing”) that provide for at least the same amount of funding as contemplated by the Commitment Letter and provided that such Replacement Financing is not subject to any condition precedent materially less favorable than the conditions precedent contained in the Commitment Letter as of the date hereof. Upon any such replacement or supplement, the Company shall provide a copy thereof to HR and, to the extent such replacement or supplement has been made in compliance with this Section 6.25 the term “Commitment Letter” means the applicable Commitment Letter as so replaced or supplemented.

Section 6.26 Joint Venture and Sales Activities.

(a) HR shall be solely responsible for arranging any joint venture transactions for purposes of the Asset Transfer. HR shall promptly provide copies of all term sheets, letters of intent, purchase and sale agreements and/or other instruments and agreements with third parties relating to the sale of any Company Real Property. Subject to Section 6.26(c), prior to the Effective Time, the Company shall use its commercially reasonable efforts to provide to HR, and shall cause the Company Subsidiaries and its and their respective Representatives to use their respective commercially reasonable efforts to provide to HR, all cooperation reasonably requested in writing by HR in connection with any sales or marketing efforts relating to potential sales of any Company Real Property (the “Sales Activities”), including using commercially reasonable efforts to:

(i) upon reasonable notice, allow reasonable access (in accordance with and subject to the limitations of Section 6.05) to HR, any potential acquirers of Company Real Properties, and their Representatives, including surveyors, appraisers and other third-party diligence providers, at reasonable times and locations mutually agreed;

(ii) reasonably cooperate with HR and any potential acquirers of Company Real Properties by sending out mutually agreed requests for, coordinating the receipt of and cooperating with HR to seek to obtain, estoppels and SNDAs from tenants under any leases, ground lease estoppels and consents from fee owners under any leases and estoppels and consents pursuant to any PILOT documents, and providing reasonably requested information regarding Company Real Properties (in accordance with and subject to the limitations of Section 6.05;

(iii) promptly (and, in any event, within three (3) Business Days after receipt) notify HR if the Company, any Company Subsidiary or, to the Knowledge of the Company, any of their respective Representatives receives any reasonable bona fide offer or inquiry in writing from a third party relating to the purchase or sale of any Company Real Property and provide to HR copies of any such offer or inquiry (including any material correspondence), subject to existing confidentiality obligations; and

(iv) in furtherance of the Sales Activities, (A) execute and deliver term sheets, letters of intent, purchase and sale agreements and/or other instruments with third parties relating to the sale of any Company Real Property on market terms determined by HR (provided, that the consummation of any such transaction is conditioned upon the Effective Time), (B) send out reasonable requests for right of first offer or right of first refusal waivers or documentations with tenants under any lease in connection with any pending sales offers or sales processes, (C) provide customary certificates and other customary closing documents as may be reasonably requested in writing by any potential acquirers of Company Real Properties (provided that no obligation of the Company or any Company Subsidiary under any such certificate or document shall be effective until the Effective Time) and (D) reasonably assist HR and any potential acquirers of Company Real Properties in obtaining title insurance in connection with the Sales Activities, including by providing customary non-imputation title affidavits, title affidavits or similar documents reasonably required by a nationally-recognized title company for (1) the deletion of any standard or pre-printed exceptions in any title insurance policies or proforma or (2) the satisfaction of any requirement set forth in any title commitment and, to the extent appropriate, appraisals of the Company Real Properties.

(b) HR shall, within two (2) Business Days of request by the Company by wire transfer of immediately available funds to an account designated in writing by the Company, reimburse the Company or any of its Affiliates for all reasonable and documented costs and expenses incurred by them or their respective Representatives in connection with the Sales Activities or with any such cooperation, and shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses, liabilities, damages, claims costs and expenses actually suffered or incurred by them in connection with the Sales Activities, any action taken by them pursuant to Section 6.26(a), and any information used in connection therewith (other than in respect of the accuracy of information provided to HR in writing by the Company or the Company Subsidiaries specifically in connection with their obligations pursuant to Section 6.26(a)).

(c) Notwithstanding anything to the contrary in this Section 6.26, neither the Company nor any of the Company Subsidiaries shall be required to take any action contemplated by Section 6.26(a) to the extent (i) doing so would in light of COVID-19, jeopardize the health and safety of any officer or employee of the Company or any of the Company Subsidiaries, (ii) such action would constitute a violation of applicable Law or any organizational document of the Company or any Company Subsidiary, (iii) such action could cause a breach of any contractual obligations to any third party, (iv) such action contemplates or would require the Company Board to pass resolutions or consents, (v) such action could reasonably be expected to adversely affect the classification of the Company or any Subsidiary of the Company as a REIT, Qualified REIT Subsidiary, Taxable REIT Subsidiary, partnership or a Disregarded Entity, as the case may be, or cause the Company to incur entity level income or excise Taxes under the Code (or applicable state Law) or (vi) such action could result in any Tax being imposed on any holder of Company Common Stock. In conducting any Sales Activities, HR and its Representatives shall not, and shall cause any potential acquirers of Company Real Properties and their Representatives not to, (1) unreasonably interfere with the business of the Company or any of the Company Subsidiaries or (2) damage any property or any portion thereof. None of the Company, the Company Subsidiaries, or their respective Representatives shall be required to provide any confidential information to any potential acquirer of Company Real Properties pursuant to Section 6.26(a) unless the applicable potential acquirer of Company Real Properties executes a customary confidentiality agreement reasonably satisfactory to the Company.

ARTICLE VII

CONDITIONS

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, the Company OP and Merger Sub, on the one hand, and HR, on the other hand, to effect the

Merger are subject to the satisfaction or, to the extent permitted by Law, mutual waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Approvals.

(i) The Requisite Company Stockholder Vote shall have been obtained.

(ii) The Requisite HR Stockholder Vote shall have been obtained.

(b) Listing. The Company shall have caused the shares of Company Common Stock to be issued in the Merger to have been authorized for listing on NYSE, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

(d) No Injunctions or Restraints, Illegality. No Law shall be in effect and no temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity of competent jurisdiction shall be in effect, having the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger.

Section 7.02 Conditions to Obligations of HR. The obligations of HR to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by HR at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.06(b) and Section 3.20 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); except, in the case of Section 3.02, for inaccuracies that are de minimis. Except for the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.06(b) and Section 3.20, each of the representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company, the Company OP and Merger Sub. Each of the Company, the Company OP and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement prior to the Closing.

(c) No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred.

(d) Officer’s Certificate. HR shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

(e) REIT Opinion. HR shall have received a written opinion of Company Tax Counsel or other nationally recognized tax counsel to the Company, dated as of the Closing Date and substantially in the form attached hereto as Section 7.02(e) of the Company Disclosure Schedule, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2015, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current organization and proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2022 and future years, which opinion shall be based on the officer’s certificate executed by the Company and described in Section 6.18.

(f) Section 368 Opinion. HR shall have received a written opinion of Hunton Andrews Kurth LLP or other nationally recognized tax counsel to HR, dated as of the Closing Date and substantially in the form attached hereto as Section 7.02(f) of the HR Disclosure Schedule, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion shall be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 6.18.

(g) Combined Company Board. Prior to the Effective Time, (i) the Company and the Company Board shall have taken all requisite action so that the HR Designees and the Company Designees shall have been appointed to the Combined Company Board and each of its committees as of or prior to the Effective Time, with such HR Designees and Company Designees taking office as of the Effective Time, and (ii) HR shall have received written resignation letters from each director of the Company Board (solely in their capacity as directors) who is not a Company Designee effective as of the Effective Time.

Section 7.03 Conditions to Obligations of the Company and Company OP. The obligations of the Company and the Company OP to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by the Company, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of HR set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.06(b) and Section 4.20 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); except, in the case of Section 4.02, for inaccuracies that are de minimis. Except for the representations and warranties of HR set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.06(b) and Section 4.20, each of the representations and warranties of HR set forth in Article IV of this Agreement shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “HR Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to “materiality” or “HR Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

(b) Performance of Obligations of HR. HR shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c) No HR Material Adverse Effect. Since the date hereof, no HR Material Adverse Effect shall have occurred.

(d) Officer’s Certificate. The Company shall have received a certificate from an executive officer of HR confirming the satisfaction of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(e) REIT Opinion. The Company shall have received a written opinion of HR Tax Counsel, or other nationally recognized tax counsel to HR, dated as of the Closing Date and substantially in the form attached hereto as Section 7.03(e) of the HR Disclosure Schedule, to the effect that, commencing with HR’s taxable year that ended on December 31, 2015 through the taxable year that ended December 31, 2021, HR has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current organization and method of operation will enable HR to continue to meet the requirements for qualification and taxation as a REIT under the Code until the Effective Time, which opinion shall be based on an officer’s certificate executed by HR as described in Section 6.18.

(f) Section 368 Opinion. The Company shall have received a written opinion of Company Tax Counsel or other nationally recognized tax counsel to the Company, dated as of the Closing Date and substantially in the form attached hereto as Section 7.03(f) of the Company Disclosure Schedule, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 6.18.

Section 7.04 Frustration of Closing Conditions. None of the Company, the Company OP, Merger Sub or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Closing, whether (except as expressly set forth below) before or after receipt of the Requisite Company Stockholder Vote or the Requisite HR Stockholder Vote (with any termination by the Company also being an effective termination by the Company OP and Merger Sub):

(a) by mutual written consent of HR and the Company;

(b) by either HR or the Company, if:

(i) the Merger shall not have been consummated on or before August 28, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party if the failure of such party to perform or comply in any material respects with any of its obligations under this Agreement has been the principal cause of the failure of the Merger to be consummated on or before such date (it being understood that the Company, the Company OP and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) any Governmental Entity of competent jurisdiction issues an Order or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

(iii) the Requisite Company Stockholder Vote shall not have been obtained upon a vote taken thereon at a duly held Company Stockholders Meeting or at any adjournment or postponement thereof on or prior to the Business Day immediately preceding the Outside Date; or

(iv) the Requisite HR Stockholder Vote shall not have been obtained upon a vote taken thereon at a duly held HR Stockholders Meeting or at any adjournment or postponement thereof on or prior to the Business Day immediately preceding the Outside Date;

(c) by HR:

(i) if the Company, the Company OP or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is reasonably incapable of being cured by the Company, the Company OP or Merger Sub, as the case may be, by the Outside Date or (B) if reasonably capable of being cured by the Company, the Company OP or Merger Sub by the Outside Date, has not been cured by the Company, the Company OP or Merger Sub, as the case may be, within thirty (30) days following written notice to the Company from HR of such breach, and, in each case, would result in a failure of any condition set forth in Section 7.02(a) or Section 7.02(b); provided that HR shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder;

(ii) prior to obtaining the Requisite Company Stockholder Vote, if (A) the Company Board or any committee thereof shall have resolved to or effected a Company Recommendation Withdrawal, (B) a tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Takeover Proposal shall have been commenced by a Person who is not HR or an Affiliate of HR and the Company Board shall not have, within the earlier of two (2) Business Days prior to the Company Stockholders Meeting and ten (10) Business Days of being requested to do so by HR, (1) publicly announced that the Company recommends rejection of such tender or exchange offer and (2) publicly reaffirmed the Company Board Recommendation or (C) the Company shall have materially breached its obligations or agreements contained in Section 6.02(a) or Section 6.03; or

(iii) prior to obtaining the Requisite HR Stockholder Vote, in connection with an HR Superior Proposal in accordance with, and subject to the terms and conditions of Section 6.04(d);

(d) by the Company:

(i) if HR shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is reasonably incapable of being cured by HR by the Outside Date or (B) if reasonably capable of being cured by HR by the Outside Date, has not been cured by HR within thirty (30) days following written notice to HR from the Company of such breach, and, in each case, would result in a failure of any condition set forth in Section 7.03(a) or Section 7.03(b); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder;

(ii) prior to obtaining the Requisite HR Stockholder Vote, if (A) the HR Board or any committee thereof shall have resolved to or effected an HR Recommendation Withdrawal, (B) a tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an HR Takeover Proposal shall have been commenced by a Person who is not the Company or an Affiliate of the Company and the HR Board shall not have, within the earlier of two (2) Business Days prior to the HR Stockholders Meeting and ten (10) Business Days of being requested to do so by the Company, (1) publicly announced that HR recommends rejection of such tender or exchange offer and (2) publicly reaffirmed the HR Board Recommendation or (C) HR shall have materially breached its obligations or agreements contained in Section 6.02(b) or Section 6.04;

(iii) prior to obtaining the Requisite Company Stockholder Vote, in connection with a Company Superior Proposal in accordance with, and subject to the terms and conditions of, Section 6.03(d); or

(iv) on the Business Day immediately prior to the Outside Date if the proceeds of the Asset Transfer, any Intermediate Asset Transfers and the Financing available to the Company pursuant to the Commitment Letter, or if applicable any Alternative Financing, shall be insufficient, if funded, to pay the aggregate Special Distribution Amount and any other unpaid cash payment obligations of HR under this Agreement on or before such date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(iv) if it is then in material breach of any its obligations or agreements contained in Section 6.24, Section 6.25 or Section 6.26.

Section 8.02 Effect of Termination. In the event of any valid termination of this Agreement as provided in Section 8.01, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.05 (Access to Information) and the provisions of Section 6.08 (Expenses), Section 6.10 (Public Announcements), Section 6.24(c) (Financing and Financing Cooperation Expense Reimbursement), Section 6.26(b) (Sales Activities Expense Reimbursement), this Section 8.02 (Effect of Termination), Section 8.03 (Termination Fees) and Article IX (General Provisions), each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that none of HR, the Company, the Company OP or Merger Sub shall be released from any liabilities or damages arising out of any Willful and Material Breach of this Agreement or fraud prior to such termination. HR shall not have any rights or claims against any Financing Sources in connection with this Agreement or the Transactions, whether at law or equity, in contract, in tort or otherwise; provided that nothing in this last sentence of this Section 8.02 shall in any way limit or modify the rights and obligations of the Company and HR under this Agreement or any Financing Source’s obligations to the Company under any Commitment Letter (this last sentence of this Section 8.02 is intended to benefit and may be enforced by the Financing Sources).

Section 8.03 Termination Fees.

(a) (i) In the event that this Agreement is validly terminated by either the Company or HR pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or by HR pursuant to Section 8.01(c)(i) (provided that with respect to Section 8.01(b)(i) and Section 8.01(c)(i), the Requisite Company Stockholder Vote has not been obtained) and (i) a Company Takeover Proposal (or an intention (whether or not conditional) to make a Company Takeover Proposal) was publicly proposed or announced by any Person (including, without limitation, the Company or the Person making the Company Takeover Proposal) or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) and not publicly withdrawn or abandoned as of such termination (in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(c)(i)) or the time of the Company Stockholders Meeting (in the case of a termination pursuant to Section 8.01(b)(iii)), and (ii) within twelve (12) months of such termination the Company or any Subsidiary of the Company shall consummate a Company Takeover Proposal or enter into a definitive agreement for a Company Takeover Proposal that is subsequently consummated (within such twelve (12)-month period or within six (6) months thereafter) with the Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that made the Company Takeover Proposal in sub-clause (i), then, on the date of consummation of such Company Takeover Proposal, the Company shall pay or cause to be paid to HR (or its designees) the Company Termination Fee by wire transfer of immediately available funds to an account designated in writing by HR (it being understood that the Company, the Company OP and Merger Sub shall be deemed a single party for purposes of the foregoing proviso). For purposes of this Section 8.03(a), each reference to “20%” or “80%” in the definition of “Company Takeover Proposal” shall be deemed to be a reference to 50%.”

(ii) In the event that this Agreement is validly terminated by either the Company or HR pursuant to Section 8.01(b)(i) or Section 8.01(b)(iv) or by the Company pursuant to Section 8.01(d)(i) (provided that with respect to Section 8.01(b)(i) and Section 8.01(d)(i), the Requisite HR Stockholder Vote has not been obtained) and (i) an HR Takeover Proposal (or an intention (whether or not conditional) to make an HR Takeover Proposal) was publicly proposed or announced by any Person (including, without limitation, HR or the Person making the HR Takeover Proposal) or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) and not publicly withdrawn or abandoned as of such termination (in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(d)(i)) or the time of the HR Stockholders Meeting (in the case of a termination pursuant to Section 8.01(b)(iv)), and (ii) within twelve (12) months of such termination HR or any Subsidiary of HR shall consummate an HR Takeover Proposal or enter into a definitive agreement for an HR Takeover Proposal that is subsequently consummated (within such twelve (12)-month period or within six (6) months thereafter) with the Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that made the HR Takeover Proposal in sub-clause (i), then, on the date of consummation of such HR Takeover Proposal, HR shall pay or cause to be paid to the Company (or its designees) the HR Termination Fee by wire transfer of immediately available funds to an account designated in writing by the Company. For purposes of this Section 8.03(a), each reference to “20%” or “80%” in the definition of “HR Takeover Proposal” shall be deemed to be a reference to 50%.”

(b) In the event that this Agreement is terminated by HR pursuant to Section 8.01(c)(ii), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to HR the Company Termination Fee by wire transfer of immediately available funds to an account designated in writing by HR.

(c) In the event that this Agreement is terminated by HR pursuant to Section 8.01(c)(iii), then, prior to or concurrently with such termination, HR shall pay or cause to be paid to the Company the HR Termination Fee by wire transfer of immediately available funds to an account designated in writing by the Company.

(d) In the event that this Agreement is terminated by the Company or HR pursuant to Section 8.01(b)(iii) and the Requisite HR Stockholder Vote shall have been obtained, then the Company shall (i) promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to HR the Expense Reimbursement Base Amount by wire transfer of immediately available funds to an account designated in writing by HR, and (ii) reimburse HR, no later than two (2) Business Days after submission of reasonable documentation therefor, for all of its out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred in connection with this Agreement, the Merger and the other Transactions, in an amount not to exceed $5,000,000, by wire transfer of immediately available funds to an account designated in writing by HR ((i) and (ii), collectively, the “Company Expense Reimbursement”).

(e) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(d)(ii), then, prior to or concurrently with such termination, HR shall pay or cause to be paid to the Company the HR Termination Fee by wire transfer of immediately available funds to an account designated in writing by the Company.

(f) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(d)(iii), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to HR the Company Termination Fee by wire transfer of immediately available funds to an account designated in writing by HR.

(g) In the event that this Agreement is terminated by the Company or HR pursuant to Section 8.01(b)(iv) and the Requisite Company Stockholder Vote shall have been obtained, then HR shall (i) promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company the Expense Reimbursement Base Amount by wire transfer of immediately available funds to an account designated in writing by the Company, and (ii) reimburse the Company, no later than two (2) Business Days after submission of reasonable documentation therefor, for all of its out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred in connection with this Agreement, the Merger and the other Transactions, in an amount not to exceed $5,000,000, by wire transfer of immediately available funds to an account designated in writing by the Company ((i) and (ii), collectively, the “HR Expense Reimbursement”).

(h) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(d)(iv), then HR shall (i) pay or cause to be paid to the Company the HR Termination Fee by wire transfer of immediately available funds to an account designated in writing by the Company and (ii) reimburse the Company, no later than two (2) Business Days after submission of reasonable documentation therefor, for all of its out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred in connection with this Agreement, the Merger and the other Transactions, in an amount not to exceed $5,000,000, by wire transfer of immediately available funds to an account designated in writing by the Company ((i) and (ii), collectively, the “Special Distribution Termination Fee”).

(i) Each of the parties hereto acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.03 do not constitute a penalty. Accordingly, if the Company or HR, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 8.03, and, in order to obtain the payment, HR or the Company, as the case may be, commences an Action which results in a judgment against the other parties for the payment set forth in this Section 8.03, such paying party shall pay or cause to be paid to the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(j) The parties agree and understand that in no event shall (A) the Company be required to pay the Company Termination Fee or the Company Expense Reimbursement on more than one occasion, or (B) HR be required to pay the HR Termination Fee, the Special Distribution Termination Fee or the HR Expense Reimbursement on more than one occasion. Subject in all respects to the Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.12 and the reimbursement obligations of HR under Section 8.03(i), in the event the HR Termination Fee, the Special Distribution Termination Fee or the HR Expense Reimbursement is paid to the Company in circumstances for which such fee is payable pursuant to this Section 8.03, payment of the HR Termination Fee, the Special Distribution Termination Fee or the HR Expense Reimbursement shall be the sole and exclusive monetary damages remedy of the Company and its Subsidiaries against HR or any of its former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “HR Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the HR Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and none of the Company, any of its Subsidiaries or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against HR, any of its Subsidiaries or any of the HR Related Parties arising out of this Agreement, the Merger or any matters forming the basis for such termination. Subject in all respects to HR’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.12 and the reimbursement obligations of the Company under Section 8.03(i) hereof, in the event the Company Termination Fee or the Company Expense Reimbursement is paid to HR in circumstances for which such fee is payable pursuant to this Section 8.03, payment of the Company Termination Fee or the Company Expense Reimbursement shall be the sole and exclusive monetary damages remedy of the HR Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, financing sources, managers, members or Affiliates (collectively, “Company Related Parties”) and the Financing Sources for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the Company Related Parties or the Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and none of HR, any of its Subsidiaries or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company, any of its Subsidiaries or any of the Company Related Parties arising out of this Agreement, the Merger or any matters forming the basis for such termination. While each of the Company and HR may pursue both a grant of specific performance solely in accordance with Section 9.12 and the payment of the Special Distribution Termination Fee or the HR Expense Reimbursement or the Company Termination Fee or the Company Expense Reimbursement, as applicable, solely in accordance with Section 8.03, under no circumstances shall the Company or HR be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Special Distribution Termination Fee or the HR Expense Reimbursement or the Company Termination Fee or the Company Expense Reimbursement, as applicable.

(k) If the Company becomes obligated to pay the Company Termination Fee or the Company Expense Reimbursement (either, as the case may be, the “Company Fee”) under this Section 8.03, then, if requested by

HR, the Company shall deposit into escrow an amount in cash equal to the Company Fee with an escrow agent selected by the Company that is reasonably acceptable to HR pursuant to a written escrow agreement (the “Company Fee Escrow Agreement”) reflecting the terms set forth in this Section 8.03(k) and otherwise reasonably acceptable to the escrow agent. The Company Fee Escrow Agreement shall provide that the Company Fee in escrow or the applicable portion thereof shall be released to HR on an annual basis based upon the delivery by HR to the escrow agent of any one (or a combination) of the following: (i) a letter from HR’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to HR without causing HR to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of HR determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to HR such maximum amount stated in the accountant’s letter; (ii) a letter from HR’s counsel indicating that HR received a private letter ruling from the IRS holding that the receipt by HR of the Company Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to HR the remainder of the Company Fee; or (iii) a letter from HR’s counsel indicating that HR has received a tax opinion from its outside counsel or accountant, respectively, to the effect that the receipt by HR of the Company Fee should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to HR the remainder of the Company Fee. The Company Fee Escrow Agreement shall further provide that, at the end of the fifth (5th) calendar year beginning after the date on which the Company’s obligation to pay the Company Fee (or earlier if directed by HR), any remaining amount then being held in escrow by the escrow agent shall be disbursed to the Company and, in the event the Company Fee has not by then been paid in full, such unpaid portion released from escrow shall never be due. The parties agree to reasonably cooperate in good faith to amend this Section 8.03(k) at the reasonable request of HR in order to (A) maximize the portion of the applicable Company Fee that may be distributed to HR hereunder without causing HR to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve HR’s chances of securing the favorable private letter ruling from the IRS described in this Section 8.03(k) or (C) assist HR in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 8.03(k). The Company Fee Escrow Agreement shall provide that HR shall bear all costs and expenses under the Company Fee Escrow Agreement. The Company shall not be a party to the Company Fee Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Company Fee Escrow Agreement (other than any Taxes imposed on the Company in connection therewith).

(l) If HR becomes obligated to pay the HR Termination Fee, the Special Distribution Termination Fee or the HR Expense Reimbursement (as the case may be, the “HR Fee”) under this Section 8.03, then, if requested by the Company, HR shall deposit into escrow an amount in cash equal to the HR Fee with an escrow agent selected by HR that is reasonably acceptable to the Company pursuant to a written escrow agreement (the “HR Fee Escrow Agreement”) reflecting the terms set forth in this Section 8.03(l) and otherwise reasonably acceptable to the escrow agent. The HR Fee Escrow Agreement shall provide that the HR Fee in escrow or the applicable portion thereof shall be released to the Company on an annual basis based upon the delivery by the Company to the Escrow Agent of any one (or a combination) of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Company determined as if the payment of such amount did not constitute Qualifying REIT Income, in which case the escrow agent shall release to the Company such maximum amount stated in the accountant’s letter, (ii) a letter from the Company’s counsel indicating that the Company received a private letter ruling from the IRS holding that the receipt by the Company of the HR Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code in which case the escrow agent shall release to the Company the remainder of the HR Fee; or (iii) a letter from the Company’s counsel indicating that the Company has received a tax opinion from its outside counsel or accountant, respectively, to the effect that the receipt by the Company of the HR Fee should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of

Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Company the remainder of the HR Fee. The HR Fee Escrow Agreement shall further provide that, at the end of the fifth (5th) calendar year beginning after the date on which HR’s obligation to pay the HR Fee arose (or earlier if directed by the Company), any remaining amount then being held in escrow by the escrow agent shall be disbursed to HR and, in the event the HR Fee has not by then been paid in full, such unpaid portion released from escrow shall never be due. The parties agree to reasonably cooperate in good faith to amend this Section 8.03(l) at the reasonable request of the Company in order to (A) maximize the portion of the HR Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Company’s chances of securing a favorable private letter ruling from the IRS described in this Section 8.03(l) or (C) assist the Company in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 8.03(l). The HR Fee Escrow Agreement shall provide that the Company shall bear all costs and expenses under the HR Fee Escrow Agreement. HR shall not be a party to the HR Fee Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the HR Fee Escrow Agreement (other than any Taxes imposed on HR in connection therewith).

(m) Notwithstanding anything to the contrary set forth in this Agreement (including Section 8.03(l)), nothing herein shall relieve any party from any liability or damages resulting from any fraud or any Willful and Material Breach of this Agreement.

Section 8.04 Procedure for Termination. A termination of this Agreement pursuant to Section 8.01 shall, in order to be effective, require in the case of HR, action by the HR Board or, to the extent permitted by Law, the duly authorized designee of the HR Board, and in the case of each of the Company, the Company OP and Merger Sub, action by the Company Board or, to the extent permitted by Law, the duly authorized designee of the Company Board. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of HR. A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis for this termination. If more than one provision in Section 8.01 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.01 for any termination.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms contemplate performance in whole or in part after the Effective Time and this Article IX.

Section 9.02 Disclosures. For purposes of the representations and warranties of the Company, the Company OP, Merger Sub and HR contained herein, disclosure in any section of the Company Disclosure Schedule or the HR Disclosure Schedule, as applicable, in connection with the Merger of any facts or circumstances shall be deemed to qualify and apply to (a) the corresponding Section or subsection of this Agreement and (b) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from the face of such disclosure that it also qualifies or applies to such other Sections or subsections. The inclusion of any information in the Company Disclosure Schedule, the HR Disclosure Schedule or other document delivered by the Company, the Company OP, Merger Sub or HR, as applicable, pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 9.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by email in the form of a .pdf attachment (provided that any such email notice must expressly state that it is an official notice under this Agreement), (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to HR, to:

c/o Healthcare Realty Trust Incorporated

Suite 700

3310 West End Avenue

Nashville, Tennessee 37203

Attention:     Mr. Todd J. Meredith

Email:           tmeredith@healthcarerealty.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower 951 East Byrd Street

Richmond, Virginia 23219

Attention:      James A. Kennedy

            James V. Davidson

Email:           jkennedy@hunton.com

            jdavidson@hunton.com

If to the Company, the Company OP or Merger Sub, to:

c/o Healthcare Trust of America, Inc.

Suite 320

16435 N. Scottsdale Road

Scottsdale, Arizona 85254

Attention:     Mr. W. Bradley Blair II

Email:           brad@blairgroupinc.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

415 Mission Street, Suite 5600

San Francisco, CA 94105

Attention:      Peter T. Healy, Esq.

            Tracy A. Bacigalupo, Esq.

Email:            peterhealy@mwe.com

            tbacigalupo@mwe.com

Section 9.04 Interpretation.

(a) When a reference is made in this Agreement to a Section, clause or Schedule, such reference shall be to a Section or clause of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, will be deemed to refer to February 28, 2022. Whenever the content of this Agreement permits, the masculine gender will include the feminine and neuter genders, and a reference to singular or plural will be interchangeable with the other. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the word “or” is used in this Agreement, it shall be construed in the inclusive sense of “and/or.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

(b) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States of America. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. If the day by which an action is required or permitted to be taken under this Agreement is a non-Business Day, then such action may be taken on the next succeeding Business Day.

(c) The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations.

(d) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(e) No summary of this Agreement or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Schedule.

(f) The phrases “delivered,” “made available” and words of similar import, when used in this Agreement, shall mean that the information referred to has been (i) physically or electronically delivered to HR, the Company, the Company OP, Merger Sub or any of their respective Representatives, as applicable, prior to the date hereof, (ii) posted to the data site maintained by (x) the Company or its Representatives or (y) HR or its Representatives, as applicable, in connection with the Transactions prior to the date hereof or (iii) filed with or furnished to the SEC and publicly available on the SEC’s EDGAR reporting system prior to the date hereof.

Section 9.05 Counterparts; Effectiveness. This Agreement may be executed and delivered in two (2) or more counterparts, including by facsimile or other form of electronic transmission, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.

Section 9.06 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (including any Exhibits), the Company Disclosure Schedule, the HR Disclosure Schedule, the Confidentiality Agreement and the Commitment Letter constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (i) as set forth in or contemplated by the terms and provisions of Section 6.09, and (ii) from and after the Effective Time, the rights of holders of shares of Company Common Stock and Company

Restricted Shares to receive the Merger Consideration or other payments set forth in Article II; provided, however, that notwithstanding the foregoing, the Financing Sources are third party beneficiaries of Section 6.24, Section 6.25, the last sentence of Section 8.02, Section 8.03(j), this Section 9.06, Section 9.08, Section 9.09, Section 9.10, Section 9.11 and Section 9.14 of this Agreement.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.10(b) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy in any jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that the Company, the Company OP and Merger Sub may grant a security interest in their respective rights under this Agreement, in whole or in part, in connection with the Financing. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.09 Amendment. This Agreement may be amended by the parties at any time before or after the Requisite Company Stockholder Vote or the Requisite HR Stockholder Vote is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of the Company or by the stockholders of HR, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding the foregoing, no amendment to Section 6.24, Section 6.25, the last sentence of Section 8.02, Section 8.03(j), Section 9.06, Section 9.08, this Section 9.09, Section 9.10, Section 9.11 and Section 9.14 or the definition of “Financing Sources” in this Agreement (or any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 6.24, Section 6.25, the last sentence of Section 8.02, Section 8.03(j), Section 9.06, Section 9.08, this Section 9.09, Section 9.10, Section 9.11 and Section 9.14 or the definition of “Financing Sources” in this Agreement) that in any way affects the rights of the Financing Sources shall be effective except with the prior written consent of the Financing Sources party to the Commitment Letter relating to such amendment.

Section 9.10 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors or board of trustees, as applicable, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. Notwithstanding anything to the contrary contained herein, Section 6.24, Section 6.25, the last sentence of Section 8.02, Section 8.03(j), Section 9.06, Section 9.08, Section 9.09, this Section 9.10, Section 9.14 or the definition of “Financing Sources” in this Agreement (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of such Sections or definition) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources party to the Commitment Letter.

Section 9.11 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement and any disputes or controversies arising out of or relating to this Agreement or the Transactions (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the Laws of the State of Maryland, without regard to principles of conflicts of law thereof.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY (I) AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY EXHIBITS), THE COMPANY DISCLOSURE SCHEDULE, THE HR DISCLOSURE SCHEDULE OR THE CONFIDENTIALITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY EXHIBITS), SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND, NORTHERN DIVISION, OR, ONLY IF THAT COURT LACKS SUBJECT MATTER JURISDICTION, IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND; (II) SUBMITS TO THE PERSONAL JURISDICTION OF THE COURTS REFERRED TO IN THE PRECEDING CLAUSE (I) (AND TO THE JURISDICTION OF ANY COURT TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS); AND (III) WAIVES, AND AGREES NOT TO ASSERT AS A DEFENSE IN ANY SUCH ACTION OR PROCEEDING, LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS, AND AGREES NOT TO SEEK TRANSFER TO ANY OTHER VENUE. EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-308 (OR ANY SUCCESSOR THERETO). THE PARTIES AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.03 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY EXHIBITS) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY EXHIBITS), THE COMPANY DISCLOSURE SCHEDULE, THE HR DISCLOSURE SCHEDULE OR THE CONFIDENTIALITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY EXHIBITS). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT (INCLUDING ANY EXHIBITS) BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(C).

(d) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto irrevocably and unconditionally agrees that it will not bring or support any action or proceeding of any kind or description (whether at law, in contract or in tort) against any Financing Source in any way relating to this Agreement, including any dispute arising out of or relating in any way to any Commitment Letter, the Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 9.11 relating to the waiver of jury trial shall apply to any such action or proceeding.

Section 9.12 Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable harm would occur and the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to seek specific performance to cause HR to consummate the Merger and the Closing and to make the payments contemplated by this Agreement unless (A) the conditions to Closing set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing; provided, that those conditions are then capable of being satisfied at the Closing), and (B) the Company has confirmed by written notice to HR that the date the Closing should have occurred pursuant to Section 1.02 has occurred and that the Company is ready, willing and able to consummate the Merger on the date of such written notice.

Section 9.13 Definitions. As used in this Agreement:

“Action” means any proceeding, claim (including any cross-claim or counterclaim), action, suit, arbitration, mediation, hearing, investigation, audit, inquiry, inspection, complaint, hearing, dispute resolution process litigation or suit, whether civil, criminal, administrative or investigative, formal or informal, and including any appellate proceeding arising therefrom, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, arbitrator or mediator.

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement of Limited Partnership” has the meaning set forth in Section 1.08.

“Alternative Financing” has the meaning set forth in Section 6.25(b).

“Articles of Merger” has the meaning set forth in Section 1.03.

“Asset Transfer” has the meaning set forth in Section 6.22(a).

“Asset Transfer Notice” has the meaning set forth in Section 6.22(a).

“Asset Transfer Purchase Price” has the meaning set forth in Section 6.22(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.03(a).

“beneficially own” (and the related term “beneficial ownership”) has the meaning under Section 13(d) of the Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the SEC or banking institutions in the City of New York are authorized or required by Law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.01(b).

“CIC Severance Plan” means the Company’s Change in Control Severance Plan, previously made available to HR.

“Claim” has the meaning set forth in Section 6.09(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” has the meaning set forth in Section 1.01.

“Combined Company Board” has the meaning set forth in Section 1.07(a).

“Commitment Letter” has the meaning set forth in Section 3.23(a).

“Company” has the meaning set forth in the preamble hereto.

“Company Affiliate Letter” has the meaning set forth in Section 6.15.

“Company Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, retiree medical or life insurance, stock bonus, stock purchase, restricted stock, stock option or other equity or equity-based arrangement, phantom equity, collective bargaining, employment, individual consulting or contracting, termination, retention, incentive, bonus, change in control, separation pay, stay, retention, salary continuation or severance agreement, plan, program, policy, arrangement or contract) (x) under which any current or former director, officer, employee or other service provider of the Company or any of the Company Subsidiaries has any present or future right to benefits, (y) that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of the Company Subsidiaries or which the Company or any of the Company Subsidiaries has any obligation to maintain, sponsor or contribute or (z) otherwise with respect to which the Company or any of the Company Subsidiaries has (or could incur) any direct or indirect liability, whether contingent or otherwise (including on behalf of an ERISA Affiliate).

“Company Board” has the meaning set forth in the recitals hereto.

“Company Board Recommendation” has the meaning set forth in Section 3.03(c).

“Company Capitalization Date” has the meaning set forth in Section 3.02(a).

“Company Common Stock” has the meaning set forth in Section 2.01(c).

“Company Designee” has the meaning set forth in Section 1.07(a).

“Company Development Contracts” has the meaning set forth in Section 3.15(c).

“Company Development Property” has the meaning set forth in Section 3.15(c).

“Company Disclosure Schedule” has the meaning set forth in the preamble to Article III.

“Company Employment Agreements” means that certain: (a) Amended and Restated Employment Agreement by and between Robert A. Milligan and the Company, dated July 8, 2016; (b) Amended and Restated Employment Agreement by and between Amanda L. Houghton and the Company, dated July 8, 2016; and (c) Employment Agreement by and between Peter N. Foss and the Company, dated September 16, 2021.

“Company Expense Reimbursement” has the meaning set forth in Section 8.03(d).

“Company Fee Escrow Agreement” has the meaning set forth in Section 8.03(k).

“Company Financial Advisor” means J.P. Morgan Securities LLC.

“Company Incentive Plans” means the Healthcare Trust of America, Inc. Amended and Restated 2006 Incentive Plan, dated April 29, 2021, and any other Company employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements.

“Company Leased Real Property” has the meaning set forth in Section 3.15(b)(i).

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that is materially adverse to (x) the assets, liabilities, financial condition, business, properties or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether a Company Material Adverse Effect has occurred under this clause (x): (a) changes or fluctuations in the economy or the securities, capital, credit or financial markets generally in the United States; (b) national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism); (c) changes that are the result of factors generally affecting the real estate industry or the geographic areas in which the Company and the Company Subsidiaries operate; (d) any loss of, or adverse change in, the relationship of the Company or any of the Company Subsidiaries with its lessees, employees, suppliers, financing sources, business partners, regulators or other third parties caused by the identity of HR, the execution of this Agreement or the announcement, negotiation, existence or performance of the Transactions (provided, that this clause (d) shall not apply to the use of Company Material Adverse Effect in Section 3.06 (or Section 7.02(a) as it relates to Section 3.06)); (e) changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement; (f) any failure by the Company to meet any internal or external projections, forecasts or estimates of revenues, earnings, cash flow, funds from operations or other metrics for any period; provided that the exception in this clause (f) shall not preclude a determination that any event, change, circumstance or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; (g) a decline in the price, or a change in the trading volume, of the Company Common Stock on NYSE; provided that the exception in this clause (g) shall not preclude a determination that any event, change, circumstance or effect underlying such suspension or decline has resulted in, or contributed to, a Company Material Adverse Effect; (h) effects resulting from COVID-19, earthquakes, hurricanes, tornados or other weather conditions, natural disasters or force majeure events; (i) any change or announcement of a potential change in the credit rating of the Company or any of the Company Subsidiaries or any of their securities; provided that the exception in this clause (i) shall not preclude a determination that any event, change, circumstance or effect underlying such change or announcement of a potential change has resulted in, or contributed to, a Company Material Adverse Effect; or (j) compliance by the Company, the Company OP and Merger Sub with the terms of this Agreement, including the failure of the Company, the Company OP and Merger Sub to take any action as a result of restrictions in Article V of this Agreement, or any actions taken, or failure to take any action, which HR has requested in writing; provided that the exceptions in clauses (a), (b), (c), (e) and (h) shall apply only to the extent any such event, change, circumstance or effect does not (i) relate only to (or have the effect of relating only to) the Company and the Company Subsidiaries or (ii) disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry and in similar geographic areas in which the Company and the Company Subsidiaries operate; or (y) the ability of the Company, the Company OP and Merger Sub to timely perform their obligations under this Agreement or to consummate the Merger or any of the other Transactions.

“Company Material Contract” has the meaning set forth in Section 3.16(a).

“Company OP” has the meaning set forth in the preamble hereto.

“Company OP Documents” means the Company OP’s limited partnership agreement and certificate of limited partnership, each as amended or amended and restated to the date of this Agreement.

“Company Permits” has the meaning set forth in Section 3.08.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Real Property” means the Company Leased Real Property and Company Owned Real Property.

“Company Real Property Lease” has the meaning set forth in Section 3.15(b)(i).

“Company Recommendation Withdrawal” has the meaning set forth in Section 6.03(c).

“Company Related Parties” has the meaning set forth in Section 8.03(j).

“Company Restricted Share Payment” has the meaning set forth in Section 2.02(b)(i).

“Company Restricted Shares” has the meaning set forth in Section 2.02(b)(i).

“Company SEC Documents” has the meaning set forth in Section 3.05(a).

“Company Securities” has the meaning set forth in Section 3.02(c).

“Company Stockholders Meeting” has the meaning set forth in Section 6.02(a).

“Company Subsidiary” means any Subsidiary of the Company.

“Company Subsidiary Partnership” has the meaning set forth in Section 3.09(i).

“Company Superior Proposal” means a bona fide, written, unsolicited Company Takeover Proposal (with all references to “20%” or 80% in the definition of Company Takeover Proposal being deemed to be references to “50%”) that (i) is on terms that the Company Board determines in good faith (after consulting with the Company Financial Advisor and outside legal counsel), taking into account the legal, financial, regulatory, timing and other aspects of the Company Takeover Proposal and the Person making the Company Takeover Proposal that the Company Board (or any committee thereof) deems relevant, to be more favorable from a financial point of view to the stockholders of the Company than the Transactions (taking into account any amendments to which HR has committed in writing pursuant to Section 6.03(e)) and (ii) is determined by the Company Board to be reasonably likely of being consummated.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than HR or any of its Subsidiaries) relating to, in a single transaction or series of transactions: (a) any direct or indirect purchase or other acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than HR or any of its Subsidiaries) of shares of Company Common Stock representing more than twenty percent (20%) of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that, if consummated in accordance with its terms, would result in such Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (b) any direct or indirect purchase or other acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of assets (including any equity securities of any Company Subsidiary) more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (c) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company as a result of which the holders of the Company Common Stock immediately prior to the consummation of such transaction would cease to hold at least eighty percent (80%) of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction.

“Company Tax Counsel” means McDermott Will & Emery LLP.

“Company Tax Protection Agreements” has the meaning set forth in Section 3.09(i).

“Company Termination Fee” means $291,000,000.

“Company Third Party” has the meaning set forth in Section 3.15(f).

“Company Title Insurance Policies” has the meaning set forth in Section 3.15(h).

“Company Transaction Litigation” has the meaning set forth in Section 6.19(a).

“Confidentiality Agreement” means the Non-Disclosure, Standstill and Non-Solicitation Agreement, dated as of October 28, 2021, between the Company and HR.

“Constituent Documents” means (a) with respect to a corporation, the charter, articles of amendment and articles supplementary and the bylaws thereof, (b) with respect to a limited liability company, the certificate or articles of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Continuing Employees” has the meaning set forth in Section 6.07(a).

“Contract” means, with respect to any Person, any binding contract, subcontract, agreement, lease, license, sublicense, note, bond, loan, mortgage, indenture, consent, settlement, concession or other instrument or obligation to which such Person is a party or by which such Person is bound, other than a Company Benefit Plan or an HR Benefit Plan.

“Converted Entity” has the meaning set forth in Section 6.18(h).

“Corporate Governance Guidelines” has the meaning set forth in Section 1.07(b).

“COVID-19” means SARS-CoV-2 or any disease or infections resulting therefrom, and any other related or associated virus, disease or infection causing a local epidemic or global pandemic, including COVID-19 and any mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Laws, directives, guidelines or recommendations by any Governmental Entity, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“D&O Insurance” has the meaning set forth in Section 6.09(f).

“Definitive Agreements” has the meaning set forth in Section 6.25(a).

“Disposition Assets” has the meaning set forth in Section 6.22(a).

“Disregarded Entity” means an entity disregarded as separate from its owner within the meaning of Section 7701 of the Code and Treasury Regulation Section 301.7701-3.

“Effective Time” has the meaning set forth in Section 1.03.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health and environmental receptors from exposure to any Hazardous Substance, natural resource damages or the protection of the environment, including Laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, discharge, emission, treatment, disposal, storage, release or threatened release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.03.

“Exchange Fund” has the meaning set forth in Section 2.03(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(c).

“Expense Reimbursement Base Amount” means $25,000,000.

“Expenses” has the meaning set forth in Section 6.08.

“Financing” has the meaning set forth in Section 3.23(a).

“Financing Cooperation Activities” has the meaning set forth in Section 6.24(a).

“Financing Sources” means the Persons that have committed or commit prior to the Closing to provide or arrange the Financing in connection with the Transactions, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and their Affiliates’ respective officers, employees, directors, equityholders, partners, controlling parties, advisors, attorneys, agents and representatives and the successors and assigns of each of the foregoing.

“Form S-4” has the meaning set forth in Section 6.01(a).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Entity” means any nation or government, any state, agency, commission, or other political subdivision thereof, any regulatory authority or any entity (including a court or arbitrator (public or private)) of competent jurisdiction properly exercising executive, legislative, judicial, taxing or administration functions of the government.

“Hazardous Substance” means: (a) those substances listed in, defined in or regulated as pollutants, contaminants, hazardous, toxic, or harmful to human health or the environment under any Environmental Law, including the following U.S. federal statutes and their state counterparts, as each has been and may be amended from time to time, and all regulations thereunder: the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) polychlorinated biphenyls, mold, methane, asbestos, per- and polyfluoroalkyl substances, and radon.

“HR” has the meaning set forth in the preamble hereto.

“HR Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, retiree medical or life insurance, stock bonus, stock purchase, restricted stock, stock option or other equity or equity-based arrangement, phantom equity, collective bargaining, employment, individual consulting or contracting, termination, retention, incentive, bonus, change in control, separation pay, stay, retention, salary continuation or severance agreement, plan, program, policy, arrangement or contract) (x) under which any current or former director, officer, employee or other service provider of HR or any of its Subsidiaries has any present or future right to benefits, (y) that is maintained, sponsored or contributed to (or required to be contributed to) by HR or any of its Subsidiaries or which HR or any of its Subsidiaries has any obligation to maintain, sponsor or contribute or (z) otherwise with respect to which HR or any of its Subsidiaries has (or could incur) any direct or indirect liability, whether contingent or otherwise.

“HR Board” has the meaning set forth in the recitals hereto.

“HR Board Recommendation” has the meaning set forth in Section 4.03(c).

“HR Book-Entry Shares” has the meaning set forth in Section 2.01(d)

“HR Certificate” has the meaning set forth in Section 2.01(d).

“HR Common Stock” has the meaning set forth in Section 2.01.

“HR Designees” has the meaning set forth in Section 1.07(a).

“HR Development Contracts” has the meaning set forth in Section 4.15(c).

“HR Development Property” has the meaning set forth in Section 4.15(c).

“HR Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“HR Expense Reimbursement” has the meaning set forth in Section 8.03(g).

“HR Fee Escrow Agreement” has the meaning set forth in Section 8.03(l).

“HR Financial Advisor” means Citigroup Global Markets Inc.

“HR Incentive Plans” means the Healthcare Realty Trust Incorporated 2000 Employee Stock Purchase Plan, as amended February 13, 2018, the Healthcare Realty Trust Incorporated 2015 Stock Incentive Plan, as amended August 4, 2015, and any other HR employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements.

“HR IT Systems” has the meaning set forth in Section 4.13(e).

“HR Leased Real Property” has the meaning set forth in Section 4.15(b)(i).

“HR Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that is materially adverse to (x) the assets, liabilities, financial condition, business, properties or results of operations of HR and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether an HR Material Adverse Effect has occurred under this clause (x): (a) changes or fluctuations in the economy or the securities, capital, credit or financial markets generally in the United States; (b) national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism); (c) changes that are the result of factors generally affecting the real estate industry or the geographic areas in which HR and its Subsidiaries operate; (d) any loss of, or adverse change in, the relationship of HR or any of its Subsidiaries with its lessees, employees, suppliers, financing sources, business partners, regulators or other third parties caused by the identity of the Company, the execution of this Agreement or the announcement, negotiation, existence or performance of the Transactions (provided, that this clause (d) shall not apply to the use of HR Material Adverse Effect in Section 4.12 (or Section 7.03(a) as it relates to Section 4.12)); (e) changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement; (f) any failure by HR to meet any internal or external projections, forecasts or estimates of revenues, earnings, cash flow, funds from operations or other metrics for any period; provided that the exception in this clause (f) shall not preclude a determination that any event, change, circumstance or effect underlying such failure has resulted in, or contributed to, an HR Material Adverse Effect; (g) a decline in the price, or a change in the trading volume, of HR Common Stock on NYSE; provided that the exception in this clause (g) shall not preclude a determination that any event, change, circumstance or effect underlying such suspension or decline has resulted in, or contributed to, an HR Material Adverse Effect; (h) effects resulting from COVID-19, earthquakes, hurricanes, tornados or other weather conditions, natural disasters or force majeure events; (i) any change or announcement of a potential change in the credit rating of HR or any of its Subsidiaries or any of their securities; provided that the exception in this clause (i) shall not preclude a determination that any event, change, circumstance or effect underlying such change or announcement of a potential change has resulted in, or contributed to, an HR Material Adverse Effect; or (j) compliance by HR with the terms of this Agreement, including the failure of HR to take any action as a result of restrictions in Article V of this Agreement, or any actions taken, or failure to take any action, which the Company or the Company OP has requested in writing; provided that the exceptions in clauses (a), (b), (c), (e) and (h) shall apply only to the extent any such event, change, circumstance or effect does not (i) relate only to (or have the effect of relating only to) HR and its Subsidiaries or (ii) disproportionately adversely affect HR and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry and in similar geographic areas in which HR and its Subsidiaries operate; or (y) the ability of HR to timely perform their obligations under this Agreement or to consummate the Merger or any of the other Transactions.

“HR Material Contract” has the meaning set forth in Section 4.16(a).

“HR Owned Real Property” has the meaning set forth in Section 4.15(a)(i).

“HR Permits” has the meaning set forth in Section 4.08.

“HR Preferred Stock” has the meaning set forth in Section 4.02(a).

“HR Real Property” means HR Leased Real Property and HR Owned Real Property.

“HR Real Property Lease” has the meaning set forth in Section 4.15(b)(i).

“HR Recommendation Withdrawal” has the meaning set forth in Section 6.04(c).

“HR Related Parties” has the meaning set forth in Section 8.03(j).

“HR Restricted Stock” means each share of HR Common Stock subject to forfeiture conditions.

“HR SEC Documents” has the meaning set forth in Section 4.05(a).

“HR Securities” has the meaning set forth in Section 4.02(b).

“HR Stock-Based Award” has the meaning set forth in Section 2.02(a)(ii).

“HR Stock Option” means any option to purchase HR Common Stock granted under any of the HR Benefit Plans or otherwise.

“HR Stockholders Meeting” has the meaning set forth in Section 6.02(b).

“HR Subsidiary” means any Subsidiary of HR.

“HR Subsidiary Partnership” has the meaning set forth in Section 4.09(h).

“HR Superior Proposal” means a bona fide, written, unsolicited HR Takeover Proposal (with all references to “20%” or 80% in the definition of HR Takeover Proposal being deemed to be references to “50%”) that (i) is on terms that the HR Board determines in good faith (after consulting with the HR Financial Advisors and outside legal counsel), taking into account the legal, financial, regulatory, timing and other aspects of the HR Takeover Proposal and the Person making the HR Takeover Proposal that the HR Board (or any committee thereof) deems relevant, to be more favorable from a financial point of view to the stockholders of HR than the Transactions (taking into account any amendments to which the Company has committed in writing pursuant to Section 6.04(e)) and (ii) is determined by the HR Board to be reasonably likely of being consummated.

“HR Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than HR or any of its Subsidiaries) relating to, in a single transaction or series of transactions: (a) any direct or indirect purchase or other acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than HR or any of its Subsidiaries) of shares of HR Common Stock representing more than twenty percent (20%) of the HR Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that, if consummated in accordance with its terms, would result in such Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of HR Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (b) any direct or indirect purchase or other acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of assets (including any equity securities of any HR Subsidiary) more than twenty percent (20%) of the consolidated assets of HR and the HR Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (c) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving HR as a result of which the holders of the HR Common Stock immediately prior to the consummation of such transaction would cease to hold at least eighty percent (80%) of the total voting power of HR or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction.

“HR Tax Counsel” means Waller Lansden Dortch & Davis, LLP.

“HR Tax Protection Agreements” has the meaning set forth in Section 4.09(h).

“HR Termination Fee” means $163,000,000.

“HR Third Party” has the meaning set forth in Section 4.15(f).

“HR Title Insurance Policy” has the meaning set forth in Section 4.15(h).

“HR Transaction Litigation” has the meaning set forth in Section 6.19(b).

“Indebtedness” means, with respect to any Person, without duplication, all obligations of or undertakings by (including, as applicable, in respect of outstanding principal and accrued and unpaid interest, fees, penalties, premiums and any other fees, expenses or breakage costs) by such Person (a) for borrowed money (including deposits or advances of any kind to such Person), (b) evidenced by mortgages, bonds, debentures, notes or similar instruments, (c) for capitalized leases, synthetic lease obligations or to pay the deferred and unpaid purchase price of property or equipment (other than trade payables entered into in the ordinary course of business), (d) pursuant to securitization or factoring programs or arrangements, (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of HR and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries), (f) in the nature of net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (g) in the nature of letters of credit, bank guarantees, security or performance bonds or similar Contracts or arrangements entered into by or on behalf of such Person, (h) for all Indebtedness of other Persons secured by a Lien on property or assets owned or acquired by such first Person, whether or not the indebtedness secured thereby has been assumed, (i) for the deferred purchase price of property or services already delivered (other than trade debt and trade payables incurred in the ordinary course of business and not overdue), including any “earn-out” or similar payments (contingent or otherwise) for past acquisitions, and (j) for all guarantees of such Person of any indebtedness of any other Person described in clauses (a) through (g), other than a wholly owned Subsidiary of such Person.

“Indemnified Party” has the meaning set forth in Section 6.09(a).

“Integration Plan” has the meaning set forth in Section 6.21.

“Intellectual Property” means: (a) trademarks, service marks, logos, trade names and trade dress, and all goodwill associated with the foregoing; (b) domain names; (c) copyrights and other works of authorship (whether or not copyrightable), database rights and moral rights; (d) software and computer programs (whether in object code or source code form), data, databases, tools, firmware, systems, and related documentation; (e) patents; (f) trade secrets, know-how and other confidential or proprietary information, ideas, formulas, source code, compositions, processes, technologies, methods, algorithms, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and proposals, pricing and cost information and customer and supplier data, lists and information; (g) all other intellectual property and proprietary information and rights, including in each of (a) through (f), whether protected, created or arising under the Laws of the United States or any other jurisdiction; and (h) all registrations and applications for registration of any of the foregoing.

“Intermediate Asset Transfers” means any sales of Company Real Properties that occur between the date of this Agreement and the Business Day prior to the Effective Time.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Issuance” has the meaning set forth in the recitals hereto.

“IT Systems” has the meaning set forth in Section 3.13(e).

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 3.04.

“Judgment” has the meaning set forth in Section 3.07.

“Knowledge” means (a) with respect to HR, the actual knowledge of the individuals named in Section 9.13 of the HR Disclosure Schedule and (b) with respect to the Company, the actual knowledge of the individuals named in Section 9.13 of the Company Disclosure Schedule, in each case, after reasonable inquiry and with respect to the business operations specified next to each such individual’s name, in each case, as of the date of this Agreement.

“Latest Company Balance Sheet Date” has the meaning set forth in Section 3.05(c).

“Law” means any statute, law, act, code, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 2.03(b).

“Liens” means any mortgage, deed of trust, option, right of first offer or refusal, pledge, hypothecation, assignment, encumbrance, easement, right of way, license, covenant, restriction, claim, judgment, lien (statutory or other), financing statement, other charge or security interest.

“LLC Act” has the meaning set forth in the recitals hereto.

“Maximum Amount” has the meaning set forth in Section 6.09(f).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Merger Sub” has the meaning set forth in the preamble hereto.

“MGCL” has the meaning set forth in the recitals hereto.

“NYSE” means The New York Stock Exchange.

“Order” means any order, writ, award, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.

“other party” means, with respect to the Company, the Company OP and Merger Sub, HR, and means, with respect to HR, the Company, the Company OP and Merger Sub, unless the context otherwise requires.

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“parties” has the meaning set forth in the preamble hereto.

“partnership” means, unless the context otherwise requires, a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

“Partnership Units” has the meaning set forth in Section 3.02(b).

“Permits” means licenses, franchises, permits, certificates, variances, exemptions, certifications, approvals, registrations, consents, waivers, clearances, decisions, orders and authorizations from Governmental Entities.

“Permitted Liens” means (a) any statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) inchoate carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar statutory Liens (i) the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP or (ii) that are filed or otherwise apply in the ordinary course of business and the responsibility of which is a tenant under a lease, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) non-monetary Liens that do not, individually or in the aggregate, materially impair the continued use or operation of the property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as conducted on the date of this Agreement, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not yet due and payable or which is being contested in good faith and by appropriate proceedings and (f) immaterial and non-monetary easements and rights of way, or other similar immaterial and non-monetary matters or restrictions or exclusions that would be shown by a current title report or title insurance policy.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as such term is defined in the Exchange Act).

“Qualifying REIT Income” has the meaning set forth in Section 8.03(k).

“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

“Recommendation Withdrawal” has the meaning set forth in Section 6.03(c).

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Replacement Financing” has the meaning set forth in Section 6.25(e).

“Representatives” means, with respect to any party, collectively, each of such party’s Subsidiaries, each of such party’s and its Subsidiaries’ respective officers, directors, trustees and employees and any advisors, attorneys, consultants or other representatives (acting in such capacity) retained by such party or any of its controlled Affiliates.

“Requisite Company Stockholder Vote” means the approval of the Issuance by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with applicable Law, the rules and regulations of NYSE and the Constituent Documents of the Company.

“Requisite HR Stockholder Vote” means the approval of this Agreement and the Merger by the affirmative vote of the holders of at least two-thirds of the outstanding shares of HR Common Stock entitled to vote thereon in accordance with applicable Law, the rules and regulations of NYSE and the Constituent Documents of HR.

“Rule 145” has the meaning set forth in Section 6.15.

“Sales Activities” has the meaning set forth in Section 6.26(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.05(a).

“SDAT” has the meaning set forth in Section 1.03.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means any Subsidiary of the Company that qualifies as a “Significant Subsidiary” under Rule 1-02(w) of Regulation S-X.

“Special Distribution” has the meaning set forth in Section 6.16(c).

“Special Distribution Amount” has the meaning set forth in Section 6.16(c).

“Special Distribution Termination Fee” has the meaning set forth in Section 8.03(h).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Takeover Statutes” has the meaning set forth in Section 3.14(b).

“Tax” means any and all taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Taxing Authority, including any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other Taxing Authority).

“Tax Lien” means any Lien relating to Taxes, other than a lien of the type described in clause (a) of the definition of Permitted Liens.

“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any declarations, schedules or attachments thereto), including, if applicable, any combined or consolidated return for any group of entities that includes the Company or HR, as applicable, or any of their respective Subsidiaries.

“Taxable REIT Subsidiary” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Transaction Litigation” has the meaning set forth in Section 6.19.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Transfer Agent” has the meaning set forth in Section 2.01(e).

“Transfer Taxes” has the meaning set forth in Section 6.18(d).

“Transition Team” has the meaning set forth in Section 6.21.

“Treasury Regulations” means the United States treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time, and shall also include proposed and temporary federal income Tax regulations and proposed amendments to Treasury Regulations, as they shall exist from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of predecessor or successor Treasury Regulations.

“Willful and Material Breach” means a deliberate and willful act or a deliberate and willful failure to act, in each case, which action or failure to act (as applicable) occurs with the actual knowledge that such act or failure to act constitutes or would result in a material breach of this Agreement, regardless of whether breaching was the intent and object of the act or the failure to act, and which in fact does cause a material breach of this Agreement.

Section 9.14 Financing Sources. Notwithstanding anything to the contrary in this Agreement, each party hereto, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, (i) agrees that any Action involving the Financing Sources, arising out of or relating to this Agreement, the Transactions, the Financing, any Alternative Financing, any Replacement Financing, the Commitment Letter, any other document related hereto or thereto or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith (whether in contract or in tort, in law or in equity or otherwise) shall be subject to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or is such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) agrees that any such Action (except to the extent relating to the interpretation of any provisions of this Agreement (including any provision in any documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the laws of the State of Maryland)) shall be governed by the laws of the State of New York, without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction and (iii) knowingly, intentionally and voluntarily waives to the fully extent permitted by applicable law trial by jury in any such Action brought against the Financing Sources in connection with Agreement, the Transactions, the Financing, any Alternative Financing, any Replacement Financing, the Commitment Letter, any other document related hereto or thereto or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith (whether in contract or in tort, in law or in equity or otherwise). The provisions of this Section 9.14 shall inure to the benefit of, and be enforceable by, each Financing Source, each of which is hereby intended to be an express third-party beneficiary of this Section 9.14.

(The remainder of this page is left blank.)

IN WITNESS WHEREOF, HR, the Company, the Company OP and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ Todd J. Meredith
Name: Todd J. Meredith
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

HEALTHCARE TRUST OF AMERICA, INC.

By:	/s/ W. Bradley Blair II
	Name:	W. Bradley Blair II
	Title:	Chairman of the Board

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP

By: Healthcare Trust of America, Inc. Its: General Partner

By:	/s/ W. Bradley Blair II

	Name:	W. Bradley Blair II
	Title:	Chairman of the Board

HR ACQUISITION 2, LLC

By:	/s/ W. Bradley Blair II
	Name:	W. Bradley Blair II
	Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF SECOND AMENDED AND RESTATED COMPANY OP PARTNERSHIP AGREEMENT

Exhibit A

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

[•]

|

[•], 2022

EXHIBIT A	PARTNERS’ CONTRIBUTIONS AND PARTNERSHIP INTERESTS
EXHIBIT B	SERIES A NOTICE OF REDEMPTION REQUEST
EXHIBIT C	SERIES B NOTICE OF REDEMPTION REQUEST

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

[•]

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF [•] (this “Agreement”), dated as of [•], 2022 (the “Restatement Date”), is entered into by and among (i) Healthcare Realty Trust Incorporated, a Maryland corporation (formerly known as Healthcare Trust of America, Inc.), as general partner (the “General Partner”), and (ii) those Persons who have executed this Agreement or a counterpart hereof, or who become parties hereto pursuant to the terms of this Agreement.

WITNESSETH

WHEREAS, [•], formerly known as Healthcare Trust of America Holdings, L.P., (the “Partnership”) was formed as a limited partnership pursuant to the Act by filing a certificate of limited partnership with the Secretary of State of the State of Delaware on April 20, 2006;

WHEREAS, the Partnership originally was governed by the Agreement of Limited Partnership of NNN Healthcare/Office REIT Holdings, L.P., dated September 20, 2006, as amended on November 14, 2008 and August 24, 2009 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated by the Amended and Restated Agreement of Limited Partnership of Healthcare Trust of America Holdings, L.P., dated December 20, 2012 (the “A&R Agreement”);

WHEREAS, as of the Effective Date, the General Partner changed its name and acquired assets outside of the Partnership pursuant to the merger (the “Merger”) contemplated by the Merger Agreement;

WHEREAS, as of the Effective Date, all LTIP Partnership Units (as defined in the A&R Agreement) previously issued by the Partnership were converted into Common Series B Units (as defined below);

WHEREAS, Section 14.1 of the A&R Agreement provides that the Partnership Agreement may be amended by the General Partner without the consent of the Limited Partners (except as set forth in Section 14.1(b) thereof);

WHEREAS, the General Partner on the date hereof desire to amend and restate the A&R Agreement in its entirety and to enter into this Agreement; and

WHEREAS, this Agreement shall constitute the “partnership agreement” (within the meaning of the Act) of the Partnership, and shall be binding upon all Persons now or at any time hereafter who are Partners.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I

DEFINED TERMS

Capitalized terms used in this Agreement (including exhibits, schedules and amendments) shall have the meanings set forth below or in the Section of this Agreement referred to below, except as otherwise expressly indicated or limited by the context in which they appear in this Agreement. All terms defined in this Agreement in the singular have the same meanings when used in the plural and vice versa. Accounting terms used but not otherwise defined shall have the meanings given to them under GAAP.

“ACT” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such statute.

“ADDITIONAL LIMITED PARTNER” means a Person that has executed and delivered an additional limited partner signature page in the form required by the General Partner and has been admitted to the Partnership as a Limited Partner pursuant to Section 12.2.

“ADJUSTED CAPITAL ACCOUNT” means with respect to any Partner, the balance in such Partner’s Capital Account, determined after giving effect to the following adjustments:

(a) credit to such Capital Account any amount which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(c), or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“ADJUSTED CAPITAL ACCOUNT DEFICIT” means, with respect to any Partner, the negative balance, if any, in such Partner’s Adjusted Capital Account as of the end of any relevant Fiscal Year. This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“ADJUSTED PARITY” shall have the meaning ascribed to it by Section 4.1(e)(ii).

“AFFILIATE” means with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“AGGREGATE UNPAID DIVIDEND EQUIVALENT AMOUNT” means, with respect to any Partner (other than the General Partner), an amount determined as of any date equal to the cumulative amount of any shortfall in paying the full Dividend Equivalent to such Partner pursuant to Section 5.1 during any period prior to the Current Period, plus the Unpaid Dividend Equivalent Amount Yield.

“AGREEMENT” means this Second Amended and Restated Agreement of Limited Partnership of [•], as it may be further amended, modified, supplemented or restated from time to time, as the context requires.

“ARTICLES OF INCORPORATION” means the General Partner’s Articles of Incorporation, filed with the Maryland State Department of Assessments and Taxation, or other organizational document governing the General Partner, as amended, modified, supplemented or restated from time to time.

“ASSIGNEE” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“AVAILABLE OPERATING CASH” means the cash flows derived by the Partnership from the operation of the Partnership’s business (other than any Net Sales Proceeds or Capital Contributions) before any deduction for depreciation or amortization and after deduction of:

(a) all operating costs and expenses including taxes;

(b) all payments of principal, interest and other charges in respect of any Partnership indebtedness;

(c) all expenditures for capital improvements to the Partnership assets or property; and

(d) all reserves, whether for working capital, debt repayment, new portfolio investments or otherwise (including for the redemption of Partnership Units) that are established by the General Partner in the exercise of its sole and absolute discretion.

“BUSINESS DAY” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“CAPITAL ACCOUNT” has the meaning set forth in Section 4.8.

“CAPITAL CONTRIBUTION” means, with respect to any Partner, any cash, cash equivalents or the fair market value of Contributed Property that such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4.

“CARRYING VALUE” means (a) with respect to a Contributed Property, the fair market value of such Contributed Property at the time such property is contributed, as determined by the General Partner and agreed to by the contributing partner, without reduction for any liabilities either assumed by the Partnership upon such contribution or to which such property was subject when contributed, reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners’ Capital Accounts, and (b) with respect to any other Partnership Asset, the adjusted basis of such Partnership Asset for Federal income tax purposes, all as of the time of determination; except that the Carrying Values of all assets may, at the discretion of the General Partner, be adjusted to equal their respective fair market values (as determined by the General Partner), in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), as provided for in Section 4.8.

“CASH AMOUNT” means an amount of cash equal to the Value of the REIT Stock Amount on the Valuation Date.

“CERTIFICATE” means the Certificate of Limited Partnership of the Partnership, filed on April 20, 2006, as amended, restated, supplemented or otherwise modified from time to time as herein provided in accordance with the Act.

“CODE” means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent Federal law of similar import, and, to the extent applicable, any Treasury Regulations promulgated thereunder.

“COMMON PARTNERSHIP UNIT” means any Common Series A Unit and any Common Series B Unit.

“COMMON PERCENTAGE INTEREST” means, as to each Partner, the percentage determined by dividing the total number of Common Partnership Units owned by such Partner by the aggregate number of Common Partnership Units then issued and outstanding, as set forth on Exhibit A, as such exhibit may be amended from time to time.

“COMMON SERIES A UNIT” means any Partnership Unit held on or before the Restatement Date, and any subsequently issued Common Partnership Unit designated as such by the Partnership.

“COMMON SERIES B UNIT” means any Common Partnership Unit designated as such by the Partnership.

“COMMON STOCK” means a share of the common stock of the General Partner, par value $.01 per share. Common Stock may be issued in one or more classes or series in accordance with the terms of the Articles of

Incorporation. If there is more than one class or series of Common Stock, the term “Common Stock” shall, as the context requires, be deemed to refer to the class or series of Common Stock that correspond to the class or series of Partnership Units for which the reference to Common Stock is made.

“CONSENT” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2.

“CONSENT OF THE OUTSIDE LIMITED PARTNERS” means the Consent of the Outside Limited Partners holding a number of Common Partnership Units greater than fifty percent (50%) of the aggregate Common Partnership Units held by all Outside Limited Partners.

“CONTRIBUTED PROPERTY” means each property or other asset (but excluding cash and cash equivalents), in such form as may be contributed by a Partner to the Partnership as permitted by the Act.

“CONVERSION FACTOR” means 1.0, as adjusted pursuant to Section 8.8.

“CURRENT PERIOD” means, as of any date, the calendar quarter ended most recently prior to such date.

“DEPRECIATION” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for Federal income tax purposes; provided, that if the Carrying Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of any such year or other period, Depreciation shall be determined in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3) or 1.704-3(d)(2), whichever is applicable, and if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the General Partner.

“DIVIDEND EQUIVALENT” for any calendar quarter as to any Partner (other than the General Partner) means the amount of distributions such Partner would have received for the quarter with respect to REIT Stock if such Partner owned the number of shares of REIT Stock equal to the product of the number of such Partner’s Partnership Units and the Conversion Factor for the Partnership Record Date pertaining to such quarter; provided, however, that for purposes of determining any Partner’s Dividend Equivalent for any period for which the General Partner pays a dividend with respect to REIT Stock in which holders of REIT Stock have an option to elect to receive such dividend in cash or additional REIT Stock (other than pursuant to a dividend reinvestment program), the amount of distributions such Partner shall be deemed to have received with respect to such dividend (if such Partner owned the specified number of shares of REIT Stock) shall be equal to the product of (i) the specified number of shares of REIT Stock deemed to be owned by such Partner, and (ii) the quotient obtained by dividing (a) the aggregate amount of cash paid by the General Partner in such dividend to all holders of REIT Stock, by (b) the aggregate number of shares of REIT Stock outstanding as of the close of business on the record date for such dividend, and the Conversion Factor shall be adjusted in connection with such dividend in the manner provided in Section 8.8.

“EFFECTIVE DATE” means the date of effectiveness of the Merger.

“ENTITY” means any general partnership, limited liability company, proprietorship, corporation, joint venture, joint-stock company, limited partnership, limited liability partnership, business trust, firm, trust, estate, governmental entity, cooperative, association or other foreign or domestic enterprise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

“FISCAL YEAR” means the fiscal year of the Partnership and shall be the same as its taxable year, which shall be the calendar year unless otherwise determined by the General Partner in accordance with the Code.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“GENERAL PARTNER” means Healthcare Realty Trust Incorporated (formerly known as Healthcare Trust of America, Inc.), a Maryland corporation, and any successor as general partner of the Partnership.

“GENERAL PARTNER INTEREST” means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of Partnership Units.

“INCAPACITY” or “INCAPACITATED” means:

(a) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate;

(b) as to any corporation that is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;

(c) as to any partnership that is a Partner, the dissolution and commencement of winding up of the partnership;

(d) as to any estate that is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership;

(e) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or

(f) as to any Partner, the bankruptcy of such Partner, which shall be deemed to have occurred when:

(i) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(ii) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner;

(iii) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors;

(iv) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (ii) above;

(v) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s assets;

(vi) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof;

(vii) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or

(viii) an appointment referred to in clause (vii) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

“INDEMNITEE” means

(a) any Person made a party to a proceeding by reason of its status as:

(i) the General Partner;

(ii) a Limited Partner;

(iii) a director, trustee, manager, member or officer of the Partnership, or the General Partner; or

(iv) a director, trustee, manager, member or officer of any other Entity, serving in such capacity at the request of the Partnership, or the General Partner , acting on behalf of the Partnership or the General Partner; or

(b) such other Persons (including Affiliates of the General Partner) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“IRS” means the Internal Revenue Service of the United States.

“JOINT VENTURE” means those joint venture or partnership arrangements in which the Partnership or any of its subsidiaries is a co-venturer or general partner established to acquire or hold Assets.

“LIEN” means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.

“LIMITED PARTNER” means any Person named as a limited partner of the Partnership in Exhibit A, as such Exhibit may be amended from time to time, upon the execution and delivery by such Person of an additional limited partner signature page, including any Additional Limited Partner or Substituted Limited Partner in each case, in such Person’s capacity as a limited partner of the Partnership.

“LIMITED PARTNER INTEREST” means a Partnership Interest of a Limited Partner in the Partnership. A Limited Partner Interest may be expressed as a number of Common Partnership Units.

“LIQUIDATING EVENT” has the meaning set forth in Section 13.1.

“LIQUIDATOR” has the meaning set forth in Section 13.2.

“MERGER AGREEMENT” means that certain Agreement and Plan of Merger, dated as of February [•], 2022, by and among the General Partner, the Partnership, HR Acquisition 2, LLC and Healthcare Realty Trust Incorporated.

“MORTGAGE” means in connection with mortgage financing provided, invested in, participated in or purchased by the Partnership, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.

“NET ASSETS” means the total assets of the Partnership (other than intangibles) at cost, before deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities, calculated quarterly by the Partnership on a basis consistently applied.

“NET SALES PROCEEDS” means in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Partnership, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(B) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Partnership, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Partnership from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the Partnership (other than those paid by the Joint Venture). In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a Mortgage on or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on behalf of the Partnership, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(E) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Partnership, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby which are reinvested in one or more Partnership Assets within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal fees and expenses and other selling expenses incurred by or allocated to the Partnership in connection with such transaction or series of transactions. Net Sales Proceeds shall also include any amounts that the General Partner determines, in its discretion, to be economically equivalent to the proceeds of a Sale. Net Sales Proceeds shall not include (i) any reserves established by the General Partner, in its sole discretion, and (ii) the receipt by the Partnership of Capital Contributions.

“NONRECOURSE DEDUCTIONS” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“NONRECOURSE LIABILITIES” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“OUTSIDE LIMITED PARTNERS” means the Limited Partners, excluding any Limited Partner that is, or is an Affiliate of, the General Partner.

“PARTNER” means a General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners, collectively.

“PARTNER MINIMUM GAIN” means an amount, with respect to each Partner’s Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“PARTNER NONRECOURSE DEBT” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“PARTNER NONRECOURSE DEDUCTIONS” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(i)(2).

“PARTNERSHIP” means [•], and any successor thereto.

“PARTNERSHIP ASSET” means the interest of the Partnership in any Entity or security (whether in corporate securities, equity, debt or hybrid securities, partnership or joint venture interests, other contractual rights or otherwise), or any other Real Estate Assets or other assets owned, directly or indirectly, by the Partnership, as determined by the General Partner.

“PARTNERSHIP INTEREST” means the entire ownership interest of a Partner in the Partnership at any particular time which represents a Capital Contribution by such Partner and which includes the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Common Partnership Units.

“PARTNERSHIP MINIMUM GAIN” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(d).

“PARTNERSHIP RECORD DATE” means the record date established by the General Partner for the distribution of cash pursuant to Section 5.1, which record date shall be the same as the REIT Record Date.

“PARTNERSHIP UNIT” means a unit of Partnership Interest with the rights, powers and duties set forth herein, designated as such on Exhibit A and expressed in the number set forth on Exhibit A, as such exhibit may be amended from time to time.

“PERCENTAGE INTEREST” means, as to each Partner, such Partner’s Common Percentage Interest.

“PERMITTED TRANSFEREE” means with respect to a Person, (a) any Affiliate of such Person, (b) the spouse of such Person or any ancestor, descendent or sibling of such Person or of the spouse of such Person, or (c) any trust for the benefit of such Person or any other person described in clause (b) of this Section 1.71.

“PERSON” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity where the context so permits.

“PROFITS” and “LOSSES” has the meaning set forth in Section 6.2(f).

“PROHIBITED TRANSFEREE” means any Person who is a:

(a) person or entity who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended;

(b) person acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, including, but not limited to, the “Government of Sudan,” the “Government of Iran,” the “Government of Cuba or any Cuban national”; or

(c) person or entity subject to restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder: the Trading with the Enemy Act, 50 U.S.C. app. Sections 1 et. seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, Sections 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. Sections 1601 et. seq., the Antiterrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq., the United Nations Participation Act, 22 U.S.C. Section 287c, the International Security and Development Cooperation Act, 22 U.S.C. Section 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. Sections 1901 et. seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. Sections 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. Sections 6021-91, and the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172, or any other law of similar import as to any non-U.S. country, person or entity, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.

“PROPERTY” OR “PROPERTIES” means, as the context requires, any, or all, respectively, of the Real Property acquired by the Partnership, directly or indirectly through joint venture arrangements or other partnership or investment interests.

“REAL ESTATE ASSETS” means unimproved and improved real property, real estate-related assets and any direct or indirect interest therein (including, without limitation, fee or leasehold interests, options, leases, partnership and joint venture interests, equity and debt securities of entities that own real estate, first or second mortgages on real property, mezzanine loans secured by junior liens on real property, preferred equity interests secured by a property owner’s interest in real property and other contractual rights in real estate).

“REAL PROPERTY” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REDEEMING PARTNER” has the meaning set forth in Section 8.6.

“REDEMPTION AMOUNT” means either the Cash Amount or the REIT Stock Amount, as determined by the General Partner in its sole and absolute discretion, plus (other than with respect to the General Partner) (x) cash in an amount equal to or (y) additional REIT Stock with a Value equal to the Aggregate Unpaid Dividend Equivalent Amount, if any, attributable to the Common Units being redeemed or purchased, in each case, as determined by the General Partner in its sole and absolute discretion.

“REIT” means a “real estate investment trust” as defined under Section 856 of the Code.

“REIT NOTICE” has the meaning set forth in Section 8.6(h).

“REIT RECORD DATE” means the record date established by the General Partner for a distribution to the holders of the REIT Stock.

“REIT REQUIREMENTS” has the meaning set forth in Section 5.2.

“REIT STOCK” means the Common Stock and all other shares of capital stock of the General Partner.

“REIT STOCK AMOUNT” means a number of shares of REIT Stock equal to the product of (x) the number of Common Partnership Units offered for redemption by a Redeeming Partner by (y) the Conversion Factor as adjusted to and including the redemption date; provided that in the event that the General Partner issues to all holders of REIT Stock rights, options, warrants, or convertible or exchangeable securities entitling stockholders of the General Partner to acquire REIT Stock, or any other securities or property (collectively, the “rights”), then the REIT Stock Amount shall also include such rights that a holder of that number of shares of REIT Stock would be entitled to receive.

“SALE” means (i) any transaction or series of transactions whereby: (A) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Mortgage or portion thereof (including with respect to any Mortgage, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) of amounts owed pursuant to such Mortgage and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Partnership Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i) (A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested by the Partnership in one or more Partnership Assets within 180 days thereafter, and not including the receipt by the Partnership of Capital Contributions.

“SECURITIES” has the meaning set forth in Section 4.3(a).

“SECURITIES ACT” means the Securities Act of 1933, as amended.

“SERIES A NOTICE OF REDEMPTION REQUEST” means a notice of redemption request substantially in the form of Exhibit B attached hereto.

“SERIES A REDEMPTION RIGHT” has the meaning set forth in Section 8.6(a).

“SERIES B NOTICE OF REDEMPTION REQUEST” means a notice of redemption request substantially in the form of Exhibit C attached hereto.

“SERIES B REDEMPTION RIGHT” has the meaning set forth in Section 8.6(b).

“SPECIFIED REDEMPTION DATE” means the tenth (10th) Business Day after receipt by the General Partner of a Series A Notice of Redemption Request (or, in the case of the General Partner exercising the Series A Redemption Right, after the date of the General Partner’s receipt of a REIT Notice) or a Series B Notice of Redemption Request, as applicable.

“STOCK INCENTIVE PLANS” means, collectively, any and all plans adopted from time to time by the General Partner pursuant to which REIT Stock is issued, or options to acquire REIT Stock are granted, to employees or directors of the General Partner, employees of the Partnership or employees of their respective Affiliates in consideration for services or future services.

“SUBSIDIARY” means, with respect to any Person, any Entity of which a majority of the voting power or the voting equity securities, and/or the outstanding equity interests (whether or not voting), is owned, directly or indirectly, by such Person.

“SUBSTITUTED LIMITED PARTNER” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 hereof.

“TARGET BALANCE” has the meaning ascribed to it by Section 6.3(a).

“TERMINATING SALE TRANSACTION” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“TRANSFER” means to give, sell, assign, pledge, hypothecate, devise, bequeath, or otherwise dispose of, transfer, or permit to be transferred, during life or at death. The word “Transfer,” when used as a noun, shall mean any Transfer transaction.

“TREASURY REGULATIONS” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

“UNPAID DIVIDEND EQUIVALENT AMOUNT YIELD” means an amount determined by multiplying the portion of the Aggregate Unpaid Dividend Equivalent Amount attributable to distributions made pursuant to Section 5.2 rather than Section 5.1 by [benchmark interest rate, compounded [___]] from the date on which the related distribution pursuant to Section 5.2 was made.

“VALUATION DATE” means the date of receipt by the General Partner of a Series A Notice of Redemption Request or Series B Notice of Redemption Request (or, in the case of the General Partner exercising the Series A Redemption Right, the date of the General Partner’s receipt of a REIT Notice) or, if such date is not a Business Day, the first Business Day thereafter.

“VALUE” means, with respect to a share of REIT Stock, (a) if REIT Stock is traded on a national securities exchange or otherwise traded over-the-counter, the average of the daily Market Price (as defined below) for shares of REIT Stock for the ten (10) consecutive trading days immediately preceding the Valuation Date, or (b) if REIT Stock is not traded in a manner described in clause (a), the value of a share of REIT Stock as determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. The “Market Price” for each such trading day shall be (i) the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or (ii) if no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or (iii) if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported. In the event the REIT Stock Amount includes rights that a holder of REIT Stock would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1	FORMATION.

The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.

2.2	NAME

The name of the Partnership is [•]. The Partnership’s business may be conducted under such name or under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner, acting in its sole and absolute discretion without the Consent of any Limited Partner, may change the name of the Partnership. The General Partner shall notify the Limited Partners of any such name change in the next regular communication to the Limited Partners.

2.3	REGISTERED OFFICE AND AGENT

The address of the registered office of the Partnership in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Suite 400, Wilmington, New Castle County, DE 19801, or such other place as may be designated from time to time by the General Partner. The name of the registered agent for service of process on the Partnership in the State of Delaware at such address shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Suite 400, Wilmington, New Castle County, DE 19801, or such other Person as may be designated from time to time by the General Partner.

2.4	PRINCIPAL PLACE OF BUSINESS

The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable. The principal office of the Partnership shall be 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

2.5	TERM AND TERMINATION

The term of the Partnership shall commence on the date hereof and shall continue indefinitely unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

2.6	POWER OF ATTORNEY

(a) Each Limited Partner and each Assignee who accepts Partnership Units (or any other Partnership Interest or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator and authorized officers and attorneys-in-fact of each, and each such Person acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

(A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including, without limitation, any documents necessary or advisable to convey any Contributed Property to the Partnership;

(B) all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms;

(C) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation;

(D) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or any Capital Contribution of any Partner;

(E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests;

(F) all amendments to this Agreement as provided in Article 14 hereof; and

(G) all other instruments that may be required by law to be filed on behalf of or relating to the Partnership and that are not inconsistent with this Agreement; and

(ii) execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and/or the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.

(c) Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney.

(d) Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

(e) Any Person dealing with the Partnership may conclusively presume and rely upon the fact that any instrument referred to in this Section 2.6, executed by the General Partner or the Liquidator acting as attorney-in-fact, is authorized by and binding on the Partnership, without further inquiry.

2.7	EFFECTIVENESS OF THIS AGREEMENT

This Agreement shall govern the operations of the Partnership and the rights and restrictions applicable to the Partners, to the extent permitted by law. Pursuant to the Act, all Persons who become holders of Partnership Interests shall be bound by the provisions of this Agreement. The execution by a Person of this Agreement and acceptance thereof by the General Partner in accordance with the terms of this Agreement or the receipt of Partnership Interests by a Person as a successor or assign of an existing Partner and the consent of the General Partner to the admission of such Person as a Substituted Limited Partner in accordance with the terms of this Agreement shall be deemed to constitute a request that the records of the Partnership reflect such admission, and shall be deemed to be a sufficient act to comply with the requirements of the Act and to so cause that Person to become a Partner as of the date of acceptance of its Capital Contribution by the Partnership and to bind that Person to the terms and conditions of this Agreement (and to entitle that Person to the rights of a Partner hereunder).

ARTICLE III

PURPOSE AND POWERS

3.1	PURPOSE AND BUSINESS

The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, including, without limitation, to engage in the following activities:

(a) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with Real Estate Assets;

(b) to acquire, hold, own, develop, construct, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with other real and personal property of all kinds;

(c) acquire, own, hold for investment and ultimately dispose of general and limited partner interests, and stock, warrants, options or other equity and debt interests in Entities, and exercise all rights and powers granted to the owner of any such interests;

(d) make any type of investment and engage in any other lawful act or activity for which limited partnerships may be formed under the Act, and by such statement all lawful acts and activities shall be within the purposes of the Partnership;

(e) to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; and

(f) to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes; provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to be classified as a REIT, unless the General Partner determines not to qualify as a REIT or ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership.

3.2	POWERS

(a) The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 3.1 and for the protection and benefit of the Partnership including, without limitation, full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire, hold, own, develop, construct, improve, maintain and operate Real Estate Assets, and to sell, lease, transfer, encumber, convey, exchange and otherwise dispose of Real Estate Assets.

(b) The General Partner also is empowered to do any and all acts and things necessary, appropriate or advisable to ensure that the Partnership will not be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code, including, but not limited to, imposing restrictions on Transfers of Partnership Units.

ARTICLE IV

CAPITAL CONTRIBUTIONS; PARTNERSHIP UNITS; ADDITIONAL FUNDS

4.1	CAPITAL CONTRIBUTIONS OF THE PARTNERS

(a) Initial Capital Contributions. Prior to the Effective Date, the Partners have made Capital Contributions to the Partnership as reflected on Exhibit A attached hereto. On the Effective Date, (i) the General Partner changed its name, (ii) holders of Partnership Interests received distributions pursuant to the A&R Agreement with respect to the proceeds of the Asset Transfer and any Intermediate Asset Transfer (each as defined in the Merger Agreement) and (iii) upon the effectiveness of the Merger, this Agreement became effective and replaced the A&R Agreement in its entirety. As of the Effective Date (after taking into account the Merger and any Capital Contributions or redemptions related thereto as well as the adjustment of Common Units as described above), (i) the number and class of Partnership Units held by each Partner, (ii) the Capital Account balance of each Partner and (iii) the Percentage Interest of each Partner are as set forth on Exhibit A attached hereto. At such time as Additional Limited Partners were or will be admitted to the Partnership, each such Additional Limited Partner made or shall make Capital Contributions in the amount set forth opposite such Limited Partner’s name on Exhibit A, as amended at the time of such contribution.

(b) Deemed Capital Contributions. To the extent the Partnership acquires any property by the merger of any other Person into the Partnership or the contribution of assets by any other Person to the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into or contributing assets to the Partnership shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement or contribution agreement and as set forth in Exhibit A, as amended to reflect such deemed Capital Contributions.

(c) Partnership Units. Each Partner shall own Partnership Units in the amounts set forth for such Partner in Exhibit A and shall have a Common Percentage Interest as set forth in Exhibit A, which Percentage Interests shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately redemptions, additional Capital Contributions, the issuance of additional Partnership Units, Transfers or similar events having an effect on the number of Partnership Units held by, and the Percentage Interest(s) of, any Partner. Each Common Partnership Unit shall entitle the holder thereof to one vote on all matters on which the Partners (or any portion of the Partners) are entitled to vote under this Agreement.

(d) No Additional Capital Contributions. Except as provided in Sections 4.1(c), 4.3(a) and 10.5, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans or otherwise) and no Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.

4.2	ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

(a) The General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options or warrants to acquire Partnership Interests) in the form of Partnership Units or other Partnership Interests in one or more series or classes to any Persons at any time or from time to time, on such terms and conditions as the General Partner shall establish in each case in its sole and absolute discretion subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each class or series of Partnership Interests, (ii) the right of each class or series of Partnership Interests to share in Partnership distributions, and (iii) the rights of each class or series of Partnership Interest upon dissolution and liquidation of the Partnership.

(b) Subject to the limitations set forth in Sections 4.2(a), the General Partner may take such steps as it, in its sole and absolute discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership in accordance with Section 12.2 or to issue any Partnership Interests, including, without limitation, amending the Certificate, Exhibit A or any other provision of this Agreement.

(c) Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Interests (or options to acquire Partnership Interests) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the interest of the Partnership and the Partners (for example, and not by way of limitation, the issuance of Partnership Units in connection with a Stock Incentive Plan providing for employee purchases of REIT Stock and corresponding Partnership Units at a discount from fair market value or employee options that have an exercise price that is less than the fair market value of the REIT Stock and corresponding Partnership Units covered by the option, either at the time of issuance or at the time of exercise).

4.3	CONVERTED UNITS

As of the Effective Date, all LTIP Partnership Units (as defined in the A&R Agreement) previously issued by the Partnership have been, or are hereby, converted into Common Series B Units pursuant to the terms of the A&R Agreement.

4.4	ADDITIONAL FUNDS

(a) The sums of money required to finance the business and affairs of the Partnership shall be derived from the initial Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership.

(b) In the event additional financing is needed from sources other than as set forth in Section 4.4(a) for any reason, the General Partner may, in its sole and absolute discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate:

(i) cause the Partnership to issue additional Partnership Interests and admit additional Limited Partners to the Partnership in accordance with Section 4.2;

(ii) make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.3(a));

(iii) cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis;

(iv) make a loan or loans to the Partnership (subject to Section 4.3(a)); or

(v) cause the Partnership to sell any assets or properties directly or indirectly owned by the Partnership.

4.5	NO THIRD-PARTY BENEFICIARY

No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligations of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

4.6	NO INTEREST

No Partner shall be entitled to interest on any Capital Contribution or on such Partner’s Capital Account.

4.7	NO PREEMPTIVE RIGHTS

No Person shall have any preemptive or other similar right with respect to any:

(a) additional Capital Contributions or loans to the Partnership; or

(b) issuance or sale of any Partnership Units or other Partnership Interests.

4.8	CAPITAL ACCOUNTS

The Partnership shall establish and maintain throughout the life of the Partnership for each Partner a separate “Capital Account” in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). If (i) a new or existing Partner acquires an additional Partnership Interest in exchange for more than a de minimis Capital Contribution, (ii) the Partnership distributes to a Partner more than a de minimis amount of Partnership property as consideration for a Partnership Interest, (iii) a new or existing Partner acquires a more than de minimis additional interest in the Partnership as consideration for the provision of services to or for the benefit of the Partnership in a partner capacity or in anticipation of becoming a partner, or (iv) the Partnership is liquidated within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), the General Partner shall revalue the property of the Partnership to its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f). When the Partnership’s property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners pursuant to Article 6 if there were a taxable disposition of such property for its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.

ARTICLE V

DISTRIBUTIONS

5.1	DISTRIBUTIONS

(a) Except as provided in Sections 5.2, 5.3, 5.4, 8.6(c), 11.6(d), and 13.2, the General Partner shall cause the Partnership to distribute to the Partners as of the applicable Partnership Record Date, at such times as the General Partner shall determine, amounts of Available Operating Cash and Net Sales Proceeds in the manner set forth in this Section 5.1.

(b) Available Operating Cash shall be distributed to the Partners as determined by the General Partner in its sole and absolute discretion in the following order of priority:

(i) First, if any Aggregate Unpaid Dividend Equivalent Amounts exists with respect to any Outside Limited Partner, then, such Aggregate Unpaid Dividend Equivalent Amount shall be calculated separately with respect to each previous calendar quarter, and the amounts thereof shall distributed to the applicable Outside Limited Partners, in the order in which such Aggregate Unpaid Dividend Equivalent Amounts have accrued (with the amounts attributable to the earliest calendar quarter being paid first and the amounts attributable to the most recent calendar quarter being paid last), in proportion to the Partners’ respective Percentage Interests (on the applicable Partnership Record Date) of the Aggregate Unpaid Divided Equivalent Amounts attributable to each such calendar quarter;

(ii) Second, to all Partners (including the General Partner) in proportion to their respective Percentage Interests on the applicable Partnership Record Date, until each Outside Limited Partner has received an amount equal to its Dividend Equivalent for such Current Period;

(iii) Third, the remaining Available Operating Cash, 100% to the General Partner or any affiliate of the General Partner in proportion to their respective Percentage Interests on the applicable Partnership Record Date.

(c) Net Sales Proceeds shall be distributed to the Partners as determined by the General Partner in its sole and absolute discretion in accordance with clause (b) above.

(d) If a new or existing Partner acquires an additional Partnership Interest in exchange for a Capital Contribution on any date other than a REIT Record Date, the cash distribution attributable to such additional Partnership Interest for the Partnership Record Date following the issuance of such additional Partnership Interest shall be reduced in the proportion that the number of days that such additional Partnership Interest is held by such Partner bears to the number of days between such Partnership Record Date and the immediately preceding REIT Record Date.

(e) In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash dividend as the holder of record of REIT Stock for which all or part of such Partnership Unit has been redeemed and exchanged in accordance with this Agreement.

5.2	QUALIFICATION AS A REIT

Notwithstanding anything to the contrary in this Agreement, the General Partner shall take such action as it deems necessary or advisable to cause the Partnership to distribute sufficient amounts under this Article 5 to enable the General Partner to pay stockholder dividends that will enable the General Partner to (a) satisfy the requirements for qualification as a REIT under the Code and the Treasury Regulations (the “REIT Requirements”), and (b) avoid any Federal income or excise tax liability; provided, however, the General Partner shall not be bound to comply with this covenant to the extent such distributions would violate applicable Delaware law. A distribution made by the General Partner pursuant to this Section 5.2 shall have priority over the amounts required to be distributed in accordance with Section 5.1. In the event the General Partner determines it is unable to timely pay the Dividend Equivalent because of the reasons set forth in this Section 5.2, the resulting portion of the Aggregate Unpaid Dividend Equivalent Amount shall include and be increased by the Unpaid Dividend Equivalent Amount Yield.

5.3	WITHHOLDING

With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act by or status of any Partner or to which the Partnership becomes subject with respect to any Partnership Interest, the Partnership shall have the right to withhold amounts of Available Operating Cash or Net Sales Proceeds or other Partnership Assets distributable to such Partner or with respect to such Partnership Interests, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.5.

5.4	ADDITIONAL PARTNERSHIP INTERESTS

If the Partnership issues Partnership Interests in accordance with Section 4.2 or 4.3, the distribution priorities set forth in Section 5.1 shall be amended, as necessary, to reflect any distribution priority of such Partnership Interests and corresponding amendments shall be made to the provisions of Article 6. If a new or existing Partner acquires an additional Partnership Interest in exchange for a Capital Contribution or otherwise on any date other than a Partnership Record Date, such Partner shall not be entitled to any distributions with respect to such additional Partnership Interest until the first Partnership Record Date following the date of such issuance.

ARTICLE VI

ALLOCATIONS

6.1	ALLOCATION OF PROFITS AND LOSSES

(a) General. Except as otherwise provided in this Article 6 and in Section 11.6(c), and after making any special allocations under Section 6.2, Profits(and items thereof) and Losses (and items thereof) for each Fiscal Year or other applicable period shall be allocated among the Partners such that the ending Adjusted Capital Account of each Partner, immediately after giving effect to the allocations under this Article 6, is, as nearly as possible, equal to the amount of the hypothetical distribution that such Partner would receive if the Partnership were liquidated on the last day of such period and all assets of the Partnership, including cash, were sold for cash equal to their Carrying Value, all liabilities of the Partnership were satisfied with cash according to their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and such hypothetical proceeds (after satisfaction of such liabilities) were distributed in full pursuant to Section 5.1. For purposes of the preceding allocations only, a Partner holding more than one class or series of Partnership Interests or units shall be deemed to be a separate Partner with respect to each such class, series or units.

(b) Adjustment. If the amount of Losses for any Fiscal Year that otherwise would be allocated to a Partner under Section 6.1(a) or this Section 6.1(b) would cause or increase an Adjusted Capital Account Deficit of such Partner as of the last day of such Fiscal Year (after all other allocations have been made pursuant to this Article 6), then such Partner shall be allocated that amount of Losses which does not cause or increase such Adjusted Capital Account Deficit, and the remainder of such Losses that would have been allocated to such Partner shall be allocated to the other Partners in proportion to their Percentage Interests.

6.2	SPECIAL ALLOCATIONS

Notwithstanding any provisions of Section 6.1, the following special allocations shall be made in the following order of priority:

(a) Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Partnership Minimum Gain for any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain to the extent required by Treasury Regulations Section 1.704-2(f). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f) and (j)(2). This subparagraph is intended to comply with the minimum gain chargeback requirement in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by Treasury Regulations Section 1.704-2(i). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and (j)(2). This subparagraph is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts to be allocated to each Partner pursuant hereto.

(c) Qualified Income Offset. In the event a Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) that causes or increases an Adjusted Capital Account Deficit, gross items of income and gain shall be specially allocated to such Partner so as to eliminate such Adjusted Capital Account Deficit as quickly as possible. This subparagraph is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in accordance with their respective Percentage Interests.

(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Fiscal Year with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partners that bear the economic risk of loss for such Partner Nonrecourse Debt (as determined under Treasury Regulations Sections 1.704-2(b)(4) and 1.704-2(i)(1).

(f) Definition of “Profits” and “Losses”. “Profits” and “Losses” and any item of income, gain, expense, or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Treasury Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 6.1(b), 6.2(a), 6.2(b), 6.2(c), 6.2(d) and 6.2(e). All allocations of Profit and Loss (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in Section 6.1 and this Section 6.2, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). The General Partner shall have the authority to elect the method to be used by the Partnership for allocating items of income, gain, and expense as required by Section 704(c) of the Code including a method that may result in a Partner receiving a disproportionately larger share of the Partnership tax depreciation deductions, and such election shall be binding on all Partners.

(g) Curative Allocations. The allocations set forth in Section 6.1(b) and Sections 6.2(a) through (e) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 6.2(g). Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 6.1(a) and 6.1(c). In exercising its discretion under this Section 6.2(g), the General Partner shall take into account future Regulatory Allocations under Sections 6.2(a) and 6.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 6.2(d) and 6.2(e).

(h) Changes in Interest. If during any Fiscal Year there is a change in any Partner’s Percentage Interest, then for purposes of determining the Profits, Losses, or any other items allocable to such Partner for such Fiscal Year, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

6.3	RESERVED

6.4	REVISIONS TO ALLOCATIONS TO REFLECT ISSUANCE OF PARTNERSHIP INTERESTS

If the Partnership issues Partnership Interests to the General Partner or any additional Limited Partner pursuant to Article 4, the General Partner shall make any such revisions to this Article 6 as it deems necessary to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

ARTICLE VII

MANAGEMENT AND OPERATIONS OF BUSINESS

7.1	MANAGEMENT

(a) Management by the General Partner. Except as otherwise expressly provided in this Agreement, full, complete and exclusive discretion to manage and control the business and affairs of the Partnership are and shall be vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause.

(b) Power and Authority of the General Partner. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(i) (A) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner (so long as the General Partner qualifies as a REIT) to (1) avoid the payment of any Federal income or excise tax (including any excise tax pursuant to Section 4981 of the Code) and (2) make distributions to its stockholders in amounts sufficient to permit the General Partner to maintain REIT status), (B) the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, (C) the issuance of any evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets), and (D) the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership, including the payment of all expenses associated with the General Partner;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership or the General Partner;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets, including Real Estate Assets, of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity on such terms as the General Partner deems proper;

(iv) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms the General Partner sees fit, including, without limitation,

(A) the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries,

(B) the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the General Partner) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and

(C) the making of capital contributions to the Partnership’s Subsidiaries;

(v) the development, expansion, construction, management, operation, leasing, repair, alteration, demolition or improvement of any real property in which the Partnership or any Subsidiary of the Partnership owns a direct or indirect interest;

(vi) the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(vii) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(viii) the holding, management, investment and reinvestment of cash and other assets of the Partnership;

(ix) the collection and receipt of revenues and income of the Partnership;

(x) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;

(xi) the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or third parties) in, and the contribution of property to, any other Entities that the General Partner deems desirable (including, without limitation, the acquisition of interests in, and the contributions of funds or property to, or making of loans to, Subsidiaries of the Partnership and any other Person from time to time), or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons; provided that, as long as the General Partner has determined to elect to qualify as a REIT or to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner to fail to qualify as a REIT;

(xii) the control of any matters affecting the rights and obligations of the Partnership, including:

(A) the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership,

(B) the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and

(C) the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xiii) the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(xiv) the determination of the fair market value of any Partnership Assets distributed in kind using such reasonable method of valuation as the General Partner, in its sole discretion, may adopt;

(xv) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(xvi) the exercise of any of the powers of the General Partner enumerated in this Agreement or the undertaking of any action on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(xvii) the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the foregoing;

(xviii) the issuance of additional Partnership Interests in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof;

(xix) the opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries; and

(xx) the amendment and restatement of Exhibit A to reflect accurately at all times the Capital Contributions of, Partnership Units held by and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect any Capital Contributions, redemptions, issuance of Partnership Units, admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A otherwise is authorized by this Agreement.

(c) Insurance. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain:

(i) casualty, liability and other insurance on the Real Estate Assets of the Partnership;

(ii) liability insurance for the Indemnitees hereunder; and

(iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be appropriate and reasonable.

(d) Working Capital and Other Reserves. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

7.2	CERTIFICATE OF LIMITED PARTNERSHIP

The General Partner has previously filed the Certificate with the Secretary of State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5(a)(iv) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

7.3	REIMBURSEMENT OF THE GENERAL PARTNER

(a) No Compensation. Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b) Responsibility for Partnership Expenses. The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization and the ownership and operation of the Partnership Assets. The General Partner shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs on behalf of the Partnership relating to the ownership and operation of the Partnership Assets, or for the benefit of the Partnership; provided, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.6 hereof.

(c) Responsibility for General Partner Expenses. The General Partner shall also be reimbursed for (i) all expenses related to the operations of the General Partner and to the management and administration of any Subsidiaries of the General Partner or the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees and any and all salaries, compensation and expenses of officers and employees of the General Partner, and (ii) all expenses the General Partner incurs relating to the organization and/or reorganization of the Partnership and the General Partner, the public offering of REIT Stock by the General Partner, and any other offering, grant, award or issuance of REIT Stock or additional Partnership Interests pursuant to Section 4.2 or 4.3, including all expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body.

(d) Business of the General Partner. The Limited Partners acknowledge that the sole business of the General Partner is the ownership of direct or indirect interests in, and the direct or indirect operation of, the Partnership, and that all of the expenses of the General Partner are incurred for the benefit of the Partnership.

(e) Characterization of Reimbursements. All payments and reimbursements hereunder shall be characterized for Federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

7.4	ACQUISITION OF LIMITED PARTNER INTERESTS BY THE GENERAL PARTNER

The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

7.5	TRANSACTIONS WITH AFFILIATES

(a) Transactions with Subsidiaries. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Subsidiaries and Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(b) Benefit Plans Sponsored by the Partnership. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, option or other equity incentive plans, and similar plans funded by the Partnership for the benefit of employees of the Partnership, the General Partner, any Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, any Subsidiaries of the Partnership or any of their respective Affiliates.

7.6	INDEMNIFICATION

(a) General. Subject to the limitations of Section 7.6(b), to the maximum extent permitted under the Act in effect from time to time, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Claims”), that relate to the operations of the Partnership, the General Partner or any of the Partnership’s Subsidiaries in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that in no event shall this Section 7.6(a) enlarge the indemnification permitted below under Section 7.6(b).

(b) Limitation. Notwithstanding any provision hereof to the contrary:

(i) the Partnership will not indemnify any Indemnitee unless:

(A) the Indemnitee has determined in good faith that the course of conduct which caused the loss, liability or expenses was in the best interests of the Partnership;

(B) the Indemnitee was acting on behalf of the Partnership or performing services for the Partnership;

(C) Such Claim was not the result of:

(1) with respect to the General Partner, the gross negligence, willful misconduct or fraud of the General Partner;

(2) with respect to any Limited Partner, the gross negligence, willful misconduct or fraud of the Limited Partner;

(3) with respect to the directors, officers and employees of the General Partner, the negligence or misconduct of such Person; or

(4) with respect to the Independent Directors (as defined in the Articles of Incorporation), the gross negligence or willful misconduct of such Independent Director; and

(D) any indemnification or agreement to hold harmless may be paid only out of the Net Assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6;

(ii) notwithstanding anything to the contrary in Section 7.6(b)(ii), the Partnership will not indemnify any Indemnitee for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless:

(A) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee;

(B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or

(C) a court of competent jurisdiction approves a settlement of the claims against the particular Indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the matter has been advised of the position of the Securities Exchange Commission and the published position of any state securities regulatory authority in which the securities were offered or sold as to indemnification for violations of securities laws.

(c) Contractual Obligations. Without limitation, the indemnity set forth in this Section 7.6 shall extend to any liability of any Indemnitee pursuant to a loan guaranty (except a guaranty by a Limited Partner of nonrecourse indebtedness of the Partnership or as otherwise provided in any such loan guaranty), contractual obligation for any indebtedness or other obligation or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnification agreements consistent with the provisions of this Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness.

(d) Advancement of Expenses. Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all Claims made or threatened against an Indemnitee only if all of the following conditions are satisfied: (i) the Claim relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership, (ii) either (A) the Claim was initiated by a third party who is not a stockholder of the General Partner or (B) if the proceeding was initiated by a stockholder of the General Partner, the initiating stockholder was acting in his or her capacity as such and the advancement was approved by a court of competent jurisdiction, and (iii) the Indemnitee provides the Partnership with a written undertaking to repay the amount paid or reimbursed by the Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.

(e) No Exclusivity. The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitees are indemnified.

(f) Insurance. The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g) Benefit Plan Fiduciary. For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.6 and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(h) No Personal Liability for Partners. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(i) Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(j) Benefit. The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(k) Amendment of this Section 7.6. Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to Claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Claims may arise or be asserted.

(l) Indemnification Payments Not Distributions. If and to the extent any payments to the General Partner pursuant to this Section 7.6 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

(m) Exception to Indemnification. Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any Claim for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

7.7	LIABILITY OF THE GENERAL PARTNER

(a) General. To the maximum extent permitted under the Act, neither the General Partner nor any director, officer, shareholder, partner, member or employee, trustee, representative or agent of the General Partner shall be liable to the Partnership or to any Partner for (i) any act or omission performed or failed to be performed by it, or for any losses, claims, costs, damages, or liabilities arising from any such act or omission, except to the extent such loss, claim, cost damage or liability results from such Person’s gross negligence, willful misconduct or fraud, (ii) any tax liability imposed on the Partnership or (iii) any losses due to the misconduct, negligence (gross or ordinary), dishonesty or bad faith of any agents of the Partnership. Notwithstanding anything to the contrary in this Section 7.7(a), this limitation on liability applies only to the extent that the particular officer or director has satisfied the requirements of Sections 7.6(b)(i) and (ii).

(b) No Obligation to Consider Separate Interests of Limited Partners. The Limited Partners expressly acknowledge that (i) the General Partner is acting on behalf of the Partnership and the stockholders of the General Partner, collectively, (ii) the General Partner is under no obligation to consider the separate interest of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and (iii) the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, unless the General Partner, as the case may be, acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

(c) Conflict. The Limited Partners expressly acknowledge that in the event of any conflict in the fiduciary duties owed by the General Partner to its stockholders and by the General Partner, in its capacity as a general partner of the Partnership, to the Limited Partners, the General Partner may act in the best interests of the General Partner’s stockholders without violating its fiduciary duties to the Limited Partners, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the Limited Partners in connection with any such violation.

(d) Amendment of this Section 7.7. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s and its officers’ and directors’ liability to the Partnership and the Limited Partners under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.8	OTHER MATTERS CONCERNING THE GENERAL PARTNER

(a) Reliance on Documents. The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b) Reliance on Advisors. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) Action Through Agents. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, agents, and duly appointed attorneys-in-fact. Each such officer, agent or attorney-in-fact shall, to the extent granted by the General Partner in writing, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.

(d) Actions to Maintain REIT Status. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order to: (i) protect the ability of the General Partner to continue to qualify as a REIT, or (ii) avoid the General Partner incurring any taxes under Sections 857 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

7.9	TITLE TO PARTNERSHIP ASSETS

Title to all Partnership Assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be held by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in the Partnership Assets or any portion thereof. Title to any or all of the Partnership Assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership Asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, that the General Partner shall use reasonable efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership Assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership Assets is held.

7.10	RELIANCE BY THIRD PARTIES

(a) Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without the consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all Partnership Assets and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.

(b) Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.

(c) In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives.

(d) Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that:

(i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect;

(ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and

(iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.1	LIMITATION OF LIABILITY

The Limited Partners shall have no liability under this Agreement, except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

8.2	NO RIGHT TO PARTICIPATE IN THE MANAGEMENT OF BUSINESS

No Limited Partner shall take part in the management or control of the Partnership’s investment or other activities, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Except as expressly provided herein, no Limited Partner shall have the right to vote for the election, removal or replacement of the General Partner. The exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by such Limited Partner in the control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act, laws of non-U.S. jurisdictions or otherwise.

8.3	OUTSIDE ACTIVITIES OF LIMITED PARTNERS

Subject to any agreements entered into by a Limited Partner or its Affiliates, or any Assignee, with the Partnership or any of its Subsidiaries, any Limited Partner or Assignee and any officer, director, employee, agent, trustee, Affiliate or shareholder or other equity owner of any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

8.4	RETURN OF CAPITAL

No Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except (a) to the extent of such Limited Partner’s right of redemption set forth in Section 8.6 (if applicable), and (b) to the extent that the General Partner (or the Liquidator) determines to make distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except as otherwise expressly provided in this

Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to distributions or allocations of Profits or Losses.

8.5	RIGHTS OF LIMITED PARTNERS RELATING TO THE PARTNERSHIP

(a) General. In addition to the other rights provided by this Agreement and any rights granted to limited partners of a limited partnership under the Act that such limited partners are not permitted to waive under the Act, and except as limited by Section 8.5(b) hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such reasonable copying and administrative charges as the General Partner may establish from time to time):

(i) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the General Partner pursuant to the Securities Exchange Act of 1934;

(ii) to obtain a copy of the Partnership’s Federal, state and local income tax returns for each Fiscal Year;

(iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(iv) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed.

Each Limited Partner hereby waives any and all rights that such Limited Partner may have under the Act that the Act permits limited partners to waive, except any such right that is granted expressly to such Limited Partner under this Agreement.

(b) Confidentiality. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

8.6	REDEMPTION OF COMMON PARTNERSHIP UNITS

(a) Series A Redemption Right. Subject to the provisions of this Section 8.6, at any time on or after the first anniversary date of the issuance of Common Series A Units to a Partner, such Partner shall have the right (the “Series A Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of such Common Series A Units held by such Partner, at a redemption price equal to and in the form of the Redemption Amount. The Series A Redemption Right shall be exercised pursuant to a Series A Notice of Redemption Request delivered to the General Partner by the Partner who is exercising the Series A Redemption Right.

(b) Series B Redemption Right. Subject to the provisions of this Section 8.6, a holder of Common Series B Units shall have the right (the “Series B Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of such Common Series B Units, at a redemption price equal to and in the form of the Redemption Amount. The Series B Redemption Right shall be exercised pursuant to a Series B Notice of Redemption Request delivered to the General Partner by the Partner who is exercising the Series B Redemption Right.

(c) Distributions and Allocations.

(i) Subject to Section 8.6(d), a Partner who has exercised a Series A Redemption Right or Series B Redemption Right (the “Redeeming Partner”) shall have no right to receive any distributions that are paid after the Specified Redemption Date with respect to any Partnership Units redeemed pursuant to this Section 8.6.

(ii) If any Partnership Interest is redeemed (other than pursuant to Section 8.6(d)) on any day other than the first day of a Fiscal Year, then Profit, Losses, each item thereof and all other items attributable to such Partnership Interest for such Fiscal Year shall be divided and allocated to the Redeeming Partner by taking into account the Redeeming Partner’s ownership of such Partnership Interest during the Fiscal Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration period, in which event Profits, Losses, each item thereof and all other items attributable to such redeemed Partnership Interest for such Fiscal Year shall be prorated based upon the applicable method selected by the General Partner).

(d) General Partner Assumption of Obligation. Notwithstanding the provisions of Section 8.6(a) or 8.6(b), a Redeeming Partner shall be deemed to have offered to sell the Partnership Units described in the Series A Notice of Redemption Request or in the Series B Notice of Redemption Request to the General Partner, and the General Partner may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of shares of REIT Stock in the Articles of Incorporation), assume directly the obligation to satisfy a Series A Redemption Right or a Series B Redemption Right and satisfy such Series A Redemption Right or Series B Redemption Right by paying to the Redeeming Partner the Redemption Amount on the Specified Redemption Date, whereupon the General Partner shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. In the event that the General Partner shall exercise this right to satisfy the Series A Redemption Right or the Series B Redemption Right in the manner described in the preceding sentence and shall fully perform its obligation to pay the Redemption Amount on the Specified Redemption Date, the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of the Series A Redemption Right or Series B Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner shall treat the transaction between the General Partner and the Redeeming Partner as a sale of the Redeeming Partner’s Partnership Units to the General Partner for Federal income tax purposes. In such event, the General Partner shall become the holder of such Common Units; provided, however, that notwithstanding the foregoing, the General Partner shall not be entitled to receive any Dividend Equivalent with respect to such Common Units. Distributions and allocations with respect to Partnership Units acquired by the General Partner pursuant to this Section 8.6(d) shall be made in accordance with Sections 11.6(c) and 11.6(d).

(e) Fractional Shares. If the General Partner elects, either on its own behalf or on behalf of the Partnership, to satisfy the Series A Redemption Right or a Series B Redemption Right by paying the REIT Stock Amount, and the REIT Stock Amount is not equal to a whole number of shares of REIT Stock, the Redeeming Partner shall be paid (i) that number of shares of REIT Stock which equals the nearest whole number less than the REIT Stock Amount, plus (ii) (A) an amount of cash equal to the Value of one share of REIT Stock on the applicable Valuation Date, multiplied by (B) the REIT Stock Amount minus the whole number of shares of REIT Stock pursuant to clause (i) of this Section 8.6(e).

(f) Execution of Documents. Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with (i) the exercise and satisfaction of the Series A Redemption Right or Series B Redemption Right (as applicable), (ii) any assumption by the General Partner pursuant to Section 8.6(d), and (iii) any issuance of REIT Stock in connection with the Partnership or the General Partner paying the Redemption Amount to the Redeeming Partner.

(g) Exceptions to Redemption Right. Notwithstanding the provisions of Section 8.6(a) or 8.6(b), unless the General Partner elects for payment of the Redemption Amount by the Partnership to be paid in cash, a Partner shall not be entitled to exercise the Series A Redemption Right or Series B Redemption Right if the delivery of REIT Stock to such Partner on the Specified Redemption Date would (i) be prohibited under the Articles of Incorporation or the bylaws of the General Partner, (ii) adversely affect the ability of the General Partner to continue to qualify as a REIT or would subject the General Partner to any additional taxes under Sections 857 or 4981 of the Code, (iii) constitute or be likely to constitute a violation of any applicable federal or state securities laws or regulations, or (iv) be prohibited under Section 11.6(f) (in each case regardless of whether the General Partner would in fact assume and satisfy the Series A Redemption Right).

(h) Exercise of Redemption Right by the General Partner. With respect to any Series A Redemption Right or Series B Redemption Right exercised by the General Partner pursuant to this Section 8.6(h), the General Partner will elect for payment of the Redemption Amount by the Partnership to the General Partner to be the Cash Amount.

(i) Assignees. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6 with respect to any Partnership Units Transferred by such Limited Partner to such Assignee, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Redemption Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

(j) No Liens on Partnership Units Delivered for Redemption. Each Partner covenants and agrees that all Partnership Units delivered for redemption pursuant to this Section 8.6 shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all Liens. Notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Partnership Units which are or may be subject to any Liens. Each Partner further agrees that, if any state or local property transfer tax is payable as a result of the Transfer of its Partnership Units to the Partnership or the General Partner pursuant to this Section 8.6, such Partner shall assume and pay such transfer tax.

(k) Cancellation of Units; Amendments to Exhibit A. Upon the redemption of Partnership Units pursuant to this Section 8.6, (i) all such redeemed Partnership Units (other than Partnership Units redeemed pursuant to Section 8.6(d)) shall be cancelled, and (ii) the General Partner shall amend Exhibit A to reflect the new Percentage Interests of the Partners and to (A) either adjust the number of Partnership Units and the Percentage Interest of the Redeeming Partner or eliminate the Redeeming Partner from Exhibit A, as applicable, and (B) in the event that the General Partner assumes the obligation to satisfy a Series A Redemption Right or Series B Redemption Right pursuant to Section 8.6(d), adjust the number of Partnership Units and the Percentage Interest of the General Partner to reflect the Transfer of such Partnership Units to the General Partner.

(l) Additional Partnership Interests. If the Partnership issues Partnership Interests to any Additional Limited Partner pursuant to Article 4, the General Partner shall make such revisions to this Section 8.6 as the General Partner determines are necessary to reflect the issuance of such Partnership Interests (including setting forth any restrictions on the exercise of the Series A Redemption Right with respect to such Partnership Interests).

8.7	RESERVED

8.8	ADJUSTMENTS TO THE CONVERSION FACTOR

(a) In the event that the General Partner (A) declares or pays a dividend on its outstanding REIT Stock in REIT Stock or makes a distribution to all holders of its outstanding REIT Stock in REIT Stock, (B) subdivides its outstanding REIT Stock, or (C) combines its outstanding REIT Stock into a smaller number of shares of REIT Stock, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of shares of REIT Stock issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of shares REIT Stock (determined without the above assumption) issued and outstanding on such date; provided, however, that notwithstanding the foregoing, if the General Partner declares or pays a dividend on its outstanding REIT Stock in REIT Stock or makes a distribution to all holders of its outstanding REIT Stock in REIT Stock (including a dividend in which stockholders may elect to receive all or a portion of such dividend in cash (other than pursuant to a dividend reinvestment program)), no adjustment shall be made if, promptly thereafter, with respect to any dividend or distribution with respect to REIT Stock, the Partnership pays a distribution with respect to each Partnership Unit consisting of a number of Partnership Units (or fraction thereof) equal to the product of (i) the quotient obtained by dividing (a) the aggregate number of shares of REIT Stock paid by the General Partner as a dividend to all stockholders, by (b) the aggregate number of shares of

REIT Stock outstanding as of the close of business on the record date for such dividend, and (ii) the number of shares of REIT Stock for which such Partnership Unit is then redeemable pursuant to Section 8.6.

(b) Any adjustment to the Conversion Factor shall become effective immediately after the effective date of any of the events described in subsection (a), retroactive to the record date, if any, for such event, provided, however, that if the Partnership receives a Series A Notice of Redemption Request or Series B Notice of Redemption Request after the record date, but prior to the payment date or effective date, of any dividend, distribution, subdivision or combination referred to in subsection (a), the Conversion Factor shall be determined as if the Partnership had received such Series A Notice of Redemption Request or Series B Notice of Redemption Request immediately prior to the record date for such dividend, distribution, subdivision or combination.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1	RECORDS AND ACCOUNTING

(a) Books and Records. The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary for the General Partner to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Sections 8.5(a) and 9.2 hereof.

(b) Accounting Method. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with GAAP.

9.2	REPORTS

(a) Annual Reports. As soon as practicable after the end of each Fiscal Year, but in no event later than the date on which the General Partner mails its annual report to its stockholders, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Fiscal Year, an annual report containing financial statements of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, for such Fiscal Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner in its sole discretion.

(b) Quarterly Reports. If and to the extent that the General Partner mails quarterly reports to its stockholders, then as soon as practicable after the end of each fiscal quarter of the Partnership, but in no event later than the date such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

(c) Delivery. Notwithstanding the foregoing, the General Partner may deliver to the Limited Partners each of the reports described above, as well as any other communications that it may provide hereunder, by e-mail or by any other electronic means.

ARTICLE X

TAX MATTERS

10.1	PREPARATION OF TAX RETURNS

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

10.2	TAX ELECTIONS

Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election it makes, including, without limitation, the election under Section 754 of the Code, upon the General Partner’s determination, in its sole and absolute discretion, that such revocation is in the best interests of the Partners.

10.3	PARTNERSHIP REPRESENTATIVE

(a) General. For years prior to the effective date of the Bipartisan Budget Act of 2015, the General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. For years in which the Bipartisan Budget Act of 2015 is effective, the General Partner shall serve as the “partnership representative” within the meaning of Section 6223(a) of the Code and corresponding state laws (in such capacity the “partnership representative”) and shall appoint a “designated individual” within the meaning of Treasury Regulations section 301.6223-1(b)(3) and corresponding state laws. Unless the context otherwise requires, references to the “partnership representative” shall include a “designated individual”. The partnership representative shall have all of the powers and responsibilities of such position as provided in the Code and any Treasury Regulations thereunder and may take any action contemplated by Sections 6221 through 6241 of the Code, any Treasury Regulations or other guidance thereunder and any comparable state or local law (the “Partnership Tax Audit Rules”). Any person who serves as partnership representative shall not be liable to the Partnership or any Partner for any action it takes or fails to take in such capacity, unless such action or failure to act constitutes bad faith, willful misconduct, gross negligence, fraud or a material breach of this Agreement. Upon the partnership representative’s request, each Partner shall provide to the Partnership within the required time frame any information that the partnership representative believes may be necessary or appropriate to resolve any tax issue relating to the Partnership or comply with or be eligible to invoke any aspect of the Partnership Tax Audit Rules. Notwithstanding any provision of this Agreement to the contrary, any taxes, penalties, and interest payable by the Partnership under the Partnership Tax Audit Rules shall be treated as attributable to the Partners or former Partners and, to the extent possible, the partnership representative shall allocate the burden of any such amounts to those Partners or former Partners to whom such amounts are reasonably attributable in the partnership representative’s reasonable discretion, exercised in good faith. The partnership representative and any “designated individual” shall be Indemnitees hereunder. In the event of a Transfer of a Partner’s Interest, the transferor Partner’s obligations under this Section shall survive such transfer, and such transferor Partner and the transferee Partner shall be liable for any taxes, penalties, and interest payable by the Partnership under the Partnership Audit Rules that are reasonably attributable to such Interest.

(b) Reimbursements. All third party costs and expenses incurred by the partnership representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist partnership representative in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

10.4	ORGANIZATIONAL EXPENSES

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Section 709 of the Code.

10.5	WITHHOLDING

(a) General. Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445 or 1446 of the Code.

(b) Treatment of Amounts Withheld. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless:

(i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or

(ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner.

Any amounts withheld from amounts otherwise distributable to a Limited Partner as described in clause (i) or (ii) of this Section 10.5(b) shall be treated as having been distributed to such Limited Partner.

(c) Security Interest. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

(d) Default. In the event that a Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.5, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan.

(e) Interest. Any amount payable by a Limited Partner under this Section 10.5 shall bear interest at the lesser of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points, and (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.

ARTICLE XI

TRANSFERS AND WITHDRAWALS

11.1	TRANSFER

(a) Definition. The term “Transfer,” when used in this Article 11 with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “Transfer” when used in this Article 11 does not include any redemption of Partnership Units or other Partnership Interests for cash or REIT Stock pursuant to Section 8.6 or Section 8.7.

(b) Restriction on Transfer. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

11.2	TRANSFER OF THE GENERAL PARTNER’S GENERAL PARTNER INTEREST

(a) The General Partner may not Transfer any of its General Partner Interest or withdraw as General Partner, except:

(i) with the Consent of the Outside Limited Partners; or

(ii) if such Transfer is to an entity which is wholly-owned, directly or indirectly, by the General Partner or that wholly-owns, directly or indirectly, the General Partner.

(b) In the event the General Partner withdraws as general partner of the Partnership in accordance with Section 11.2(a), the General Partner’s General Partner Interest shall immediately be converted into a Limited Partner Interest.

(a) Notwithstanding any provisions of this Agreement to the contrary, the merger of the General Partner with and into any other entity shall not be deemed to be a Transfer of its General Partner Interest or a withdrawal of the General Partner and shall not require the Consent of any Limited Partner or cause the dissolution of the Partnership, except Consent of the Limited Partners shall be required if such merger of the General Partner has an adverse effect on the economic, distribution, redemption, or conversion rights of Limited Partners, including with respect to the definition of Common Stock, REIT Stock, Aggregate Unpaid Dividend Equivalent Amount, Dividend Equivalent, or Conversion Factor.

11.3	LIMITED PARTNERS’ RIGHTS TO TRANSFER

(a) General. Subject to the provisions of Section 11.3(b), no Limited Partner shall have the right to Transfer all or a portion of such Limited Partner’s Partnership Interest, or any of such Limited Partner’s rights as a Limited Partner, without the consent of the General Partner, which may be given or withheld by the General Partner in its sole and absolute discretion.

(b) Transfers to Permitted Transferees. Notwithstanding the provisions of Section 11.3(a), but subject to the provisions of Sections 11.3(c), 11.3(d), and 11.3(e) and other applicable restrictions on Transfers contained in this Article 11, a Limited Partner may Transfer, with or without the consent of the General Partner, all or a portion of his Common Partnership Units to a Permitted Transferee; provided that such Permitted Transferee must qualify as an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; and provided further that, no Transfer pursuant to this Section 11.3(b) shall be effective until the General Partner receives notice of such Transfer.

(c) No Transfers Violating Securities Laws. The General Partner may prohibit any Transfer by a Limited Partner of its Partnership Units if, in the opinion of legal counsel to the Partnership, such Transfer would require the filing of a registration statement under the Securities Act, or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

(d) No Transfers to Certain Lenders. No Transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Treasury Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Treasury Regulations Section 1.752-1(a)(2)), without the consent of the General Partner, which may be withheld in its sole and absolute discretion.

(e) Additional Prohibited Transfers. No Transfer by a Limited Partner of its Partnership Units may be made to any Person if:

(i) in the opinion of the General Partner based on the advice of legal counsel, if appropriate, it would adversely affect the ability of the General Partner to continue to qualify as a REIT or would subject the General Partner to any additional taxes under Sections 857 or 4981 of the Code;

(ii) in the opinion of the General Partner based on the advice of legal counsel, if appropriate, it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes;

(iii) such Transfer would subject the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940, as amended or ERISA;

(iv) such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; or

(v) such Transfer is to a Prohibited Transferee.

(f) Incapacitated Limited Partners. If a Limited Partner is Incapacitated, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

11.4	SUBSTITUTED LIMITED PARTNERS

(a) Consent of the General Partner. No Limited Partner shall have the right to substitute a Permitted Transferee in such Limited Partner’s place. The General Partner shall, however, have the right to consent to the admission of a Permitted Transferee of the Partnership Interest of a Limited Partner pursuant to this Section 11.4 as a Substitute Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit such transferee to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

(b) Rights of a Substituted Limited Partner. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a Substituted Limited Partner shall be conditioned upon the transferee executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.6, and such other documents or instruments as may be required in the reasonable discretion of the General Partner in order to effect such Person’s admission as a Substituted Limited Partner.

(c) Amendments to Exhibit A. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

11.5	ASSIGNEES

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, as described in Section 11.4(a), such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Profit, Losses and any other items of gain, loss, deduction or credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement except as otherwise provided in this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

11.6	GENERAL PROVISIONS

(a) Withdrawal of a Limited Partner. No Limited Partner may withdraw from the Partnership other than as a result of a Transfer of all of such Limited Partner’s Partnership Units pursuant to which the transferee is admitted as a Substituted Limited Partner or a redemption of all of the Partnership Units held by such Limited Partner pursuant to Sections 4.1(e), 8.6 or 8.7.

(b) Termination of Status as a Limited Partner. Any Limited Partner that Transfers all of such Limited Partner’s Partnership Units (or other Partnership Interests) in a Transfer pursuant to which the transferee is admitted as a Substituted Limited Partner, or redeems all of such Partnership Units held by such Limited Partner pursuant to Sections 4.1(e), 8.6 or 8.7 shall cease to be a Limited Partner.

(c) Allocations. If any Partnership Interest is Transferred during the Partnership’s Fiscal Year in compliance with the provisions of this Article 11 (including Transfers to the General Partner pursuant to Section 8.6(d)) on any day other than the first day of a Fiscal Year, then Profit, Losses, each item thereof and all other items attributable to such Partnership Interest for such Fiscal Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration period, in which event Profits, Losses, each item thereof and all other items attributable to such transferred Partnership Interest for such Fiscal Year shall be prorated based upon the applicable method selected by the General Partner).

(d) Distributions. All distributions of Available Operating Cash, Net Sales Proceeds or other Partnership Assets attributable to Partnership Units, with respect to which the Partnership Record Date is before the date of a Transfer of such Partnership Units (including any Transfer to the General Partner pursuant to Section 8.6(d)), shall be made to the transferor Partner, and all distributions of Available Operating Cash, Net Sales Proceeds or other Partnership Assets thereafter attributable to such Partnership Units shall be made to the transferee Partner.

(e) Capital Accounts. The original Capital Account established for each transferee shall be in the same amount as the Capital Account or portion thereof of the Partner to which such transferee succeeds, at the time such transferee is admitted to the Partnership. The Capital Account of any Partner that is a party to a Transfer of all or all or any portion of a Partnership Interest shall be appropriately adjusted to reflect such Transfer. Any reference in this Agreement to a Capital Contribution of, or distribution to, a then-Partner shall include a Capital Contribution or distribution previously made by or to any prior Partner on account of the Partnership Interest of such then-Partner.

(f) Additional Restrictions. In addition to any other restrictions on transfer contained in this Agreement, in no event may any Transfer of a Partnership Interest by any Partner or any redemption pursuant to Section 8.6 be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of the General Partner based on the advice of legal counsel, if appropriate, such Transfer would cause a termination of the Partnership for Federal or state income tax purposes (except as a result of a redemption of all Partnership Units held by all Limited Partners); (v) if in the opinion of the General Partner based on the advice of legal counsel, if appropriate, such Transfer would cause the Partnership to cease to be classified as a partnership for Federal income tax purposes (except as a result of a redemption of all Partnership Units held by all Limited Partners); (vi) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if such Transfer would cause the Partnership to become a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code (provided that this clause (vii) shall not be the basis for limiting or restricting in any manner the exercise of the Series A Redemption Right or Series B Redemption Right under Section 8.6 unless, and only to the extent that, outside tax counsel advises the General Partner that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (viii) if such Transfer would cause the General Partner to own 10% or more of the ownership interests of any tenant of a property held by the Partnership within the meaning of Section 856(d)(2)(B) of the Code; (ix) if such Transfer would result in the General Partner being “closely held” within the meaning of Section 856(h) of the Code; or (x) if in the opinion of the General Partner based on the advice of legal counsel, if appropriate, such Transfer would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Sections 857 or 4981 of the Code.

ARTICLE XII

ADMISSION OF PARTNERS

12.1	ADMISSION OF SUCCESSOR GENERAL PARTNER

A successor to all of the General Partner Interest pursuant to Article 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately following the successor General Partner’s execution and delivery to the Partnership of an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required or appropriate to effect such Person’s admission as General Partner. In the case of such admission on any day other than the first day of a Fiscal Year, all items attributable to the General Partner Interest for such Fiscal Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(c) hereof. Any such successor General Partner shall carry on the business of the Partnership without dissolution.

12.2	ADMISSION OF ADDITIONAL LIMITED PARTNERS

(a) General. A Person other than the General Partner who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon executing and delivering to the General Partner:

(i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.6 hereof; and

(ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

(b) General Partner’s Consent Required. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission and the satisfaction of the conditions set forth in Section 12.2(a).

(c) Allocations to Additional Limited Partners. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Profit, Losses, each item thereof and all other items allocable among Partners and Assignees for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner.

12.3	AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.6 hereof.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

13.1	DISSOLUTION

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this

Agreement. Subject to Section 13.1(b), upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (“Liquidating Events”):

(a) the expiration of its term as provided in Section 2.5 hereof;

(b) an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal, a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

(c) an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion;

(d) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(e) the occurrence of a Terminating Sale Transaction; or

(f) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner or the Partnership is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner or the Partnership, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner, if applicable.

As used in this Article 13, a “majority in interest” shall refer to Partners (excluding the General Partner) who hold Common Partnership Units that constitute more than fifty percent (50%) of the aggregate number of outstanding Common Partnership Units not held by the General Partner.

13.2	WINDING UP; LIQUIDATION

(a) Upon dissolution of the Partnership, the business and affairs of the Partnership shall be wound up as provided in this Section 13.2. The General Partner shall act as the “Liquidator” (or, in the event there is no remaining General Partner, any Person elected by Limited Partners holding more than 50% of the total number of Common Partnership Units then issued and outstanding). The Liquidator shall wind up the affairs of the Partnership, shall dispose of such Partnership Assets as it deems necessary or appropriate and shall pay and distribute the assets of the Partnership, including the proceeds of any such disposition, as follows:

(i) first, to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment or reserves as determined by the Liquidator in its sole discretion), other than distributions to Partners pursuant to Article 5, and

(ii) second, to the Partners in accordance with their positive Capital Account balances.

It is intended that such distributions will result in the Partners receiving aggregate distributions in the order of and equal to the amount of distributions that would have been received if the liquidating distributions were made in accordance with Section 5.1. However, if the balances in the Capital Accounts do not result in such intention being satisfied, items of Profits and Losses will be reallocated among the Partners for the Fiscal Year of the liquidation (and, at the election of the General Partner, if necessary and permissible, prior Fiscal Years) so as to cause the balances in the Capital Accounts to be in the amounts necessary to assure that such result is achieved. Notwithstanding anything herein to the contrary, in the event the Partnership is liquidated within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), liquidation distributions shall be made by the end of the taxable year in which the Partnership liquidates or, if later, within ninety (90) days of the date of such liquidation.

(b) In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article 13 may be:

(i) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership; the assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

(ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2(a) as soon as practicable.

(c) The Liquidator shall, in its sole discretion, determine whether to sell any Partnership Assets, including, without limitation, Real Estate Assets, and if so, whether at a public or private sale, for what price and on what terms. If the Liquidator determines to sell or otherwise dispose of any Partnership Asset or any interest therein, the Liquidator shall do so expeditiously and for its fair market value under the circumstances, giving due regard to the activity and condition of the relevant market and general financial and economic conditions. If the Liquidator determines not to sell or otherwise dispose of any Partnership Asset or any interest therein, the Liquidator shall not be required to distribute the same to the Partners promptly but shall have full right and discretion to determine the time and manner of such distribution and distributions giving due regard to the interests of the Partners.

13.3	NO OBLIGATION TO CONTRIBUTE DEFICIT

If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

13.4	NOTICE OF DISSOLUTION

In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

13.5 TERMINATION OF PARTNERSHIP AND CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP

Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.2, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

13.6	REASONABLE TIME FOR WINDING-UP

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

13.7	WAIVER OF PARTITION

Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIV

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

14.1	AMENDMENTS

(a) By the General Partner. The General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement except as set forth in Section 14.1(b) hereof. The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1(a) is taken in the next regular communication to the Limited Partners. The Limited Partners shall not have the power to amend this Agreement.

(b) Restrictions on General Partner’s Ability to Amend this Agreement. Notwithstanding Section 14.1(a), this Agreement shall not be amended (whether by merger (including a merger where the Partnership is the surviving entity), division, operation of law, or otherwise) with respect to any Partner adversely affected without the Consent of such Partner adversely affected if such amendment would:

(i) convert a Limited Partner’s interest in the Partnership into a General Partner Interest;

(ii) impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership;

(iii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner;

(iv) modify any provision of this Agreement (including, without limitation, Article 8 and the definitions of Common Stock, REIT Stock, Aggregate Unpaid Dividend Equivalent Amount, Dividend Equivalent, or Conversion Factor) in a manner adverse to, or in a manner reasonably expected to have an adverse effect on, the economic, distribution, redemption, or conversion rights of any Limited Partner, including, without limitation, any modification that is reasonably expected to (x) result in adverse tax consequences to a Limited Partner, (y) obligate a Limited Partner to convert or exchange Partnership Units into REIT Stock or other security, or (z) prevent the conversion or exchange of Partnership Units into REIT Stock as provided in this Agreement; or

(v) amend this Section 14.1(b).

14.2	MEETINGS OF THE PARTNERS

(a) General. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding twenty-five percent (25%) or more of the Common Partnership Interests. The request shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting.

(b) Vote Required. Whenever the vote or Consent of the Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.2(c) hereof. Except as otherwise expressly provided in this Agreement, the Consent of holders of Partnership Units that constitute more than fifty percent (50%) of the aggregate number of outstanding Common Partnership Units held by the Partners (including the General Partner) shall constitute the consent of the Partners.

(c) Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by holders of Common Partnership Units that constitute more than fifty percent (50%) (or such other percentage as is expressly required by this Agreement) of the aggregate number of outstanding Common Partnership Units held by the Partners (including the General Partner). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote the holders of Partnership Units that constitute more than fifty percent (50%) (or such other percentage as is expressly required by this Agreement) of the aggregate number of outstanding Common Partnership Units held by the Partners (including the General Partner). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date of the consent as certified by the General Partner.

(d) Proxy. Each Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Partner or his attorney-in-fact and a copy thereof delivered to the Partnership. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the General Partner’s receipt of written notice of such revocation from the Partner executing such proxy.

(e) Conduct of Meeting. Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Meetings of Partners may be conducted in the same manner as meetings of the stockholders of the General Partner and may be held at the same time, and as part of, meetings of the stockholders of the General Partner.

ARTICLE XV

GENERAL PROVISIONS

15.1	ADDRESSES AND NOTICE

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered if delivered in person, sent by first class United States mail, by overnight delivery or via facsimile to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing. Notwithstanding the foregoing, the General Partner may elect to deliver any such notice, demand, request or report by e-mail or by any other electronic means, in which case such communication shall be deemed given or made one day after being sent.

15.2	TITLES AND CAPTIONS

All article or section titles or captions in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

15.3	PRONOUNS AND PLURALS

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

15.4	FURTHER ACTION

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.5	BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.6	CREDITORS

Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

15.7	WAIVER

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.8	COUNTERPARTS

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

15.9	APPLICABLE LAW

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

15.10	INVALIDITY OF PROVISIONS

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.11	MERGER

Subject to Section 11.2, the Partnership may merge with, or consolidate into, any Person or Entity in accordance with Section 17-211 of the Act.

15.12	NO RIGHTS AS STOCKHOLDERS

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as stockholders of the General Partner, including, without limitation, any right to receive dividends or other distributions made to such stockholders or to vote or to consent or receive notice as stockholders in respect to any meeting or stockholders for the election of directors of the General Partner or any other matter.

15.13	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Second Amended and Restated Agreement of Limited Partnership as of the day and year first-above written.

“GENERAL PARTNER”
HEALTHCARE REALTY TRUST INCORPORATED

By:
Name:
Title:

[Signature Page to Agreement of Limited Partnership]

EXHIBIT A

PARTNERS’ CONTRIBUTIONS AND PARTNERSHIP INTERESTS

[To come]

EXHIBIT B

SERIES A NOTICE OF REDEMPTION REQUEST

The undersigned Limited Partner hereby irrevocably (i) requests that [•] (the “Partnership”) redeem Common Series A Units in the Partnership held by such Limited Partner in accordance with Section 8.6(a) of the Agreement of Limited Partnership of the Partnership, as such agreement may be amended from time to time (the “Partnership Agreement”) and the Series A Redemption Right referred to therein; (ii) agrees to surrender such Common Series A Units and all right, title, and interest therein promptly upon payment of the Redemption Amount; (iii) directs that the Redemption Amount deliverable upon exercise of the Series A Redemption Right be delivered to such Limited Partner at the address as specified in the Partnership Agreement; and (iv) directs that, if the General Partner determines that the Redemption Amount shall be the REIT Stock Amount, the REIT Stock be registered or placed in the name of such Limited Partner and at such address specified in the Partnership Agreement. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has not transferred or encumbered title to such Common Series A Units; (b) has the full right, power and authority to redeem and surrender such Common Series A Units as provided herein; and (c) has obtained the consent or approval of all Persons, if any, having the right to consent or approve such redemption and surrender.

Dated:	[NAME OF LIMITED PARTNER]

By:
Name:
Title:

EXHIBIT C

SERIES B NOTICE OF REDEMPTION REQUEST

The undersigned Limited Partner hereby irrevocably (i) requests that [•] (the “Partnership”) redeem Common Series B Units in the Partnership held by such Limited Partner in accordance with Section 8.6(b) of the Agreement of Limited Partnership of the Partnership, as such agreement may be amended from time to time (the “Partnership Agreement”); (ii) agrees to surrender such Common Series B Units and all right, title, and interest therein promptly upon payment of the REIT Stock Amount; (iii) directs that the REIT Stock Amount deliverable upon exercise of the Series B Redemption Right be delivered to such Limited Partner at the address as specified in the Partnership Agreement; and (iv) directs that the REIT Stock be registered or placed in the name of such Limited Partner and at such address specified in the Partnership Agreement. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has not transferred or encumbered title to such Common Series B Units; (b) has the full right, power and authority to redeem and surrender such Common Series B Units as provided herein; and (c) has obtained the consent or approval of all Persons, if any, having the right to consent or approve such redemption and surrender.

Dated:	[NAME OF LIMITED PARTNER]

By:
Name:
Title:

ANNEX B: OPINION OF J.P. MORGAN SECURITIES LLC

February 27, 2022

The Board of Directors

Healthcare Trust of America, Inc.

Suite 320

16435 N. Scottsdale Road

Scottsdale, Arizona 85254

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Healthcare Trust of America, Inc. (the “Company”) of the consideration to be paid by the Company in the proposed merger of a wholly owned subsidiary of the Company with Healthcare Realty Trust Incorporated (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, its subsidiary, HTA Merger Sub, LLC (“Merger Sub”), Healthcare Trust of America Holdings, L.P. and the Merger Partner: (i) the Merger Partner will merge with and into Merger Sub (the “Merger”), with Merger Partner surviving as a wholly owned subsidiary of the Company; (ii) each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held by the Company or any direct or indirect wholly owned subsidiary of the Company, will be converted into 1 share (the “Consideration”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”); and (iii) each holder of shares of Company Common Stock outstanding immediately prior to the Merger will receive a special distribution equal to $4.82 in cash per share (collectively, the “Transaction”).

In connection with preparing our opinion, we have (i) reviewed a draft dated February 26, 2022 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Transaction on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement , and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner and joint lead arranger on the Company’s syndicated credit facility in October 2021; joint bookrunner on the Company’s debt securities offering in September 2020; sales agent on the Company’s equity securities offering in November 2021; joint bookrunner on the Merger Partner’s debt securities offering in September 2020; and sales agent on the Merger Partner’s equity securities offering in November 2021. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Transaction for customary compensation. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

U509993

ANNEX C: OPINION OF CITIGROUP GLOBAL MARKETS INC.

388 Greenwich Street

New York, NY 10013

Banking, Capital Markets

and Advisory

February 27, 2022

The Board of Directors

Healthcare Realty Trust Incorporated Suite 700

3310 West End Avenue

Nashville, Tennessee 37203

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“HR Common Stock”), of Healthcare Realty Trust Incorporated (“HR”) of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into by and among HR, Healthcare Trust of America, Inc. (the “Company”), Healthcare Trust of America Holdings, LP (the “Company OP”) and HR Acquisition 2, LLC, a wholly owned subsidiary of the Company (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into HR (the “Transaction”), with HR surviving as a wholly owned subsidiary of the Company and (ii) each issued and outstanding share of HR Common Stock, other than shares held by the Company or any wholly owned subsidiary of the Company, will be converted into the right to receive one share (the “Exchange Ratio”) of Class A Common Stock, par value $0.01 per share (“Company Common Stock”), of the Company. We further understand that in accordance with the Merger Agreement the Company will declare a distribution to the holders of Company Common Stock (and the Company OP will make a corresponding distribution to holders of Partnership Units (as defined below)), as of a record date one business day prior to the closing of the Transaction, in the amount of $4.82 in cash per share of Company Common Stock or Partnership Unit. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

In arriving at our opinion, we reviewed a draft dated February 27, 2022 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of HR and certain senior officers and other representatives of the Company concerning the businesses, operations and prospects of HR and the Company. We examined certain publicly available business and financial information relating to HR and the Company as well as certain financial forecasts and other information and data relating to HR and the Company which were provided to or discussed with us by the respective managements of HR and the Company, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of HR to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of HR Common Stock and Company Common Stock; the historical and projected earnings and other operating data of HR and the Company; and the capitalization and financial condition of HR and the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies

C-1

whose operations we considered relevant in evaluating those of HR and the Company. We also evaluated certain potential pro forma financial effects of the Transaction on HR. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of HR that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to HR and the Company provided to or otherwise reviewed by or discussed with us, we have been advised, and we have assumed, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of HR and the Company as to the future financial performance of HR and the Company, the potential strategic implications and operational benefits anticipated to result from the Transaction and the other matters covered thereby, and we have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. At your direction, we have relied upon the financial forecasts and other information and data relating to HR and the Company provided to or otherwise reviewed by or discussed with us, and we express no view or opinion with respect to any such financial forecasts or other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based).

We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, and in compliance with all applicable laws, organizational documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on HR, the Company or the contemplated benefits of the Transaction. You have advised us that under the second amended and restated agreement of limited partnership of the Company OP to be made effective immediately after the closing of the Transaction (the “New Partnership Agreement”), holders of outstanding partnership units of the Company OP (the “Partnership Units”), other than the Company, will generally have the right to require the Company OP to redeem its Partnership Units for, at the election of the Company and subject to adjustment, an equal number of shares of Company Common Stock or cash based on the fair market value of Company Common Stock as determined in accordance with the New Partnership Agreement (plus additional amounts in shares of Company Common Stock or cash to account for unpaid distributions attributable to such Partnership Units), and, consequently, for purposes of our analyses and opinion we have, at your direction, treated a Partnership Unit not held by the Company as equivalent in value and identical in all respects to a share of Company Common Stock. With your consent, our opinion does not address or otherwise account for any joint venture or asset sales arrangements involving, or any other transfer, sale or other disposition of, any assets of HR or the Company that may be entered into or effected in connection with or in contemplation of the Transaction. Representatives of HR have advised us, and we have assumed, that the final terms of the Merger Agreement will not vary in any respect material to our analyses from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Transaction will qualify for the intended tax treatment contemplated by the Merger Agreement. We are not expressing any opinion as to what the value of the Company Common Stock actually will be when issued pursuant to the Transaction or the prices at which the HR Common Stock or Company Common Stock may trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of HR or the Company, nor have we made any physical inspection of the properties or assets of HR or the Company. Our opinion does not address the underlying business decision of HR to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for HR or the effect of any other transaction in which HR might engage. We also are not expressing any opinion with respect to any accounting, tax, regulatory, legal or similar matters and we have

C-2

relied, with your consent, upon the assessments of representatives of HR as to such matters. Our opinion does not address any other aspects or implications of the Transaction, including, without limitation, the form or structure of the Transaction or any alternative transaction method or structure for effecting the Transaction. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Although developments occurring or coming to our attention after the date hereof may affect our opinion, we have no obligation to update, revise or reaffirm our opinion.

Citigroup Global Markets Inc. has acted as financial advisor to HR in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. In addition, HR has agreed to reimburse our expenses and to indemnify us and our affiliates against certain liabilities arising out of our engagement. At the request of HR, Citigroup Global Markets Inc. or one of our affiliates may provide or participate in financings undertaken by counterparties relating to joint ventures or sales of assets of HR or the Company entered into in contemplation of the Transaction, for which services we or such entity would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of HR and the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with HR, the Company and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of HR in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of HR Common Stock.

Very truly yours,

/s/ Citigroup Global Markets Inc.

Citigroup Global Markets Inc.

C-3